Filed Pursuant to Rule 424(b)(3)
Registration No. 333-165111

PROSPECTUS/OFFER TO EXCHANGE

THE TALBOTS, INC.
Offer by The Talbots, Inc.
to Exchange Each Outstanding Warrant to Acquire Shares of Common Stock
of
BPW ACQUISITION CORP.
For
Shares of Common Stock of The Talbots, Inc.
or
Warrants to Acquire Shares of Common Stock of The Talbots, Inc.
subject in each case to the election procedures and proration procedures described in this prospectus/offer to exchange and the related letter of election and transmittal

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF MARCH 26, 2010, UNLESS EXTENDED.

The Talbots, Inc., or Talbots or the Offeror, is offering to exchange for each outstanding warrant to acquire shares of common stock of BPW Acquisition Corp., or BPW, validly tendered and not withdrawn in the offer, at the election of the holder of such warrant, either:

•	a number of shares of Talbots common stock (which we refer to as the Talbots common stock exchange ratio) equal to the greater of:

•	0.09853, which is the quotient (rounded to the nearest one hundred-thousandth) obtained by dividing $1.125 by the volume weighted average price of Talbots common stock on the NYSE for the 15 consecutive trading days immediately preceding the fifth trading day prior to the date of the special meeting of BPW stockholders to approve the merger (which we refer to in this document as the average Talbots price) contemplated by the Agreement and Plan of Merger, dated as of December 8, 2009, by and among Talbots, Tailor Acquisition, Inc., or Merger Sub, and BPW, as amended by the First Amendment to the Agreement and Plan of Merger, dated as of February 16, 2010 (we refer to the Agreement and Plan of Merger prior to giving effect to the amendment, or after giving effect to the amendment, as the context requires, as the merger agreement), and

•	the quotient (rounded to the nearest one hundred-thousandth) obtained dividing $1.125 by the average of the daily volume weighted average prices per share (calculated to the nearest one-hundredth of one cent) of shares of Talbots common stock, on the New York Stock Exchange over the 5 consecutive trading days immediately preceding the date of completion of the merger (which we refer to in this document as the Talbots closing average), provided that if such quotient is greater than 0.13235, such quotient shall be deemed to be 0.13235, and if such quotient is less than 0.09000, then such quotient shall be deemed to be 0.09000, or

•	a number of warrants to acquire shares of Talbots common stock, on the terms described herein, which we refer to in this document as Talbots Warrants, based on an exchange ratio equal to the product obtained by multiplying 10 times the Talbots common stock exchange ratio, subject in each case to the election procedures and to the proration procedures described in this document and the related letter of election and transmittal, and with cash issued in lieu of fractional shares of Talbots common stock or Talbots Warrants (which together, as each may be amended, supplemented or otherwise modified from time to time, constitute the “Offer”). See “The Offer — Elections and Proration” for a detailed description of the proration procedure.

See “The Offer — Consideration” beginning on page 37 for examples of the Talbots common stock exchange ratio based on a range of hypothetical Talbots closing averages.

The Talbots Warrants are each exercisable into one share of Talbots common stock at an exercise price equal to (i) if the Talbots common stock exchange ratio is calculated using the average Talbots price, $14.85, which is the product of 1.30 and the average Talbots price of $11.4175 (which is the volume weighted average price of Talbots common stock on the New York Stock Exchange for the 15 consecutive trading days immediately preceding the fifth trading day prior to the date of the special meeting of BPW stockholders to approve the merger), or (ii) if the Talbots common stock exchange ratio is calculated using the Talbots closing average, the product of 1.30 and the Talbots closing average (which is the average of the daily volume weighted average prices per share (calculated to the nearest one-hundredth of one cent) of shares of Talbots common stock, on the New York Stock Exchange over the 5 consecutive trading days immediately preceding the date of completion of the merger), subject to a maximum initial exercise price of $14.85 and a minimum initial exercise price of $11.05. Beginning after one year from the date of issuance, the warrants are subject to accelerated expiration under certain conditions, including if the trading price of shares of Talbots common stock exceeds (i) $19.98, which is the product of 1.75 and the average Talbots price or (ii) if the Talbots closing average is used to calculate the Talbots common stock exchange ratio, the product of 1.75 and the Talbots closing average, for any 20 trading days within a 30-trading-day period, which product we refer to in this document as the redemption trading level, subject to a maximum initial redemption trading level of $19.98 and a minimum initial redemption trading level of $14.88. See “Description of Talbots Warrants” for a detailed description of the terms of the Talbots Warrants.

Offeror’s obligation to accept for exchange, and to exchange, warrants to acquire shares of common stock of BPW, which we refer to in this document as BPW Warrants, for shares of Talbots common stock, Talbots Warrants and cash for fractional shares of Talbots common stock or fractional Talbots Warrants in the Offer is subject to a number of conditions, which are more fully described in “The Offer — Conditions of the Offer.”

Talbots’ common stock is listed on the NYSE under the symbol “TLB.” BPW Warrants are listed on the NYSE Amex under the symbol “BPW.WS.” Application will be made to have the Talbots Warrants issued in the Offer approved for listing on the NYSE.

For a discussion of certain factors that BPW warrantholders should consider in connection with the Offer, please carefully read “Risk Factors” beginning on page 26.

Talbots has not authorized any person to provide any information or to make any representation in connection with the Offer other than the information contained or incorporated by reference in this document, and if any person provides any information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Talbots.

Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus/offer to exchange. Any representation to the contrary is a criminal offense.

The date of this prospectus/offer to exchange is March 11, 2010.

ADDITIONAL INFORMATION

This document incorporates important business and financial information about Talbots and BPW from documents that each company has filed with the SEC but that have not been included in or delivered with this document. You may read and copy documents incorporated by reference in this document, other than certain exhibits to those documents, at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain such documents free of charge through the Securities and Exchange Commission’s website (www.sec.gov) or by requesting them in writing or by telephone from the appropriate company at the following addresses:

The Talbots, Inc. One Talbots Drive Hingham, Massachusetts 02043 (781) 749-7600 Attn: Investor Relations	BPW Acquisition Corp. 750 Washington Boulevard Stamford, Connecticut 06901 (203) 653-5800 Attn: Investor Relations

For more information, see “Where You Can Find More Information” beginning on page 93.

You should rely only on information contained in or incorporated by reference into this document. No one has been authorized to provide you with information that is different from the information contained in, or incorporated by reference into, this document. This document is dated March 11, 2010. You should not assume that the information contained in, or incorporated by reference into, this document is accurate as of any date other than that date. Neither our mailing of this document to BPW stockholders, nor the issuance by Talbots of common stock and warrants in connection with the Offer, will create any implication to the contrary. For a listing of documents incorporated by reference into this document, please see “Where You Can Find More Information” beginning on page 93.

Information on the websites of Talbots or BPW, or any subsidiary of Talbots or BPW, is not part of this document. You should not rely on that information in deciding whether to tender pursuant to the Offer or electing the form of consideration you wish to receive.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this document regarding Talbots has been provided by Talbots and information contained in this document regarding BPW has been provided by BPW.

i

SCHEDULES

SCHEDULE I

Directors and Executive Officers of AEON Co., Ltd.

APPENDICES

APPENDIX A

Agreement and Plan of Merger, dated as of December 8, 2009, by and among The Talbots, Inc., Tailor Acquisition, Inc. and BPW Acquisition Corp, together with the First Amendment to the Agreement and Plan of Merger, dated as of February 16, 2010.

APPENDIX B

Form of Amendment to the Amended and Restated Certificate of Incorporation of BPW Acquisition Corp., providing for an extension of BPW’s existence, filed with the Secretary of State of the State of Delaware on February 24, 2010.

APPENDIX C

Proposed Amendment and Restatement of the Amended and Restated Certificate of Incorporation of BPW Acquisition Corp., providing for the perpetual existence of BPW and eliminating provisions related to operation as a blank check company

APPENDIX D

Repurchase, Repayment and Support Agreement, dated as of December 8, 2009, by and among The Talbots, Inc., BPW Acquisition Corp., AEON (U.S.A.), Inc. and AEON Co., Ltd.

APPENDIX E

Sponsors’ Agreement, dated as of December 8, 2009, by and among Perella Weinberg Partners Acquisition LP, BNYH BPW Holdings LLC, The Talbots, Inc. and BPW Acquisition Corp.

APPENDIX F

Letter Agreement, dated as of December 8, 2009, by and among BPW Acquisition Corp., The Talbots, Inc., Tailor Acquisition Inc., Roger W. Einiger, J. Richard Fredericks and Wolfgang Schoellkopf

APPENDIX G

Written Consents of AEON (U.S.A.), Inc., dated December 8, 2009 and February 16, 2010

APPENDIX H

Form of Talbots Warrant Agreement

QUESTIONS AND ANSWERS

The following questions and answers briefly address some commonly asked questions about the Offer. Talbots urges you to read the remainder of this document carefully. Additional important information is also contained in the related letter of election and transmittal and the appendices to, and the documents incorporated by reference into, this document.

Q:	Who is offering to buy my BPW Warrants?

A:	The Offer is made by Talbots. Talbots is a leading specialty retailer and direct marketer of women’s apparel, shoes and accessories.

Q:	What are the classes and amounts of BPW Warrants that Offeror is offering to acquire in the Offer?

A:	We are seeking to acquire all issued and outstanding BPW Warrants. As of March 10, 2010 there were BPW Warrants to purchase approximately 49.8 million shares of BPW common stock outstanding, of which BPW Warrants to purchase 14,372,089 shares of BPW common stock are held by Perella Weinberg Partners Acquisition LP, or PWPA, and BNYH BPW Holdings LLC, or BNYH (together referred to as the sponsors of BPW), BPW Warrants to purchase 404,382 shares of common stock of BPW are held by the independent directors on BPW’s board of directors (referred to as the non-sponsor founders), and BPW Warrants to purchase 35 million shares of BPW common stock are held by public warrantholders.

Q:	What will I receive for my BPW Warrants?

A:	We are offering to exchange for each outstanding BPW Warrant validly tendered pursuant to the Offer and not properly withdrawn, either:

• a number of shares of Talbots common stock equal to the greater of:

• 0.09853, which is the quotient (rounded to the nearest one hundred-thousandth) obtained by dividing $1.125 by the average Talbots price, and

• the quotient (rounded to the nearest one hundred-thousandth) obtained by dividing $1.125 by the Talbots closing average, provided that if such quotient is greater than 0.13235, such quotient shall be deemed to be 0.13235, and if such quotient is less than 0.09000, then such quotient shall be deemed to be 0.09000; or

• a number of Talbots Warrants based on an exchange ratio equal to the product obtained by multiplying 10 times the Talbots common stock exchange ratio,

subject in each case to the election procedures and to the proration procedures described in this document and the related letter of election and transmittal. The number of Talbots Warrants to be paid to holders of public BPW Warrants in the Offer is fixed, with 17,500,000, or 50% of public BPW Warrants, to be exchanged for Talbots Warrants and all remaining BPW Warrants that participate in the Offer to be exchanged for shares of Talbots common stock. Therefore, elections will be subject to proration if holders of BPW Warrants, in the aggregate, elect to receive more than the maximum amount of consideration to be paid in the form of Talbots common stock or Talbots Warrants, as the case may be. See “The Offer — Elections and Proration” for a detailed description of the proration procedure. PWPA and BNYH are the sponsors of BPW and collectively hold BPW Warrants to acquire, in the aggregate, 14,372,089 shares of BPW common stock as of March 10, 2010. In connection with the entry into the merger agreement, PWPA and BNYH have entered into an agreement which we call the BNYH agreement, pursuant to which PWPA and an affiliate will acquire BNYH upon the completion of the merger, and BNYH granted PWPA a proxy to vote its shares of BPW stock at the BPW special meeting to approve the merger, or the BPW special meeting. PWPA and BNYH have also entered into the BPW sponsors’ agreement with BPW and Talbots under which, subject to the terms and conditions of that agreement, PWPA, on behalf of itself and BNYH, has agreed to, among other things, exchange all of its BPW Warrants in the Offer for shares of Talbots common stock based on the Talbots common stock exchange ratio. In addition, the non-sponsor founders have entered into an agreement with BPW and Talbots, pursuant to which they have agreed to, among other things, exchange all of their BPW Warrants in the Offer for shares of Talbots common stock based on the Talbots Common stock exchange ratio. The BPW Warrants exchanged by PWPA, BNYH and the non-sponsor founders in the Offer will be included in the proration calculations or procedures.

In addition, instead of receiving any fractional shares of Talbots common stock or fractional Talbots Warrants to which BPW warrantholders otherwise would be entitled, tendering BPW warrantholders will receive an amount in cash (without interest) equal to such holder’s respective proportionate interest in the proceeds from the sale or sales in the open market by the exchange agent for the Offer, on behalf of all such holders, of the aggregate fractional shares of Talbots common stock and fractional Talbots Warrants issued pursuant to the Offer. See “The Offer — Cash Instead of Fractional Shares of Talbots Common Stock and Talbots Warrants” for a detailed description of the treatment of fractional shares and warrants.

The Talbots Warrants have an exercise price equal to (i) if the Talbots common stock exchange ratio is calculated using the average Talbots price, $14.85, which is the product of 1.30 and the average Talbots price, or (ii) if the Talbots common stock exchange ratio is calculated using the Talbots closing average, the product of 1.30 and the Talbots closing average, subject to a maximum initial exercise price of $14.85 and a minimum initial exercise price of $11.05, and beginning after one year from the date of issuance are subject to accelerated expiration under certain conditions, including if the trading price of shares of Talbots common stock exceeds the redemption trading level, subject to a maximum initial redemption trading level of $19.98 and a minimum initial redemption trading level of $14.88 for any 20 trading days within a 30-trading-day period. See “Description of Talbots Warrants” for a detailed description of the terms of the Talbots Warrants.

BPW warrantholders should consider the potential effects of proration and the terms of the BPW Warrants and should obtain current market quotations for shares of Talbots common stock and BPW Warrants before deciding whether to tender pursuant to the Offer and before electing the form of consideration they wish to receive. In addition, BPW warrantholders should understand that the implied value of any Talbots Warrants received by BPW warrantholders may differ depending upon the market price of the Talbots common stock at the expiration of the Offer, and that such differences could be significant. Please also see the section of this document entitled “Risk Factors.”

Q:	Will I have to pay any fee or commission to exchange BPW Warrants?

A:	If you are the record owner of your BPW Warrants and you tender your BPW Warrants in the Offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your BPW Warrants through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your BPW Warrants on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Q:	Why is Offeror offering to acquire my BPW Warrants?

A:	The purpose of the Offer is for Talbots to satisfy its obligations under the merger agreement. Pursuant to the merger agreement, the successful completion of the Offer is a precondition to the consummation of the merger. Promptly after completion of the Offer, Talbots intends to consummate a merger of Merger Sub with and into BPW, with BPW surviving the merger (this merger is referred to in this document as the “merger” and BPW after the merger is sometimes referred to as the “Surviving Corporation”). After the merger, the Surviving Corporation will be a wholly owned subsidiary of Talbots and the former BPW warrantholders will no longer have any direct ownership interest in the Surviving Corporation.

Q:	What does the BPW board of directors recommend?

A:	The BPW board of directors has unanimously recommended that the BPW stockholders vote to approve the merger, and the successful completion of the Offer, including the satisfaction of the condition to the Offer that at least 90% of the BPW Warrants issued in BPW’s initial public offering shall have been validly tendered and not withdrawn prior to the expiration of the Offer, is a precondition to the consummation of the merger. If BPW liquidates before completing the merger or another business combination, there will be no distribution with respect to the BPW Warrants, which will expire worthless if BPW liquidates before the completion of its initial business combination. See “Risk Factors — Failure to complete the merger may result in the liquidation of BPW and adversely affect Talbots.”

However, neither Offeror, the BPW board of directors, the information agent, nor the depositary and exchange agent for the Offer is making any recommendation to you as to whether you should tender or refrain from tendering your BPW Warrants pursuant to the Offer. You must make your own decision as to whether to tender your BPW Warrants and, if so, how many BPW Warrants to tender. In doing so, you should read carefully the information in this document and the related letter of election and transmittal.

Q:	Is Talbots’ financial condition relevant to my decision to tender BPW Warrants in the Offer?

A:	Yes. Talbots’ financial condition is relevant to your decision to tender your BPW Warrants because the consideration you will receive if your BPW Warrants are exchanged in the Offer will consist of shares of Talbots common stock and/or warrants to purchase Talbots common stock. You should therefore consider Talbots financial condition as you could become a shareholders or warrantholder in Talbots through the Offer. You also should consider the likely effect that Talbots’ acquisition of BPW could have on Talbots’ financial condition. This document contains financial information regarding Talbots and BPW, as well as pro forma financial information for the proposed combination of Talbots and BPW, all of which we encourage you to review.

Q:	When does the Offer expire? Can the Offer be extended and, if so, under what circumstances?

A:	The Offer is scheduled to expire at 12:00 midnight, New York City time, at the end of March 26, 2010, which is the Initial Expiration Date, unless further extended by Offeror. Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all BPW Warrants previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering holder to withdraw such holder’s BPW Warrants. “Expiration Date” means the Initial Expiration Date, unless and until Offeror has extended the period during which the Offer is open, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended by Offeror, will expire.

Subject to the provisions of the merger agreement and the applicable rules and regulations of the SEC, Offeror may from time to time extend the Offer for one or more periods, including if, at the scheduled Expiration Date, any of the conditions of the Offer shall not have been satisfied or waived until such time as such conditions are satisfied or waived. Offeror shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the Offer.

Any decision to extend the Offer will be made public by an announcement regarding such extension as described under “The Offer — Extension, Termination and Amendment.”

Q:	How do I tender my BPW Warrants?

A:	To tender BPW Warrants into the Offer, you must deliver the certificates representing your BPW Warrants, together with a completed letter of election and transmittal and any other documents required by the letter of election and transmittal, to Computershare Inc., the exchange agent for the Offer, not later than the time the Offer expires. The letter of election and transmittal (and the instructions thereto) is enclosed with this document.

For a complete discussion of the procedures for tendering your BPW Warrants, please see the section of this document entitled “The Offer — Procedure for Tendering.”

Q:	Until what time can I withdraw tendered BPW Warrants?

A:	You may withdraw previously tendered BPW Warrants at any time prior to the expiration of the Offer. For a complete discussion of the procedures for withdrawing your BPW Warrants, please see the section of this document entitled “The Offer — Withdrawal Rights.”

Q:	How do I withdraw previously tendered BPW Warrants?

A:	To withdraw previously tendered BPW Warrants, you must deliver a written or facsimile notice of withdrawal with the required information to the exchange agent while you still have the right to withdraw. If you tendered BPW Warrants by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your BPW Warrants. For a complete discussion on the procedures for withdrawing your BPW Warrants, including the applicable deadlines for effecting withdrawals, please see the section of this document entitled “The Offer — Withdrawal Rights.”

Q:	When and how will I receive the Offer consideration in exchange for my tendered BPW Warrants?

A:	Offeror will exchange all validly tendered and not properly withdrawn BPW Warrants promptly after the Expiration Date, subject to the terms thereof and the satisfaction or waiver of the conditions to the Offer, as set forth in the section of this document entitled “The Offer — Conditions of the Offer.” Offeror will deliver the consideration for your validly tendered and not properly withdrawn BPW Warrants by depositing the stock, warrant and cash consideration therefor with the exchange agent, which will act as your agent for the purpose of receiving the Offer consideration from Offeror and transmitting such consideration to you. In all cases, an exchange of tendered BPW Warrants will be made only after timely receipt by the exchange agent of certificates for such BPW Warrants and a properly completed and duly executed letter of election and transmittal and any other required documents for such BPW Warrants.

Q:	Will the BPW Warrants that are not tendered in the Offer continue to be eligible for trading on the NYSE Amex?

A:	No. In connection with the completion of the Offer and the merger, BPW will make the appropriate filings to delist the BPW Warrants from trading on the NYSE Amex. The BPW Warrants that are not validly tendered in the Offer, if any, will cease to be eligible for trading on any public market. Please see “Risk Factors — The liquidity of the BPW Warrants that are not exchanged will be reduced.”

Q:	Where can I find more information about Talbots and BPW?

A:	You can find more information about Talbots and BPW from various sources described in the section of this document entitled “Where You Can Find More Information.”

Q:	Who can help answer my questions?

A:	If you have any questions about the Offer or you need additional copies of this document, you should contact the information agent at the following address and telephone number:

Morrow & Co., LLC 470 West Avenue Stamford, CT 06902 Banks and Brokers Call: (203) 658-9400 Warrantholders Please Call Toll-free: (800) 662-5200

SUMMARY

The following is a summary which highlights selected information contained in this document. It may not contain all of the information that is important to you. We urge you to carefully read this entire document and the other documents to which we refer in order to fully understand the Offer, including “Where You Can Find More Information” on page 93 and “Risk Factors” on page 26.

The Offer (See page 37)

Under the terms of the Offer, each BPW warrantholder may elect to receive, for each outstanding BPW Warrant validly tendered and not withdrawn in the Offer, at the election of such holder either:

•	a number of shares of Talbots common stock equal to the greater of:

•	0.09853, which is the quotient (rounded to the nearest one hundred-thousandth) obtained by dividing $1.125 by the average Talbots price, and

•	the quotient (rounded to the nearest one hundred-thousandth) obtained by dividing $1.125 by the Talbots closing average, provided that if such quotient is greater than 0.13235, such quotient shall be deemed to be 0.13235, and if such quotient is less than 0.09000, then such quotient shall be deemed to be 0.09000; or

•	a number of Talbots Warrants based on an exchange ratio equal to the product obtained by multiplying 10 times the Talbots common stock exchange ratio,

subject in each case to the election procedures and to the proration procedures described in this document and the related letter of election and transmittal. The number of Talbots Warrants to be paid to holders of public BPW Warrants in the Offer is fixed, with 50% of public BPW Warrants (counting for these purposes BPW Warrants held by public warrantholders that do not elect to participate in the Offer) to be exchanged for shares of Talbots common stock and the remaining 50% to be exchanged for Talbots Warrants. Therefore, elections will be subject to proration if holders of BPW Warrants, in the aggregate, elect to receive more than the maximum amount of consideration to be paid in the form of Talbots common stock or Talbots Warrants, as the case may be. See “The Offer — Elections and Proration” for a detailed description of the proration procedure. In addition, instead of receiving any fractional shares of Talbots common stock or fractional Talbots Warrants to which BPW warrantholders otherwise would be entitled, tendering BPW warrantholders will receive an amount in cash (without interest) equal to such holder’s respective proportionate interest in the proceeds from the sale or sales in the open market by the exchange agent for the Offer, on behalf of all such holders, of the aggregate fractional shares of Talbots common stock and fractional Talbots Warrants issued pursuant to the Offer. See “The Offer — Cash Instead of Fractional Shares of Talbots Common Stock and Talbots Warrants” for a detailed description of the treatment of fractional shares and warrants.

Talbots’ Reasons for the Merger and the Offer (See page 35)

The audit committee of the Talbots board of directors concluded that the merger agreement, the amendment to the merger agreement, the merger, the stock issuance in connection therewith, the agreement among Talbots, BPW, AEON (U.S.A.), Inc. the majority stockholder of Talbots, which we refer to as AEON USA, and AEON Co., Ltd., the parent company of AEON USA (we refer to AEON USA and AEON Co., Ltd. as AEON, except where the context otherwise requires), which we refer to as the AEON agreement, the debt commitment letter with General Electric Capital Corporation, which we refer to as the GE Capital commitment letter or the GE Capital credit facility and the other transaction documents, and the transactions contemplated thereby or undertaken in connection therewith, including the Offer, are advisable and in the best interests of Talbots and its public stockholders because, among other factors, the transactions provide Talbots with access to a large pool of capital that will, among other things, provide a complete exit for AEON, permit Talbots to strengthen its balance sheet, reduce its outstanding indebtedness by approximately $330 million and eliminate negative stockholder equity prior to the April 17, 2010 maturity of the AEON debt and no alternative financings were available to Talbots in the current economic environment and within the time constraints imposed by the December 31, 2009 maturity of certain debt.

Description of Talbots Warrants (See page 77)

The Talbots Warrants have an exercise price equal to (i) if the Talbots common stock exchange ratio is calculated using the average Talbots price, $14.85, which is the product of 1.30 and the average Talbots price, or (ii) if the Talbots common stock exchange ratio is calculated using the Talbots closing average, the product of 1.30 and the Talbots closing average, subject to a maximum initial exercise price of $14.85 and a minimum initial exercise price of $11.05, and beginning after one year from the date of issuance are subject to accelerated expiration under certain conditions, including if the trading price of shares of Talbots common stock exceeds the redemption trading level, subject to a maximum initial redemption trading level of $19.98 and a minimum initial redemption trading level of $14.88, for any 20 trading days within a 30-trading-day period. See “Description of Talbots Warrants” for a detailed description of the terms of the Talbots Warrants.

Purpose of the Offer; The Merger (See page 46)

The purpose of the Offer is for Talbots to satisfy its obligations under the merger agreement. Pursuant to the merger agreement, the successful completion of the Offer is a precondition to the consummation of the merger. Promptly after completion of the Offer, Talbots intends to consummate a merger of Merger Sub with and into BPW, with BPW surviving the merger. After the merger, the Surviving Corporation will be a wholly owned subsidiary of Talbots and the former BPW warrantholders will no longer have any direct ownership interest in the Surviving Corporation. See “The Merger Agreement” for a more detailed description of the terms and conditions of the merger agreement.

In the merger, the BPW Warrants of warrantholders that did not participate in the Offer will, in accordance with the terms of the existing warrant agreement governing the BPW Warrants, be converted into warrants to purchase the number of shares of Talbots common stock as such warrantholder would have received in the merger had the BPW Warrants been converted to shares of BPW common stock immediately prior to the completion of the merger.

Pursuant to the terms of the merger agreement, if the merger is completed, shares of BPW common stock will be exchanged for Talbots common stock based on an exchange ratio equal to the greater of:

•	0.9853, and

•	the quotient (rounded to the nearest ten-thousandth) obtained by dividing $11.25 by the average of the daily volume weighted average prices per share (calculated to the nearest one-hundredth of one cent) of Talbots common stock on the New York Stock Exchange over the 5 consecutive trading days immediately preceding the date of completion of the merger; provided that if such quotient is (1) greater than 1.3235, such quotient shall be deemed to be 1.3235; or (2) less than 0.9000, such quotient shall be deemed to be 0.9000.

In comparison, under the terms of the Offer, each BPW warrantholder may elect to receive, for each outstanding BPW Warrant validly tendered and not withdrawn in the Offer, at the election of such holder either:

•	a number of shares of Talbots common stock equal to the greater of:

•	0.09853, and

•	the quotient (rounded to the nearest one hundred-thousandth) obtained by dividing $1.125 by the Talbots closing average, provided that if such quotient is (1) greater than 0.13235, such quotient shall be deemed to be 0.13235, or (2) less than 0.09000, then such quotient shall be deemed to be 0.09000; or

•	a number of Talbots Warrants based on an exchange ratio equal to the product obtained by multiplying 10 times the Talbots common stock exchange ratio,

subject in each case to the election procedures and to the proration procedures described in this document and the related letter of election and transmittal.

Material United States Federal Income Tax Consequences of the Offer (See page 44)

If you are a BPW warrantholder, the Offer is generally expected to be treated as a taxable transaction to you, and you are generally expected to recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between (i) the sum of the fair market value of the Talbots common stock and/or Talbots Warrants received in the Offer plus the amount of any cash received instead of fractional shares of Talbots common stock and/or fractional Talbots Warrants and (ii) your adjusted tax basis in the BPW Warrants exchanged in the Offer.

The United States federal income tax consequences described above may not apply to all BPW warrantholders. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the Offer to you, including the applicability and effect of state, local and non-United States tax laws.

Conditions That Must Be Satisfied or Waived for the Offer to Occur (See page 48)

The Offer is conditioned upon a number of conditions being satisfied or, where legally permissible, waived, including the following:

•	BPW warrantholders shall have validly tendered and not withdrawn prior to the expiration of the Offer a number of BPW Warrants that shall be at least 90% of the BPW Warrants issued in BPW’s initial public offering. We refer to this condition as the “minimum condition”.

•	The registration statement of which this document is a part shall have become effective under the Securities Act of 1933, or the Securities Act, and no stop order or proceeding seeking a stop order shall have been issued.

•	No order, decree, injunction or ruling restraining or enjoining or otherwise materially delaying or preventing the acceptance for payment of, or the payment for, some or all of the BPW Warrants or otherwise prohibiting consummation of the Offer shall have been issued and no statute, rule or regulation shall have been enacted that prohibits or makes illegal the acceptance for payment of, or the payment for, some or all of the BPW Warrants.

•	All conditions to closing under the merger agreement shall have been satisfied or waived, other than those conditions which by their nature are only capable of being satisfied as of closing and other than the consummation of the Offer.

•	The merger agreement shall not have been terminated in accordance with its terms.

Subject to the provisions of the merger agreement, the conditions to the Offer are for the sole benefit of Talbots and may be asserted by Talbots regardless of the circumstances or may be waived by Talbots, by express and specific action to that effect, in whole or in part at any time and from time to time on or prior to the Expiration Date, except that the conditions relating to receipt of any approvals from any governmental entity may be asserted at any time prior to the Offeror’s acceptance of BPW Warrants for exchange pursuant to the Offer.

Expiration of the Offer (See page 40)

The Offer is scheduled to expire at 12:00 midnight, New York City time, at the end of March 26, 2010, which is the Initial Expiration Date, unless further extended by Offeror. Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. “Expiration Date” means the Initial Expiration Date, unless and until Offeror has extended the period during which the Offer is open, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended by Offeror, will expire.

Extension, Termination and Amendment (See page 40)

Subject to the provisions of the merger agreement and the applicable rules and regulations of the SEC, Offeror may from time to time extend the Offer for one or more periods, including if, at the scheduled Expiration Date, any of the conditions of the Offer shall not have been satisfied or waived until such time as such conditions are satisfied or waived. Offeror shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the Offer.

Offeror will effect any extension, termination, amendment or delay by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter as described under “The Offer — Extension, Termination and Amendment.” In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, which require that any material change in the information published, sent or given to BPW warrantholders in connection with the Offer be promptly disseminated to warrantholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which Offeror may choose to make any public announcement, Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release to Business Wire. During any extension, BPW Warrants previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of each BPW warrantholder to withdraw previously tendered BPW Warrants.

Subject to applicable SEC rules and regulations, Offeror also reserves the right at any time or from time to time on or prior to the Expiration Date to waive any condition identified as subject to waiver in “The Offer — Conditions of the Offer” by giving oral or written notice of such waiver to the exchange agent.

No subsequent offering period will be available following the expiration of the Offer.

Withdrawal Rights (See page 42)

Tendered BPW Warrants may be withdrawn at any time prior to the Expiration Date. Additionally, if Offeror has not agreed to accept the BPW Warrants for exchange on or prior to April 27, 2010, BPW warrantholders may thereafter withdraw their BPW Warrants from tender at any time after such date until Offeror accepts the BPW Warrants for exchange. Once Offeror accepts BPW Warrants for exchange pursuant to the Offer, all tenders not previously withdrawn become irrevocable.

Procedure for Tendering (See page 42)

To validly tender BPW Warrants pursuant to the Offer, BPW warrantholders must:

•	deliver a properly completed and duly executed letter of election and transmittal, along with any required signature guarantees and any other required documents, and certificates for BPW Warrants to the exchange agent at its address set forth on the back cover of this document, all of which must be received by the exchange agent prior to the Expiration Date; or

•	comply with the guaranteed delivery procedures set forth in “The Offer — Guaranteed Delivery.”

BPW warrantholders who hold BPW Warrants through a bank, broker or other nominee holder, and desire to tender their BPW Warrants pursuant to the Offer, should instruct the nominee holder to do so prior to the Expiration Date.

Exchange of BPW Warrants; Delivery of Shares of Talbots Common Stock and Talbots Warrants and Cash (See page 41)

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), promptly following the Expiration Date, Offeror will accept for exchange, and will exchange, all BPW Warrants validly tendered and not withdrawn prior to the Expiration Date.

Comparative Market Price Data (See page 89)

Shares of Talbots common stock are listed on the NYSE under the symbol “TLB.” The BPW Warrants trade on the NYSE Amex under the symbol “BPW.WS.” However, in connection with the completion of the Offer and the merger, BPW will make the appropriate filings to delist the BPW Warrants from trading on the NYSE Amex. The BPW Warrants that are not validly tendered in the Offer, if any, will cease to be eligible for trading on any public market. On December 8, 2009, the date of the public announcement of Talbots’ proposal to acquire BPW, the closing sales price of Talbots common stock on the NYSE was $8.23 and the closing sales price of BPW Warrants on the NYSE Amex was $10.32. On March 10, 2010 the last practicable trading day before the distribution of this document, the closing sales price of Talbots common stock on the NYSE was $11.45 and the closing sales price of BPW Warrants on the NYSE Amex was $1.60. BPW warrantholders should obtain current market quotations for Talbots common stock and BPW Warrants before deciding whether to tender BPW Warrants in the Offer and before electing the form of Offer consideration they wish to receive. See “Comparative Market Prices and Dividends” for a discussion of pro forma per share data and “Risk Factors — The liquidity of the BPW Warrants that are not exchanged will be reduced”. Application will be made to have the Talbots Warrants issued in the Offer approved for listing on the NYSE.

Interests of Certain BPW Directors and Officers (See page 49)

PWPA and BNYH are the sponsors of BPW and collectively hold warrants to acquire 14,372,089 shares of BPW common stock as of March 10, 2010. In connection with the entry into the merger agreement, PWPA and

BNYH have entered into the BNYH agreement, pursuant to which PWPA and an affiliate will acquire BNYH upon the completion of the merger, and BNYH granted PWPA a proxy to vote its shares of BPW stock at the BPW special meeting. PWPA and BNYH have also entered into the BPW sponsors’ agreement with BPW and Talbots under which, subject to the terms and conditions of that agreement, PWPA, on behalf of itself and BNYH, has agreed to, among other things, exchange all of its BPW Warrants in the Offer for shares of Talbots common stock based on the Talbots common stock exchange ratio.

The non-sponsor founders have entered into an agreement with BPW and Talbots, pursuant to which they have agreed to, among other things, exchange all of their BPW Warrants in the Offer for shares of Talbots common stock based on the Talbots common stock exchange ratio.

In connection with BPW’s initial public offering, BPW entered into letter agreements with each of PWPA and BNYH upon the completion of BPW’s initial public offering pursuant to which they agreed that none of PWPA, BNYH, nor any of their respective affiliates would be entitled to receive any fees or other compensation of any kind in connection with BPW’s initial business combination (other than reimbursement of out-of-pocket expenses). Perella Weinberg Partners LP, or Perella Weinberg, an affiliate of PWPA, was engaged by Talbots in February 2009 to advise on refinancing Talbots’ existing indebtedness and on related strategic alternatives in general. For services rendered with respect to strategic alternatives between February 2009 and September 2009 Talbots paid Perella Weinberg compensation of $2,500,000. In September 2009, following AEON’s notice to Talbots that AEON desired to divest its debt and equity interests in Talbots assuming AEON could identify and structure an appropriate transaction, Perella Weinberg was separately engaged by the Talbots audit committee to assist in exploring strategic alternatives for Talbots. The total compensation payable by Talbots to Perella Weinberg as a result of the BPW transaction, including the merger and GE Capital credit facility, is approximately $9,000,000 for services with respect to strategic alternatives. Such compensation is contingent upon the closing of the applicable transactions or any similar transactions engaged in by Talbots. The fee arrangements between Talbots and Perella Weinberg apply equally to any similar transactions engaged in by Talbots whether or not involving BPW. BPW is not a party to these engagements and will not pay any fees to Perella Weinberg in connection with the merger or the related transactions. BPW and BNYH have acknowledged Talbots’ engagement of Perella Weinberg and consented to the payment of such fees in the BPW sponsors’ agreement. Joseph R. Perella, the Vice Chairman of the BPW board of directors, and Gary Barancik, the Chief Executive Officer of BPW, are partners of Perella Weinberg. Some of BPW’s other officers are also partners or employees of Perella Weinberg. This payment will be made following the completion of the merger.

Interests of Certain Talbots Directors and Officers (See page 50)

The completion of the Offer is a precondition under the merger agreement to the consummation of the merger. When you consider the Offer, you should also keep in mind that the directors and officers of Talbots have interests in the merger, including in certain cases as individuals, that are different from, or in addition to, your interests as a holder of BPW Warrants.

Following entry into the merger agreement, Talbots management and BPW began discussions concerning possible 2009 annual incentive and retention arrangements for management. Based on these discussions and the agreement of BPW, Talbots management proposed, and on February 25, 2010 at its regularly-scheduled meeting the Compensation Committee of the Talbots board of directors approved, a 2009 annual incentive and retention program for certain employees, including executive officers. A portion of the 2009 annual incentive awards is to be made contingent on the completion of the merger (“financing incentive award”) and a portion of the 2009 annual incentive awards is based on Talbots having achieved improved 2009 operating financial results (“operating performance incentive award”). The aggregate anticipated 2009 annual bonus and retention payments to Talbots executive officers that would be made under the financing incentive award is $5,000,000, one-third of which would be expected to be awarded in cash and two-thirds of which would be awarded in the form of a grant of special restricted stock units. The operating performance incentive award portion of the 2009 incentive program was approved by the Talbots Compensation Committee as a result of Talbots’ improved operating performance for 2009, but payment is subject to the completion of the merger. An incentive pool of $4,000,000 is to be allocated as follows: (i) 50% of the total pool is payable to those management-level employees eligible under Talbots’ annual incentive program and (ii) 50% of the total pool is payable to all other Talbots associates.

Comparison of Rights of Talbots and BPW Stockholders (See page 81)

Upon the completion of the merger, BPW warrantholders will become Talbots stockholders and/or holders of warrants exercisable in accordance with their terms for shares of Talbots common stock. The rights associated with Talbots common stock are different from the rights associated with BPW common stock, and the rights associated with Talbots Warrants are different from the rights associated with BPW Warrants. The differences are described in more detail under “Comparison of Rights of Talbots and BPW Stockholders” and “Comparison of Rights of Talbots and BPW Warrantholders”, respectively.

The Companies

The Talbots, Inc. (See page 29)

The Talbots, Inc. is a leading specialty retailer and direct marketer of women’s apparel, shoes and accessories. At the end of first quarter 2009, Talbots operated 586 Talbots brand stores in 47 states, the District of Columbia, and Canada. As of January 31, 2009, Talbots operated its business in two segments: retail stores and direct marketing. As of January 31, 2009, Talbots operated a total of 587 stores under the Talbots brand name. Talbots’ direct marketing segment includes Talbots’ catalog and Internet channels. Since 1948, Talbots has used its direct marketing business to offer customers convenience in ordering Talbots brand merchandise. As of January 31, 2009, Talbots had approximately 12,100 Talbots brand employees of whom approximately 2,900 were full-time salaried employees, approximately 1,300 were full-time hourly employees, and approximately 7,900 were part-time hourly employees.

The mailing address of Talbots’ principal executive offices is One Talbots Drive, Hingham, Massachusetts 02043 and its telephone number is (781) 749-7600.

BPW Acquisition Corp. (See page 29)

BPW is a blank check company that was organized under the laws of the State of Delaware on October 12, 2007. BPW was formed to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, with one or more operating businesses, which we refer to as an initial business combination or a business combination. In accordance with BPW’s Amended and Restated Certificate of Incorporation, as amended by the Amendment to the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the state of Delaware on February 24, 2010 and attached to this document as Appendix B, which we refer to in this document as BPW’s certificate of incorporation, if BPW is unable to complete a business combination by April 26, 2010 (or obtain the approval of an extension by BPW stockholders), its corporate existence will automatically terminate and it will dissolve and liquidate and promptly distribute to its stockholders holding shares issued in its initial public offering the amount then in its trust account. In the event of its liquidation, all BPW Warrants will expire worthless.

The BPW common stock is currently listed on the NYSE Amex under the symbol “BPW.” Following completion of the merger, the BPW common stock will cease trading on the NYSE Amex and BPW will file the appropriate forms with the SEC to suspend its reporting obligations under the Exchange Act. In connection with the completion of the Offer and the merger, BPW will make the appropriate filings to delist the BPW Warrants from trading on the NYSE Amex. The BPW Warrants that are not validly tendered in the Offer, if any, will cease to be eligible for trading on any public market. Please see “Risk Factors — The liquidity of the BPW Warrants that are not exchanged will be reduced.”

The mailing address of BPW’s principal executive office is 750 Washington Street, Stamford, Connecticut 06901 and its telephone number is (203) 653-5800.

Tailor Acquisition, Inc. (See page 29)

Tailor Acquisition, Inc., or Merger Sub, a Delaware corporation, is a direct, wholly owned subsidiary of Talbots. Merger Sub was formed by Talbots to complete the merger. In the merger, Merger Sub will merge with and into BPW and Merger Sub will cease to exist.

The mailing address of Merger Sub’s principal executive office is One Talbots Drive, Hingham, Massachusetts 02043 and its telephone number is (781) 749-7600.

Litigation (See page 55)

On January 12, 2010, a purported Talbots common shareholder filed a putative class and derivative action captioned Campbell v. The Talbots, Inc., et al., C.A. No. 5199-VCS, in the Court of Chancery of the State of Delaware against Talbots; the Talbots board of directors; AEON USA; BPW; Perella Weinberg, an affiliate of PWPA (one of the sponsors of BPW); and the Vice Chairman, Chief Executive Officer, and Senior Vice President of BPW. Among other things, the complaint asserts claims for breaches of fiduciary duties, aiding and abetting breaches of fiduciary duties, and violation of certain sections of the Delaware General Corporation Law and Talbots’ bylaws. The Plaintiff originally sought injunctive, declaratory, and monetary relief, including an order enjoining the consummation of the proposed merger and related transactions. On February 4, 2010, the Court entered a Scheduling Stipulation and Order providing for expedited discovery and proceedings, which set a hearing on Plaintiff’s motion for a preliminary injunction for March 12, 2010.

On March 6, 2010, a Stipulation entered into by all parties to the litigation was filed in the Court of Chancery, pursuant to which (i) Plaintiff withdrew his motion for a preliminary injunction and, in exchange, (ii) Talbots agreed to implement and maintain certain corporate governance measures, subject to the terms and conditions specified in the Stipulation. The Stipulation does not constitute dismissal, settlement, or withdrawal of Plaintiff’s claims in the litigation, and there is no assurance the parties will finally settle and discharge such claims. The defendants believe the litigation is without merit. They have moved to dismiss the complaint and intend to defend against the claims vigorously.

Questions about the Offer

BPW warrantholders should contact Morrow & Co., LLC, Talbots’ information agent, at the following address and telephone number with any questions about the Offer, or to request additional copies of this document or other documents:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
Banks and Brokers Call: (203) 658-9400
Warrantholders Please Call Toll-free: (800) 662-5200

SELECTED HISTORICAL FINANCIAL DATA OF TALBOTS

Set forth below are highlights from Talbots’ consolidated financial data as of and for the periods indicated. The selected historical consolidated financial data presented below for each of the five fiscal years through the period ended January 31, 2009, are derived from the selected financial data included in the Talbots’ Annual Report on Form 10-K for the year ended January 31, 2009. Talbots’ consolidated financial data for the nine months ended October 31, 2009 and November 1, 2008 are derived from Talbots’ unaudited interim financial statements, which have been incorporated in this document by reference.

You should read this information in conjunction with Talbots’ consolidated financial statements and the related notes to those statements included in Talbots’ Annual Report on Form 10-K for the year ended January 31, 2009 and Talbots’ Quarterly Report on Form 10-Q for the nine-month period ended October 31, 2009 filed with the SEC, which are incorporated by reference into this document and from which this information is derived. See “Where You Can Find More Information” on page 93.

Interim results are not necessarily indicative of results for the full fiscal year and historical results are not necessarily indicative of results to be expected in any future period.

	9 Months Ended				Year Ended
	October 31,		November 1,		January 31,		February 2,		February 3,	January 28,	January 29,
	2009		2008		2009		2008		2007	2006	2005
	(39 Weeks)		(39 Weeks)		(52 Weeks)		(52 Weeks)		(53 Weeks)	(52 Weeks)	(52 Weeks)
	(In thousands, except per share data)

Statement of Operations Information:
Net sales from continuing operations	$919,707		$1,167,258		$1,495,170		$1,708,115		$1,772,306	$1,703,014	$1,595,206
Operating (loss) income from continuing operations	(13,209)		2,373		(98,389)		35,204		114,596	169,367	166,170
Net (loss) income from continuing operations	(23,835	)(a)	(8,208	)(a)	(139,521	)(a)(d)	43	(a)	56,876	166,202	110,981
Net (loss) income	$(33,501)		$(194,126	)(b)	$(555,659	)(b)(d)	$(188,841	)(b)	$31,576	$93,151	$95,366
Per share data:
Basic
(Loss) income per share from continuing operations	$(0.44)		$(0.15)		$(2.61)		$—		$1.08	$1.97	$2.02
Net (loss) income per share	$(0.62)		$(3.62)		$(10.40)		$(3.56)		$0.60	$1.76	$1.73
Diluted
(Loss) income per share from continuing operations	$(0.44)		$(0.15)		$(2.61)		$—		$1.06	$1.93	$1.97
Net (loss) income per share	$(0.62)		$(3.62)		$(10.40)		$(3.56)		$0.59	$1.72	$1.70
Weighted average number of shares of common stock outstanding
Basic	53,768		53,411		53,436		53,006		52,651	52,882	54,969
Diluted	53,768		53,411		53,436		53,006		53,485	54,103	56,252
Cash dividends per share(c)	$—		$0.39		$0.52		$0.52		$0.51	$0.47	$0.43
Ratio of earnings to fixed charges(f)	(g	)	(g	)	(g	)	1.0		3.1	15.3	23.8
Balance Sheet Information:
Working capital (deficiency)	$(3,946)		$228,347		$(13,680)		$208,803		$262,609	$376,204	$324,759
Total assets	839,703		1,299,681		971,293		1,502,979		1,748,688	1,146,144	1,062,130
Total long-term debt, including current portion(e)	350,000		328,542		328,377		389,027		469,643	100,000	100,000
Stockholders’ (deficiency) equity	$(190,561)		$237,173		$(178,097)		$454,779		$643,311	$626,968	$588,588

(a)	During 2009, 2008 and 2007, Talbots recorded charges of $9.7 million, $17.8 million and $3.7 million relating to its restructuring activities, which are discussed in Note 5, Restructuring Charges, to its consolidated financial statements on Form 10-Q and Form 10-K respectively.

(b)	During 2008 and 2007, Talbots recorded impairment charges relating to the J. Jill brand of $318.4 million and $149.6 million, respectively, which are included in discontinued operations ($185.9 million for the 39 weeks ending November 1, 2008).

(c)	In February 2009, the Talbots Board of Directors approved the indefinite suspension of its quarterly dividends.

(d)	In the fourth quarter of 2008, Talbots recorded a valuation allowance of $61.0 million on substantially all of its deferred tax assets which is included in net loss from continuing operations. Talbots also recorded a valuation allowance of $129.4 million which is included in discontinued operations.

(e)	Total long-term debt excludes notes payable to banks of $141.1 million and $106.5 million at October 31, 2009 and November 1, 2008, respectively, $148.5 million at January 31, 2009 and $45.0 million at February 3, 2007.

(f)	For purposes of this calculation, “earnings” consist of income (loss) from continuing operations before taxes and fixed charges. “Fixed charges” consist of interest, amortization of debt issuance costs and the component of rental expense believed to be representative of the interest factor for those amounts.

(g)	For the nine months ended October 31, 2009 and November 1, 2008 and the year ended January 31, 2009 our earnings to fixed charge ratio was negative. The deficiency of earnings to fixed charges was $34.8 million, $13.0 million and $118.7 million for the nine months ended October 31, 2009 and November 1, 2008, and the year ended January 31, 2009, respectively.

Due to the loss before taxes from continuing operations in the thirty-nine weeks ended October 31, 2009 and the year ended January 31, 2009, we had deficiencies in the pro forma combined ratio of earnings to fixed charges in the thirty-nine weeks ended October 31, 2009 and the year ended January 31, 2009 of $23.5 million and $113.8 million, respectively. Certain summarized pro forma combined balance sheet data at October 31, 2009 was as follows: working capital of $34.1 million, total assets of $811.3 million, total long-term debt, including current portion of $160.0 million, and total stockholders’ equity of $114.4 million.

SELECTED HISTORICAL FINANCIAL DATA OF BPW

The following selected historical financial data has been derived from BPW’s audited financial statements and the related notes to those statements incorporated in this document by reference. The following selected historical financial data should be read in conjunction with BPW’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and its financial statements and the related notes to those statements incorporated in this document by reference. See “Where You Can Find More Information” on page 93.

Historical results are not necessarily indicative of results to be expected in any future period.

	December 31,	December 31,
	2009	2008

Balance Sheet Data
Working capital (deficiency)	$(347,752)	$(337,628)
Investment in Trust Account	349,198,387	350,530,373
Total assets	349,958,096	350,769,031
Value of common stock subject to possible redemption	122,009,990	122,009,990
Stockholders’ Equity	$219,704,397	$218,285,755

			For the period
			October 12,	From October 12,
	Year Ended	Year Ended	2007 (inception)	2007 (inception) to
	December 31,	December 31,	to December 31,	December 31,
	2009	2008	2007	2009

Statement of Operations Data
Formation, operating and other costs	$1,679,729	$469,442	$1,138	$2,150,309
Net (loss) income	$(891,358)	$1,929,908	$(94)	$1,038,456
Net (loss) income per common share, excluding shares subject to possible redemption:
Basic	$(0.03)	$0.07	$0.00	$0.04
Diluted	$(0.03)	$0.06	$0.00	$0.03

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of October 31, 2009 and the unaudited pro forma condensed combined statements of operations for the year ended January 31, 2009 and the thirty-nine weeks ended October 31, 2009 are based on the separate historical consolidated financial statements of Talbots and BPW after giving effect to the merger.

The unaudited pro forma condensed combined balance sheet as of October 31, 2009 combines the balance sheet of Talbots as of October 31, 2009 with the balance sheet of BPW as of December 31, 2009. The unaudited pro forma condensed combined statements of operations for the year ended January 31, 2009 includes Talbots’ results of operations for the year ended January 31, 2009 and BPW’s results of operations for the year ended December 31, 2008. The unaudited pro forma condensed combined statements of operations for the thirty-nine weeks ended October 31, 2009 includes Talbots’ results of operations for the thirty-nine weeks ended October 31, 2009 with BPW’s results of operations for the nine months ended December 31, 2009. BPW’s results of operations for the nine months ended December 31, 2009 were derived from full year results as contained in its Current Report on Form 8-K, filed on February 26, 2010, less the results of operations for the first quarter ended March 31, 2009. The computation reflects the most recent information comparable to Talbots thirty-nine weeks ended October 31, 2009.

The unaudited pro forma condensed combined balance sheet as of October 31, 2009 assumes the merger and related events had been consummated on October 31, 2009. The unaudited pro forma condensed combined statements of operations for the year ended January 31, 2009 and the thirty-nine weeks ended October 31, 2009 give pro forma effect to the merger and related events as if they had been consummated on February 3, 2008, the beginning of Talbots 2008 fiscal year.

The merger will be accounted for as an acquisition by Talbots and Talbots was determined to be the accounting acquirer — see the section entitled “The Offer — Accounting Treatment” for more information. In summary, Talbots has concluded that Talbots is the accounting acquirer based on its evaluation of the facts and circumstances of the acquisition. The purpose of the merger was to assist Talbots with the refinancing and recapitalization of its business and Talbots initiated the transaction. Talbots is the larger of the two entities and is the operating company within the combining companies. Talbots’ continuing board members will continue to hold a majority of the seats on the Talbots board of directors and BPW stockholders will not have any continuing board appointment rights after the initial consent to 3 additional board members appointed to serve after the merger. Talbots’ senior management will be continuing as senior management of the combined company. In addition, the terms of the exchange provide BPW stockholders with a premium (subject to a formula related to Talbots’ common stock price over a defined period) over the market value of shares of BPW common stock prior to the merger announcement. Although a larger portion of the voting rights in the combined entity will be held by former BPW stockholders, this was not considered determinative, as all other important elements considered in determining which party has control, including board of directors representation and management continuity were not aligned with this voting interest. Additionally, the BPW stockholders are expected to represent a diverse group of stockholders at completion of the merger and we are not aware of any voting or other agreements that suggest that they can act as one party.

On February 24, 2010, BPW held a special meeting of stockholders to vote on (i) the approval and adoption of the merger agreement, (ii) an amendment to BPW’s certificate of incorporation to extend BPW’s corporate existence by two months, (iii) an amendment and restatement of BPW’s certificate of incorporation, conditional upon the merger, to provide for BPW’s perpetual existence and (iv) certain other matters. All of the matters voted on were approved by the BPW stockholders. The completion of the merger is subject to various closing conditions, including, among others, the accuracy of the representations and warranties of BPW and Talbots, subject to materiality standards described in the section of this document entitled “The Merger Agreement” and the performance by BPW and Talbots in all material respects of their respective obligations under the merger agreement.

In addition, the merger is conditioned upon the completion of the Offer, which requires participation of at least 90% of the BPW warrants that were issued in BPW’s initial public offering (which offer may be completed at the same time as the merger is completed) and Talbots having obtained and borrowed under debt financing in an amount sufficient to repay in full all indebtedness owed to AEON and third parties and to have, after such repayment, cash on hand or available to be borrowed in an amount sufficient to fund ordinary course working capital.

The unaudited pro forma condensed combined financial statements assume that (i) the merger proposal is approved by 100% of the BPW stockholders; (ii) none of the BPW stockholders exercise conversion rights with respect to their shares of BPW common stock; (iii) all of the funds held in the trust account are available for the payment of transaction obligations and costs; and (iv) all other merger-related transactions (i.e., the transactions contemplated by the AEON agreement and Talbots having obtained the debt financing as described above) are consummated.

Refer to Note 3 to the Notes to the Unaudited Pro Forma Condensed Combined Financial Statements for a description of the results of the vote at the special meeting of BPW stockholders.

There are a number of factors that may affect the liquidity position of Talbots following the consummation of the merger, assuming the merger is consummated. Under circumstances where Talbots has the right under the merger agreement not to consummate the merger, Talbots would make such determination taking into account various relevant factors as of that time, such as Talbots’ stock price, the expected consequences of not consummating the merger, the availability and terms of third party financing, the status of the credit markets, general economic conditions, the results of operations and cash on hand, upcoming debt maturities and other obligations, and other material variables. Depending on such factors, Talbots may determine to consummate the transaction under circumstances where Talbots would have to devote a substantial amount of its cash from operations to meet its obligations and there is no assurance that such cash on hand together with other available sources of funding would be sufficient to meet its obligations for any minimum period of operation following the closing. For more information, see “Debt Commitment Letter.”

We present the unaudited pro forma condensed combined financial statements for informational purposes only. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what our financial position or results of operations actually would have been had we completed the merger as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. You should read this information together with the following:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	the separate historical unaudited financial statements of Talbots as of and for the thirty-nine weeks ended October 31, 2009 included in Talbots Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2009, which are incorporated by reference into this document;

•	the separate historical audited financial statements of Talbots as of and for the fiscal year ended January 31, 2009 included in Talbots Annual Report on Form 10-K for the fiscal year ended January 31, 2009, which are incorporated by reference into this document; and

•	the separate historical audited financial statements of BPW as of and for the years ended December 31, 2009 and 2008 included in BPW’s Current Report on Form 8-K, filed on February 26, 2010, which are incorporated in this document by reference.

THE TALBOTS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
OCTOBER 31, 2009

		BPW
	The Talbots, Inc.	Acquisition Corp.	Pro Forma		Pro Forma
	(Historical)	(Historical)	Adjustments	Note 2	Combined
	(In thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$72,005	$112	$349,198	A	$38,375
			(493,940)	E
			(31,300)	F
			(2,000)	J
			(8,000)	I
			160,000	H
			(7,700)	C
Customer accounts receivable — net	182,725	—	—		182,725
Merchandise inventories	165,892	—	—		165,892
Deferred catalog costs	7,751	—	—		7,751
Due from affiliates	1,789	—	—		1,789
Prepaid and other current assets	49,579	84	—		49,663

Total current assets	479,741	196	(33,742)		446,195
Property and equipment — net	233,653	—	—		233,653
Goodwill	35,513	—	—		35,513
Trademarks	75,884	—	—		75,884
Other assets
Investment in Trust Account	—	349,198	(349,198)	A	—
Deferred income taxes	—	564	(564)	G	—
Other	14,912	—	(2,867)	E	20,045
			8,000	I

Total Assets	$839,703	$349,958	$(378,371)		$811,290

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities:
Accounts payable	$103,407	$544	$—		$103,951
Accrued liabilities	150,674	—	(2,840)	E	147,834
Notes payable to banks	141,100	—	(141,100)	E	—
Current portion of long-term debt	80,000	—	(80,000)	E	—
Current portion of related party debt	8,506	—	(8,506)	E	—
Revolving credit facility	—	—	160,000	H	160,000

Total current liabilities	483,687	544	(72,446)		411,785
Long-term debt less current portion	20,000	—	(20,000)	E	—
Related party debt less current portion	241,494	—	(241,494)	E	—
Deferred rent under lease commitments	124,126	—	—		124,126
Deferred income taxes	28,456	—	—		28,456
Deferred underwriters’ fee	—	7,700	(7,700)	C	—
Other liabilities	132,501	—	—		132,501
Common stock subject to possible redemption	—	122,010	(122,010)	B	—
Stockholders’ (Deficit) Equity:
Common stock	815	4	(299)	E	976
			(4)	B
		—	460	D
Additional paid-in capital	497,311	218,662	(2,568)	E	833,433
			(2,000)	J
			(218,662)	B
			341,254	D
			(564)	D
Retained (deficit) earnings	(52,779)	1,038	(31,300)	F	(84,079)
			(1,038)	B
Accumulated other comprehensive loss	(50,028)	—	—		(50,028)
Treasury stock, at cost	(585,880)	—	—		(585,880)

Total stockholders’ (deficit) equity	(190,561)	219,704	85,279		114,422

Total Liabilities and Stockholders’ (Deficit) Equity	$839,703	$349,958	$(378,371)		$811,290

THE TALBOTS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THIRTY-NINE WEEKS ENDED OCTOBER 31, 2009

		BPW
	The Talbots, Inc.	Acquisition Corp.	Pro Forma		Pro Forma
	(Historical)	(Historical)	Adjustments	Note 2	Combined
	(In thousands, except per share data)

Net Sales	$919,707	$—	$—		$919,707
Costs and Expenses
Cost of sales, buying and occupancy	616,986	—	—		616,986
Selling, general and administrative	304,919	1,463	—		306,382
Restructuring charges	9,660	—	—		9,660
Impairment of store assets	1,351	—	—		1,351
Merger expenses	—	—	—	K	—

Operating Loss from Continuing Operations	(13,209)	(1,463)	—		(14,672)
Interest
Interest expense	21,836	—	6,571	L	9,043
			(19,364)	L
Interest income	253	316	(316)	M	253

Interest Expense — net	21,583	(316)	(12,477)		8,790

Loss Before Taxes from Continuing Operations	(34,792)	(1,147)	12,477		(23,462)
Income Tax (Benefit) Expense	(10,957)	(389)	389	N	(10,957)

Loss from Continuing Operations	$(23,835)	$(758)	$12,088		$(12,505)

Loss from Continuing Operations Per Share:
Basic	$(0.44)				$(0.18)

Diluted	$(0.44)				$(0.18)

Weighted Average Number of Shares of Common Stock Outstanding:
Basic	53,768		16,106	O	69,874
Diluted	53,768		16,106	O	69,874

THE TALBOTS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JANUARY 31, 2009

		BPW
	The Talbots, Inc.	Acquisition Corp.	Pro Forma		Pro Forma
	(Historical)	(Historical)	Adjustments	Note 2	Combined
	(In thousands, except per share data)

Net Sales	$1,495,170	$—	$—		$1,495,170
Costs and Expenses
Cost of sales, buying and occupancy	1,049,785	—	—		1,049,785
Selling, general and administrative	523,136	469	—		523,605
Restructuring charges	17,793	—	—		17,793
Impairment of store assets	2,845	—	—		2,845
Merger expenses	—	—	—	K	—

Operating Loss from Continuing Operations	(98,389)	(469)	—		(98,858)
Interest
Interest expense	20,589	—	12,378	L	15,145
			(17,822)	L
Interest and dividend income	299	3,393	(3,393)	M	299

Interest Expense — net	20,290	(3,393)	(2,051)		14,846

(Loss) Income Before Taxes from Continuing Operations	(118,679)	2,924	2,051		(113,704)
Income Tax Expense	20,842	994	(994)	N	20,842

(Loss) Income from Continuing Operations	$(139,521)	$1,930	$3,045		$(134,546)

Loss from Continuing Operations Per Share:
Basic	$(2.61)				$(1.93)

Diluted	$(2.61)				$(1.93)

Weighted Average Number of Shares of Common Stock Outstanding:
Basic	53,436		16,106	O	69,542
Diluted	53,436		16,106	O	69,542

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

1.	Basis of Pro Forma Presentation

On December 8, 2009, Talbots and BPW entered into the merger agreement (as amended by the First Amendment to the Agreement and Plan of Merger, dated as of February 16, 2010), pursuant to which BPW will merge with and into a wholly owned subsidiary of Talbots, with BPW continuing as the surviving corporation and a wholly owned subsidiary of Talbots after the merger. The transaction is to be accounted for using the acquisition method of accounting — see the section entitled “The Offer — Accounting Treatment” for more information. For purposes of these unaudited pro forma condensed combined financial statements, Talbots has assumed that (i) the merger is approved by 100% of BPW’s stockholders and the total purchase consideration in the merger is equal to the fair value of BPW’s net assets acquired in the merger, or $341.2 million as of December 31, 2009 and (ii) the total transaction costs and payments related to the merger, financing and acquisition to be paid by Talbots or BPW will approximate $49.0 million, of which approximately $31.3 million are estimated to be expensed as transaction costs, $2.0 million are estimated to be charged against additional paid-in capital as costs of raising equity, $8.0 million are estimated to be capitalized as debt issuance costs and $7.7 million relates to the payment of BPW’s deferred underwriting liabilities. The pro forma adjustments to the unaudited pro forma condensed combined financial statements reflect Talbots management’s estimates based on information available as of the time this document was prepared and are subject to revision as actual costs become known.

Under the terms of the merger agreement, as amended, the shares of BPW common stock held by BPW stockholders that do not exercise their conversion rights will be converted into the right to receive the number of shares of Talbots common stock equal to the greater of:

•	0.9853, which is the quotient (rounded to the nearest ten-thousandth) obtained by dividing $11.25 by the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of shares of Talbots common stock on the NYSE for the 15 consecutive trading days immediately preceding the fifth trading day prior to the date of the special meeting of BPW stockholders (which we refer to as the average Talbots price); and

•	the quotient (rounded to the nearest ten-thousandth) obtained by dividing $11.25 by the average of the daily volume weighted average prices per share (calculated to the nearest one-hundredth of one cent) of shares of Talbots common stock on the New York Stock Exchange over the 5 consecutive trading days immediately preceding the date of completion of the merger (which we refer to as the Talbots closing average); provided, however, that if such quotient is: (1) greater than 1.3235, such quotient shall be deemed to be 1.3235; or (2) less than 0.9000, such quotient shall be deemed to be 0.9000.

In addition, the BPW warrantholders hold an aggregate of 49.8 million warrants to purchase shares of BPW common stock, of which 14.8 million are held by the sponsors and the non-sponsor founders and 35.0 million are held by public warrantholders. In the Offer, subject to the effect of any prorations, the 14.8 million warrants held by the sponsors and non-sponsor founders and 50% of the warrants held by the public warrantholders (including for these purposes warrants held by the public warrantholders that are not exchanged in the Offer) will be converted into shares of Talbots common stock at an exchange ratio of one warrant to purchase shares of BPW common stock for one tenth of the stock consideration received for each share of BPW common stock based on the floating exchange ratio in the merger. The remaining 50% of the warrants held by the public warrantholders will be exchanged for new warrants to purchase Talbots common stock, which new warrants will have an exercise price equal to (i) if the Talbots common stock exchange ratio is calculated using the average Talbots price, $14.85, which is the product of 1.30 and the average Talbots price, or (ii) if the Talbots common stock exchange ratio is calculated using the Talbots closing average, the product of 1.30 and the Talbots closing average, in each case subject to a maximum initial exercise price of $14.85 and a minimum initial exercise price of $11.05. The warrants will be immediately exercisable, have a stated term of 5 years from the completion of the merger, and beginning after one year from the date of issuance will be subject to accelerated expiration under certain conditions, including if the trading price of shares of Talbots common stock exceeds (i) if the Talbots common stock exchange ratio is calculated using the average Talbots price, $19.98, which is the product of 1.75 and the average Talbots price, or (ii) if the Talbots common stock exchange ratio is calculated using the Talbots closing average, the product of 1.75 and the Talbots closing average, for any 20 trading days within a 30-trading-day period, which product we refer to as the redemption trading level, in each case subject to a maximum initial redemption trading level of $19.98 and a minimum initial redemption trading level of $14.88. The number of new Talbots Warrants will be determined by multiplying the remaining 50% of the warrants held by the public BPW warrantholders by the floating exchange ratio in the merger.

The number of shares of Talbots common stock to be issued to BPW stockholders will change based on changes in the Talbots common stock price through application of the exchange ratio. Depending upon the calculated exchange ratio, Talbots will issue a minimum of 41.9 million shares of common stock and 17.2 million warrants and a maximum of 56.3 million shares of common stock and 23.2 million warrants to the BPW shareholders (e.g., if the Talbots share price is $8.50 or less per share). Changes in the fair value of the assets acquired and liabilities assumed are not expected to change in a way that affects merger consideration given.

In conjunction with the merger, Talbots will utilize net cash proceeds from the BPW trust account, borrowings under the debt financing described in “The Debt Commitment Letter” and other available cash balances to fund the repayment in full of all amounts due or outstanding in respect of (i) all financing agreements between AEON and Talbots, (ii) the Support Letter (Financial), dated as of April 9, 2009, from AEON Co., Ltd. to Talbots, and the Letter of Support, dated as of April 9, 2009, from AEON Co., Ltd. to Talbots (which we refer to as the support letters) and (iii) all Third Party Credit Facilities (as defined in the AEON agreement in Appendix D to this document), and to pay related fees and expenses. Under the AEON agreement, AEON has also agreed to sell to Talbots all of the shares of Talbots common stock owned by AEON USA for an aggregate of one million warrants to purchase shares of Talbots common stock on terms and conditions substantially the same as the Offer; provided, that the exercise price of such warrants will be the closing price of Talbots common stock on the date of the completion of the merger (or, if not available on such date, the closing price on the business day immediately preceding such date).

The unaudited pro forma condensed combined financial statements have been prepared assuming (i) the greater of the average Talbots price and the Talbots closing average equals its recent closing market price of $10.40 per share on February 23, 2010; (ii) the BPW common stock and BPW Warrants to be converted into shares of Talbots common stock and new warrants to purchase shares of Talbots common stock are converted at an exchange ratio based on the $10.40 per share price of Talbots common stock; and (iii) the new warrants to be issued to AEON USA under the AEON agreement have an assumed exercise price of $10.40 per share.

BPW, which is a special purpose acquisition company, is merging with and into a wholly owned subsidiary of Talbots, and Talbots was determined to be the acquirer for accounting purposes. The accounting for the transaction will be similar to that of a capital infusion as the only significant pre-combination asset of BPW is the cash and cash equivalents, which are already recognized by BPW at fair value, obtained from BPW’s investors. No intangibles or goodwill will arise through the accounting for the transaction. The accounting is the equivalent of Talbots issuing shares of common stock for the net monetary assets of BPW. Accordingly, Talbots will record the equity issued in exchange for BPW based on the value of the net monetary assets received as of the closing date. For purposes of these unaudited pro forma condensed combined financial statements, the estimated purchase price paid by Talbots has been allocated to BPW’s asset and liabilities based on their fair values as of December 31, 2009 as follows (in thousands):

$ Amount

Cash and cash equivalents	$112
Prepaid expenses	84
Investment in trust account	349,198

Total assets acquired at fair value	349,394
Less liabilities assumed:
Accounts payable and accrued liabilities	544
Deferred underwriter’s fee	7,700

Purchase price	$341,150

2.	Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” in the unaudited pro forma condensed combined financial statements correspond to the following descriptions:

Notes to the Unaudited Pro Forma Condensed Combined Balance Sheet

(A) To record the release of BPW’s restricted cash equivalents held in a trust account and transfer to cash and cash equivalents. This pro forma presentation assumes that no stockholder of BPW exercises their conversion rights, which would convert their common shares for a pro rata share of the cash then held in the trust account, including their pro rata portion of the deferred underwriters’ fee and other adjustments, prior to the effectiveness of the merger. The holders of up to 35% (minus one share) of the outstanding BPW common stock could properly exercise this conversion right and the merger could still be approved by the BPW stockholders.

(B) To remove the historical equity accounts of BPW and common stock subject to possible redemption.

(C) To record the payment of $7.7 million related to deferred underwriters’ fees related to BPW’s initial public offering which is payable upon completion of the merger.

(D) To record the issuance of Talbots common stocks and warrants to BPW stockholders and warrantholders as a result of the merger and Offer. The exchange ratio in the merger was assumed to be based on the $10.40 per share price of Talbots common stock on February 23, 2010. Adjustments also assumed the exchange of 50% of the outstanding public BPW Warrants for Talbots common stock, and the exchange of 50% of the outstanding public BPW Warrants for new warrants to purchase Talbots common stock. The terms of the new Talbots Warrants were accounted for based on an agreed term sheet, which does not indicate any further adjustments to the number of shares of Talbots common stock underlying the new Talbots Warrants, and indicates that new Talbots Warrants will be immediately exercisable upon completion of the merger, and will settle only in shares of Talbots common stock.

Based on the assumptions in the paragraph above and the approval by 100% of BPW’s stockholders, approximately 46.0 million shares of Talbots’ common stock with a par value of $0.01 per share would be issued in the merger. As described above, the estimated purchase price is equal to the net monetary assets of BPW, or $341.2 million. Accordingly, the 46.0 million shares of Talbots’ common stock would be estimated at $341.2, with $0.5 million recorded as common stock and $340.7 recorded as an increase in paid-in capital.

(E) To record the payment to AEON for its existing debt arrangements with Talbots, deferred financing costs, accrued interest, third party borrowings, and repurchase of Talbots common stock held by AEON USA.

(F) To record the cash paid for merger transaction costs.

(G) To record a valuation allowance on the deferred tax assets of BPW (see pro forma adjustment (D) above).

(H) To record the borrowing by Talbots in immediately available funds under the revolving credit facility contemplated by the GE Capital commitment letter.

The maximum borrowing availability under the GE Capital commitment letter and the draft revolving credit agreement is equal to the lesser of $200.0 million or a borrowing base based upon eligible accounts receivable and inventory, which can vary over the term of the facility and is subject to the adjustments by the lender under certain conditions. Talbots’ initial borrowing is subject to a maximum borrowing of $160.0 million at the date of completion of the merger.

Outstanding revolver borrowings are being reflected as a current liability in the accompanying unaudited pro forma condensed combined balance sheet as of October 31, 2009 due to the revolving credit agreement requiring a repayment of such obligations with substantially all cash collected by Talbots and the existence of a subjective acceleration clause. Such provisions do not affect the final maturity date of the revolving credit facility. The draft revolving credit agreement will be finalized and executed on the date of completion of the merger. Such reclassification as a current obligation could be subject to change based on the provisions of the final revolving credit agreement.

(I) To record the payment of related financing costs associated the revolving credit facility contemplated by the GE Capital commitment letter.

(J) To record the cash paid for registering and issuing new securities.

Notes to the Unaudited Condensed Combined Statement of Operations

(K) In connection with the merger, Talbots anticipates incurring non recurring merger expenses of $31.3 million (see pro forma adjustment (F) above), which are not reflected in the pro forma adjustments in the statement of operations.

(L) To reverse interest expense and amortization of deferred financing cost related to the AEON related party term loan and third party debt eliminated upon the completion of the merger and related transactions. To reflect interest expense and amortization of deferred financing cost related to the new credit facility based on the initial borrowing under this facility upon the merger. Interest expense under the new credit facility will be at a floating rate based on LIBOR or the prime rate at Talbots’ option. The pro forma interest expense is based on the prime rate option of 3.25% and 6.12%, respectively, in 2009 and 2008. A one-eighth (1/8) fluctuation in the interest rate will result in an increase or decrease of $200,000 in annual interest expense based on the assumed borrowing of $160.0 million at closing.

(M) To reverse the effect of interest income associated with the BPW assets used to repay debt obligations upon completion of the merger.

(N) To provide a valuation allowance on deferred tax benefit for the period.

(O) To adjust the weighted average shares outstanding for the 46,027,608 shares issued to BPW’s common stockholders (assuming 100% of BPW’s stockholders approve the merger), net of the 29,921,829 shares repurchased from AEON USA. As a result of the loss from continuing operations, the 19.9 million warrants to purchase shares of Talbots common stock assumed to be issued in the merger did not impact the loss from continuing operations per share, as these securities would be antidilutive for all periods presented.

3.	Subsequent Event

On December 28, 2009, Talbots executed an Amended and Restated Secured Revolving Loan Agreement with AEON, Co., Ltd., Talbots’ indirect majority shareholder, which amends and restates the $150 million secured revolving loan agreement with AEON Co., Ltd. dated April 10, 2009. Pursuant to the agreement, the principal amount of the earlier $150 million secured credit facility has been increased to $250 million (which we refer to as the amended facility).

On December 29, 2009, Talbots borrowed $245 million under the amended facility which was used to repay all of Talbots’ outstanding third party bank indebtedness, related interest, and other costs and expenses.

A portion of the proceeds of the amended facility was used to pay off debt of Talbots that AEON had guaranteed and, in addition, the support letters were terminated in their entirety.

The amended facility has a scheduled maturity date of the earlier to occur of (i) April 16, 2010 or (ii) the consummation of the merger with BPW, the repurchase of AEON USA’s equity interest in the Talbots and repayment of all outstanding debt owed to AEON, provided that the merger transaction together with any concurrent financing result in sufficient net cash proceeds to enable Talbots to make full repayment of its AEON debt.

Interest on the loan made pursuant to the amended facility remains at a variable rate equal to LIBOR plus 6.00%. LIBOR refers to the one-month London interbank offer rate expressed as a percentage rate per annum. Interest on the loan will be payable monthly in arrears.

On February 24, 2010, BPW held a special meeting of stockholders to vote on (i) the approval and adoption of the merger agreement, (ii) an amendment to BPW’s certificate of incorporation to extend BPW’s corporate existence by two months, (iii) an amendment and restatement of BPW’s certificate of incorporation, conditional upon the merger, to provide for BPW’s perpetual existence and (iv) certain other matters. All of the matters voted on were approved by the BPW stockholders. Holders of less than 1% of outstanding shares of BPW common stock elected to exercise their conversion rights, which will require a cash payment of less than $1,000,000. The cash payment will reduce the net assets acquired by Talbots.

COMPARATIVE MARKET VALUE OF SECURITIES

Talbots common stock is quoted on the NYSE under the symbol “TLB.” BPW common stock is quoted on the NYSE Amex under the symbol “BPW” and BPW Warrants are quoted on the NYSE Amex under the symbol “BPW.WS.” The following table shows the closing prices of Talbots common stock, BPW common stock and BPW Warrants as reported on December 7, 2009, the last trading day prior to public announcement of the merger, on December 8, 2009, the date of the public announcement of the merger, and on March 10, 2010, the last practicable date prior to the date of this document. This table also shows the implied value of the merger consideration proposed for each share of BPW common stock, which was calculated by multiplying the closing price of Talbots common stock on the relevant date by the exchange ratio.

	Closing Price	Closing Price	Implied Value
	of Talbots	of BPW	of Merger	Closing Price of
	Common Stock	Common Stock	Consideration	BPW Warrants

As of December 7, 2009	$7.21	$9.85	$9.54	$0.30	*
As of December 8, 2009	$8.23	$10.32	$10.89	$0.88
As of March 10, 2010	$11.45	$10.60	$11.25	$1.60

*	There was no trading activity in the BPW Warrants on Monday, December 7, 2009 or Friday, December 4, 2009. The chart above indicates the closing price of the BPW Warrants on December 3, 2009.

The market price of Talbots common stock, BPW common stock, and BPW Warrants will fluctuate prior to the Expiration Date and before the merger is completed, which will affect the implied value of the merger consideration to BPW stockholders and implied value of Talbots Warrants. You should obtain current market quotations for the shares and BPW Warrants.

COMPARATIVE PER SHARE DATA

The following table shows, for the nine months ended December 31, 2009 and the year ended December 31, 2008, selected per share information for BPW common stock on a historical and pro forma equivalent basis, and for the thirty-nine weeks ended October 31, 2009 and the year ended January 31, 2009, selected per share information for Talbots common stock on a historical and pro forma combined basis. Except for the historical information as of December 31, 2009 and as of and for the year ended December 31, 2008, in the case of BPW, and as of and for the year ended January 31, 2009, in the case of Talbots, the historical information in the table is derived from unaudited information. You should read the data with the historical consolidated financial statements and related notes of Talbots contained in its Annual Report on Form 10-K for the year ended January 31, 2009, and the historical financial statements and related notes of BPW contained in its Current Report on Form 8-K filed on February 26, 2010, in each case which have been incorporated in this document by reference, as well as the unaudited pro forma condensed combined financial statements and related notes contained in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 15. The following data is not necessarily indicative of future operations of the combined company.

The pro forma equivalent data for BPW are calculated by multiplying the pro forma combined (loss) income from continuing operations per share, pro forma dividends declared per share and pro forma book value by the exchange ratio so that the per share amounts are equated to the respective values for one share of BPW common stock. Based on the recent closing market price of Talbots common stock on February 23, 2010, the assumed exchange ratio in the merger is 1.0817 shares of Talbots common stock for one (1) share of BPW common stock. The pro forma combined statement of operations data assumes the merger and related events were consummated on February 3, 2008, the beginning of Talbots’ 2008 fiscal year. The pro forma combined balance sheet data assumes the merger was consummated on the respective balance sheet date.

	BPW		Talbots
		Pro Forma		Pro Forma
	Historical	Equivalent	Historical	Combined

(Loss) Income from Continuing Operations Per Share
Basic
Nine Months Ended December 31, 2009	$(0.03)
Year Ended December 31, 2008	$0.07
Thirty-Nine Weeks Ended October 31, 2009		$(0.19)	$(0.44)	$(0.18)
Year Ended January 31, 2009		$(2.09)	$(2.61)	$(1.93)
Diluted
Nine Months Ended December 31, 2009	$(0.03)
Year Ended December 31, 2008	$0.06
Thirty-Nine Weeks Ended October 31, 2009		$(0.19)	$(0.44)	$(0.18)
Year Ended January 31, 2009		$(2.09)	$(2.61)	$(1.93)
Cash Dividends Declared Per Share
Nine Months Ended December 31, 2009	None
Year Ended December 31, 2008	None
Thirty-Nine Weeks Ended October 31, 2009			None
Year Ended January 31, 2009		$0.45	$0.52	$0.41
Book Value Per Share
December 31, 2009	$7.60
December 31, 2008	$7.55
October 31, 2009		$1.74	$(3.46)	$1.61
January 31, 2009		$1.92	$(3.22)	$1.78

RISK FACTORS

In addition to the other information included in and incorporated by reference into this document, including the risk factors and other information set forth in the Quarterly Report on Form 10-Q of Talbots for the quarterly period ended October 31, 2009, filed with the SEC on December 10, 2009, the Annual Report on Form 10-K of Talbots for the fiscal year ended January 31, 2009, filed with the SEC on April 16, 2009, and the Annual Report on Form 10-K of BPW for the fiscal year ended December 31, 2008, filed with the SEC on March 30, 2009, and the matters addressed in “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors before deciding whether to tender BPW Warrants in the Offer. For further discussion of these and other risk factors, please see Talbots’ and BPW’s periodic reports and other documents incorporated by reference into this document. See “Where You Can Find More Information” beginning on page 93.

BPW warrantholders may not receive all consideration in the form elected.

The number of Talbots Warrants to be paid to holders of public BPW Warrants in the Offer is fixed, with 17,500,000 BPW Warrants (equal to 50% of public BPW Warrants) to be exchanged for Talbots Warrants and all remaining BPW Warrants that participate in the Offer to be exchanged for shares of Talbots common stock. Therefore, elections will be subject to proration if holders of BPW Warrants, in the aggregate, elect to receive more than the maximum amount of consideration to be paid in the form of Talbots common stock or Talbots Warrants, as the case may be. Accordingly, some of the consideration you receive in the Offer may differ from the type of consideration you select and such difference may be significant. A discussion of the proration mechanism can be found under the heading “The Offer — Elections and Proration.” In addition, instead of receiving any fractional shares of Talbots common stock or fractional Talbots Warrants to which BPW warrantholders otherwise would be entitled, tendering BPW warrantholders will receive an amount in cash (without interest) equal to such holder’s respective proportionate interest in the proceeds from the sale or sales in the open market by the exchange agent for the Offer, on behalf of all such holders, of the aggregate fractional shares of Talbots common stock and/or fractional Talbots Warrants issued pursuant to the Offer.

The shares of Talbots common stock to be issued to BPW warrantholders in the Offer, and issuable upon the exercise of Talbots Warrants to be issued to BPW warrantholders in the Offer, will have different rights from shares of BPW common stock.

Upon the completion of the merger, BPW warrantholders will become Talbots stockholders and/or holders of Talbots Warrants exercisable in accordance with their terms for shares of Talbots common stock. The rights associated with Talbots common stock are different from the rights associated with BPW common stock, and the rights associated with Talbots Warrants are different from the rights associated with BPW Warrants. Please see “Comparison of Rights of Talbots and BPW Stockholders” and “Comparison of Rights of Talbots and BPW Warrantholders”, respectively.

The completion of the merger is subject to a number of conditions that are outside the control of Talbots and BPW, including a financing condition.

Talbots intends to terminate the Offer if the merger will not occur. The completion of the merger is subject to a number of conditions as described in the section of this document entitled “The Merger Agreement — Conditions to Completion of the Merger.” These conditions include, but are not limited to:

•	the successful completion of the Offer;

•	receipt of financing in such principal amount that, together with the net proceeds of amounts in BPW’s trust account and other available cash, it will have all necessary funds to consummate the transactions contemplated by the merger agreement, including the repayment in full of all amounts due or outstanding in respect of (i) all financing agreements between AEON and Talbots, (ii) the Support Letter (Financial), dated as of April 9, 2009, from AEON Co., Ltd. to Talbots, and the Letter of Support, dated as of April 9, 2009, from AEON Co., Ltd. to Talbots and (iii) all Third Party Credit Facilities (as defined in the AEON agreement in Appendix D to this document), to pay related fees and expenses and to have, immediately following the consummation of the transactions contemplated by the merger agreement, cash on hand or available to be borrowed under one or more bank credit facilities in an amount sufficient to fund ordinary course working capital and other general corporate purposes. For more information, see “The Debt Commitment Letter”, and

•	the continued effectiveness, and performance of the parties under, the AEON agreement and the BPW sponsors’ agreement. Notwithstanding certain contractual rights of BPW and Talbots under these agreements, neither BPW nor Talbots controls AEON or the BPW sponsors. For more information, see “The AEON Repurchase, Repayment and Support Agreement” and “The Offer — Interests of Certain BPW Directors and Officers.”

The completion of the merger is also subject to a number of other conditions and the absence of a material adverse effect upon Talbots.

Failure to complete the merger may result in the liquidation of BPW and adversely affect Talbots.

BPW’s certificate of incorporation requires BPW to complete the merger, or another business combination, by April 26, 2010 (unless extended by stockholder vote). If BPW fails to complete the merger or another business combination during this time period, BPW’s corporate existence will automatically cease, except for the purposes of winding up BPW’s affairs and liquidating. If BPW liquidates before completing the merger or another business combination, there will be no distribution with respect to the BPW Warrants, which will expire worthless. In such event, we expect that the per share liquidation distribution for holders of BPW common stock would be approximately $9.96 because of the expenses of BPW’s initial public offering, BPW’s general and administrative expenses and the costs incurred in seeking the merger or another business combination. In addition, BPW and Talbots may suffer other adverse consequences if the merger is not completed, including that the business of each party may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus on the merger, without realizing any of the anticipated benefits of the merger.

The GE Capital credit facility combined with cash flows from operations may not be sufficient to support operations.

As a specialty retailer dependent upon consumer discretionary spending, Talbots has been adversely affected by recent economic conditions, which have substantially impacted sales, margins, cash flows, liquidity, results of operations and financial condition. While the funding received through the completion of the merger and related credit facility with GE Capital are expected to eliminate approaching debt maturities and assist in the recapitalization of Talbots, it does not provide assurance that the current economic environment will improve in the near future or that Talbots will generate positive cash flows from operations. On the date that the merger occurs and the GE facility is entered into, the amount of the GE facility that would be available would be limited to $160 million, subject to satisfaction of the conditions to the debt commitment letter and the borrowing base formula. Going forward, Talbots’ ability to operate profitably and to generate positive cash flows is dependent upon many factors, including improvement in economic conditions and consumer spending and Talbots’ ability to successfully execute its long term financial plan and strategic initiatives. In the event cash flows are not sufficient to support operations, it is uncertain whether the credit facility will be able to provide levels of cash in the amounts or at the time needed. As such, the merger and refinancing does not provide assurance that Talbots’ cash flows from operations will be sufficient to support itself without additional financing or credit availability. There can be no assurance that these alternatives, if needed, would be successfully implemented, in which case it could materially adversely affect Talbots, its liquidity and results of operations.

The liquidity of the BPW Warrants that are not exchanged will be reduced.

In connection with the completion of the Offer and the merger, BPW will make the appropriate filings to delist the BPW Warrants from trading on the NYSE Amex. The BPW Warrants that are not validly tendered in the Offer, if any, will cease to be eligible for trading on any public market. The ability to sell unexchanged BPW Warrants will become more limited and could cease to exist due to the reduction in the amount of the BPW Warrants outstanding upon completion of the Offer and the delisting of the BPW Warrants from the NYSE Amex. A more limited trading market might adversely affect the liquidity, market price and price volatility of these securities. If a market for unexchanged BPW Warrants develops, these securities may trade at a discount to the price at which the securities would trade if the amount outstanding were not reduced and the securities were not delisted from trading on the NYSE Amex, depending on the market for similar securities and other factors. However, there can be no assurance that an active market in the unexchanged BPW Warrants will exist, develop or be maintained or as to the prices at which the unexchanged BPW Warrants may be traded.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference certain forward-looking statements, including statements about the financial condition, results of operations, earnings outlook and prospects of Talbots and BPW and the Offer and the merger, which are subject to numerous assumptions, risks and uncertainties. These forward-looking statements are found at various places throughout this document, including in the section entitled “Risk Factors” beginning on page 26. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intent,” “anticipate,” “estimate,” “project”, “potential,” “possible” or other similar expressions. Actual results could differ materially from those contained or implied by such statements for a variety of factors, including:

•	any changes in economic conditions,

•	competitive pressures on product pricing and services,

•	the effect of governmental regulations, including the possibility that there are unexpected delays in obtaining regulatory approvals,

•	the failure of any of conditions precedent to the closing of the Offer or the merger,

•	the effect of litigation on the companies or the completion of the Offer and the merger, and/or

•	other risks discussed and identified in public filings with the SEC made by BPW or Talbots.

All forward-looking statements included in this document are based on information available at the time of this document. Except as otherwise required by law, neither BPW nor Talbots assumes any obligation to update any forward-looking statement.

For additional information about factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, please see the reports that BPW and Talbots have filed with the SEC as described in “Where You Can Find More Information” beginning on page 93.

INFORMATION ABOUT THE COMPANIES

The Talbots, Inc.

The Talbots, Inc. is a leading specialty retailer and direct marketer of women’s apparel, shoes and accessories. At the end of the first quarter of 2009, Talbots operated 586 Talbots brand stores in 47 states, the District of Columbia, and Canada. As of January 31, 2009, Talbots operated its business in two segments: retail stores and direct marketing. Talbots’ retail stores are located in 47 states, the District of Columbia and Canada under the Talbots brand name. As of January 31, 2009, Talbots operated a total of 587 stores under the Talbots brand name. Talbots direct marketing segment includes Talbots’ catalog and Internet channels. Since 1948, Talbots has used its direct marketing business to offer customers convenience in ordering Talbots brand merchandise. As of January 31, 2009, Talbots had approximately 12,100 Talbots brand employees of whom approximately 2,900 were full-time salaried employees, approximately 1,300 were full-time hourly employees, and approximately 7,900 were part-time hourly employees.

The mailing address of Talbots’ principal executive offices is One Talbots Drive, Hingham, Massachusetts 02043 and its telephone number is (781) 749-7600.

BPW Acquisition Corp.

BPW is a blank check company that was organized under the laws of the State of Delaware on October 12, 2007. BPW was formed to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, with one or more operating businesses, which we refer to as an initial business combination or a business combination.

BPW completed its initial public offering on February 26, 2008. Simultaneously with the initial public offering, BPW completed a private sale of warrants to purchase 8,600,000 shares of BPW common stock to BPW’s sponsors, which we refer to as the sponsors’ warrants. Approximately $348,650,000 of the proceeds of the initial public offering and the sale of the sponsors’ warrants was placed in a trust account immediately following the initial public offering. If BPW completes a business combination, the amounts held in the trust account will be released to BPW. As of December 31, 2009, $349,198,387 was held in the trust account. If the merger proposal is approved and the merger is completed, a portion of the funds held in the trust account will be used to pay BPW’s aggregate costs, fees and expenses in connection with the completion of an initial business combination (including deferred underwriting fees), tax obligations, and BPW stockholders who vote against the pre-closing certificate amendment proposal and/or against the merger proposal and properly exercise their conversion rights. In connection with entering into the merger agreement, BPW entered into an agreement with Citigroup pursuant to which the deferred underwriting fees payable by BPW at the completion of the merger were reduced by approximately 50%.

As of March 10, 2010 there were BPW Warrants to purchase approximately 49.8 million shares of BPW common stock outstanding, of which BPW Warrants to purchase 14,372,089 shares of BPW common stock are held by the sponsors of BPW, BPW Warrants to purchase 404,382 shares of BPW common stock are held by the non-sponsor founders and BPW Warrants to purchase 35 million shares of BPW common stock are held by public warrantholders.

The BPW common stock is currently listed on the NYSE Amex under the symbol “BPW.” Following completion of the merger, the BPW common stock will cease trading on the NYSE Amex and BPW will file the appropriate forms with the SEC to suspend its reporting obligations under the Securities Exchange Act of 1934, as amended.

The mailing address of BPW’s principal executive office is 750 Washington Street, Stamford, Connecticut 06901 and its telephone number is (203) 653-5800.

Tailor Acquisition, Inc.

Tailor Acquisition, Inc., or Merger Sub, a Delaware corporation, is a direct, wholly owned subsidiary of Talbots. Merger Sub was formed by Talbots to complete the merger. In the merger, Merger Sub will merge with and into BPW and Merger Sub will cease to exist.

The mailing address of Merger Sub’s principal executive office is One Talbots Drive, Hingham, Massachusetts 02043 and its telephone number is (781) 749-7600.

BACKGROUND OF THE MERGER AND THE OFFER

Background of the Merger and the Offer

BPW is a blank check company that was organized under the laws of the State of Delaware on October 12, 2007. BPW was formed to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses. After the completion of BPW’s initial public offering on February 26, 2008, BPW commenced efforts to identify and evaluate potential acquisitions with the objective of completing a business combination. BPW evaluated a number of potential opportunities since that time. Many did not fit BPW’s screening criteria, while some were eliminated due to an insufficient enterprise value, different valuation expectations among the parties, fundamental business attributes or other reasons.

Beginning at the end of 2008, Talbots had been considering various options to improve the maturity schedule and terms of the outstanding indebtedness Talbots owed to AEON and to third parties. In connection with this, Perella Weinberg was retained by Talbots at the beginning of 2009 to evaluate various alternatives for refinancing the outstanding indebtedness that was coming due in the near term. As part of this review, Talbots began preliminary discussions with various financial institutions, including GE Capital, with respect to a potential asset based financing.

During the fall of 2009, the management of Talbots was focused specifically on addressing maturities coming due in December 2009, January 2010 and April 2010 and on its ability to make such payments or to otherwise refinance these loans on acceptable terms. In the course of various discussions with Talbots pertaining to these upcoming maturities during September, AEON and Talbots’ current third party lenders indicated an unwillingness to extend any such maturities past their due dates. Talbots and Perella Weinberg continued discussions with GE Capital following GE Capital’s expressing interest in providing financing to Talbots.

On September 26, 2009, AEON contacted Talbots to inform Talbots that AEON desired to divest its debt and equity interests in Talbots in advance of the April 2010 debt maturities, assuming AEON could identify and structure an appropriate transaction. AEON indicated that it was in preliminary discussions with a potential purchaser of AEON’s equity and debt and was seeking assistance from Talbots in executing a possible sale transaction. In response, the Talbots audit committee convened multiple times over the next several days to discuss the foregoing and to appoint Perella Weinberg, given its familiarity with Talbots, its debt structure and its discussions with GE Capital, as financial advisor to the audit committee and Dewey & LeBoeuf LLP, or Dewey & LeBoeuf, as its legal counsel. At an audit committee meeting on October 1, 2009, the audit committee instructed Perella Weinberg to seek and consider alternative strategic transactions and refinancing transactions which would address Talbots’ upcoming debt maturities and, to the extent possible, provide a means for AEON to divest its equity ownership of Talbots and to have its loans to Talbots repaid in full prior to the April 2010 debt maturities. During a number of subsequent conference calls with the Talbots audit committee, Perella Weinberg advised the audit committee that given the economic climate and market conditions in retail in particular, a business combination transaction, including an outright sale, or a traditional equity offering, would be difficult to effect on favorable terms.

On October 13, 2009, the Talbots audit committee met with members of Talbots’ senior management, Perella Weinberg and Dewey & LeBoeuf. At this meeting, Perella Weinberg reviewed with the Talbots audit committee the terms of a potential asset based financing being discussed with GE Capital. Perella Weinberg indicated that AEON had expressed its support of the GE Capital financing, subject to approval by AEON’s board of directors. At the same meeting, the Talbots audit committee discussed the possibility that a Talbots business combination with a special purpose acquisition company, or a SPAC, with sufficient cash in trust, could achieve both Talbots’ and AEON’s goals because it would provide the refinancing sought by Talbots, the exit desired by AEON as well as the business combination that SPACs are formed to pursue. The Talbots audit committee discussed the possibility of a transaction with a SPAC and reviewed a list of potential SPACs that had sufficient cash in trust. Following discussion, the Talbots audit committee requested that Perella Weinberg contact the SPACs discussed to evaluate potential interest in a transaction with Talbots and invite written proposals. Following the Talbots audit committee meeting on October 13, 2009 and on October 14, 2009, Perella Weinberg made initial contact with four SPACs, including BPW, that had not announced a transaction and had sufficient cash in trust. Only BPW expressed an interest in potentially pursuing a potential transaction.

On October 17, 2009, the Talbots audit committee met to discuss the results of Perella Weinberg’s survey of SPACs, and instructed Perella Weinberg to continue exploratory discussions with BPW. Following the October 17 meeting of the Talbots audit committee, BPW and Perella Weinberg had preliminary discussions regarding the structure and the timing of submitting a proposal for a potential transaction, and on October 19, 2009, BPW sent Talbots a non-binding letter outlining certain aspects of a potential transaction. Subsequently, BPW and Talbots entered into a mutual confidentiality agreement and exchanged preliminary due diligence material.

On October 20, 2009, the Talbots audit committee met with its advisors and, at the invitation of the Talbots audit committee, certain members of Talbots’ senior management. At this meeting, Perella Weinberg reviewed with the Talbots audit committee the terms of the written proposal submitted by BPW. Given BPW’s affiliation with Perella Weinberg, the Talbots audit committee deemed it advisable to engage an independent financial advisor unaffiliated with BPW to provide financial advisory services, negotiate with BPW and explore whether other refinancing or strategic alternatives might be available. At an audit committee meeting on the next day, Perella Weinberg informed the Talbots audit committee that GE Capital had indicated that it was unwilling to proceed with an asset based financing in its current form.

On October 26, 2009, the Talbots audit committee engaged Barclays Capital Inc., which we refer to as Barclays, to serve as an independent financial advisor to the audit committee. Following Barclays’ engagement, Barclays, on behalf of the Talbots audit committee, conducted negotiations with BPW with respect to the financial and other significant terms of a potential transaction with BPW. Discussions between Talbots and its independent advisors and BPW and its advisors continued through the end of October. Barclays also undertook an analysis of possible alternatives to a transaction with BPW.

On November 5, 2009, executives of BPW and Talbots, together with their representatives, met at the New York offices of Barclays to conduct introductory due diligence on Talbots’ business and discuss the possibility of a transaction. Throughout November, BPW, Talbots and their respective advisors had numerous meetings and discussions regarding the structural, financial and other significant terms of the proposed transaction, including on November 8, November 11, and November 13, 2009, and BPW conducted a due diligence review of Talbots. During this time, AEON USA reiterated its intention to divest its equity interests in and be repaid in full for its loans to Talbots. In this regard, the Talbots audit committee and Barclays determined that, in addition to the potential transaction with BPW, a contemporaneous third party loan would be required to generate sufficient proceeds to concurrently consummate the merger, repay and refinance all outstanding indebtedness, owed both to AEON and to third party lenders, and to retire all of AEON’s equity interests in Talbots. Accordingly, the Talbots audit committee instructed Perella Weinberg and Barclays to attempt to resume discussions with GE Capital with regard to an asset based financing, which, to the extent GE Capital required it, could be conditioned upon the completion of the BPW transaction.

On November 18, BPW’s board of directors authorized its audit committee, composed entirely of independent directors, to retain a financial valuation firm in connection with the potential transaction with Talbots, and on November 20, BPW entered into an engagement agreement with Financo pursuant to which Financo would provide a fairness opinion to BPW.

Throughout the rest of the month of November, BPW, Talbots and their respective independent advisors continued to discuss a potential transaction. Also during this time, the BPW board of directors met regularly and received updates from BPW management on the progress of these preliminary discussions and BPW’s board of directors authorized BPW management to continue these discussions. Similarly, the Talbots audit committee met regularly and received updates from and provided guidance to its legal and independent financial advisors with respect to these preliminary discussions and resumed discussions with GE Capital.

Beginning on November 21, BPW and its counsel, Wachtell, Lipton, Rosen & Katz and Akin Gump Strauss Hauer & Feld LLP, and the Talbots audit committee and its counsel, Dewey & LeBoeuf, began discussions regarding documentation for a potential transaction, including a draft merger agreement and draft repurchase and support agreement with AEON. Also, representatives of Talbots and BPW regularly discussed a potential transaction, including at a meeting of BPW management with the Talbots audit committee and its independent advisors on November 22, and at a meeting of representatives of BPW and Financo with members of management of Talbots regarding business diligence and the potential transaction on December 1. Representatives of Talbots also discussed and met with representatives of AEON on several occasions to consider the proposed transaction and the terms on which AEON’s equity and debt in Talbots would be repurchased and retired in connection with the completion of the proposed transaction. A meeting of the Talbots board of directors was held on November 22 to discuss a potential transaction with BPW and alternatives. The meeting was also attended by certain members of management and advisors of Talbots, the legal and financial advisors of the Talbots audit committee and certain members of management and advisors of AEON. On that same day, the Talbots audit committee and its independent advisors met with a third party that had expressed preliminary interest in discussing a purchase of AEON’s interests.

In early December, representatives of BPW and Talbots continued discussions and preliminarily agreed to present to their respective boards a proposed transaction in which Talbots would acquire BPW in an all stock transaction through a merger of Talbots’ wholly owned subsidiary with and into BPW. Continuing extensive discussions between Talbots and AEON and their respective advisors, and between Talbots and BPW and their respective advisors, resulted in a proposed floating exchange ratio in which each BPW common share would be exchanged for between 0.9000 - 1.3235 shares of Talbots common stock, resulting in an implied value of $11.25 in Talbots stock per BPW common share so long as Talbots common stock traded between approximately $8.50 and $12.50 during a pricing period prior to the BPW special meeting. The parties also discussed the terms of a proposed warrant exchange offer in which all public BPW warrantholders would be asked to exchange their warrants for Talbots common stock or Talbots Warrants on new terms (as described under the section of this document entitled “The Offer”), and an agreement by BPW’s sponsors and directors to surrender in connection with completing the merger a total of 1,852,941 of their shares of BPW common stock for no consideration, and to exchange warrants to purchase shares of BPW common stock for shares of Talbots common stock at an exchange ratio in which each warrant to purchase shares of BPW common stock would receive one-tenth of the stock consideration received for each share of BPW common stock based on the floating exchange ratio in the merger. In addition, AEON indicated its willingness to consider a transaction in which it would exchange its entire equity stake in Talbots for a nominal amount, and would be repaid in full on all of the outstanding indebtedness of Talbots it held as of the closing of the merger. In connection with considering these terms, each company and its respective advisors continued to review and exchange drafts of definitive documentation, including the merger agreement, the AEON agreement and the BPW sponsors agreement.

On December 3, 2009, at a meeting of the Talbots audit committee, Barclays advised the Talbots audit committee that Barclays did not believe that any refinancing or strategic alternatives, other than the proposed merger with BPW and the related GE Capital financing, could be entered into and announced in advance of the December 2009 debt maturities. The potential lack of funds to pay such maturities and the inability to obtain waivers from any lenders or substitute financing without an announced transaction would have required Talbots to seek to borrow under a $150 million working capital facility entered into with AEON and to document and borrow under a new facility with AEON pursuant to a commitment by AEON delivered on April 9, 2009. The Talbots audit committee directed its advisors to continue negotiations with both BPW and GE Capital.

Over the next several days, Barclays and Dewey & LeBoeuf continued to negotiate the terms and agreements with BPW’s advisors. During this period, BPW indicated that it was essential to BPW that AEON approve the transaction by written consent, in order to provide more certainty and to expedite the approval process. At the direction of the audit committee, Talbots’ advisors also continued to negotiate the terms of an asset based financing with GE Capital in order to have sufficient proceeds, together with BPW cash, to refinance all outstanding Talbots indebtedness and retire AEON USA’s equity by April 17, 2010, the date at which the AEON commitments would mature and amounts owing to AEON would become due.

On the evening of December 6, the BPW board of directors convened telephonically to discuss the transaction and the status of negotiations. At this meeting, BPW management reviewed with the board the proposed terms discussed with Talbots and AEON, and described the status of discussions on the merger agreement, the AEON agreement, the BPW sponsors agreement and the status of the GE Capital financing documents, as well as financial and other information regarding the transaction and Talbots. Financo discussed its analyses to date and indicated it would continue work on its fairness analysis for the audit committee of the BPW board of directors in advance of the parties reaching agreement on a definitive transaction. In addition, BPW’s management and advisors reviewed the status of due diligence with the board of directors. The BPW board of directors engaged in an extensive discussion regarding these matters and authorized BPW management to continue discussions with Talbots to reach agreement on a merger transaction.

In the afternoon of December 7, the Talbots audit committee met telephonically to review the status of the negotiations and the terms of the proposed transaction with BPW. Dewey & LeBoeuf reviewed the terms of the merger agreement, including the conditions to closing, as well as the AEON agreement and the BPW sponsors’ agreement, the GE Capital commitment letter and all other ancillary agreements, and the proposed actions to be taken by the Talbots audit committee and its legal duties in connection therewith, noting that the audit committee had formally met on more than 20 occasions as part of the process, and engaged in numerous other discussions outside of such formal meetings. Barclays then discussed the financial terms of the proposed transactions. After extensive discussion with the Talbots audit committee’s independent advisors regarding the terms of the merger agreement and related agreements and the transactions contemplated thereby, the Talbots audit committee unanimously determined that the merger agreement, the merger, the stock issuance in connection therewith and the other transactions contemplated thereby or being undertaken in connection therewith, including the GE Capital commitment letter and the repurchase agreement with AEON, were advisable, fair to and in the best interests of Talbots’ public stockholders and voted to approve the applicable agreements and transactions and to recommend to the board of directors that the board of directors affirm and ratify the audit committee’s approval and approve the merger agreement, the AEON agreement, the GE Capital commitment letter, all related documents, and the transactions contemplated thereby or undertaken in connection therewith. The Talbots audit committee also approved the applicable agreements and transactions for purposes of Section 203 of the DGCL and resolved to recommend that the board of directors affirm and ratify such approval.

The Talbots board of directors then convened multiple times on the evening of December 7 to discuss the status of negotiations and, after an update on the negotiations, determined to reconvene early in the morning New York time on December 8 to allow further time to review the latest changes to the transaction documents. During this time, the advisors to the Talbots audit committee also negotiated certain terms of the transaction with advisors to AEON. As planned, the Talbots board of directors reconvened in the morning on December 8. Present at the meeting were members of Talbots’ senior management, AEON and financial and legal advisors who advised on the legal and financial terms of the merger and the related transactions. At this meeting, the Talbots audit committee presented its recommendation that a transaction be agreed to on the terms presented to the Talbots board of directors and briefly reviewed the basis of its recommendation. The Talbots board of directors then discussed further the terms of the transaction. Following this, Trudy F. Sullivan, the President and Chief Executive Officer of Talbots, and the Talbots directors nominated by AEON USA, all recused themselves from the vote. The Talbots board of directors, acting solely through the members of the Talbots audit committee, resolved that the merger agreement, the merger, the stock issuance in connection therewith and the other transactions contemplated thereby or being undertaken in connection therewith, including the GE Capital commitment letter and the repurchase agreement with AEON, were advisable, fair to and in the best interests of Talbots public stockholders and voted to affirm and ratify the audit committee’s approval of the applicable documents and transactions and to approve the merger agreement, the merger, the stock issuance in connection therewith and the other transactions contemplated thereby or being undertaken in connection therewith, including the GE Capital commitment letter and the repurchase agreement with AEON. Further, the board of directors, acting solely through the members of the Talbots audit committee, voted to affirm and ratify the Talbots audit committee’s approval of, and to approve, the applicable agreements and the transactions for purposes of Section 203 of the DGCL.

On the evening of December 7, the BPW board of directors convened telephonically to review the status of negotiations, and reconvened in the morning of December 8. At this meeting BPW management reviewed the results of discussions and communicated to the BPW board of directors that preliminary agreement had been reached on the proposed terms for the merger. Financo then discussed the financial analyses it had performed regarding Talbots and the proposed transaction. Financo then orally delivered its opinion that, as of that date, and based upon and subject to specified factors, limitations and assumptions described to the board, the merger consideration to be paid to the public holders of BPW common stock in the merger is fair to the public holders of BPW common stock from a financial point of view. Wachtell Lipton described the terms of the merger agreement, including the conditions to closing, as well as the AEON agreement and the BPW sponsors’ agreement. Akin Gump then described the proposed actions to be taken by the BPW board of directors and its legal duties in connection therewith. The board of directors engaged in extensive discussion with management and its advisors regarding the terms of the merger agreement and related agreements and the transactions contemplated thereby. Following such discussion, the audit committee of the BPW board of directors, on the basis of the discussions and presentations at the meeting, then unanimously recommended that the full board of directors approve the transaction. After consideration by the board of directors, on motions duly made and seconded, the full board of directors unanimously resolved that the merger agreement is advisable, fair to and in the best interest of BPW stockholders and voted to approve and adopt the merger agreement and the merger and recommend that BPW stockholders adopt the merger agreement. In approving the merger agreement and related transactions, including the Offer, the BPW board of directors was aware that Perella Weinberg, an affiliate of its sponsor PWPA, had been engaged by Talbots to provide financial advisory services and would be paid certain fees upon completion of the merger as described under “The Offer — Interests of Certain BPW Directors and Officers.” The BPW board of directors also discussed that, due to the conditions to closing the merger, including receiving the necessary vote of BPW stockholders and conducting the Offer, and the time required to satisfy these conditions, it would be in the best interests of BPW and its stockholders to extend the term of BPW’s existence by two months, as contemplated by Section 9.5 of the BPW certificate of incorporation. As a result, the BPW board of directors approved the extension of the term of BPW’s existence by two months, to twenty-six months in total from the date of its initial public offering and resolved to recommend that its stockholders approve the pre-closing certificate amendment proposal.

Following the approval of each company’s board of directors, the parties executed the merger agreement and transaction documentation early on the morning of December 8, 2009. Also at this time AEON USA executed a written consent voting all of its shares of Talbots common stock, constituting approximately 54% of the shares of Talbots common stock issued and outstanding on such date, in favor of the issuance of Talbots common stock in the merger. Prior to the opening of the financial markets in New York City on December 8, 2009, the transactions contemplated by the merger agreement and the AEON agreement were announced in press releases by BPW and Talbots.

On February 9, 2010, a representative of BPW contacted Barclays, the financial advisor to Talbots, to discuss the trading patterns of Talbots stock during the pricing period under the merger agreement. BPW indicated to Barclays that due to market factors outside the control of the parties, the trading patterns in Talbots stock could result in the value of Talbots stock to be delivered to BPW stockholders to be close in value to the per share cash liquidation value of BPW, rather than the targeted $11.25 of value contemplated by the merger agreement.

On February 10, 2010, BPW proposed an amendment to the merger agreement providing for a second pricing period, with the same target value of $11.25 and same exchange ratio floor and ceiling as the extant exchange ratio calculation, which new pricing period would occur during the 5 trading days prior to closing. At audit committee meetings on February 12, 2010 and February 15, 2010 the Talbots audit committee discussed the possibility of an amendment, the proposed amendment to the merger agreement and the potential consequences of such an amendment, with the Talbots audit committee’s advisors. At these meetings Barclays advised the Talbots audit committee that Barclays believed such an amendment would materially enhance the likelihood of obtaining the affirmative vote of BPW stockholders at the BPW stockholder meeting.

On February 16, a majority of the Talbots board of directors convened a board meeting and ratified, confirmed, approved and delegated to the Talbots audit committee the authority to act on behalf of Talbots in connection with the proposed transactions, including in connection with the proposed amendment to the merger agreement, and including with respect to the issuance of Talbots common stock and the incurrence of indebtedness by Talbots. On February 16th, immediately following the meeting of the Talbots board of directors, the Talbots audit committee met and ratified the prior actions taken by the Talbots audit committee in connection with the transactions, including the authorization of the issuance of Talbots common stock and the incurrence of indebtedness by Talbots, determined the proposed amendment to the merger agreement is advisable, fair to and in the best interests of Talbots public stockholders, approved such amendment and the transactions thereunder and recommended the stockholders of Talbots adopt such amendment.

On the evening of February 16th, the BPW board of directors convened telephonically to discuss and consider the proposed amendment to the merger agreement. After consideration by the board of directors, on motions duly made and seconded, the full board of directors unanimously resolved that the merger agreement amendment is advisable, fair to and in the best interests of BPW stockholders and voted to approve and adopt the merger agreement, as amended, and the merger and recommend that BPW stockholders adopt the merger agreement.

Following the approval of BPW’s board of directors and Talbots audit committee, the parties executed the merger agreement amendment on February 16. Also at this time AEON USA executed a written consent voting all of its shares of Talbots common stock, constituting approximately 54% of the shares of Talbots common stock issued and outstanding on such date, in favor of the amendment to the merger agreement and the issuance of Talbots common stock in the merger.

On February 24, 2010 BPW stockholders voted to approve the merger proposal, the pre-closing certificate amendment proposal and the post-closing certificate amendment proposal at the special meeting of BPW stockholders.

Talbots’ Reasons for the Merger and the Offer

The audit committee of the Talbots board of directors concluded that the merger agreement, the amendment to the merger agreement, the merger, the stock issuance in connection therewith, the AEON agreement, the GE Capital commitment letter and the other transaction documents, and the transactions contemplated thereby or undertaken in connection therewith, including the Offer, are advisable and in the best interests of Talbots and its public stockholders and, accordingly, approved the merger agreement, the amendment to the merger agreement, the merger, the stock issuance in connection therewith, the AEON agreement, the GE Capital commitment letter and the other transaction documents, and the transactions contemplated thereby or undertaken in connection therewith, including the Offer. In evaluating the transactions, the Talbots audit committee consulted with Talbots’ management and the audit committee’s independent financial and legal advisors, and considered the following material factors that the Talbots audit committee believes favor the transactions:

•	the transactions provide Talbots with access to a large pool of capital that will, among other things, provide a complete exit for AEON, permit Talbots to strengthen its balance sheet, reduce its outstanding indebtedness by approximately $330 million and eliminate negative stockholder equity prior to the April 17, 2010 maturity of the AEON debt, consisting of approximately $242 million currently outstanding and any amounts subsequently borrowed pursuant to the $250 million secured revolving credit facility,

•	the transactions and the resulting improvements in Talbots’ balance sheet will allow Talbots to seek and obtain financing, such as the GE Capital asset based financing, giving it sufficient liquidity with longer-dated maturity to enable Talbots to manage and grow its business, and is accomplished with a net increase in outstanding shares of Talbots common stock of only 8 million to a total of 26 million shares,

•	no alternative financings were available to Talbots in the current economic environment and within the time constraints imposed by the December 31, 2009 maturity of certain debt,

•	the transactions remove uncertainty with respect to the intentions of a majority stockholder and create a public company without a controlling stockholder,

•	the elimination of Talbots’ majority stockholder enhances trading liquidity,

•	the transactions would not preclude possible future business combination transactions,

•	the Talbots audit committee’s belief that the floating exchange ratio added certainty to the proposed transactions without subjecting Talbots stockholders to the possibility of excessive dilution,

•	the terms of the merger agreement, as described in “The Merger Agreement” below; which the Talbots audit committee generally viewed as favorable to Talbots given, among other things, that:

•	Talbots would be permitted to continue to pursue and complete certain financing transactions that would not impair or delay the ability of Talbots to complete the merger,

•	the exchange ratio is subject to a maximum ceiling,

•	Talbots was able to terminate the merger agreement if the volume weighted average price per share of Talbots common stock on the NYSE for any 15 consecutive trading days after December 8, 2009 and prior to the BPW special meeting had been less than $7.556, and

•	that Talbots’ obligations to complete the merger are conditioned on Talbots obtaining sufficient proceeds to effect all transactions contemplated by the transaction documents, including the repayment of AEON’s loans at par,

•	the terms of the AEON agreement, including the acquisition of all common stock held by AEON USA in exchange for one million warrants, and

•	the current and prospective economic and competitive environment facing the apparel retail industry generally, and Talbots in particular.

In the course of its deliberations regarding the transactions, the Talbots audit committee also identified and considered the following potentially negative factors:

•	the potential disruption to Talbots’ business that could result from the announcement of the transactions, including the diversion of management and employee attention, employee attrition and the effect on business and customer relationships,

•	the restrictions on the conduct of Talbots’ business prior to the completion of the transactions, generally requiring Talbots to conduct its business only in the ordinary course, subject to specific limitations, which could impact Talbots’ ability to undertake business opportunities that may arise pending completion of the transactions that have not been expressly addressed in the merger agreement,

•	the fact that, in the near future, conditions in the debt or equity capital markets could possibly permit Talbots to access capital on more favorable terms than at present or as provided for under the transactions,

•	the effect of the public announcement of the transactions on Talbots’ stock price if Talbots stockholders or BPW stockholders do not view the merger positively,

•	the possibility that the transactions might not be completed due to difficulties in satisfying the conditions to the merger or the occurrence of a material adverse effect on either company’s business,

•	the risks and costs to Talbots if the transactions do not close, and the potential effect of the resulting public announcement of termination of the merger agreement on, among other things, the market price for Talbots common stock, its operating results, its ability to attract and retain key personnel and its ability to complete an alternative transaction,

•	the fact that Talbots may be required, under certain circumstances, to pay BPW the termination fee of $10 million and/or BPW’s expenses up to $3 million,

•	the fact that, subject to compliance with certain obligations under the merger agreement, the BPW board of directors was permitted to change its recommendation to the BPW stockholders and the BPW stockholders could have failed to approve the merger; in addition, the BPW board of directors may explore and respond to an alternative transaction proposed by a third party that it concluded constituted, or could reasonably have been expected to constitute, a superior proposal, and

•	the fact that the second pricing period contemplated by the amendment to the merger agreement could result in Talbots issuing more shares to BPW stockholders than as would have resulted from the first pricing period.

The foregoing discussion of the information and factors considered by the Talbots audit committee is not intended to be exhaustive, but includes the material factors considered by the Talbots audit committee. In view of the variety of factors considered in connection with its evaluation of the merger agreement, the AEON agreement, the BPW sponsors’ agreement, the issuance of shares in the merger and the other transactions contemplated by the merger agreement and other transaction documents, the Talbots audit committee did not find it practicable to, and did not, quantify or otherwise assign specific weights to the factors considered in reaching its determination and recommendation. In addition, each of the members of the Talbots audit committee may have given differing weights to different factors. On balance, the Talbots audit committee believed that the positive factors discussed above outweighed the negative factors discussed above.

THE OFFER

Offeror is offering to exchange each outstanding BPW Warrant for Talbots common stock or Talbots Warrants, at the election of the tendering BPW warrantholder subject to the conditions contained in and proration procedures described in this document and the accompanying letter of election and transmittal. As of March 10, 2010 there were BPW Warrants to purchase approximately 49.8 million shares of BPW outstanding, of which BPW Warrants to purchase 14,372,089 shares of BPW common stock are held by the sponsors of BPW, BPW Warrants to purchase 404,382 shares of BPW common stock are held by the non-sponsor founders and BPW Warrants to purchase 35 million shares of common stock are held by public warrantholders.

The purpose of the Offer is for Talbots to satisfy its obligations under the merger agreement, which provides for the acquisition of BPW by Talbots. Pursuant to the merger agreement, the successful completion of the Offer is a precondition to the consummation of the acquisition. Promptly after completion of the Offer, Talbots intends to consummate a merger of Merger Sub with and into BPW, with BPW surviving the merger. After the merger, the Surviving Corporation will be a wholly owned subsidiary of Talbots and the former BPW warrantholders will no longer have any direct ownership interest in the Surviving Corporation. See “The Merger Agreement” for a more detailed description of the terms and conditions of the merger agreement.

The BPW board of directors has unanimously recommended that the BPW stockholders vote to approve the merger, and the successful completion of the Offer, including the satisfaction of the condition to the Offer that at least 90% of the BPW warrants issued in BPW’s initial public offering shall have been validly tendered and not withdrawn prior to the expiration of the Offer, is a precondition to the consummation of the merger. If BPW liquidates before completing the merger or another business combination, there will be no distribution with respect to the BPW Warrants, which will expire worthless if BPW liquidates before the completion of its initial business combination. See “Risk Factors — Failure to complete the merger may result in the liquidation of BPW and adversely affect Talbots.”

However, neither the Offeror, the BPW board of directors, the information agent, nor the depositary and exchange agent for the Offer is making any recommendation to you as to whether you should tender or refrain from tendering your BPW Warrants pursuant to the Offer. You must make your own decision as to whether to tender your BPW Warrants and, if so, how many BPW Warrants to tender. In doing so, you should read carefully the information in this document and the related letter of election and transmittal.

Consideration

Under the terms of the Offer, each BPW warrantholder may elect to receive, for each outstanding BPW Warrant validly tendered and not properly withdrawn in the Offer, at the election of the holder of such BPW Warrant, either:

•	a number of shares of Talbots common stock equal to the greater of:

•	0.09853, which is the quotient (rounded to the nearest one hundred-thousandth) obtained by dividing $1.125 by the average Talbots price, and

•	the quotient (rounded to the nearest one hundred-thousandth) obtained by dividing $1.125 by the Talbots closing average, provided that if such quotient is greater than 0.13235, such quotient shall be deemed to be 0.13235, and if such quotient is less than 0.09000, then such quotient shall be deemed to be 0.09000; or

•	a number of Talbots Warrants based on an exchange ratio equal to the product obtained by multiplying 10 times the Talbots common stock exchange ratio,

subject in each case to the election procedures and to the proration procedures described in this document and the related letter of election and transmittal. The number of Talbots Warrants to be paid to holders of public BPW Warrants in the Offer is fixed, with 50% of public BPW Warrants (counting for these purposes BPW Warrants held by the public warrantholders that do not elect to participate in the Offer) to be exchanged for shares of Talbots common stock and the remaining 50% to be exchanged for Talbots Warrants. Therefore, elections will be subject to proration if holders of BPW Warrants, in the aggregate, elect to receive more than the maximum amount of consideration to be paid in the form of Talbots common stock or Talbots Warrants, as the case may be. See “— Elections and Proration” for a detailed description of the proration procedure.

The table below illustrates, based on a range of hypothetical values of the Talbots closing average, how the Talbots common stock exchange ratio would change given different values of the Talbots closing average. This table has been included for illustrative purposes only. As the actual values of the Talbots closing average may be different than the amounts set forth below, the actual Talbots common stock exchange ratio may vary from the amounts described below.

Talbots Closing Average	Talbots Common Stock Exchange Ratio

$8.50 and below	0.13235
$9.00	0.12500
$9.50	0.11842
$10.00	0.11250
$10.50	0.10714
$11.00	0.10227
$11.42 and above	0.09853

Holders of BPW Warrants who elect to receive Talbots Warrants will receive a number of Talbots Warrants based on an exchange ratio equal to the product obtained by multiplying 10 times the Talbots common stock exchange ratio subject to the election and proration procedures described in this document and the related letter of election and transmittal.

In addition, instead of receiving any fractional shares of Talbots common stock or fractional Talbots Warrants to which BPW warrantholders otherwise would be entitled, tendering BPW warrantholders will receive an amount in cash (without interest) equal to such holder’s respective proportionate interest in the proceeds from the sale or sales in the open market by the exchange agent for the Offer, on behalf of all such holders, of the aggregate fractional shares of Talbots common stock and/or fractional Talbots Warrants issued pursuant to the Offer. See “— Cash Instead of Fractional Shares of Talbots Common Stock and Talbots Warrants” for a detailed description of the treatment of fractional shares and warrants.

BPW warrantholders should consider the potential effects of proration, which could be significant, and should obtain current market quotations for shares of Talbots common stock and BPW Warrants before deciding whether to tender pursuant to the Offer. In addition, BPW warrantholders should understand that the implied value of any Talbots Warrants received by BPW warrantholders may differ depending upon the market price of the Talbots common stock at the expiration of the Offer, and that such differences could be significant. Please also see the section of this document entitled “Risk Factors.”

The closing price of Talbots common stock on the NYSE on March 10, 2010 was $11.45 per share. The value of Talbots common stock and Talbots Warrants will fluctuate prior to the Expiration Date as the market price of Talbots common stock changes.

Elections and Proration

BPW warrantholders may receive a different form of consideration than selected. The number of Talbots Warrants to be paid to holders of public BPW Warrants in the Offer is fixed, with 17,500,000, or 50% of public BPW Warrants, to be exchanged for Talbots Warrants and all remaining BPW Warrants that participate in the Offer to be exchanged for shares of Talbots common stock.

If, in the aggregate, less than 50% of the BPW Warrants held by public warrantholders (counting for these purposes BPW Warrants held by the public warrantholders that do not elect to participate in the Offer), together with 100% of the BPW Warrants held by PWPA, BNYH and the non-sponsor founders, would otherwise receive shares of Talbots common stock in the Offer, then the number of shares of Talbots common stock to be paid in the Offer will be increased and the number of Talbots Warrants to be paid in the Offer will be decreased for each exchanging warrantholder until the sum of 50% of the BPW Warrants held by public warrantholders (counting for these purposes BPW Warrants held by public warrantholders that do not elect to participate in the Offer) and with 100% of the BPW Warrants held by PWPA, BNYH and the non-sponsor founders would be exchanged for shares of Talbots common stock in the Offer. If, in the aggregate, less than 17,500,000 BPW Warrants would otherwise be exchanged for Talbots Warrants in the Offer, then the number of Talbots Warrants to be paid in this Offer will be increased and the number of shares of Talbots common stock to be paid in the Offer will be decreased for each exchanging warrantholder until a total of 17,500,000 BPW Warrants would be exchanged for Talbots Warrants in the Offer. In the merger, the BPW Warrants of warrantholders that do not participate in the Offer will, in accordance with the terms of the Warrant Agreement, dated as of February 26, 2008, between BPW and Mellon Investor Services LLC, governing the BPW Warrants, be converted into warrants to purchase the number of shares of Talbots common stock as such warrantholder would have received in the merger had the BPW Warrants been converted to shares of BPW common stock immediately prior to the completion of the merger.

The number of Talbots Warrants issuable pursuant to the Offer shall be 17,500,000 multiplied by the floating exchange ratio in the merger (which is equal to the quotient obtained by dividing $11.25 by the average Talbots price or the Talbots closing average, as applicable, subject to a maximum of 1.3235 and a minimum of 0.9000).

If BPW warrantholders elect to receive more than the aggregate amount of Talbots Warrants available in the Offer, the total number of Talbots Warrants issued in the Offer will be proportioned among the BPW warrantholders who elect each form of consideration as follows:

•	Step 1: Allocate any no election BPW Warrants: Any BPW Warrants tendered but with respect to which no election was made will be deemed have elected to receive shares of Talbots common stock.

•	Step 2: Derive the prorated Talbots Warrant elections: The number of BPW Warrants with respect to which a valid election for Talbots Warrants was made that will be converted into the right to receive the Talbots Warrants will be 17,500,000. The remaining BPW Warrants with respect to which a valid election for Talbots Warrants was made will be converted into the right to receive shares of Talbots common stock. All such prorations shall be applied on a pro rata basis, such that each BPW warrantholder who tenders BPW Warrants subject to an election to receive Talbots Warrants bears its proportionate share of the proration. PWPA, BNYH and the non-sponsor founders have agreed to elect to receive Talbots common stock for all of the BPW Warrants. The maximum aggregate number shares of Talbots common stock issuable pursuant to the Offer to BPW warrantholders (including both public BPW warrantholders and PWPA, BNYH and the non-sponsor founders) shall be:

•	equal to the product of 32,276,471 multiplied by one-tenth of the floating exchange ratio in the merger,

– minus

•	the total number of public BPW Warrants not participating in the Offer, multiplied by one-tenth of the floating exchange ratio in the merger.

If BPW warrantholders elect to receive more than the aggregate amount of shares of Talbots common stock available in the Offer, the total number of shares of Talbots common stock issued in the Offer will be proportioned among the BPW warrantholders who elect each form of consideration as follows:

•	Step 1: Allocate any no election BPW Warrants: Any BPW Warrants tendered but with respect to which no election was made will be deemed have elected to receive Talbots Warrants.

•	Step 2: Derive the prorated Talbots common stock elections: The number of BPW Warrants with respect to which a valid election for Talbots common stock was made that will be converted into the right to receive the Talbots stock will be the maximum number of shares of Talbots common stock issuable in the Offer (as calculated above) divided by one-tenth of the floating exchange ratio in the merger . The remaining BPW Warrants with respect to which a valid election for Talbots common stock was made will be converted into the right to receive Talbots Warrants.

All such prorations shall be applied on a pro rata basis, such that each BPW warrantholder who tenders BPW Warrants subject to an election to receive Talbots common stock bears its proportionate share of the proration. As noted above, PWPA, BNYH and the non-sponsor founders have agreed to elect to receive Talbots common stock for all of their BPW Warrants, but these elections will be subject to the proration calculations and procedures to the extent BPW warrantholders elect to receive more than the aggregate amount of shares of Talbots common stock available in the offer.

See “Risk Factors — BPW warrantholders may not receive all consideration in the form elected.”

Consequences of Tendering with No Election

BPW warrantholders who fail to indicate whether they would like to receive shares of Talbots common stock or Talbots warrants in the Offer will be allocated whatever form of Offer consideration is remaining (or a proportionate share of each form of Offer consideration if neither is oversubscribed), after taking into account the preferences of the tendering BPW warrantholders who made valid elections. If neither form of consideration is oversubscribed, BPW warrantholders who do not make an election will each receive the remaining shares of Talbots common stock and Talbots Warrants on a pro rata basis such that after all BPW Warrants for which no election is made are exchanged, 50% of public BPW Warrants (counting for these purposes BPW Warrants held by the public warrantholders that do not elect to participate in the Offer) are exchanged for shares of Talbots common stock in the Offer and the remaining 50% are exchanged for Talbots Warrants.

Cash Instead of Fractional Shares of Talbots Common Stock and Talbots Warrants

In lieu of any fractional shares of Talbots common stock that otherwise would be issuable pursuant to the Offer, each BPW warrantholder who otherwise would be entitled to receive a fraction of a share of Talbots common stock pursuant to the Offer will be paid an amount in cash (without interest) equal to such warrantholder’s respective proportionate interest in the proceeds from the sale or sales in the open market by the exchange agent for the Offer, on behalf of all such warrantholders, of the aggregate fractional shares of Talbots common stock issued pursuant to the Offer. As soon as practicable following the completion of the Offer, the exchange agent shall determine the excess of (i) the number of whole shares of Talbots common stock issuable to the former BPW warrantholders pursuant to the Offer including fractional shares, over (ii) the aggregate number of whole shares of Talbots common stock to be distributed to former holders of BPW Warrants (we refer to such excess as the “excess Offer Talbots common stock”). The exchange agent shall as promptly as reasonably practicable sell the excess Offer Talbots common stock at the prevailing prices on the New York Stock Exchange through one or more member firms of the New York Stock Exchange and shall be executed in round lots to the extent practicable. Promptly after the determination of the amount of cash to be paid to former BPW warrantholders in respect of any fractional shares of Talbots common stock, the exchange agent shall distribute such amounts to such former warrantholders.

In lieu of any fractional Talbots Warrants that otherwise would be issuable pursuant to the Offer, each BPW warrantholder who otherwise would be entitled to receive a fraction of a Talbots Warrants pursuant to the Offer will be paid an amount in cash (without interest) equal to such warrantholder’s respective proportionate interest in the proceeds from the sale or sales in the open market by the exchange agent for the Offer, on behalf of all such warrantholders, of the aggregate fractional Talbots Warrants issued pursuant to the Offer. As soon as practicable following the completion of the Offer, the exchange agent shall determine the excess of (i) the number of whole Talbots Warrants issuable to the former BPW warrantholders pursuant to the Offer including fractional warrants, over (ii) the aggregate number of whole Talbots Warrants to be distributed to former holders of BPW Warrants (we refer to such excess as the “excess Offer Talbots Warrants”). The exchange agent shall as promptly as reasonably practicable sell the excess Offer Talbots Warrants. Promptly after the determination of the amount of cash to be paid to former BPW warrantholders in respect of any fractional Talbots Warrants, the exchange agent shall distribute such amounts to such former warrantholders.

Distribution of Offering Materials

This document, the related letter of election and transmittal and other relevant materials will be delivered to record holders of BPW Warrants and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on BPW’s warrantholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, so that they can in turn send these materials to beneficial owners of BPW Warrants.

Expiration of the Offer

The Offer is scheduled to expire at 12:00 midnight, New York City time, at the end of March 26, 2010, which is the “Initial Expiration Date,” unless further extended by Offeror. “Expiration Date” means the Initial Expiration Date, unless and until Offeror has extended the period during which the Offer is open, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended by Offeror, will expire.

Extension, Termination and Amendment

Offeror expressly reserves the right to extend the period of time during which the Offer remains open, at any time or from time to time, by giving notice of such extension to the exchange agent. Offeror is required under the merger agreement to use its reasonable best efforts to complete the Offer at or immediately prior to the closing of the merger, and it currently intends to exercise its right to extend the Offer period as necessary until all conditions of the Offer, and all conditions of the merger (other than those conditions related to the completion of the Offer) have been satisfied or waived. During any such extension, all BPW Warrants previously tendered and not withdrawn will remain subject to the Offer, subject to each tendering BPW warrantholder’s right to withdraw its BPW Warrant. BPW warrantholders should read the discussion under “— Withdrawal Rights” for more details.

Subject to the provisions of the merger agreement, to the extent legally permissible, Offeror also reserves the right, at any time or from time to time:

•	to delay acceptance for exchange of any BPW Warrant pursuant to the Offer, or to terminate the Offer and not accept or exchange any BPW Warrants not previously accepted or exchanged, if any of the conditions of the Offer are not satisfied or waived prior to the Expiration Date or to the extent required by applicable laws;

•	to extend the Offer from time to time if less than 90% of the BPW warrants issued in BPW’s initial public offering have been validly tendered and not withdrawn at the otherwise scheduled Expiration Date;

•	to waive any condition, other than as described in “— Conditions of the Offer”; and

•	to otherwise amend the Offer in any respect.

In addition, Offeror may terminate the Offer and not exchange BPW Warrants that were previously tendered even if Offeror has accepted, but not paid for, BPW Warrants in the Offer, if at the Expiration Date the conditions of the Offer described below in “— Conditions of the Offer” are not met or waived.

Offeror will effect any extension, termination, amendment or delay by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to warrantholders in connection with the Offer be promptly disseminated to warrantholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which Offeror may choose to make any public announcement, Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release to Business Wire.

If Offeror materially changes the terms of the Offer or the information concerning the Offer, or if Offeror waives a material condition of the Offer, Offeror will extend the Offer to the extent legally required under the Exchange Act. If, prior to the Expiration Date, Offeror changes the percentage of BPW Warrants being sought or the consideration offered, that change will apply to all holders whose BPW Warrants are accepted for exchange pursuant to the Offer. If at the time notice of that change is first published, sent or given to BPW warrantholders, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, Offeror will extend the Offer until the expiration of that ten business day period. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

No subsequent offering period will be available after the Offer.

Exchange of BPW Warrants; Delivery of Shares of Talbots Common Stock and Talbots Warrants and Cash

Talbots has retained Computershare Inc. as the depositary and exchange agent for the Offer to handle the exchange of BPW Warrants for the offer consideration.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Offeror will accept for exchange, and will exchange, BPW Warrants validly tendered and not properly withdrawn promptly after the Expiration Date. In all cases, exchanges of BPW Warrants tendered and accepted for exchange pursuant to the Offer will be made only after timely receipt by the exchange agent of certificates for those BPW Warrants, a properly completed and duly executed letter of election and transmittal, and any other required documents.

For purposes of the Offer, Offeror will be deemed to have accepted for exchange BPW Warrants validly tendered and not properly withdrawn if and when it notifies the exchange agent of its acceptance of those BPW Warrants pursuant to the Offer. The exchange agent will deliver any shares of Talbots common stock or Talbots

Warrants issuable in exchange for BPW Warrants validly tendered and accepted pursuant to the Offer, and cash instead of any fractional shares of Talbots common stock or Talbots Warrants, promptly after receipt of such notice. The exchange agent will act as the agent for tendering BPW warrantholders for the purpose of receiving shares of Talbots common stock, Talbots Warrants and cash from Offeror and transmitting such stock and warrants to the tendering BPW warrantholders. BPW warrantholders will not receive any interest on any cash that Offeror pays in the Offer, even if there is a delay in making the exchange.

If Offeror does not accept any tendered BPW Warrants for exchange pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted representing more BPW Warrants than are tendered for, Offeror will return certificates for such unexchanged BPW Warrants without expense to the tendering shareholder.

Withdrawal Rights

BPW warrantholders can withdraw tendered BPW Warrants at any time until the Expiration Date and, if Offeror has not agreed to accept the BPW Warrants for exchange on or prior to April 27, 2010, BPW warrantholders can thereafter withdraw their BPW Warrants from tender at any time after such date until Offeror accepts BPW Warrants for exchange.

For the withdrawal of BPW Warrants to be effective, the exchange agent must receive a written notice of withdrawal from the BPW warrantholder at one of the addresses set forth on the back cover of this document, prior to the Expiration Date. The notice must include the warrantholder’s name, address, social security number, the certificate number(s) of the BPW Warrant(s) to be withdrawn, the number of BPW Warrants to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those BPW Warrants, and any other information required pursuant to the Offer.

Offeror will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision shall be final and binding. None of Talbots, BPW, the exchange agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or will incur any liability for failure to give any such notification. Any BPW Warrants properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, a BPW warrantholder may re-tender withdrawn BPW Warrants by following the applicable procedures discussed under the section “— Procedure for Tendering” or “— Guaranteed Delivery” at any time prior to the Expiration Date.

Procedure for Tendering

For a BPW warrantholder to validly tender BPW Warrants pursuant to the Offer:

•	a properly completed and duly executed letter of election and transmittal, along with any required signature guarantees and any other documents required by the letter of election and transmittal, and certificates for tendered BPW Warrants must be received by the exchange agent at one of its addresses set forth on the back cover of this document before the Expiration Date; or

•	the terms and conditions of the guaranteed delivery procedure set forth below under “— Guaranteed Delivery” must be met.

Signatures on all letters of election and transmittal must be guaranteed by an eligible institution, except in cases in which BPW Warrants are tendered either by a registered holder of BPW Warrants who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of election and transmittal or for the account of an eligible institution.

If the certificates for BPW Warrants are registered in the name of a person other than the person who signs the letter of election and transmittal, or if certificates for unexchanged BPW Warrants are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

The method of delivery of BPW Warrant certificates and all other required documents is at the option and risk of the tendering BPW warrantholder, and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, Offeror recommends registered mail with return receipt requested, properly insured. In all cases, BPW warrantholders should allow sufficient time to ensure timely delivery.

The tender of BPW Warrants pursuant to any of the procedures described above will constitute a binding agreement between Offeror and the tendering BPW warrantholder upon the terms and subject to the conditions of the Offer.

Lost or Destroyed Certificates

BPW warrantholders whose certificate for part or all of their BPW Warrants has been lost, stolen, misplaced or destroyed may contact Mellon Investor Services LLC, at the address and telephone number set forth below, for instructions as to obtaining a replacement BPW Warrant certificate. That certificate will then be required to be submitted together with the letter of election and transmittal in order for such BPW Warrants to be validly tendered pursuant to the Offer. The BPW warrantholder may have to post a bond to secure against the risk that the BPW Warrant certificate may subsequently emerge. BPW warrantholders whose BPW Warrant certificate has been lost, stolen, misplaced or destroyed should contact Mellon Investor Services LLC immediately in order to permit timely processing of this documentation.

BNY Mellon
PO Box 358016
Pittsburgh, PA 15252-8016
(800) 851-9677

Guaranteed Delivery

BPW warrantholders desiring to tender BPW Warrants pursuant to the Offer but whose certificates are not immediately available or cannot otherwise be delivered with all other required documents to the exchange agent prior to the Expiration Date may nevertheless tender BPW Warrants, as long as all of the following conditions are satisfied:

•	the tender is by or through an eligible institution;

•	a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by Offeror, is received by the exchange agent as provided below prior to the Expiration Date; and

•	the certificates for all tendered BPW Warrants, in proper form for transfer, together with a properly completed and duly executed letter of election and transmittal with any required signature guarantees and all other documents required by the letter of election and transmittal are received by the exchange agent at one of its addresses on the back cover of this document within three NYSE trading days after the date of execution of such notice of guaranteed delivery.

A BPW warrantholder may deliver the notice of guaranteed delivery by hand, facsimile transmission or mail to the exchange agent at one of its addresses on the back cover of this document. The notice must include a guarantee by an eligible institution in the form set forth in the notice.

In all cases, Offeror will exchange BPW Warrants tendered and accepted for exchange pursuant to the Offer only after timely receipt by the exchange agent of certificates for BPW Warrants, a properly completed and duly executed letter of election and transmittal and any other required documents.

Fees and Commissions

Tendering registered BPW warrantholders who tender BPW Warrants directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. Tendering BPW warrantholders who hold BPW Warrants through a broker or bank should consult that institution as to whether or not such institution will charge the warrantholder any service fees in connection with tendering BPW Warrants pursuant to the Offer. Except as set forth in the instructions to the letter of election and transmittal, transfer taxes on the exchange of BPW Warrants pursuant to the Offer will be paid by Offeror.

Matters Concerning Validity and Eligibility

Offeror will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of BPW Warrants, in its sole discretion, and its determination shall be final and binding.

Offeror reserves the absolute right to reject any and all tenders of BPW Warrants that it determines are not in the proper form or the acceptance of or exchange for which may be unlawful. Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any BPW Warrants. No tender of BPW Warrants will be deemed to have been validly made until all defects and irregularities in tenders of such BPW Warrants have been cured or waived. None of Talbots, BPW the exchange agent, the information agent, the depositary and exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any BPW Warrants or will incur any liability for failure to give any such notification. Offeror’s interpretation of the terms and conditions of the Offer (including the letter of election and transmittal and instructions thereto) will be final and binding.

BPW warrantholders who have any questions about the procedure for tendering BPW Warrants in the Offer should contact the information agent at the address and telephone number set forth on the back cover of this document.

Announcement of Results of the Offer

Talbots will announce the final results of the Offer, including whether all of the conditions to the Offer have been satisfied or waived and whether Offeror will accept the tendered BPW Warrants for exchange, as promptly as practicable following the Expiration Date. The announcement will be made by a press release in accordance with applicable New York Stock Exchange requirements.

Material United States Federal Income Tax Consequences

The following general discussion sets forth a summary of certain material United States federal income tax consequences of the Offer to U.S. holders (as defined below) of BPW Warrants that exchange their BPW Warrants for shares of Talbots common stock and/or Talbots Warrants and cash instead of fractional shares of Talbots common stock and/or fractional Talbots Warrants in the Offer. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax.

This discussion is based upon the Internal Revenue Code of 1986, as amended, referred to as the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion addresses only those BPW warrantholders that hold their BPW Warrants as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including, but not limited to, if you are:

•	a financial institution,

•	a tax-exempt organization,

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity),

•	an insurance company,

•	a mutual fund,

•	a dealer or broker in stocks and securities, or currencies,

•	a trader in securities that elects mark-to-market treatment,

•	a BPW warrantholder subject to the alternative minimum tax provisions of the Code,

•	a BPW warrantholder that received BPW Warrants as compensation,

•	a person that is not a U.S. holder (as defined below),

•	a person that has a functional currency other than the United States dollar,

•	a BPW warrantholder that holds BPW Warrants as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, or

•	a United States expatriate.

The determination of the actual tax consequences of the Offer to you will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the Offer in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws. For purposes of this discussion, the term “U.S. holder” means a beneficial owner of BPW Warrants that is for United States federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (including any entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (x) a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person, or (4) an estate that is subject to United States federal income tax on its income regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement treated as a partnership, for United States federal income tax purposes, that is a BPW warrantholder generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership that is a BPW warrantholder should consult their own tax advisors.

Neither BPW nor Talbots has requested a ruling from the Internal Revenue Service in connection with the Offer or related transactions. Accordingly, the discussion below neither binds the Internal Revenue Service nor precludes it from adopting a contrary position. Furthermore, no opinion of counsel has been, or is expected to be, rendered with respect to the tax consequences of the Offer or related transactions.

Tax Consequences of the Offer Generally

The receipt of Talbots common stock and/or Talbots Warrants and cash instead of fractional shares of Talbots common stock and/or fractional Talbots Warrants in exchange for BPW Warrants in the Offer is generally expected to be treated as a taxable transaction for United States federal income tax purposes. In general, a U.S. holder whose BPW Warrants are converted into the right to receive Talbots common stock and/or Talbots Warrants and cash instead of fractional shares of Talbots common stock and/or fractional Talbots Warrants in the Offer is generally expected to recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between (1) the sum of the fair market value of the Talbots common stock and/or Talbots Warrants received in the Offer plus the amount of any cash received instead of fractional shares of Talbots common stock and/or fractional Talbots Warrants and (2) the warrantholder’s adjusted tax basis in the BPW Warrants exchanged in the Offer. Gain or loss, as well as the holding period, will be determined separately for each block of warrants (i.e., warrants acquired at the same cost in a single transaction) surrendered pursuant to the Offer. Such gain or loss will be long-term capital gain or loss provided that a warrantholder’s holding period for such warrants is more than one year at the time of the consummation of the Offer. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations. A holder’s tax basis in the shares of Talbots common stock and/or Talbots Warrants received pursuant to the Offer will be equal to the fair market value of those shares and/or warrants on the date of the consummation of the Offer and the holding period of those shares and/or warrants will begin on the date following the date of the consummation of the Offer.

It is possible that the surrender of shares of BPW common stock by the sponsors of BPW pursuant to the BPW sponsors’ agreement (referred to as the surrender) could have an adverse effect on BPW warrantholders who receive Talbots common stock and/or Talbots Warrants in the Offer. The Internal Revenue Service might contend that, for United States federal income tax purposes, shares of Talbots common stock should be treated as having been issued in the merger based on BPW stockholders’ ownership of BPW common stock prior to the surrender, followed by a transfer by the sponsors of BPW to the other BPW stockholders and to the BPW warrantholders of an amount of Talbots common stock equal to the excess of the amount received by the other BPW stockholders and BPW warrantholders over the amount that such stockholders and warrantholders would have received if the BPW sponsors had not surrendered any shares. The Internal Revenue Service might further contend that the Talbots Warrants received in the Offer by BPW warrantholders have a greater value because of the surrender. Under this theory, a portion of the amount realized by each BPW warrantholder (other than the sponsors of BPW) could be recharacterized as ordinary income, resulting in a corresponding reduction in such BPW warrantholder’s capital gain or an increase in such BPW warrantholder’s capital loss. In light of the absence of controlling authority directly on point, no assurance can be given as to whether the Internal Revenue Service would take such a position or, if it did, whether it would prevail.

Backup Withholding

If you are a non-corporate holder of BPW Warrants you may be subject to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive in connection with the Offer. You generally will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the Internal Revenue Service Form W-9 or successor form included in the election form/letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules, or

•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your United States federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

This summary of certain material United States federal income tax consequences is for general information only and is not tax advice. Holders are urged to consult their tax advisors with respect to the application of United States federal income tax laws to their particular situations as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Purpose of the Offer; The Merger; No Dissenter’s Rights

Purpose of the Offer; The Merger

The purpose of the Offer is for Talbots to satisfy its obligations under the merger agreement, which provides for the acquisition of BPW by Talbots. Pursuant to the merger agreement, the successful completion of the Offer is a precondition to the consummation of the acquisition. Promptly after completion of the Offer, Talbots intends to consummate a merger of Merger Sub with and into BPW, with BPW surviving the merger. After the merger, the Surviving Corporation will be a wholly owned subsidiary of Talbots and the former BPW warrantholders will no longer have any direct ownership interest in the Surviving Corporation. See “The Merger Agreement” for a more detailed description of the terms and conditions of the merger agreement.

In the merger, the BPW Warrants of warrantholders that did not participate in the Offer will, in accordance with the terms of the existing warrant agreement governing the BPW Warrants, be converted into warrants to purchase the number of shares of Talbots common stock as such warrantholder would have received in the merger had the BPW Warrants been converted to shares of BPW common stock immediately prior to the completion of the merger.

Pursuant to the terms of the merger agreement, if the merger is completed shares of BPW common stock will be exchanged for Talbots common stock based on an exchange ratio equal to the greater of:

•	0.9853, and

•	the quotient (rounded to the nearest ten-thousandth) obtained by dividing $11.25 by the average of the daily volume weighted average prices per share (calculated to the nearest one-hundredth of one cent) of Talbots common stock on the New York Stock Exchange over the 5 consecutive trading days immediately preceding the date of completion of the merger; provided that if such quotient is (1) greater than 1.3235, such quotient shall be deemed to be 1.3235; or (2) less than 0.9000, such quotient shall be deemed to be 0.9000.

In comparison, under the terms of the Offer, each BPW warrantholder may elect to receive, for each outstanding BPW Warrant validly tendered and not withdrawn in the Offer, at the election of such holder either:

•	a number of shares of Talbots common stock equal to the greater of:

•	0.09853, and

•	the quotient (rounded to the nearest one hundred-thousandth) obtained by dividing $1.125 by the Talbots closing average, provided that if such quotient is (1) greater than 0.13235, such quotient shall be deemed to be 0.13235, or (2) less than 0.09000, then such quotient shall be deemed to be 0.09000; or

•	a number of Talbots Warrants based on an exchange ratio equal to the product obtained by multiplying 10 times the Talbots common stock exchange ratio,

subject in each case to the election procedures and to the proration procedures described in this document and the related letter of election and transmittal.

No Dissenter’s Rights

BPW warrantholders do not have dissenter’s rights in connection with the Offer. In addition, holders of shares of BPW common stock will not be entitled to any appraisal rights under Delaware General Corporation Law in connection with the merger.

Effect of the Offer on the Market for BPW Warrants; NYSE Amex Listing; Registration Under the Exchange Act; Margin Regulations

Effect of the Offer on the Market for the BPW Warrants; NYSE Amex Quotation

The purchase of BPW Warrants by Offeror pursuant to the Offer will reduce the number of BPW warrantholders and the number of BPW Warrants that might otherwise trade and could adversely affect the liquidity and value of any BPW Warrants that are not tendered in the Offer. Additionally, in connection with the completion of the Offer and the merger, BPW will make the appropriate filings to delist the BPW Warrants from trading on the NYSE Amex. The BPW Warrants that are not validly tendered in the Offer, if any, will cease to be eligible for trading on any public market, which may further adversely affect the liquidity and value of these securities. A more limited trading market might adversely affect the liquidity, price and price volatility of these securities. If a private market for unexchanged BPW Warrants develops, these securities may trade at a discount to the price at which the securities would trade if the amount outstanding were not reduced and the securities were not delisted from trading on the NYSE Amex, depending on the market for similar securities and other factors. The extent of the market for BPW Warrants after consummation of the Offer and the availability of quotations for such BPW Warrants will depend upon a number of factors, including the number of BPW warrantholders, the aggregate market value of the BPW Warrants at such time, the interest of maintaining a market in the BPW Warrants, analyst coverage of BPW on the part of any securities firms and other factors. In the merger, the BPW Warrants of warrantholders that did not participate in the Offer will, in accordance with the existing warrant agreement governing the BPW Warrants, be converted into warrants to purchase the number of shares of Talbots common stock as such warrantholder would have received in the merger had the BPW Warrants been converted to shares of BPW common stock immediately prior to the completion of the merger.

Registration Under the Exchange Act

BPW Warrants currently are registered under the Exchange Act. This registration may be terminated upon application by BPW to the SEC if BPW Warrants are not listed on a national securities exchange and there are fewer than 300 record holders. Termination of registration would substantially reduce the information required to be furnished to holders of BPW Warrants and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of Exchange Act Rule 13e-3 with respect to “going private” transactions, no longer applicable to BPW Warrants. In addition, “affiliates” of BPW and persons holding “restricted securities” of BPW may be deprived of the ability to dispose of these securities pursuant to Rule 144 under the Securities Act. If registration of BPW Warrants under the Exchange Act is not terminated prior to the merger, then Talbots intends to terminate the registration of BPW Warrants following consummation of the merger.

Margin Regulations

BPW Warrants currently are a “margin security” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the BPW Warrants. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, BPW Warrants may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event such BPW Warrants could no longer be used as collateral for loans made by brokers.

Conditions of the Offer

Subject to the provisions of the merger agreement, Offeror shall not accept for exchange or exchange any BPW Warrants, may postpone the acceptance for exchange, or the exchange, of tendered BPW Warrants, and may, in its sole discretion, terminate or amend the Offer if at the Expiration Date the following conditions are not met or waived, if subject to waiver.

Minimum Tender

There shall have been validly tendered and not properly withdrawn prior to the expiration of the Offer, a number of BPW Warrants which, together with any BPW Warrants issued in BPW’s initial public offering that Talbots or Offeror beneficially owns for their own account, will constitute at least 90% of the BPW Warrants issued in BPW’s initial public offering.

Certain Other Conditions

The other conditions to the Offer are as follows:

•	the registration statement, of which this document is a part, shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order;

•	no order, decree, injunction or ruling restraining or enjoining or otherwise materially delaying or preventing the acceptance for payment of, or the payment for, some or all of the BPW Warrants or otherwise prohibiting consummation of the Offer shall have been issued by a governmental entity and no statute, rule or regulation shall have been enacted that prohibits or makes illegal the acceptance for payment of, or the payment for, some or all of the BPW Warrants;

•	all conditions to closing under the merger agreement shall have been satisfied or waived, other than those conditions which by their nature are only capable of being satisfied as of closing and other than the consummation of the Offer; and

•	the merger agreement shall not have been terminated in accordance with its terms.

Subject to the provisions of the merger agreement, the foregoing conditions are for the sole benefit of Talbots and may be asserted by Talbots regardless of the circumstances or may be waived by Talbots, by express and specific action to that effect, in whole or in part at any time and from time to time on or prior to the Expiration Date, except that the conditions relating to receipt of any approvals from any governmental entity may be asserted at any time prior to the Offeror’s acceptance of BPW Warrants for exchange pursuant to the Offer. Any determination by Talbots concerning any event described above will be final and binding upon all parties. The failure by Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time, in each case subject to the applicable rules and regulations of the SEC.

Certain Legal Matters; Regulatory Approvals

General

Talbots is not aware of any governmental license or regulatory permit that appears to be material to BPW’s business that might be adversely affected by Offeror’s acquisition of BPW Warrants pursuant to the Offer or, except as described below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for Offeror’s acquisition or ownership of BPW Warrants pursuant to the Offer. Pursuant to the merger agreement, Talbots and BPW have agreed to cooperate and use reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement, including the Offer. Talbots and BPW have completed, or will complete, the filing of applications and notifications to obtain the required regulatory approvals. Although neither Talbots nor BPW knows of any reason why these regulatory approvals cannot be obtained in a timely manner, neither Talbots nor BPW can be certain when or if they will be obtained. In addition, the parties have determined that the merger is not reportable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, referred to in this document as the HSR Act. Thus, the merger is not subject to the termination or expiration of any waiting period under the HSR Act. Offeror’s obligation under the Offer to accept for exchange and pay for BPW Warrants is subject to certain conditions. See “— Conditions of the Offer.”

Interests of Certain BPW Directors and Officers

The completion of the Offer is a precondition under the merger agreement to the consummation of the merger. If BPW does not complete the merger or another business combination by April 26, 2010 (unless extended by stockholder vote), BPW will be required to commence proceedings to dissolve and liquidate. In such event, the 5,921,660 shares of BPW common stock and warrants to acquire 14,372,089 shares of BPW common stock held by the sponsors and the 254,811 shares of BPW common stock and warrants to purchase 404,382 shares of BPW common stock held by the non-sponsor founders will be worthless because the sponsors and the non-sponsor founders have waived any rights to receive any liquidation proceeds with respect to these securities. None of BPW’s directors other than the non-sponsor founders, and none of BPW’s officers, directly own any shares of BPW common stock or warrants to purchase shares of BPW common stock. In connection with the merger and the Offer, all of the warrants to purchase 14,372,089 shares of BPW common stock held by the sponsors, and all of the warrants to purchase 404,382 shares of BPW common stock held by the non-sponsor founders will be exchanged for shares of Talbots common stock in the Offer based on the Talbots common stock exchange ratio. In connection with the merger, each of the sponsors has agreed to surrender 888,249 shares of BPW common stock for no consideration, and each of the non-sponsor founders has agreed to surrender 25,481 shares of BPW common stock for no consideration. The remaining 4,145,162 shares held collectively by the sponsors and the remaining 178,368 shares held collectively by the non-sponsor founders after such surrender will be exchanged for shares of Talbots common stock based on the floating exchange ratio in the merger.

PWPA and BNYH are the sponsors of BPW and have entered into the BNYH agreement, pursuant to which PWPA and an affiliate will acquire BNYH upon the completion of the merger, and BNYH granted PWPA a proxy to vote its shares of BPW common stock at the BPW special meeting. PWPA and BNYH have also entered into the BPW sponsors’ agreement with BPW and Talbots under which, subject to the terms and conditions of that agreement, PWPA, on behalf of itself and BNYH has agreed to, among other things:

•	exchange, in the Offer, all of its BPW Warrants for shares of Talbots common stock based on the Talbots common stock exchange ratio,

•	surrender an aggregate of 1,776,498 shares of BPW common stock at or prior to completion of the merger for no consideration,

•	with respect to the merger and the pre-closing certificate amendment, vote all of its shares of BPW common stock acquired prior to BPW’s initial public offering in accordance with the majority of the votes cast by the holders of shares of common stock issued in BPW’s initial public offering, and vote any shares of BPW common stock acquired by it in the open market in favor of the merger and the pre-closing certificate amendment,

•	vote all its shares of BPW common stock owned by it in favor of the proposal to approve the post-closing amendment to BPW’s certificate of incorporation in connection with the merger which would eliminate provisions of the BPW certificate of incorporation that related to BPW’s operation as a blank check company and reflect certain other changes, which we refer to in this document as the “post-closing certificate amendment;” and any proposal to adjourn the special meeting of BPW stockholders to approve the merger, and

•	subject to exceptions described below in this document, restrict the transfer of all shares of Talbots common stock held by it for 180 days after completion of the merger.

The non-sponsor founders have entered into an agreement with BPW and Talbots, pursuant to which they have agreed to surrender an aggregate of 76,443 shares of BPW common stock at the completion of the merger for no consideration, and to exchange in the Offer warrants to purchase shares of BPW common stock for shares of Talbots common stock based on the Talbots common stock exchange ratio.

In connection with BPW’s initial public offering, BPW entered into letter agreements with each of PWPA and BNYH upon the completion of BPW’s initial public offering pursuant to which they agreed that none of PWPA, BNYH, nor any of their respective affiliates would be entitled to receive any fees or other compensation of any kind in connection with BPW’s initial business combination (other than reimbursement of out-of-pocket expenses). Perella Weinberg, an affiliate of PWPA, was engaged by Talbots in February 2009 to advise on refinancing Talbots’ existing indebtedness and on related strategic alternatives in general. For services rendered with respect to strategic alternatives between February 2009 and September 2009 Talbots paid Perella Weinberg compensation of $2,500,000. In September 2009, following AEON’s notice to Talbots that AEON desired to divest its debt and equity interests in Talbots assuming AEON could identify and structure an appropriate transaction, Perella Weinberg was separately engaged by the Talbots audit committee to assist in exploring strategic alternatives for Talbots. The total compensation payable by Talbots to Perella Weinberg as a result of the BPW transaction, including the merger and related GE Capital credit facility, is approximately $9,000,000 for services with respect to strategic alternatives. Such compensation is contingent upon the closing of the applicable transactions or any similar transactions engaged in by Talbots. The fee arrangements between Talbots and Perella Weinberg apply equally to any similar transactions engaged in by Talbots whether or not involving BPW. BPW is not a party to these engagements and will not pay any fees to Perella Weinberg in connection with the merger or the related transactions. BPW and BNYH have acknowledged Talbots’ engagement of Perella Weinberg and consented to the payment of such fees in the BPW sponsors’ agreement. Joseph R. Perella, the Vice Chairman of the BPW board of directors, and Gary Barancik, the Chief Executive Officer of BPW, are partners of Perella Weinberg. Some of BPW’s other officers are also partners or employees of Perella Weinberg. This payment will be made following the completion of the merger.

The sponsors, entities in which certain directors and officers of BPW hold a financial interest, and the non-sponsor founders together acquired 6,176,471 shares of BPW common stock and warrants to purchase 14,776,471 shares of BPW common stock prior to or in connection with BPW’s initial public offering. BPW’s directors and officers will likely benefit from the completion of the merger even if the merger causes the market value of BPW common stock to decrease. Even though approximately 30% of the shares held by the sponsors and the non-sponsor founders will be surrendered without any consideration and any BPW Warrants held by the sponsors and the non-sponsor founders will be exchanged for shares of Talbots common stock in the Offer, the likely benefit to BPW’s directors and officers may influence their motivation for promoting the merger, including the Offer required to be completed in connection with the merger, and/or soliciting proxies for the approval of the merger proposal.

Interests of Certain Talbots Directors and Officers

The completion of the Offer is a precondition under the merger agreement to the consummation of the merger. When you consider the Offer, you should also keep in mind that the directors and officers of Talbots have interests in the merger, including in certain cases as individuals, that are different from, or in addition to, your interests as a holder of BPW Warrants.

Following entry into the merger agreement, Talbots management and BPW began discussions concerning possible 2009 annual incentive and retention arrangements for management. Based on these discussions and the agreement of BPW, Talbots management proposed, and on February 25, 2010 at its regularly-scheduled meeting the Compensation Committee of the Talbots board of directors approved, a 2009 annual incentive and retention program for certain employees, including executive officers.

A portion of the 2009 annual incentive awards is to be made contingent on the completion of the merger (the “financing incentive award”), and a portion of the 2009 annual incentive awards is based on Talbots having achieved improved 2009 operating financial results (the “operating performance incentive award”).

The aggregate payments to Talbots executive officers under the financing incentive award portion of the 2009 annual incentive award is $5,000,000 (including $1,500,000 to Talbots Chief Executive Officer, $1,250,000 to Talbots Chief Operating Officer/Chief Financial Officer, $1,000,000 to Talbots Executive Vice President/chief legal officer and $250,000 to each of the other executive officers). One-third of the financing incentive award payable to each individual would be awarded in cash and two-thirds of the financing incentive award is to be awarded in the form of special restricted stock units. Under such arrangements Talbots would (1) pay the cash portion at the closing of the merger, subject to continued employment through the closing of the merger, except that in the event of certain specified liquidity constraints Talbots may choose to delay payment for an additional three months beyond the closing, and (2) grant the special restricted stock unit awards, which we refer to as the special RSUs, to these employees at the closing of the merger. The special RSUs would vest on the first anniversary of the closing of the merger, subject to the employee’s continued employment through that date. The special RSUs would also vest upon a termination of employment prior to the first anniversary of the closing of the merger under circumstances qualifying the applicable employee for severance or in the event of the employee’s death or disability or in the event of the occurrence of a change in control following the consummation of the BPW merger, but would otherwise be forfeited upon a termination of employment prior to the first anniversary of closing of the merger.

The operating performance incentive award portion of the 2009 incentive program was approved by the Talbots Compensation Committee as a result of the Talbots’ improved operating performance for 2009, but payment is subject to the completion of the merger. An incentive pool of $4,000,000 is to be allocated as follows: (i) 50% of the total pool is payable to those management-level employees eligible under Talbots’ annual incentive program and (ii) 50% of the total pool is payable to all other Talbots associates. Of this amount, $240,000 would be payable to the Talbots Chief Executive Officer and between $60,000 and $130,000 would be payable to each of the other executive officers, other than the Chief Operating Officer/Chief Financial Officer who is entitled to receive a fixed annual incentive payment payable outside of the 2009 annual incentive program pursuant to the terms of his employment agreement.

Current Directors and Officers of Talbots

Set forth below are the name, address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Talbots. Except as otherwise noted, positions specified are positions with Talbots. The common business address for the directors and executive officers is One Talbots Drive, Hingham, Massachusetts, 02043.

Except as otherwise indicated, all of the persons listed below are citizens of the United States of America. Except as otherwise indicated, none of the directors and officers of Talbots listed below has, during the past five years, (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Occupation or Employment Since 2005

John W. Gleeson	Mr. Gleeson has been a Director since 2004. Mr. Gleeson served as Senior Vice President and Chief Strategy Officer of Walgreen Co. from April 2007 through February 2008, when he retired. From 2004 to April 2007, he served as Senior Vice President, Corporate Strategy and Treasurer of Walgreen Co. and as Treasurer since 2002. Mr. Gleeson also serves as a Director of AMCORE Financial, Inc. Mr. Gleeson is Chairman of the Audit Committee and a member of the Corporate Governance and Nominating Committee.
Tsutomu Kajita	Mr. Kajita has been a Director since 2005 and was Chairman of the Board from July 2008 until July 2009. He has been General Manager, Mergers, Acquisitions, International Operations of AEON Co., Ltd. since 2005 and, as of August 2008, holds the position of President of AEON USA, Inc. and is an Executive Officer of AEON Co., Ltd. He also served as Vice Chairman of the Board of Aeon Co. (Malaysia) Bhd. and was a member of the Compensation Committee and Nomination Committee of Aeon Co. (Malaysia) Bhd until the early part of 2009. Mr. Kajita is a member of the Compensation Committee and the Executive Committee. Mr. Kajita is a citizen of Japan.
Motoya Okada	Mr. Okada has been a Director since 1993. Mr. Okada has been President and Representative Executive Officer of AEON Co., Ltd. since 1997, a director of Aeon Co., Ltd. since 2003 and director of Aeon USA, Inc. since 1992. Mr. Okada is a member of the Corporate Governance and Nominating Committee. Mr. Okada is a citizen of Japan.

Name	Occupation or Employment Since 2005

Gary M. Pfeiffer	Mr. Pfeiffer has been a Director since 2004 and Chairman of the Board of Directors since July 2009. Mr. Pfeiffer served as the Secretary of Finance for the State of Delaware from January through June 2009. He served as Senior Vice President and Chief Financial Officer of E. I. du Pont de Nemours and Company from 1997 through 2006, when he retired. He also currently serves as a Director of both Quest Diagnostics, Inc. and Internap Network Services Corporation. He is Chairman of the Audit & Finance Committee and a member of the Compensation, Executive and Governance Committees of Quest Diagnostics, Inc.’s Board of Directors, and he is Chairman of the Audit Committee and a member of the Nominations and Governance Committee of Internap Networks Service Corporation Board of Directors. Mr. Pfeiffer is also the Chairperson of the Compensation Committee and of the Executive Committee, and is a member of the Audit Committee.
Yoshihiro Sano	Mr. Sano has been a Director since 2006. He is President of Pacific Alliance Group, a firm specializing in cross border mergers and acquisitions, which he founded in 1988, and is an advisor to AEON Co., Ltd. Mr. Sano is a citizen of Japan.
Trudy F. Sullivan	Ms. Sullivan joined us as our President and Chief Executive Officer and as a director in August 2007. Prior to Talbots, Ms. Sullivan served as President of Liz Claiborne, Inc. from January 2006 until July 2007. Ms. Sullivan joined Liz Claiborne, Inc. in 2001 as Group President of the company’s Casual, Collections, and Elisabeth businesses. She was named Executive Vice President in March 2002. She served in this position until she was named President of Liz Claiborne, Inc. in 2006. Ms. Sullivan is a member of the Executive Committee.
Susan M. Swain	Ms. Swain has been a Director since 2001. She has been President and Co-Chief Operating Officer of C-SPAN since December 2006. From 1995 to 2006, Ms. Swain served as Executive Vice President and Co-Chief Operating Officer of C-SPAN. Ms. Swain also serves as an officer of National Cable Satellite Corporation, as a Director of the C-SPAN Education Foundation and as Chairman of the National Press Foundation. Ms. Swain is Chairperson of the Corporate Governance and Nominating Committee, a member of the Audit Committee, and a member of the Compensation Committee.
Isao Tsuruta	Mr. Tsuruta has been a Director since 1999. He has been Executive Vice President and General Manager of AEON USA, Inc. since 2000. Mr. Tsuruta is a citizen of Japan.
Michael Scarpa	Mr. Scarpa joined Talbots as Chief Operating Officer in December 2008, and was named Chief Operating Officer and Chief Financial Officer and Treasurer in January 2009. He joined Talbots from Liz Claiborne where he served as Chief Operating Officer from January 2007 through November 2008. Mr. Scarpa was Liz Claiborne’s Senior Vice President, Finance and Distribution and Chief Financial Officer from May 2005 to January 2007 and Senior Vice President, Chief Financial Officer from July 2002 to May 2005.
Richard T. O’Connell, Jr.	Mr. O’Connell was appointed Executive Vice President, Real Estate, Legal, Store Planning and Design, and Construction, and Secretary in June 2008. Previously he served as Executive Vice President, Legal and Real Estate, and Secretary since November 2006, after becoming Senior Vice President, Legal and Real Estate and Secretary in 1989.
Michael Smaldone	Mr. Smaldone was appointed Chief Creative Officer for the Talbots brand in December 2007. Prior to joining Talbots, Mr. Smaldone was Senior Vice President of Design for Ann Taylor from September 2003 until December 2007.

Name	Occupation or Employment Since 2005

Benedetta Casamento	Ms. Casamento joined Talbots as Executive Vice President, Finance in April 2009. Prior to joining Talbots, at Liz Claiborne, Inc., Ms. Casamento served as President of the Liz Claiborne, Claiborne and Monet brands from July 2007 to October 2008, President of the Ellen Tracy and Dana Buchman brands from January 2007 to July 2007, and Vice President, Group Operating Director, Better & Moderate Apparel from January 2004 to January 2007.
John Fiske, III	Mr. Fiske was appointed Executive Vice President and Chief Stores Officer for the Talbots brand in March 2009. Previously, he served as Executive Vice President, Human Resources and Administration since June 2008 and previously as Senior Vice President, Human Resources since April 2007. Mr. Fiske was Senior Vice President, Human Resources at the J. Jill Group, Inc. from March 2005 to April 2007.
Gregory Poole	Mr. Poole joined Talbots in June 2008 as Executive Vice President and Chief Supply Chain Officer. Mr. Poole was previously Senior Vice President, Chief Procurement Officer since June 2007 at Ann Taylor Stores Corporation and Senior Vice President, Sourcing and Vendor Development at Gap, Inc. from August 2004 to February 2006. Mr. Poole is a citizen of New Zealand.
Lori Wagner	Ms. Wagner was appointed Executive Vice President, Chief Marketing Officer for the Talbots brand in March 2008. She joined Talbots from Cole Haan, a division of Nike, where she served as Senior Vice President, Chief Marketing Officer from 2006. Prior to joining Cole Haan, she served as Senior Vice President of Marketing for Kenneth Cole Productions since 2001.

Board of Directors and Management of Talbots Following Completion of the Merger

Upon completion of the merger, the board of directors of Talbots will consist of seven members, comprised of:

•	the President and Chief Executive Officer of Talbots as of the completion of the merger,

•	three additional members of the Talbots board of directors immediately prior to the completion of the merger, each of whom will qualify as an “independent director” under the rules of the New York Stock Exchange, and

•	three persons to be mutually agreed upon by BPW and the audit committee of the Talbots board of directors prior to the completion of the merger.

Upon completion of the merger, Gary M. Pfeiffer will serve as chairman of the Talbots board of directors and Trudy F. Sullivan will serve as President and Chief Executive Officer of Talbots.

Certain Relationships With BPW

As of the date of the Offer, Talbots does not own any BPW Warrants. Talbots has not effected any transaction in securities of BPW in the past 60 days. None of the directors or executive officers of Talbots, nor any of its associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of BPW or has effected any transaction in securities of BPW during the past 60 days.

Except as described in this document, (i) there have been no contacts, negotiations or transactions during the past two years, between Talbots, any of its directors, executive officers or other affiliates on the one hand, and BPW or its affiliates on the other hand concerning any merger, consolidation, acquisition, tender offer, election of BPW’s directors, or the sale of a material amount of BPW’s assets, and (ii) Talbots, its directors, executive officers or other affiliates, do not have any other present or proposed material agreement, arrangement, understanding or relationship with BPW or any of its executive officers, directors, controlling persons or subsidiaries.

Source and Amount of Funds

The Offer and the merger are not conditioned upon any financing arrangements or contingencies except that, pursuant to the merger agreement, BPW’s and Talbots’ obligations to consummate the merger are conditioned upon receipt of financing in such principal amount that, together with the net proceeds of amounts in BPW’s trust account and other available cash, Talbots will have all necessary funds to consummate the transactions contemplated by the merger agreement, including the repayment in full of all amounts due or outstanding in respect of (i) all financing agreements between AEON and Talbots, (ii) the Support Letter (Financial), dated as of April 9, 2009, from AEON Co., Ltd to Talbots, and the Letter of Support, dated as of April 9, 2009, from AEON Co., Ltd to Talbots and (iii) all Third Party Credit Facilities (as defined in the AEON agreement in Appendix D to this document), to pay related fees and expenses and to have, immediately following the consummation of the transactions contemplated by the merger agreement, cash on hand or available to be borrowed under one or more bank credit facilities in an amount sufficient to fund ordinary course working capital and other general corporate purposes.

Fees and Expenses

Talbots has retained Morrow & Co., LLC as information agent in connection with the Offer. The information agent may contact holders of BPW Warrants by mail, email, telephone, facsimile and personal interview and may request brokers, dealers and other nominee holders to forward material relating to the Offer to beneficial owners of BPW Warrants. Talbots will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. Talbots agreed to indemnify the information agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the U.S. federal securities laws.

In addition, Talbots has retained Computershare Inc. as exchange agent in connection with the Offer. Talbots will pay the exchange agent reasonable and customary compensation for its services in connection with the Offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Talbots will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers. Except as set forth above, Talbots will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of BPW Warrants pursuant to the Offer.

Accounting Treatment

Talbots prepares its financial statements in accordance with GAAP. In determining the accounting treatment of the merger, management has evaluated all pertinent facts and circumstances, including whether BPW, which is a special purpose acquisition company, meets the definition of a business. BPW has raised significant capital through the issuance of shares and warrants and was formed to effect a merger, capital, stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses. Accordingly, Talbots has concluded that BPW is a business and business combination accounting would apply to the transaction.

The merger will be accounted for using the acquisition method of accounting, which requires the determination of which entity is the accounting acquirer. The accounting acquirer is the entity that obtains control of the acquiree. The determination of the acquirer considers many factors, including the relative voting rights in the combined entity after the business combination, the existence of a large minority interest in the combined entity if no other owner or organized group of owners has a significant voting interest, the composition of the governing body of the combined entity, the composition of the senior management of the combined entity, the terms of the exchange of equity securities, the relative size of the combining entities and which of the combining entities initiated the combination. There is no hierarchical guidance on determining the acquirer in a business combination effected through an exchange of equity interests.

Talbots has concluded that Talbots is the accounting acquirer based on its evaluation of the facts and circumstances of the acquisition. The purpose of the merger was to assist Talbots with the refinancing and recapitalization of its business and Talbots initiated the transaction. Talbots is the larger of the two entities and is the operating company within the combining companies. Talbots’ continuing board members will continue to hold a majority of the seats on the Talbots board of directors and BPW stockholders will not have any continuing board appointment rights after the initial consent to 3 additional board members appointed to serve after the merger. Talbots’ senior management will be continuing as senior management of the combined company. In addition, the terms of the exchange provide BPW stockholders with a premium (subject to a formula related to Talbots’ common stock price over a defined period) over the market value of shares of BPW common stock prior to the merger announcement. Although a larger portion of the voting rights in the combined entity will be held by former BPW stockholders, this was not considered determinative, as all other important elements considered in determining which party has control, including board of directors representation and management continuity were not aligned with this voting interest. Additionally, the BPW stockholders are expected to represent a diverse group of stockholders at completion of the merger and we are not aware of any voting or other agreements that suggest that they can act as one party.

As Talbots was determined to be the acquirer for accounting purposes, the accounting for the transaction will be similar to that of a capital infusion as the only significant pre-combination asset of BPW is the cash and cash equivalents, which are already recognized by BPW at fair value, obtained from BPW’s investors. No intangibles or goodwill will arise through the accounting for the transaction. The accounting is the equivalent of Talbots issuing shares of common stock for the net monetary assets of BPW. Accordingly, Talbots will record the equity issued in exchange for BPW based on the value of the net monetary assets received as of the closing date of the merger.

Talbots will allocate the purchase price to the fair value of the assets acquired and liabilities assumed at the acquisition date. Acquisition-related costs, which include advisory, legal, accounting, valuation, and other professional or consulting fees, will be expensed in the period incurred. The costs to issue equity securities will be recognized against the proceeds. Deferred financing fees will be amortized over the term of the new financing.

Stock Exchange Listing

Shares of Talbots common stock are listed on the New York Stock Exchange. Talbots intends to submit an application to list on the New York Stock Exchange the shares of Talbots common stock and warrants that Talbots will issue in the Offer.

Litigation

On January 12, 2010, a purported Talbots common shareholder filed a putative class and derivative action captioned Campbell v. The Talbots, Inc., et al., C.A. No. 5199-VCS, in the Court of Chancery of the State of Delaware against Talbots; the Talbots board of directors; AEON USA; BPW; Perella Weinberg, an affiliate of PWPA (one of the sponsors of BPW); and the Vice Chairman, Chief Executive Officer, and Senior Vice President of BPW. Among other things, the complaint asserts claims for breaches of fiduciary duties, aiding and abetting breaches of fiduciary duties, and violation of certain sections of the Delaware General Corporation Law and Talbots’ bylaws. The Plaintiff originally sought injunctive, declaratory, and monetary relief, including an order enjoining the consummation of the proposed merger and related transactions. On February 4, 2010, the Court entered a Scheduling Stipulation and Order providing for expedited discovery and proceedings, which set a hearing on Plaintiff’s motion for a preliminary injunction for March 12, 2010.

On March 6, 2010, a Stipulation entered into by all parties to the litigation was filed in the Court of Chancery, pursuant to which (i) Plaintiff withdrew his motion for a preliminary injunction to enjoin consummation of the proposed merger and related transactions between Talbots and BPW and, in exchange, (ii) Talbots agreed to implement and maintain certain corporate governance measures, subject to the terms and conditions specified in the Stipulation. The Stipulation does not constitute dismissal, settlement, or withdrawal of Plaintiff’s claims in the litigation, and there is no assurance the parties will finally settle and discharge such claims. The defendants believe the litigation is without merit. They have moved to dismiss the complaint and intend to defend against the claims vigorously.

THE MERGER AGREEMENT

Talbots is making the Offer in order to satisfy its obligations under the merger agreement, which provides for the acquisition, by the merger, of BPW by Talbots. The following describes certain aspects of the merger, including material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by, reference to the merger agreement, which is attached, as amended, to this document as Appendix A and is incorporated by reference into this document. We urge you to carefully read the merger agreement in its entirety.

Structure of the Merger

The merger agreement provides for the merger of Merger Sub with and into BPW, with BPW surviving the merger and becoming a wholly owned subsidiary of Talbots.

Merger Consideration

Subject to the payment of cash in lieu of fractional shares, each share of BPW common stock, other than shares of BPW common stock owned by Talbots, Merger Sub or BPW immediately before the completion of the merger, and shares of BPW common stock held by BPW stockholders that validly exercise their conversion rights, will be converted into the right to receive a number of shares of Talbots common stock equal to the greater of:

•	0.9853, which is the quotient (rounded to the nearest ten-thousandth) obtained by dividing $11.25 by the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of shares of Talbots common stock on the NYSE for the 15 consecutive trading days immediately preceding the fifth trading day prior to the date of the special meeting of BPW stockholders; and

•	the quotient (rounded to the nearest ten-thousandth) obtained by dividing $11.25 by the average of the daily volume weighted average prices per share (calculated to the nearest one-hundredth of one cent) of shares of Talbots common stock on the New York Stock Exchange over the 5 consecutive trading days immediately preceding the date of completion of the merger; provided, however, that if such quotient is: (1) greater than 1.3235, then each share of BPW common stock, other than shares of BPW common stock owned by Talbots, Merger Sub or BPW immediately before the completion of the merger, and shares of BPW common stock held by BPW stockholders that validly exercise their conversion rights, would receive 1.3235 shares of Talbots common stock, or (2) less than 0.9000, then each share of BPW common stock, other than shares of BPW common stock owned by Talbots, Merger Sub or BPW immediately before the completion of the merger, and shares of BPW common stock held by BPW stockholders that validly exercise their conversion rights, would receive 0.9000 shares of Talbots common stock.

No fractional shares of Talbots common stock will be issued in the merger. Each holder of shares of BPW common stock that would otherwise be entitled to a fractional share of Talbots common stock will receive a cash payment in lieu of such fractional share of Talbots common stock representing such holder’s proportionate interest, if any, in the proceeds from the sale of the number of shares of Talbots common stock equal to the excess of the aggregate number of shares of Talbots common stock to be delivered by Talbots to the exchange agent, over the aggregate number of whole shares of Talbots common stock to be distributed to the BPW stockholders.

Conditions to Completion of the Merger

The obligations of both BPW and Talbots to complete the merger are subject to the satisfaction of the following conditions:

•	the effectiveness under the Securities Act of 1933, as amended, of the registration statement for the issuance of shares of Talbots common stock in the merger, and the absence of any stop order suspending its effectiveness or proceedings threatened for that purpose,

•	the approval by the BPW stockholders of the merger proposal, the pre-closing certificate amendment proposal and the post-closing certificate amendment proposal,

•	the exercise of conversion rights by holders of less than 35% of the outstanding shares of BPW common stock issued in BPW’s initial public offering,

•	the completion of the Offer (which may be completed at the same time as the merger is completed),

•	the absence of any legal restraint that prohibits, restrains or enjoins the completion of the merger, and the absence of a pending action instituted by a government entity that would reasonably be expected to result in a legal restraint that prohibits, retrains or enjoins the completion of the merger or provides a reasonable basis to conclude that BPW, Talbots or Merger Sub or any of their affiliates or officers or directors would be subject to the risk of criminal liability,

•	the expiration or termination of any applicable waiting periods under the HSR Act,

•	the making of all filings required to be made with governmental entities by BPW or Talbots and its subsidiaries prior to the completion of the merger, and the receipt of all consents, approvals and authorizations from governmental entities required to be obtained by BPW or Talbots and its subsidiaries prior to the completion of the merger, in each case except where the failure to make a filing or obtain a consent, approval or authorization would not reasonably be expected to have a material and adverse effect on the financial condition of BPW or prevent or materially impair the ability of BPW to consummate the merger before April 17, 2010, or have a “Talbots material adverse effect,” as we explain that term below, and

•	Talbots having obtained and made borrowings under the revolving credit facility discussed below under the heading “Debt Commitment Letter” in such amounts that, together with the net proceeds of the BPW trust account and other available cash, Talbots has all funds necessary to complete the merger and the transactions contemplated by the merger agreement, the AEON agreement and the BPW sponsors’ agreement, including the repayment in full of all amounts due or outstanding in respect of:

•	indebtedness under the following agreements in which AEON Co., Ltd. is lender: the $200 million loan facility agreement, dated February 25, 2009, the $50 million term loan agreement, dated July 15, 2008 and amended on March 12, 2009, and the amended and restated $250 million secured revolving loan agreement, dated December 28, 2009 (which we refer to as the amended facility), each as amended from time to time, which we refer to as the AEON facilities,

•	indebtedness under the following support agreements with AEON: the support letter (financial), dated as of April 9, 2009, and the letter of support, dated as of April 9, 2009, which we refer to as the support letters,

•	indebtedness under the following agreements with third parties: the revolving credit agreement with Mizuho Corporate Bank Ltd., dated as of December 29, 2008, the revolving credit agreement with Mizuho Corporate Bank Ltd., dated as of January 28, 2004, the revolving credit agreement with Sumitomo Mitsui Banking Corporation, dated as of January 25, 1994, the revolving credit agreement with Sumitomo Mitsui Banking Corporation, dated as of December 30, 2008, the revolving credit agreement with The Norinchukin Bank, dated as of January 25, 1994, the revolving credit agreement with The Norinchukin Bank, dated as of January 2, 2009, the Revolving Credit Agreement with The Bank of Tokyo-Mitsubishi UFJ, Ltd., dated as of February 26, 2009, the credit agreement with The Bank of Tokyo-Mitsubishi UFJ, Ltd., dated as of March 28, 2007, the revolving loan credit agreement with Mizuho Bank, dated April 17, 2003 and the short term loan agreement with Norinchukin Bank, dated April 17, 2009, as well as related fees and expenses and to have, immediately following the completion of the merger and the transactions contemplated by the AEON agreement and the BPW sponsors’ agreement, cash on hand or available to be borrowed in an amount sufficient to fund ordinary course working capital and other general corporate purposes.

On December 29, 2009, $245 million was drawn by Talbots under the amended facility and was used to repay all outstanding third party bank indebtedness, related interest, and other costs and expenses.

A portion of the proceeds of the amended facility was used to pay off debt of Talbots that AEON had guaranteed and, in addition, the support letters were terminated in their entirety.

Talbots has received a debt commitment letter, dated as of December 7, 2009, from GE Capital to provide, subject to the conditions set forth in the debt commitment letter, a $200 million revolving credit facility under which Talbots and certain of its subsidiaries would be the borrowers. Availability under the GE facility would be determined pursuant to a borrowing base formula, based primarily upon on the borrowers’ levels of domestic finished goods inventory and domestic private label credit card receivables, subject to certain limitations. Proceeds of the GE facility would be available for working capital, capital expenditures and other corporate purposes and, subject to certain conditions, to refinance Talbots’ existing debt and pay transaction expenses related to the GE facility and the merger. On the date that the merger occurs and the GE facility is entered into, the amount of the GE facility that would be available would be limited to $160 million, subject to satisfaction of the conditions to the debt commitment letter and the borrowing base formula described above.

The obligation of Talbots to complete the merger is subject to the satisfaction of the following additional conditions:

•	the representations and warranties of BPW in the merger agreement being true and correct on and as of December 8, 2009 and on and as of the date on which the merger is completed (except for any representations and warranties made as of a specified date, which must be true and correct as of the specified date), except where the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the financial condition of BPW or to prevent or materially impair the ability of BPW to close the merger before April 17, 2010,

•	the performance or compliance by BPW in all material respects with the obligations required by the merger agreement to be performed or complied with by BPW at or prior to the completion of the merger,

•	the BPW sponsors’ agreement being in full force and effect and enforceable against the parties thereto, each of the transactions contemplated thereby to occur prior to the completion of the merger having occurred, and the conditions to the completion of the transactions contemplated by the BPW sponsors’ agreement having been satisfied or waived,

•	BPW having provided irrevocable instructions to Mellon Bank, N.A. to disburse the BPW trust account to pay in full amounts outstanding under the AEON facilities and support letters, as well as to pay to BPW stockholders that have validly exercised their conversion rights, and

•	BPW having secured the agreement of holders of BPW Warrants issued in the BPW initial public offering to participate in the Offer such that at least 90% of such BPW Warrants issued in the BPW initial public offering are exchanged in the Offer.

The obligation of BPW to complete the merger is subject to the satisfaction of the following additional conditions:

•	the representations and warranties of Talbots being true and correct on and as of December 8, 2009 and on and as of the date on which the merger is completed (except for any representations and warranties made as of a specified date, which must be true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a “Talbots material adverse effect”, as we explain the term below,

•	the performance or compliance by Talbots in all material respects with the obligations required by the merger agreement to be performed or complied with by Talbots at or prior to the completion of the merger, and

•	the AEON agreement being in full force and effect and enforceable against the parties thereto, each of the transactions contemplated thereby to occur prior to the completion of the merger having occurred, and the conditions to the completion of the transactions contemplated by the AEON agreement having been satisfied or waived.

When we refer to a “Talbots material adverse effect,” we mean any change, event, development, condition, occurrence or effect that:

•	prevents or materially impairs the ability of Talbots to complete the merger before April 17, 2010,

•	has had a material and adverse effect on the business, financial condition or results of operations of Talbots and its subsidiaries, taken as a whole, provided that to the extent any such change, event, development, condition, occurrence or effect results from any of the following, it shall not constitute or be taken into account in determining whether there has been a Talbots material adverse effect:

•	changes generally affecting the economy, financial, credit or securities markets; any outbreak or escalation of war or any act of terrorism; general conditions in the industries in which Talbots and its subsidiaries operate; and a change in law, rule or regulation, or GAAP or interpretations thereof; provided, that each of the foregoing effects will be taken into account to the extent of any disproportionate impact on Talbots and its subsidiaries relative to other companies operating in the same industries,

•	the execution and delivery of the merger agreement or the announcement of the transactions contemplated by the merger agreement,

•	any change in market price or trading volume of Talbots common stock, provided that the facts giving rise to such change may be deemed to constitute or be taken into account in determining whether there has been a Talbots material adverse effect, or

•	any failure of Talbots to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, provided that the facts giving rise to such failure may be deemed to constitute or be taken into account in determining whether there has been a Talbots material adverse effect.

BPW’s Agreement Not to Solicit Other Offers

While the merger agreement is in effect, BPW has agreed that it will not, and that it will cause its representatives not to, directly or indirectly:

•	solicit, encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any “BPW acquisition proposal” or “business combination”, as we explain those terms below,

•	disclose, in connection with a BPW acquisition proposal or business combination, any information or provide access to its properties, books or records, except as required by law or pursuant to a governmental request for information,

•	enter into or execute any agreement relating to a BPW acquisition proposal or business combination, or

•	fail to make, withdraw, qualify, amend or modify or publicly propose to withdraw, qualify, amend or modify the BPW board of directors’ recommendation to BPW stockholders to vote for the merger agreement proposal, pre-closing certificate amendment proposal and post-closing certificate amendment proposal, or make or authorize any public statement, recommendation or solicitation in support of any BPW acquisition proposal or business combination.

However, notwithstanding the restrictions described above, in response to a bona fide, unsolicited BPW acquisition proposal from a third party, the BPW board of directors may, prior to the special meeting of the BPW stockholders:

•	provide the third party with nonpublic information, and

•	participate in discussions and negotiations with the third party relating to the proposal, if and only to the extent that:

•	the BPW board of directors, after having consulted with and considered the advice of outside counsel, has reasonably determined in good faith that failure to take such action would result in a violation of applicable law, and

•	the third party has entered into a confidentiality agreement pertaining to nonpublic information regarding BPW containing terms in the aggregate no more favorable to the third party than those in the confidentiality agreement between Talbots and BPW (including the standstill provision).

BPW agreed to provide to Talbots any non-public information concerning BPW provided to a third party making a BPW acquisition proposal which was not previously provided to Talbots. BPW also agreed to notify Talbots as soon as practicable (but in any event within 24 hours) after receipt by BPW of any BPW acquisition proposal or an offer, inquiry or proposal relating to a business combination and certain related inquiries or requests, and to keep Talbots fully informed, on a current basis, of any material changes in the status of any such proposal, inquiry or contact. BPW also agreed to, and to cause its representatives to:

•	immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any BPW acquisition proposal or business combination,

•	use reasonable best efforts to:

•	cause all persons other than Talbots and its affiliates who have been furnished with confidential information regarding BPW in connection with the solicitation of or discussions regarding any BPW acquisition proposal or business combination within the 12 months prior to December 8, 2009 promptly to return or destroy such information, and

•	enforce and not waive any provision or release any person, other than Talbots and its affiliates, from any confidentiality, standstill or similar agreement relating to a BPW acquisition proposal or business combination.

When we refer to a “BPW acquisition proposal,” we mean any proposal, offer or inquiry from a third party for or with respect to the acquisition, directly or indirectly, of beneficial ownership of assets, securities or ownership interests of or in BPW representing 20% or more of the assets of BPW, or of an equity interest representing a 20% or greater economic interest in BPW, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, share exchange, liquidation, dissolution, recapitalization, tender offer, exchange offer or similar transaction with respect to BPW.

When we refer to a “business combination,” we mean a business combination, whether through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar type of transaction, with one or more businesses that have an aggregate “fair market value” of at least 80% of the amount held in the BPW trust account at the time of the signing of a definitive agreement (excluding certain deferred underwriting commissions) resulting in BPW acquiring controlling interests of such business(es) or assets.

Trust Account Waiver

The merger agreement contains a waiver by Talbots of any right, title, interest or claim it has or may have in the future in or to any monies in BPW’s trust account, and an agreement by Talbots not to seek recourse (directly or indirectly) against the trust account or any funds distributed from the trust account (other than with respect to certain limited amounts as described in the merger agreement (i) released to BPW from time to time in order to pay operating expenses and (ii) disbursed in connection with BPW completing a business combination) as a result of, or arising out of, any claims against BPW or otherwise arising from the merger agreement or otherwise. In connection with entering into the merger agreement, BPW executed and delivered to Mellon Bank, N.A. irrevocable instructions providing that if (i) BPW completes a business combination (as we explained the meaning of the term above) other than the merger and (ii) the out-of-pocket expenses and/or termination fee described under “— Termination Fee and Expenses — Payment of Termination Fee and Expenses by BPW” below, become due and payable by BPW and have not been previously paid, Mellon Bank, N.A. will deliver from the trust account (prior to any distribution to BPW) to Talbots any previously unpaid portion of the out-of-pocket expenses and/or termination fee so payable by BPW.

Termination of the Merger Agreement

The merger agreement may be terminated without completing the merger, whether before or after the meeting of the BPW stockholders, as follows:

•	by mutual written consent of each of BPW and Talbots,

•	by either Talbots or BPW, if the merger has not been completed by April 17, 2010, provided that neither party may terminate the merger agreement for this reason if that party’s failure to fulfill its obligations under the merger agreement was the cause of, or resulted in, the failure of the merger to be completed on or prior to April 17, 2010,

•	by either Talbots or BPW, if a governmental entity has issued a final order, decree or injunction that makes the merger illegal or permanently prohibits the completion of the merger,

•	by either Talbots or BPW if:

•	the BPW stockholders do not approve the merger proposal, the pre-closing certificate amendment proposal and the post-closing certificate amendment proposal at a duly held meeting of the BPW stockholders or at any adjournment thereof, or

•	the conditions regarding the exercise of conversion rights by BPW stockholders and participation by holders of BPW Warrants in the Offer are not satisfied within the applicable time period,

provided that BPW may not terminate the merger agreement for this reason if BPW fails to timely call and conduct the special meeting of BPW stockholders or otherwise is in breach of its obligations under the merger agreement,

•	by Talbots, if:

•	BPW enters into an agreement relating to a BPW acquisition proposal or business combination in breach of its obligations under the merger agreement, or withdraws or fails to make its recommendation that BPW stockholders approve the merger proposal, the pre-closing certificate amendment proposal and the post-closing certificate amendment proposal,

•	Talbots reasonably requests in writing that the BPW board of directors publicly reconfirm its recommendation that BPW stockholders approve the merger proposal, the pre-closing certificate amendment proposal and the post-closing certificate amendment proposal, and the BPW board of directors fails to do so within ten business days after its receipt of Talbots’ request,

•	BPW fails to fulfill its obligation to timely call and conduct the special meeting of BPW stockholders, or

•	BPW breaches its obligations described above under “BPW’s Agreement Not to Solicit Other Offers” in any material respect,

•	by BPW, upon a material breach of any covenant or agreement or any representation or warranty on the part of Talbots such that the conditions to BPW’s obligation to close the transaction would not be satisfied, provided that if such breach is capable of being cured by Talbots within 30 days of receiving notice from BPW of such breach (or April 17, 2010, if earlier), then BPW may not terminate the agreement on account of such breach if Talbots cures the breach during such period,

•	by Talbots, upon a material breach of any covenant or agreement on the part of BPW such that the conditions to Talbots’ obligation to close the transaction would not be satisfied, provided that if such breach is capable of being cured by BPW within 30 days of receiving notice from Talbots of such breach (or April 17, 2010, if earlier), then Talbots may not terminate the agreement on account of such breach if BPW cures the breach during such period,

•	by the Talbots board of directors prior to approval by BPW stockholders of the merger proposal, the pre-closing certificate amendment proposal and post-closing certificate amendment proposal, if the volume weighted average price per share of shares of Talbots common stock (calculated to the nearest one-hundredth of one cent) on the NYSE for any 15 consecutive trading days after December 8, 2009 and prior to the special meeting of BPW stockholders is less than $7.556.

Termination Fee and Expenses

Payment of Termination Fee and Expenses by Talbots

If the merger agreement is terminated by Talbots under the termination provision described above related to Talbots’ share price, then Talbots has agreed to pay the documented and reasonably incurred out-of-pocket expenses incurred by BPW in connection with the authorization, preparation, negotiation, execution and performance of the merger agreement, up to a maximum amount of $3 million within two business days after such termination.

If the merger agreement is terminated by BPW in the event of an uncured material breach of Talbots (which must be a willful and material breach if it is a breach of Talbots’ representations and warranties as of the date of the merger agreement), and:

•	a “company acquisition proposal”, as we explain such term below, is publicly proposed, publicly disclosed, or otherwise made known to the Talbots stockholders prior to, and not withdrawn at the time of, such termination, and

•	concurrently with or within 12 months after such termination, Talbots enters into a definitive agreement with respect to any company acquisition proposal or a company acquisition proposal is completed, then Talbots will pay the documented and reasonably incurred out-of-pocket expenses incurred by BPW in connection with the authorization, preparation, negotiation, execution and performance of the merger agreement, up to a maximum amount of $3 million, as well as a $10 million termination fee, by wire transfer of immediately available funds to an account designated by BPW, within two business days after the completion of the company acquisition proposal. Following termination of the merger agreement, Talbots’ payment of BPW’s transaction expenses and the termination fee are the sole and exclusive remedy of BPW against Talbots and any of its subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives, except for liabilities or damages caused by the willful and material breach by Talbots of the merger agreement.

“Company acquisition proposal” means any proposal, offer or inquiry from a third party for or with respect to the acquisition of beneficial ownership of assets, securities or ownership interests of or in Talbots or any of its subsidiaries representing 20% or more of the consolidated assets of Talbots and its subsidiaries taken as a whole, or of an equity interest representing a 20% or greater economic interest in Talbots and its subsidiaries taken as whole, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, share exchange, liquidation, dissolution, recapitalization, tender offer, exchange offer or similar transaction with respect to either Talbots or any of its subsidiaries, provided that specified financing transactions will not be considered to be company acquisition proposals.

Payment of Termination Fee and Expenses by BPW

If the merger agreement is terminated:

•	by Talbots or BPW because:

•	the merger is not completed by April 17, 2010 (provided that the failure by Talbots to fulfill any obligation under the merger agreement was not the primary cause of the failure of the merger to be completed prior to April 17, 2010),

•	the BPW stockholders do not approve the merger proposal, the pre-closing certificate amendment proposal and the post-closing certificate amendment proposal at a duly held meeting of the BPW stockholders or at any adjournment thereof, or

•	the conditions regarding the exercise of conversion rights by BPW stockholders and participation by holders of BPW Warrants in the Offer are not satisfied within the applicable time period,

•	or by Talbots because:

•	BPW breaches its obligations described above under “BPW’s Agreement Not to Solicit Other Offers” in any material respect, or

•	of a material breach of any covenant or agreement on the part of BPW (which must be a willful and material breach if it is a breach of BPW’s representations and warranties as of the date of the merger agreement) such that the conditions to Talbots’ obligation to close the transaction would not be satisfied, and if the breach is capable of being cured by BPW, it is not cured by BPW within 30 days of receiving notice from Talbots of such breach (or April 17, 2010, if earlier)

and

•	any BPW acquisition proposal or business combination, as we explained the meaning of those terms above, is publicly proposed, publicly disclosed or otherwise made known to stockholders or warrantholders of BPW prior to, and not withdrawn at the time of, such termination, and

•	concurrently with or within 12 months after such termination BPW enters into a definitive agreement with respect to any BPW acquisition proposal or business combination (other than the transactions contemplated by the merger agreement) or a BPW acquisition proposal is consummated, then BPW shall pay the documented and reasonably incurred out-of-pocket expenses incurred by Talbots in connection with the authorization, preparation, negotiation, execution and performance of the merger agreement, up to a maximum amount of $3 million, and a $10 million termination fee by wire transfer of immediately available funds to an account designated by Talbots, within two business days after the completion of such BPW acquisition proposal or business combination.

In addition, if the merger agreement is terminated by Talbots because:

•	BPW enters into an agreement relating to a BPW acquisition proposal or business combination in breach of its obligations under the merger agreement, or withdraws or fails to make its recommendation that BPW stockholders approve the merger proposal, the pre-closing certificate amendment proposal and the post-closing certificate amendment proposal,

•	Talbots reasonably requests in writing that the BPW board of directors publicly reconfirm its recommendation that BPW stockholders approve the merger proposal, the pre-closing certificate amendment proposal and the post-closing certificate amendment proposal, and the BPW board of directors fails to do so within ten business days after its receipt of Talbots’ request, or

•	BPW fails to fulfill its obligation to timely call and conduct the special meeting of BPW stockholders, then, subject to the trust account waiver agreed to by Talbots and described under “— Trust Account Waiver” above, BPW shall pay the documented and reasonably incurred out-of-pocket expenses incurred by Talbots in connection with the authorization, preparation, negotiation, execution and performance of the merger agreement, up to a maximum amount of $3 million, and a $10 million termination fee by wire transfer of immediately available funds to an account designated by Talbots, within two business after the termination of the merger agreement, with any portion unpaid at such time due to restrictions of BPW’s trust account being paid following the completion of a business combination, if any.

Following termination of the merger agreement, BPW’s payment of Talbots’ transaction expenses and the termination fee are the sole and exclusive remedy of Talbots against BPW and any of its subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives, except for liabilities or damages caused by the willful and material breach by BPW of the merger agreement.

Closing and Effectiveness

The closing of the merger will occur at 10:00 a.m. New York time as soon as practicable, but in no event later than the third business day, after the last of all of the conditions to the respective obligations of Talbots and BPW set forth in the merger agreement have been satisfied or waived, or at such other time and date as BPW and Talbots agree. The merger will be effective immediately upon the filing of the certificate of merger with, and acceptance for record of such certificate of merger by, the Secretary of State of the State of Delaware in accordance with the DGCL, or at such other time as Talbots and BPW shall agree as specified in such filings in accordance with applicable law.

Upon the closing of the merger, the certificate of incorporation of BPW will be the certificate of incorporation set forth on Appendix C of this document, and the bylaws of BPW will be the bylaws of Merger Sub immediately prior to the closing of the merger.

Distribution of Talbots Shares

The conversion of BPW common stock into the right to receive the merger consideration will occur automatically upon the completion of the merger. Promptly after the completion of the merger, the exchange agent will exchange certificates representing shares of BPW common stock for merger consideration to be received pursuant to the terms of the merger agreement. Talbots has retained Computershare Inc. as exchange agent in connection with the merger, to exchange certificates representing shares of BPW common stock for the merger consideration and perform other duties as explained in the merger agreement.

Representations and Warranties

The representations, warranties and covenants described below and included in the merger agreement were made by each of Talbots, Merger Sub and BPW to the other. These representations, warranties and covenants were made as of specific dates, may be subject to important qualifications and limitations agreed to by Talbots, Merger Sub and BPW in connection with negotiating the terms of the merger agreement, and may have been included in the merger agreement for the purpose of allocating risk between Talbots, Merger Sub and BPW rather than to establish matters as facts. The merger agreement is described in, and included as an appendix to, this document only to provide you with information regarding its terms and conditions. Accordingly, the representations, warranties, covenants and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this document and in the documents incorporated by reference into this document. See “Where You Can Find More Information” on page 93.

The merger agreement contains customary representations and warranties of Talbots, BPW and Merger Sub relating to their respective businesses. The representations and warranties of the merger agreement do not survive the effective time of the merger.

Each of Talbots and Merger Sub has made representations and warranties regarding, among other things:

•	organization and qualification,

•	authorization, validity and effect of merger agreement,

•	capitalization,

•	subsidiaries,

•	other interests,

•	no conflict, required filings and consents,

•	compliance with law,

•	SEC documents,

•	absence of certain changes,

•	litigation,

•	taxes,

•	employee benefit plans,

•	properties,

•	contracts,

•	labor relations,

•	environmental matters,

•	brokers,

•	vote required,

•	insurance,

•	takeover provisions inapplicable,

•	affiliate transactions,

•	intellectual property,

•	information statement, registration statement and other information,

•	financial ability,

•	acknowledgment with respect to BPW trust, and

•	formation and business of Merger Sub.

BPW has made representations and warranties regarding, among other things:

•	organization and qualification,

•	authorization; validity and effect of merger agreement,

•	capitalization,

•	no conflict; required filings and consents,

•	compliance,

•	SEC documents,

•	absence of certain changes,

•	litigation,

•	title to property,

•	contracts,

•	intellectual property,

•	employee benefits plans,

•	labor matters,

•	taxes,

•	brokers,

•	vote required,

•	information statement, registration statement and other information,

•	affiliate transactions, and

•	the BPW trust account.

Certain representations of BPW are qualified by the occurrence of any change, event, development, condition, occurrence or effect that has had a material and adverse effect on the financial condition of BPW, or prevents or materially impairs the ability of BPW to consummate the merger before April 17, 2010. Certain representations of Talbots are qualified by “Talbots material adverse effect,” as we explain the meaning of such term above under the heading “Conditions to Completion of the Merger.”

Conduct of Talbots and BPW Prior to Completion of the Merger

Each of Talbots and BPW has undertaken customary covenants that place restrictions on it and its subsidiaries until the merger is completed.

Conduct of Business of Talbots

During the period from December 8, 2009 to the earlier of the termination of the merger agreement or completion of the merger, Talbots will, other than as consented to in writing by BPW (including as specified in the disclosure schedules exchanged by the parties), as required by the merger agreement, the AEON agreement or the BPW sponsors’ agreement, or to the extent required by applicable law or a governmental entity of competent jurisdiction, carry on its business in the ordinary course in substantially the same manner as previously conducted in all material respects and use commercially reasonable efforts to preserve intact its present business organization and advantageous business relationships and keep available the services of its current officers and employees, and will not, and will not permit any of its subsidiaries to, do any of the following:

•	adopt or propose any amendment to its organizational documents,

•	other than certain grants in the ordinary course of business consistent with past practice:

•	issue, pledge, sell, or grant any rights to Talbots common stock or other awards with respect to shares of Talbots common stock or make any other agreements with respect to, any of its shares of capital stock or any other of its securities,

•	amend, waive or otherwise modify any of the terms of any option, warrant or stock option plan of Talbots or any of its subsidiaries, or authorize cash payments in exchange for any rights to shares of Talbots common stock granted under any of such plans, other than an increase in shares to be granted under Talbots equity incentive plans to the extent approved by its stockholders, or

•	adopt or implement any stockholder rights plan;

•	declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its stock or beneficial interests, except dividends, contributions or distributions made by or to Talbots by or from any subsidiary of Talbots;

•	split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its stock or beneficial interests, or any of its other securities;

•	except pursuant to applicable law or the terms of an employee benefit plan as in effect on December 8, 2009:

•	increase in any manner the compensation or benefits payable or to become payable to any of Talbots’ or its subsidiaries’ current or former directors, officers or employees, or pay any amounts or benefits to, or increase any amounts payable to, any such individual not required by any employee benefit plan, except for certain ordinary course increases in base salary, payment of annual bonuses and grants of equity compensation,

•	become a party to, establish, adopt, enter into, materially amend, commence participation in, terminate or commit itself to the adoption of any collective bargaining agreement or employee benefit plan, except for the design of 2010 incentive programs,

•	provide any funding for any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any employee benefit plan,

•	accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any employee benefit plan, or

•	materially change any actuarial or other assumptions used to calculate funding obligations with respect to any employee benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable law;

•	lease, license, transfer, exchange or swap, mortgage (including securitizations), or otherwise dispose of any material portion of its properties or assets, subject to certain exceptions, or adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	except as required under any material contract as in effect on December 8, 2009 or as expressly contemplated by the AEON agreement or BPW sponsors’ agreement, or, to the extent in the ordinary course of business consistent with past practice, related to any vendor financing arrangement or existing proprietary charge card arrangements in amounts that do not exceed $5 million in the aggregate, and except for completing and pursuing certain financing transactions that would not impair or delay the ability of Talbots to complete the merger:

•	incur or assume any indebtedness,

•	assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person,

•	make any acquisition of any other person or business or make or acquire any loans, advances or capital contributions to, or investments in, any other person, or

•	enter into any “keep well” or other agreement to maintain the financial condition of another entity,

•	make, alter, revoke or rescind any material express or deemed election relating to taxes, settle or compromise any material legal action, amend in any material respect any material tax return except in each case as required by law, file any income tax return that claims a deduction for or otherwise uses a net operating loss, or except as may be required by, or in order to conform to, applicable law, or make any change to any of its material methods of reporting income or deductions (including any change to its methods or basis of write-offs of accounts receivable) for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ended December 31, 2008,

•	fail to maintain its existing material insurance coverage of all types in effect or, in the event any such coverage shall be terminated or lapse, to the extent available at reasonable cost, procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies,

•	make any material change to its methods of accounting as in effect on October 31, 2009 except as required by GAAP or the SEC or applicable law, or take any action, other than usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC or applicable law,

•	enter into or materially amend, terminate or extend any material contract, or waive, release, assign or fail to enforce any material rights or claims under any material contract, if such material contract or any such action or failure to act would reasonably be expected to impair the ability of Talbots to perform its obligations under the merger agreement, AEON agreement or BPW sponsors’ agreement or prevent or delay the completion of the merger or any of the related transactions,

•	take, or agree to commit to take, any action that is intended to result in any of the conditions to the closing of the merger not being satisfied,

•	except as allowed under the AEON agreement or BPW sponsors’ agreement, engage in any transaction with, or enter into any agreement, arrangement, or understanding with, any affiliate which involves the transfer of material consideration or has a material financial impact on Talbots, subject to certain exceptions,

•	pay or commit to pay any expenses or make or commit to make any capital expenditures in excess of $2,500,000 individually, or $12,500,000 in the aggregate, other than capital expenditures for the ordinary course repair or maintenance of capital assets,

•	initiate, compromise or settle any litigation or arbitration proceedings involving payments by Talbots or its subsidiaries (i) in excess of $1 million per litigation or arbitration, or $3 million in the aggregate, subject to certain exceptions, or (ii) relating to the merger agreement, the AEON agreement or the BPW sponsors’ agreement,

•	create any subsidiary or acquire any capital stock, membership interest, partnership interest, joint venture interest or other interest in any person that could reasonably be expected to adversely affect the transactions contemplated hereby, or

•	enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, publicly recommend, publicly propose or publicly announce an intention to do any of the foregoing.

Conduct of Business of BPW

During the period from December 8, 2009 to the earlier of the termination of the merger agreement or completion of the merger, BPW will, other than as consented to in writing by Talbots, as required by the merger agreement, the AEON agreement or the BPW sponsors’ agreement, or to the extent required by applicable law or a governmental entity of competent jurisdiction, carry on its business in the ordinary course in substantially the same manner as previously conducted in all material respects and use commercially reasonable efforts to preserve intact its present business organization and advantageous business relationships and keep available the services of its current officers and employees, and will not do any of the following:

•	adopt or propose any amendment to its organization documents, other than the pre-closing certificate amendment or the post-closing certificate amendment,

•	create any subsidiary or acquire any capital stock, membership interest, partnership interest, joint venture interest or other interest in any person,

•	except as required to consummate the Offer and the transactions related thereto and to comply with its obligations under the merger agreement, the AEON agreement and the BPW sponsors’ agreement:

•	issue, pledge or sell, or propose or authorize the issuance, pledge or sale of, or grant any options or other awards with respect to shares of BPW common stock or make any other agreements with respect to, any of its shares of capital stock or any other of its securities,

•	amend, waive or otherwise modify any of the terms of any warrant or stock option plan of BPW, or authorize cash payments in exchange for any warrant or stock option granted under any of such plans, or

•	adopt or implement any stockholder rights plan,

•	except as required in connection with the exercise of conversion rights by BPW stockholders, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its stock or beneficial interests,

•	except as required in connection with the exercise of conversion rights by BPW stockholders, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire any shares of its stock or beneficial interests, or any of its other securities,

•	except to the extent required by applicable law or the terms of an employee benefit plan as in effect on December 8, 2009:

•	increase in any manner the compensation or benefits payable or to become payable to any of its current or former directors, officers, consultants, employees or other service providers, or pay any amounts or benefits (including severance) to, or increase any amounts payable to, any such individual not required by any employee benefit plan,

•	become a party to, establish, adopt, enter into, materially amend, commence participation in, terminate or commit itself to the adoption of any collective bargaining agreement or employee benefit plan,

•	provide any funding for any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any employee benefit plan,

•	accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any employee benefit plan, or

•	materially change any actuarial or other assumptions used to calculate funding obligations with respect to any employee benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable law,

•	(i) except as required under any material contract as in effect as of December 8, 2009, lease, license, transfer, exchange or swap, mortgage (including securitizations), or otherwise dispose of any material portion of its properties or assets, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization,

•	except as required under any material contract as in effect as of December 8, 2009, or as expressly contemplated by the AEON agreement or BPW sponsors’ agreement

•	incur, assume or pre-pay any indebtedness,

•	assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person,

•	make any acquisition of any other person or business or make or acquire any loans, advances or capital contributions to, or investments in, any other person, or

•	enter into any “keep well” or other agreement to maintain the financial condition of another entity;

•	make, alter, revoke or rescind any material express or deemed election relating to taxes, settle or compromise any material legal action, amend in any material respect any material tax return except in each case as required by law, file any income tax return that claims a deduction for or otherwise uses a net operating loss, or except as may be required by, or in order to conform to, applicable law or make any change to any of its material methods of reporting income or deductions (including any change to its methods or basis of write-offs of accounts receivable) for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ended December 31, 2008,

•	fail to maintain its existing insurance coverage of all types in effect or, in the event any such coverage shall be terminated or lapse, to the extent available at reasonable cost, procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies or, as reasonably determined by BPW, property policies with increased coverage limits to insure all of its owned and leased real property,

•	make any material change to its methods of accounting as in effect on September 30, 2009 except as required by GAAP or the SEC or applicable law, or take any action, other than usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC or applicable law,

•	enter into or amend, terminate or extend any material contract, or waive, release, assign or fail to enforce any material rights or claims under any material contract, other than for the purpose of effecting the transactions contemplated by the merger agreement,

•	take, or agree to commit to take, any action that is intended to result in any of the conditions to the closing of the merger not being satisfied,

•	except as expressly contemplated by the AEON agreement and BPW sponsors’ agreement, engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any affiliate which involves the transfer of material consideration or has a material financial impact on BPW, other than pursuant to such agreements, arrangements, or understandings as in effect on December 8, 2009,

•	other than such expenses incurred in connection with the transactions contemplated hereby or by the AEON agreement or BPW sponsors’ agreement, pay or commit to pay any expenses in excess of $1 million in the aggregate or make or commit to make any capital expenditures,

•	initiate, compromise, or settle any litigation or arbitration proceedings (i) involving payments by BPW in excess of $250,000 per litigation or arbitration, or $500,000 in the aggregate, provided that BPW may not compromise or settle any litigation or arbitration proceedings which compromise or settlement involves a material conduct remedy or injunctive or similar relief or has a material restrictive impact on BPW’s business, or (ii) relating to the merger agreement, the AEON agreement, the BPW sponsors’ agreement or the transactions contemplated hereby or thereby, or

•	enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, publicly recommend, publicly propose or publicly announce an intention to do any of the foregoing.

Expenses and Fees

All expenses incurred in connection with the merger agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that each of Talbots and BPW will bear and pay one half of the costs and expenses incurred in connection with the filing, printing and mailing of this Information Statement/Proxy Statement/Prospectus (including any SEC filing fees).

Amendment and Waiver of the Merger Agreement

The merger agreement may be amended by Talbots and BPW by action taken by or on behalf of the BPW board of directors, in the case of BPW, and the Talbots board of directors, in the case of Talbots, at any time before or after any required approval of matters presented in connection with the merger by the BPW stockholders. After such approval, however, there will be made no amendment that by law requires further approval by the BPW stockholders without the further approval of such stockholders. The merger agreement may not be amended except by an instrument in writing signed by the parties.

Indemnification and Insurance

The merger agreement provides that from and after the effective date of the merger, the surviving company will provide to BPW’s current and former directors and officers exculpation and indemnification which is at least as favorable as the exculpation and indemnification currently provided under BPW’s certificate of incorporation and bylaws. In addition, Talbots and the surviving company will indemnify each of BPW’s current and former directors and officers against all losses or costs in connection with any claim pertaining to (i) the fact that such person is or was a director or officer of BPW or (ii) the merger agreement and the transactions it contemplates.

The merger agreement further provides that Talbots will cause the officers and directors of BPW to be covered for a period of six years by BPW’s current directors’ and officers’ liability insurance, or by policies that are not less advantageous than BPW’s existing policy, with respect to acts or omissions occurring prior to the merger, provided that Talbots will not be required to pay annual premiums in excess of 300% of BPW’s current premiums.

THE BPW SPONSORS’ AGREEMENT

PWPA and BNYH are the sponsors of BPW and collectively hold 5,921,660 shares of BPW common stock, all of which were acquired prior to BPW’s initial public offering and 14,372,089 BPW Warrants as of the record date for the BPW special meeting of stockholders to approve the merger. Pursuant to the BNYH agreement, PWPA will acquire BNYH upon the completion of the merger. In connection with the entry into the merger agreement, PWPA and BNYH have entered into the BPW sponsors’ agreement with BPW and Talbots under which, subject to the terms and conditions of that agreement, PWPA, on behalf of itself and BNYH, has agreed to, among other things:

•	surrender an aggregate of 1,776,498 shares of BPW common stock at the same time as the completion of the merger for no consideration,

•	in connection with the merger proposal and the pre-closing certificate amendment proposal, vote all of the shares of BPW common stock that it acquired prior to BPW’s initial public offering in accordance with the majority of the votes cast by the holders of shares of common stock issued in BPW’s initial public offering, and vote any shares of BPW common stock acquired by it in the open market in favor of the merger proposal and the pre-closing certificate amendment proposal and vote all its shares of BPW common stock (including the founders’ shares) in favor of the post-closing certificate amendment proposal and the adjournment proposal,

•	elect to exchange, at the completion of the Offer, BPW Warrants for shares of Talbots common stock, at an exchange ratio of one warrant to purchase shares of BPW common stock for one tenth of the stock consideration received for each share of BPW common stock based on the floating exchange ratio in the merger, and

•	subject to exceptions described below in this document, restrict the transfer of all shares of Talbots common stock held by it for 180 days after completion of the merger.

Except for the 1,776,498 shares of BPW common stock held by the sponsors that will be surrendered for no consideration, all shares of BPW common stock held by the sponsors will be exchanged for shares of Talbots common stock based on the floating exchange ratio in the merger.

THE BNYH AGREEMENT

Purchase of BNYH by PWPA

Pursuant to the terms of the BNYH agreement, BNYH BPW 1 LLC and BNYH BPW 2 LLC have agreed to sell to PWPA and an affiliate of PWPA 100% of the issued and outstanding membership units of BNYH, for an aggregate cash purchase price of $4,225,000. The sale of the BNYH membership units is conditioned on, and will be completed at the time of, the completion of the merger.

Additional Agreements

The parties to the BNYH agreement also agreed to (i) the termination of BNYH’s obligations to make purchases of shares of BPW common stock pursuant to the Rule 10b5-1 Stock Purchase Plan, dated as of January 14, 2008, by and among BNYH, BPW and Citigroup, which we refer to as the BNYH purchase plan, and (ii) an increase from $12.5 million to $25 million in the maximum aggregate purchase price of shares of BPW common stock that PWPA would be obligated to purchase under the Rule 10b5-1 Stock Purchase Plan, dated January 14, 2008, by and among PWPA, BPW and Citigroup, which we refer to as the PWPA purchase plan. As a result of these changes, PWPA assumed the full obligation of BNYH to purchase shares of BPW common stock under the BNYH purchase plan, such that there was no change in the aggregate number of shares of BPW common stock that PWPA and BNYH were collectively required to purchase under these purchase plans. Accordingly, PWPA was required to purchase any shares of BPW common stock offered for sale (and not purchased by another investor) at or below a price equal to the per share amount held in BPW’s trust account, commencing on December 24, 2009 and ending on the earlier of (i) January 14, 2010, the business day immediately preceding the record date for the special meeting of BPW stockholders, or earlier in certain circumstances as described in the PWPA purchase plan, or (ii) until such purchases reach $25 million in total. The purchase of such shares would have been made by Citigroup. It was intended that such purchases would have satisfied the conditions of Rule 10b-18(b) under the Exchange Act and the broker’s purchase obligation would have otherwise been subject to applicable law including Regulation M under the Exchange Act, which would have prohibited or limited purchases pursuant to the PWPA purchase plan in certain circumstances. However, PWPA was not required to, and did not, purchase any shares under the PWPA purchase plan. The sponsors will participate in any liquidation distributions with respect to any shares of BPW common stock purchased by it following the consummation of BPW’s initial public offering in the event BPW is required to adopt a plan of liquidation in accordance with the BPW certificate of incorporation.

BNYH has also irrevocably appointed PWPA as its proxy to (i) vote its shares of BPW common stock at the BPW special meeting and any adjournment thereof (subject to BNYH’s existing obligations to vote these shares as provided in the Letter Agreement, dated as of February 26, 2008, by and among BPW, Citigroup, BNYH and Brooklyn NY Holdings LLC, which we refer to as the “BNYH Insider Letter”) and (ii) exchange its warrants to purchase BPW common stock in the Offer.

In addition, BNYH has agreed to use commercially reasonable efforts to take all reasonably necessary actions, as requested in good faith by PWPA, to complete the merger, except that BNYH will not be required to incur any liabilities, expend any funds (except to the extent BNYH wishes to engage third parties, such as legal counsel, to represent its interests) or take any actions on behalf of BPW, PWPA or any of their respective affiliates in connection with the merger.

Indemnification

In addition to customary indemnification provisions, PWPA has also agreed that, effective as of December 7, 2009, if BPW is required to liquidate or dissolve prior to its initial business combination, PWPA will indemnify BNYH against certain losses arising pursuant to the BNYH Insider Letter. Further, PWPA has agreed to indemnify certain affiliates of BNYH for any losses incurred as a result of the execution by BPW of any documents relating to its initial business combination and/or the negotiation or consummation of any actual or potential initial business combination after December 8, 2009.

THE DEBT COMMITMENT LETTER

Talbots has received a debt commitment letter, dated as of December 7, 2009, from GE Capital, to provide, subject to the conditions set forth in the debt commitment letter, a $200 million revolving credit facility under which Talbots and certain of its subsidiaries would be the borrowers. We refer to the revolving credit facility contemplated by the debt commitment letter as the GE facility.

Conditions Precedent to the Debt Commitment

The availability of the GE facility is subject to, among other things:

•	the consummation of the merger in accordance with the merger agreement and other documents executed in connection with the merger,

•	Talbots receiving cash consideration in the merger sufficient to satisfy certain existing indebtedness and certain costs and expenses of Talbots without having more than $222 million of secured indebtedness on the date the merger occurs and the GE facility is entered into,

•	the application of such merger consideration and the proceeds, if any, of term loans toward certain indebtedness existing and costs and expenses of Talbots,

•	the repayment of all amounts due or outstanding under certain existing indebtedness of Talbots,

•	completion by GE Capital of all legal due diligence with results reasonably satisfactory to GE Capital,

•	GE Capital’s reasonable satisfaction with the tax structure of the merger and related transactions, and

•	evidence reasonably satisfactory to GE Capital that all rent payments for real property that are due on or prior to the date that the merger occurs and the GE facility is entered into have been timely paid.

Description of the GE Facility

General

The GE facility would have a term of three and one half years. Availability under the GE facility would be determined pursuant to a borrowing base formula, based primarily upon the borrowers’ levels of domestic finished goods inventory and domestic private label credit card receivables, subject to certain limitations. Proceeds of the GE facility would be available for working capital, capital expenditures and other corporate purposes and, subject to certain conditions, to refinance Talbots’ existing debt and pay transaction expenses related to the GE facility and the merger.

Interest Rate and Fees

Loans under the GE facility are expected to bear interest, at the borrowers’ option, at a rate equal to either the adjusted London interbank offer rate plus 4.5% or an alternate base rate plus 3.5%. An unused facility fee shall be payable on the unused portion of the facility. The unused facility fee shall be 1.00% of the unused amount of the GE facility for the first six months after the GE facility is entered into, and thereafter shall range from 0.50% to 1.00% of the unused portion of the GE facility, depending on the proportion of the GE facility that is utilized. For the first year after the GE facility is entered into, any reduction in the size of the GE facility shall trigger a prepayment premium equal to 1.00% of such reduction.

Guarantors

All obligations under the GE facility would be unconditionally guaranteed by certain Talbots’ subsidiaries, to be agreed upon.

Security

The obligations of the borrowers under the GE facility and the related guarantees would be secured, subject to permitted liens and other agreed upon exceptions, by a pledge of substantially all present and future assets of the borrowers and each guarantor (limited, in the case of the equity interest of foreign subsidiaries, to 100% of the non-voting equity interests (if any) and 66% of the voting equity interests of such subsidiaries).

Ability to Incur Additional Secured Debt

The GE facility would permit Talbots, in certain circumstances, to incur up to $50 million of term loans and obtain letters of credit in an aggregate amount to be mutually agreed upon and to secure its obligations under such term loans or letters of credit with first liens on real estate and intellectual property. The debt commitment letter limits the secured indebtedness of the borrowers and guarantors under the GE facility to $222 million on the date that the merger occurs and the GE facility is entered into.

Availability on Closing Date

On the date that the merger occurs and the GE facility is entered into, the amount of the GE facility that would be available would be limited to $160 million, subject to satisfaction of the conditions to the debt commitment letter and the borrowing base formula described above.

Other Terms

The GE facility would contain, among other terms, customary representations and warranties, affirmative and negative covenants (but no financial covenants) and events of default, subject to exceptions to be agreed upon. In connection with entry into the debt commitment letter, Talbots has paid GE Capital a fee of $1 million. In the event that the debt commitment letter is terminated, Talbots is not entitled to any refund of such fee. If Talbots enters into definitive documentation with respect to the GE Facility, certain other fees will be payable by Talbots to GE Capital.

THE AEON REPURCHASE, REPAYMENT AND SUPPORT AGREEMENT

The following description of the AEON repurchase, repayment and support agreement is subject to, and qualified in its entirety by, reference to the Repurchase, Repayment and Support Agreement, dated as of December 8, 2009, by and between Talbots, BPW, AEON Co., Ltd. and AEON (U.S.A.), Inc., which is attached to this document as Appendix D and is incorporated by reference into this document. We urge you to read the AEON agreement carefully in its entirety.

In connection with the merger, Talbots and BPW entered into a Repurchase, Repayment and Support Agreement with AEON USA, and AEON Co., Ltd., the parent company of AEON USA. Unless the context requires otherwise, references to AEON in this document refer to AEON Co., Ltd. and AEON USA together.

Share Repurchase and Discharge of Indebtedness; Acknowledgments Under AEON Facilities

Under the terms of the AEON agreement, AEON has agreed to sell to Talbots all of the shares of Talbots common stock owned by AEON for an aggregate of one million warrants to purchase shares of Talbots common stock on terms and conditions substantially the same as the Offer; provided, that the exercise price of such warrants will be the closing price of Talbots common stock on the date of the completion of the merger (or, if not available on such date, the closing price on the business day immediately preceding such date). This share repurchase will be completed at the same time as the merger is completed. In addition, immediately prior to such purchase, Talbots will repay in full all outstanding indebtedness under its financing agreements with AEON, and will repay in full all outstanding indebtedness under its financing agreements with third parties. Upon the completion of this share repurchase and repayment of indebtedness, AEON will no longer own any shares of Talbots common stock or be a lender to Talbots under any of Talbots’ financing arrangements.

In addition, under the AEON agreement, AEON makes a number of acknowledgments under the AEON financing agreements, in its capacity as a lender under such financing agreements, including, among others, that it waives any breach, violation, default under any AEON financing agreement arising from entry by Talbots into the merger or any of the transactions contemplated by the merger agreement, the BPW sponsors’ agreement and the AEON agreement and the consummation of the transactions contemplated thereby, that it waives any action or other requirement provided for in any AEON financing agreement which otherwise would constitute a condition precedent to the merger, including without limitation any requirement to deliver any notice, document, certificate or opinion, and that during the term of the AEON agreement, it will not sell, transfer, suffer a lien upon or otherwise dispose of any interest in or to any AEON financing agreement, including any outstanding loan amounts.

Restriction on Transfer

From the date of the AEON agreement until the earliest to occur of (a) the amendment or waiver of any provision of the merger agreement in a manner that is adverse in any material respect to AEON, or the amendment of the exchange ratio in the merger, in each case without the prior consent of AEON, (b) the repurchase of AEON’s shares of Talbots common stock and the repayment of Talbots’ indebtedness to AEON and all third parties in accordance with the terms of the AEON agreement, (c) the termination of the merger agreement in accordance with its terms and (d) April 17, 2010, AEON agrees not to transfer, whether directly or indirectly, any of the shares of Talbots common stock that it owns or that it acquires after the date of the AEON agreement.

Debt Guarantees

In February 2009, AEON guaranteed Talbots’ outstanding debt under its working capital facilities with lenders other than AEON, which totaled $165.0 million, and under its revolving credit and term loan facilities with lenders other than AEON, which totaled $100.0 million. In April 2009, AEON also agreed (a) that it would continue to provide a guaranty for the refinancing of any of the debt described in the previous sentence, which currently matures at various dates on and before April 13, 2012 and (b) if any lender of such debt fails to agree to refinance such debt on or before the existing maturity date, or if any other condition occurs that requires AEON to make a payment under its existing guaranty, AEON will make a loan to Talbots, due on or after April 16, 2010, within the limits of AEON’s existing loan guaranty.

Under the AEON agreement, AEON represents and acknowledges that these guarantees are in full force and effect and that they will remain in full force and effect in accordance with their terms. AEON further agrees to honor all of its commitments and obligations under the guaranty agreements prior to the repayment of Talbots’

indebtedness to AEON and all third parties. AEON will be released from its guarantees of Talbots indebtedness when the merger and the transactions contemplated by the AEON agreement are completed.

Amended AEON Facility; Repayment of Third Party Loans

On December 28, 2009, Talbots executed an Amended and Restated Secured Revolving Loan Agreement with AEON, which amends and restates Talbots’ April 10, 2009 AEON $150 million secured revolving loan agreement. Pursuant to the agreement, the principal amount of the earlier $150 million secured credit facility has been increased to $250 million (which we refer to as the amended facility). The amended facility is being provided pursuant to AEON’s April 9, 2009 financial support letters, which were satisfied upon the December 29, 2009 funding under this amended facility for the repayment of all of Talbots’ outstanding third party bank indebtedness. Talbots also entered into conforming amendments to its $200 million term loan agreement and its subordinated $50 million term loan credit facility with AEON.

Interest on the loan made pursuant to the amended facility remains at a variable rate equal to LIBOR plus 6.00%. Under the terms of the agreement, Talbots may use funds borrowed under the amended facility solely (i) to repay its outstanding third party bank indebtedness, totaling approximately $241 million in principal amount, plus interest and other costs, (ii) to fund working capital and other general corporate purposes up to $10 million subject to satisfaction of all borrowing conditions and availability under the amended facility, and (iii) to pay related fees and expenses associated with the amended facility.

As of December 28, 2009, Talbots had outstanding short-term third party bank indebtedness of approximately $221 million under third party bank credit facilities which were scheduled to terminate between late December 2009 and April 2010, which had not been extended or refinanced, as well as $20 million of third party bank indebtedness due in 2012. Entry into this amended facility required the consent or waiver by each of the third party bank lenders under their outstanding bank indebtedness; because such bank lender consents or waivers were not provided, all of the facilities under which this outstanding bank indebtedness was provided have been terminated. On December 29, 2009, $245 million was drawn under the amended facility and was used to repay this outstanding third party bank indebtedness, related interest, and other costs and expenses.

Under the amended facility, a fee of $1.7 million was due and paid to AEON upon initial funding. Prior to being amended, the earlier facility had called for an upfront fee of $1.5 million upon any initial borrowing, which, because no amounts had been borrowed under that earlier facility, had not been previously paid. The amended facility has a scheduled maturity date of the earlier to occur of (i) April 16, 2010 or (ii) the consummation of the merger, the repurchase of AEON’s equity interest in Talbots and repayment of all outstanding debt owed to AEON, provided that the merger together with any concurrent financing results in sufficient net cash proceeds to enable Talbots to make full repayment of its AEON debt (including under the amended facility).

Additional AEON Covenants

Under the AEON agreement, AEON agrees that during the term of the agreement, AEON will not take any action with the purpose or effect of revoking, rescinding or limiting in any manner the authority of the audit committee of the Talbots board of directors to review and approve all material transactions with affiliated entities, including the merger agreement, BPW sponsors’ agreement and AEON agreement.

At or prior to the completion of the merger, AEON will deliver to Talbots letters of resignation from each of AEON’s representatives or designees on the Talbots board of directors. AEON also agrees to waive certain rights and claims against BPW’s trust account.

Conditions to Completion of the Stock Repurchase and Debt Repayment

The obligation of Talbots to complete the transactions contemplated by the AEON agreement is subject to the following conditions:

•	the accuracy of AEON’s representations and warranties and the performance by AEON of its covenants under the AEON agreement,

•	the receipt by Talbots of the full amount of the debt financing required (taking into account the net proceeds in the trust account and other available cash) to consummate the transactions contemplated by the merger agreement, the BPW sponsors’ agreement and the AEON agreement,

•	the receipt by Talbots of payoff letters in respect of the discharged indebtedness to AEON, and

•	the completion of the merger.

The obligations of AEON to complete the transactions contemplated by the AEON agreement is subject to the accuracy of Talbots’ representations and warranties and the full repayment of all Talbots indebtedness to AEON and third parties.

Termination of the Agreement

The AEON agreement remains in effect until the earliest to occur of (a) the amendment or waiver of any provision of the merger agreement in a manner that is adverse in any material respect to AEON, or the amendment of the exchange ratio, in each case without the prior consent of AEON, (b) the repurchase of AEON USA’s shares of Talbots common stock and repayment of Talbots’ indebtedness to AEON and all third parties in accordance with the terms of the AEON agreement, (c) the termination of the merger agreement in accordance with its terms and (d) April 17, 2010, subject to the continued survival of AEON’s waiver with respect to BPW’s trust account and certain other limited provisions of the AEON agreement.

Representations and Warranties

In the AEON agreement, AEON makes customary representations to BPW and Talbots regarding title to the shares of Talbots common stock owned by AEON and of the loans under the AEON financing agreements, due organization, authority to enter into the AEON agreement and absence of a requirement upon AEON to obtain any consent in connection with the AEON agreement, absence of a conflict between the execution, delivery and performance by AEON of its obligations under the AEON agreement and its organizational documents, applicable laws or contracts, other than with respect to consents or conflicts that would not reasonably be expected to impair the ability of AEON to perform its obligations under the AEON agreement or consummate the transactions contemplated by the AEON agreement.

BPW and Talbots each make customary representations to AEON regarding due organization, authority to enter into the AEON agreement, absence of a requirement upon either to obtain any consent in connection with the AEON agreement and absence of a conflict between the execution, delivery and performance by BPW or Talbots of its obligations under the AEON agreement and its organizational documents, applicable laws or contracts, other than with respect to consents or conflicts that would not reasonably be expected to impair the ability of BPW or Talbots to perform its obligations under the AEON agreement or consummate the transactions contemplated by the AEON agreement.

Indemnification

Talbots has agreed to provide, from and after the completion of the merger, exculpation and indemnification for each person who is now or has been at any time prior to the date hereof or who becomes prior to the completion of the merger, an officer or director of Talbots, which is at least as favorable to such persons as the exculpation and indemnification provided to the officers and directors by Talbots immediately prior to the completion of the merger; provided, that such exculpation and indemnification covers actions on or prior to the completion of the merger, including all transactions contemplated by the AEON agreement, the merger agreement, and the BPW sponsors’ agreement.

For six years after the completion of the merger, Talbots will maintain in effect Talbots’ current directors’ and officers’ liability insurance covering acts or omissions occurring prior to the completion of the merger with respect to those persons who are currently covered by Talbots’ directors’ and officers’ liability insurance policy, on terms with respect to such coverage and amount no less favorable in the aggregate to Talbots’ directors and officers, as the case may be, than those of such policy in effect on the date of the AEON agreement (provided, that Talbots may substitute with policies of at least the same coverage containing terms and conditions which are no less advantageous); provided that, none of Talbots and its subsidiaries are obligated to pay premiums per annum in excess of 300% of the aggregate amount per annum that Talbots paid for such coverage in its last full fiscal year prior to the date of the AEON agreement; provided, further that, in the event that the aggregate premiums for maintaining such insurance for the benefit of the persons currently covered by Talbots’ officers and directors insurance policy are in excess of 300% of the aggregate amount per annum, then Talbots is only obligated to maintain such insurance coverage as is reasonably available for such amount.

DESCRIPTION OF TALBOTS WARRANTS

The Talbots Warrants will be issued under and be entitled to all of the rights and benefits of, and subject to the limitations under, the Warrant Agreement, which we refer to as the “Talbots Warrant Agreement,” to be dated as of the Expiration Date, between Talbots and Computershare Inc. as warrant agent. The following description of the Talbots Warrants and certain provisions of the Talbots Warrant Agreement is a summary and is qualified in its entirety by the provisions of the Talbots Warrant Agreement, a form of which is included as Appendix H to this document.

Exercise Price; Expiration; Certificate

Each Talbots Warrant shall entitle the holder, subject to the provisions contained in the Talbots Warrant Agreement, to acquire from Talbots one share of Talbots common stock at an exercise price equal to (i) if the Talbots common stock exchange ratio is calculated using the average Talbots price, $14.85, which is the product of 1.30 and the average Talbots price, or (ii) if the Talbots common stock exchange ratio is calculated using the Talbots closing average, the product of 1.30 and the Talbots closing average, subject to a maximum initial exercise price of $14.85 and a minimum initial exercise price of $11.05, and subject to adjustment as provided in the Talbots Warrant Agreement. All of the Talbots Warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of the completion of the Offer, or such earlier date as provided in the Talbots Warrant Agreement (we refer to the expiration date in this document as the “Warrant Expiration Date”).

Beginning after one year from the date of issuance, Talbots shall have the right to accelerate the Warrant Expiration Date of the Talbots Warrants, if Talbots has taken all action required to enable the Talbots Warrants to be exercised at all times after notice of the accelerated Warrant Expiration Date is given pursuant to the Talbots Warrant Agreement, and:

•	(A) the last reported sales price of the Talbots common stock exceeds the redemption trading level, subject to a maximum initial redemption trading level of $19.98 and a minimum initial redemption trading level of $14.88, and subject to adjustment as provided in the Talbots Warrant Agreement, on at least 20 of 30 successive trading days in a period ending not more than 15 days prior to the date notice of the accelerated Warrant Expiration Date is given and (B) Talbots common stock is listed or admitted to trading on any national securities exchange or otherwise traded in the over-the-counter market in the United States;

•	a merger of Talbots into, a consolidation of Talbots with, or a sale of all or substantially all of Talbots’ assets to, any other person has occurred on or prior to the date notice of the accelerated Warrant Expiration Date is given, and the consideration receivable by Talbots common stock holders in such transaction does not include equity securities; or

•	less than 30% of the Talbots Warrants issued on the Original Issue Date (as defined below) remain outstanding on the date such notice of acceleration is given.

If Talbots elects to accelerate the Warrant Expiration Date, it will, on a date at least 60 days prior to the accelerated Warrant Expiration Date, give notice of the accelerated Warrant Expiration Date to Computershare Inc., the warrant agent, and the holders of Talbots Warrants.

The Talbots Warrants will be issued in registered form pursuant to the Talbots Warrant Agreement. Each Talbots Warrant certificate will be signed by a proper officer or director of Talbots and countersigned by the warrant agent. The warrant agent will from time to time register the transfer of any outstanding Talbots Warrant certificates. Upon any such registration of transfer, a new Talbots Warrant certificate will be issued to the transferee and the surrendered Talbots Warrant certificate will be cancelled by the warrant agent.

Exercise

Subject to and upon compliance with the terms and conditions set forth in the Talbots Warrant Agreement, a registered holder of a Talbots Warrant certificate may exercise all or any whole number of the Talbots Warrants evidenced by the Talbots Warrant certificate for the underlying shares of Talbots common stock on any business day from and after the date of completion of the Offer, or the Original Issue Date, until 5:00 p.m., New York City time, on the Warrant Expiration Date by (i) at the Corporate Agency Office (as defined in the Talbots Warrant Agreement) (x) surrendering to the warrant agent the applicable Talbots Warrant certificate and (y) delivering to the warrant agent a written notice of election to exercise the applicable number of the Talbots Warrants, duly executed by the exercising holder, which notice must be in the form of the notice on the reverse of, or attached to, the applicable

Talbots Warrant certificate, (ii) paying to the warrant agent an amount equal to (x) the aggregate of the exercise price for each share of Talbots common stock into which the applicable Talbots Warrants are exercisable, at the election of such holder, by: (A) certified bank check or official bank check in New York Clearing House funds payable to the order of Talbots and delivered to the warrant agent at the Corporate Agency Office, or (B) by Cashless Exercise (as defined in the Talbots Warrant Agreement) if in compliance with applicable law, plus (y) any applicable taxes that Talbots is not required to pay pursuant to the Talbots Warrant Agreement, and (iii) if applicable, having satisfied any necessary filing requirements under the HSR Act in respect of its acquisition of the shares of Talbots common stock upon exercise and the waiting period shall have expired or been terminated without objection to such acquisition.

Adjustments to Prevent Dilution

The exercise price and number of shares of Talbots common stock issuable on exercise of the Talbots Warrants may be adjusted in certain customary circumstances including in the event of a stock split or combination, stock dividend or other dividend, stock reclassification, self tender offer or issuance of more warrants for Talbots common stock.

Effect of a Merger, Dissolution or Winding Up

If there is a sale of all or substantially all of Talbots’ assets to another person, or a merger or consolidation of Talbots with another corporation, whether or not Talbots is the surviving entity, then as part of such transaction provisions shall be made such that the holder of the Talbots Warrants will thereafter be entitled to receive, during the period specified by the Talbots Warrants, an equivalent number of shares of common stock or other securities or property that the holder would have been entitled to in such transaction if the Talbots Warrant had been exercised immediately prior to the transaction.

If, on or prior to the Warrant Expiration Date, Talbots shall undertake a voluntary or involuntary dissolution, liquidation or winding up of the affairs of Talbots, each holder of Talbots Warrants shall receive the securities, money or other property which it would have been entitled to receive had such it been the holder of record of the shares of Talbots common stock into which the Talbots Warrants were exercisable immediately prior to such dissolution, liquidation or winding up, net of the then applicable exercise price.

Rights of Warrant Holders

No holder of a Talbots Warrant certificate shall have or exercise any rights as a holder of Talbots common stock, including, without limitation, the right to vote, to receive dividends and other distributions as a holder of Talbots common stock or to receive notice of, or attend, meetings or any other proceedings of the holders of Talbots common stock. Application will be made to have the Talbots Warrants approved for listing on the NYSE.

COMPARISON OF RIGHTS OF TALBOTS AND BPW WARRANTHOLDERS

In the Offer, BPW warrantholders may elect to receive shares of Talbots common stock and/or Talbots Warrants exercisable in accordance with their terms for shares of Talbots common stock. The following is a summary of certain material differences between the rights of holders of BPW Warrants and the rights of holders of Talbots Warrants, but it is not a complete description of those differences.

Redemption

Talbots:  Beginning after one year from the date of issuance, Talbots will have the right to accelerate the date of expiration of the Talbots Warrants if the closing price of shares of Talbots common stock exceeds (i) if the Talbots common stock exchange ratio is calculated using the average Talbots price, $19.98, which is the product of 1.75 and the average Talbots price, or (ii) if the Talbots common stock exchange ratio is calculated using the Talbots closing average, the product of 1.75 and the Talbots closing average, for any 20 trading days within a 30-trading-day period, which product we refer to in this document as the redemption trading level, subject to a maximum initial redemption trading level of $19.98 and a minimum initial redemption trading level of $14.88.

BPW:  BPW warrants are subject to redemption for a price of $0.01 per warrant, upon not less than 30 days’ prior written notice of redemption to each warrantholder and the warrant agent, at any time after such BPW Warrants have become exercisable if, and only if, (a) the last reported sale price for the regular trading session of BPW common stock on the NYSE Amex on that date has equaled or exceeded $13.25 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrantholders and (b) at all times between the date of such notice of redemption and the redemption date a registration statement filed pursuant to the Securities Act is in effect covering the BPW common stock issuable upon exercise of the warrants and a current prospectus relating to such common stock is available. Notwithstanding the foregoing, none of the BPW Warrants held by BPW’s founders or sponsors will be redeemable so long as they are held by the founders, the sponsors or a permitted transferee.

Exercise Price

Talbots:  Each Talbots Warrant entitles the holder, subject to the provisions contained in the Talbots Warrant Agreement, to acquire from Talbots one share of Talbots common stock at an exercise price equal to (i) if the Talbots common stock exchange ratio is calculated using the average Talbots price, $14.85, which is the product of 1.30 and the average Talbots price, or (ii) if the Talbots common stock exchange ratio is calculated using the Talbots closing average, the product of 1.30 and the Talbots closing average, subject to a maximum initial exercise price of $14.85 and a minimum initial exercise price of $11.05, and subject to adjustment as provided in the Talbots Warrant Agreement.

BPW:  Each BPW Warrant issued in connection with BPW’s initial public offering entitles the registered holder to purchase one share of BPW common stock at a price of $7.50 per share. Each BPW Warrant issued to BPW’s sponsors prior to BPW’s initial public offering entitles the holder to purchase one share of BPW common stock at a price of $10.00 per share.

Expiration

Talbots:  All of the Talbots Warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of the completion of the Offer, or such earlier date as provided in the Talbots Warrant Agreement. In certain circumstances Talbots will have the right to accelerate the expiration date of the Talbots Warrants to any date after one year from the date of issuance. For further information see “Description of Talbots Warrants” above.

BPW:  The exercise period for BPW Warrants ends on the earlier of 5:00 p.m. New York City time on (a) the date that is six years from the date of the final prospectus relating to BPW’s initial public offering and (b) the business day preceding the date on which the BPW Warrants are redeemed.

BPW Warrants are not currently exercisable. The exercise period for BPW Warrants issued in connection with BPW’s initial public offering will commence on the date that BPW completes its initial business combination. The exercise period for BPW Warrants issued to BPW’s sponsors prior to BPW’s initial public offering will commence on the date on which BPW completes its initial business combination, if and only when the last reported sale price for the regular trading session of BPW common stock on the NYSE Amex on that date equals or exceeds $12.25 per share for any 20 days within any 30 day trading period beginning 90 days after BPW’s completion of its initial business combination.

If BPW is dissolved because it fails to effect an initial business combination within the applicable period set forth in its certificate of incorporation, all of the rights of holders of BPW Warrants will terminate and all of the BPW Warrants will expire unexercised and worthless.

Adjustment of Exercise Price

Talbots:  The exercise price and number of shares of Talbots common stock issuable on exercise of the Talbots Warrants may be adjusted in certain circumstances including in the event of a stock split or combination, stock dividend or other extraordinary dividend, stock reclassification, self tender offer, issuance of more warrants for Talbots common stock, or Talbots’ reorganization, merger or consolidation.

BPW:  The number of shares of common stock issuable upon exercise of the BPW Warrants may be adjusted in certain circumstances including in the event of a stock dividend or stock split; a recapitalization, reorganization, merger or consolidation; or payment of an extraordinary dividend. Whenever the number of shares of BPW common stock purchasable upon the exercise of BPW Warrants is adjusted, the exercise price will also be adjusted (to the nearest cent) by multiplying the exercise price immediately prior to such adjustment by a fraction (a) the numerator of which shall be the number of shares of BPW common stock purchasable upon the exercise of the BPW Warrants immediately prior to such adjustment, and (b) the denominator of which shall be the number of shares of BPW common stock so purchasable immediately thereafter.

COMPARISON OF RIGHTS OF TALBOTS AND BPW STOCKHOLDERS

In the Offer, BPW warrantholders may elect to receive shares of Talbots common stock and/or Talbots Warrants exercisable in accordance with their terms for Talbots common stock. The following is a summary of certain material differences between the rights of holders of BPW common stock and the rights of holders of Talbots common stock, but it is not a complete description of those differences. These differences arise from the governing documents of the two companies, including Talbots’ amended certificate of incorporation and amended and restated bylaws and BPW’s certificate of incorporation and bylaws. Talbots and BPW are each Delaware corporations and are governed by the DGCL. After completion of the Offer and the merger, the rights of BPW stockholders who become Talbots stockholders will be governed by the DGCL and Talbots’ amended certificate of incorporation and bylaws. The following is a comparison of the material rights of the holders of shares of Talbots common stock and the holders of shares of BPW common stock, but it is not a complete description of those rights. We urge you to read each of the Talbots amended certificate of incorporation and bylaws and the BPW certificate of incorporation and bylaws in its entirety. For additional information, see “Where You Can Find More Information” below.

Capitalization

Talbots.  Talbots is authorized under its certificate of incorporation to issue 200,000,000 shares of common stock, par value $0.01 per share, and no shares of preferred stock. As of March 10, 2010, there were 55,000,142 shares of Talbots common stock outstanding.

BPW.  The total number of shares of all classes of securities authorized under BPW’s certificate of incorporation is 201,000,000 shares, comprised of 200,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of March 10, 2010, there were 41,176,471 shares of common stock issued and outstanding and there were no shares of preferred stock issued and outstanding.

Voting Rights

Talbots.  Talbots’ bylaws provide that each stockholder entitled to vote at any meeting of stockholders is entitled to one vote for each share of stock held by such stockholder that has voting power upon the matter in question.

BPW.  Pursuant to BPW’s bylaws, the holders of BPW common stock are entitled to one vote per share on all matters to be voted on by stockholders.

Conversion Rights

Talbots.  Talbots stockholders do not have the right to demand conversion of their shares into cash upon specified events.

BPW.  Pursuant to BPW’s certificate of incorporation, at any time after BPW mails a proxy statement to its stockholders in connection with seeking their approval of a proposed initial business combination or an amendment of its certificate of incorporation extending its corporate existence, as the case may be, and until the business day immediately preceding the date on which such vote is to be taken, each holder of shares of BPW common stock issued in its initial public offering who votes against such business combination or such amendment to the certificate of incorporation, as the case may be, and duly exercises such stockholder’s conversion rights (defined below) will have the right, if such initial business combination is approved and completed or such amendment to the certificate of incorporation is approved, as the case may be, and such holder of shares of BPW common stock issued in its initial public offering continues to hold the shares of common stock issued in the initial public offering to be converted on the date on which the business combination is completed or on the date on which such amendment to the certificate of incorporation is approved, as the case may be, to convert (we refer to these rights as the conversion rights) such shares of common stock issued in the initial public offering held by such person into a cash amount per share (calculated two business days prior to the completion of such initial business combination or two business days prior to the stockholder vote on the certificate of incorporation amendment, as the case may be) equal to the quotient determined by dividing (i) the aggregate amount then on deposit in the trust account established by BPW in connection with the initial public offering (including deferred underwriting discounts and commissions incurred in connection with the initial public offering being held in the trust account and including interest income earned on the trust account, net of income taxes previously paid on such interest income and net of interest income previously released to BPW to fund its working capital and general corporate requirements) by (ii) the total number of shares of common stock issued in the initial public offering (less, in the case of a conversion in connection with the stockholder vote required to approve an initial business combination, the number of shares of common stock issued in the initial public offering converted in connection with the approval of the certificate of incorporation amendment); provided that a holder of shares of BPW common stock issued in its initial public offering together with any affiliate or any other person or entity with whom or which such stockholder is acting in concert or as a partnership, syndicate or other group for the purposes of acquiring, holding or disposing of BPW’s securities, shall be restricted from seeking conversion rights with respect to more than 10% of the total number of shares of common stock issued in the initial public offering. Shares of common stock issued in the initial public offering converted in connection with the stockholder vote to approve the certificate of incorporation amendment and the stockholder vote to approve our initial business combination will be aggregated for purposes of this 10% limit.

Payment of the amounts necessary to satisfy the conversion rights duly exercised shall be made as promptly as practicable following the completion of the business combination or approval of the certificate of incorporation amendment, as the case may be, and satisfaction by them of the conversion requirements (defined below). Holders of shares of BPW common stock issued in its initial public offering who do not exercise their conversion rights will retain their shares of common stock issued in the initial public offering and shall be deemed to have given their consent to the release of the remaining funds in the trust account to BPW. The exercise of conversion rights by holders of shares of BPW common stock issued in its initial public offering is conditioned on such stockholder meeting the specific requirements and following the specific procedures for the exercise of such conversion rights set forth in the proxy statement sent to BPW’s stockholders relating to the approval of a proposed initial business combination or the certificate of incorporation amendment, as the case may be. We refer to these requirements as the “conversion requirements”.

Stockholder Action by Written Consent

The DGCL allows actions to be taken by stockholders by written consent to be made by the holders of the minimum number of votes that would be needed to approve a matter at an annual or special meeting of stockholders, unless this right to act by written consent is denied in the certificate of incorporation.

Talbots.  The Talbots certificate of incorporation does not prohibit stockholders from taking action by written consent.

BPW.  Pursuant to BPW’s certificate of incorporation, any action required or permitted to be taken by BPW stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent.

Dividends and Trust Account Distributions

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Talbots.  The Talbots certificate of incorporation and by-laws are silent with respect to dividends, so the provision of the DGCL described above applies.

BPW.  Pursuant to BPW’s certificate of incorporation, the holders of shares of BPW common stock are entitled to receive such dividends and other distributions, when, as and if declared by the board of directors from time to time. Dividends are payable in cash, property or shares of common stock or preferred stock. The holders of shares of BPW common stock from the initial public offering are entitled to receive distributions from the trust account established in connection with BPW’s initial public offering only in the event of a liquidation of BPW or in the event such stockholder exercises conversion rights. In no other circumstances will any stockholder have any right or interest of any kind in or to the trust account. No stockholders of BPW other than holders of BPW common stock from the initial public offering are entitled to receive distributions of any kind from the trust account.

Number of Directors

Under the DGCL, the board of directors of a corporation must consist of one or more members, each of whom must be a natural person.

Talbots.  The bylaws of Talbots state that the board of directors will consist of not fewer than five nor more than fifteen members, the number to be determined from time to time by the Talbots board of directors. There are currently eight members of the Talbots board of directors.

BPW.  BPW’s certificate of incorporation provides that the number of directors of BPW, other than those who may be elected by the holders of one or more series of preferred stock voting separately by class or series, shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the “whole board.” “Whole board” means the total number of directors that BPW would have if there were no vacancies on the board of directors. BPW’s bylaws provide that the board of directors shall consist of not less than one nor more than fifteen members, the exact number of which shall initially be fixed by the board of directors from time to time. There are currently five board members of the BPW board of directors.

Classification of Directors

The DGCL permits the directors of any corporation to be divided into one, two or three classes, with the term of office of those directors of the first class expiring at the first annual meeting held after such classification becomes effective, of the second class one year thereafter, of the third class two years thereafter, with directors being chosen for a full term to replace those whose terms expire at each annual election thereafter.

Talbots.  The board of directors of Talbots is not classified: all Talbots directors are elected annually to serve one-year terms.

BPW.  The members of BPW’s board of directors are classified into three classes, the members of one class of which are elected at each meeting of the stockholders. Each board class is elected to hold office for a three-year term and until the successors of such class have been elected and qualified. Any increase or decrease in the number of directors shall be apportioned by the board of directors among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

Election of Directors

The DGCL provides that directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors, and that a bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the board of directors.

Talbots.  Talbots directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

BPW.  The BPW bylaws provide that directors shall be elected by a plurality of the votes cast at each annual meeting of stockholders and that each director so elected shall hold office until the next annual meeting of stockholders in which such director’s class stands for election and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

Removal of Directors

The DGCL provides that in the absence of cumulative voting or a classified board, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote in an election of directors.

Talbots.  Talbots directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors.

BPW.  BPW’s certificate of incorporation provides that any or all of the BPW directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of BPW capital stock entitled to vote generally in the election of directors, voting together as a single class.

Vacancies

Talbots.  The Talbots bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director elected or appointed to fill a vacancy shall hold office until the next annual meeting of the stockholders and his or her successor is elected and qualified or until his or her earlier resignation or removal.

BPW.  The BPW certificate of incorporation provides that newly created directorships resulting from an increase in the number of directors and any vacancies on the BPW board of directors resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the BPW directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and that any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Amendments to Certificate of Incorporation

Under the DGCL, an amendment to the certificate of incorporation requires (1) the approval of the board of directors, (2) the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, and (3) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class.

Talbots.  The Talbots amended certificate of incorporation is silent with respect to amendment, so the DGCL requirements described above govern amendment of the Talbots certificate of incorporation.

BPW.  The BPW certificate of incorporation provides that BPW reserves the right to amend, alter, change or repeal any provision contained in the certificate of incorporation in the manner prescribed by the certificate of incorporation and the DGCL, and provides that other than with respect to the provisions of the certificate of incorporation addressing liability and indemnification of directors, officers and others, all rights, preferences and privileges conferred by the certificate of incorporation upon stockholders, directors and any other persons are granted subject to this right of amendment. The BPW certificate of incorporation also provides that, in addition to any other vote that may be required by law or the terms of any preferred stock:

•	the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of BPW entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter or repeal, or adopt any provision inconsistent with the purpose and intent of, Article V (Board of Directors), Article VI (Amendments to Bylaws), Article VII (Meetings of Stockholders; Action By Written Consent) or Article X (Amendment to Certificate of Incorporation),

•	Article IX of the certificate of incorporation, which concerns stockholder vote requirements for a business combination or an amendment to the certificate of incorporation relating to BPW’s length of existence, may only be amended by:

•	the vote of the BPW board of directors and the affirmative vote of the holders of at least 90% of the voting power of BPW’s then outstanding common stock, or

•	the affirmative vote of a majority of BPW’s outstanding common stock at any meeting of the stockholders held to consider approval of a proposed business combination, provided that any such amendment will become effective only upon the completion of such business combination,

•	no amendment to any of Article III (Purpose) or Article X (Amendment of Certificate of Incorporation) may become effective prior to the consummation of a business combination, unless approved by:

•	the vote of BPW’s board of directors and the affirmative vote of 90% of the voting power of BPW’s then outstanding common stock, or

•	the affirmative vote of a majority of BPW’s outstanding common stock at any meeting of the BPW stockholders held to consider approval of a proposed business combination,

•	holders of BPW common stock are not entitled to vote on any amendment to the BPW certificate of incorporation (including any amendment to any preferred stock designation) that relates solely to the terms of one or more outstanding series of BPW preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the BPW certificate of incorporation (including any preferred stock designation),

•	any repeal or amendment of Section 8.1 of BPW’s certificate of incorporation (regarding limitation of personal liability of directors) by the stockholders of BPW or by changes in law, or the adoption of any other provision of the BPW certificate of incorporation inconsistent with Section 8.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits BPW to further limit or eliminate the liability of directors) and may not adversely affect any right or protection of a director of BPW existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision,

•	any repeal or amendment of Section 8.2 of the BPW certificate of incorporation (regarding indemnification) by the stockholders of BPW or by changes in law, or the adoption of any other provision of the BPW certificate of incorporation inconsistent with Section 8.2, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits BPW to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision, and

•	Section 9.5 of the BPW certificate of incorporation (regarding BPW’s existence) may only be amended (i) to provide for BPW’s perpetual existence in connection with, and becoming effective upon, the consummation of an initial business combination, with the affirmative vote of the majority of the outstanding shares of BPW common stock and (ii) to extend the original termination date of BPW’s existence until the end of the extension period (as defined below), with the affirmative vote of the majority of outstanding shares of BPW common stock. The “extension period” is the period of time of up to six months for which the board of directors of BPW may, subject to stockholder approval, extend BPW’s existence in order to extend the time period within which BPW may complete an initial business combination for which BPW has already entered into a definitive agreement.

Amendments to Bylaws

Under the DGCL, bylaws may be adopted, amended or repealed by the stockholders entitled to vote, and by the board of directors if the corporation’s certificate of incorporation confers the power to adopt, amend or repeal the corporation’s bylaws upon the directors.

Talbots.  The Talbots amended and restated certificate of incorporation and bylaws authorize the board of directors to adopt, amend or repeal Talbots’ bylaws. The bylaws also state that the stockholders entitled to vote may also adopt additional bylaws and may amend or repeal any bylaw, whether or not adopted by them; provided, however, that the affirmative vote of a majority of the entire Talbots board of directors is required to amend or repeal the section of the bylaws regarding the vote required for action by the board of directors and any committee of the board of directors or to adopt any new bylaw or bylaws inconsistent with such section of the certificate of incorporation.

BPW.  The BPW certificate of incorporation provides that the affirmative vote of a majority of the BPW whole board shall be required to adopt, amend, alter or repeal the bylaws. In addition, the BPW bylaws may be adopted, amended, altered or repealed by the stockholders, provided that in addition to any vote of the holders of any class or series of capital stock of BPW required by law or by the BPW certificate of incorporation, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of BPW entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the bylaws.

Annual Meetings of Stockholders

Talbots.  The Talbots bylaws provide that an annual meeting of Talbots’ stockholders shall be held for the election of directors at such date, time and place either within or without the State of Delaware as may be designated by the Talbots board of directors from time to time.

BPW.  The BPW bylaws provide that unless directors are elected by written consent in lieu of an annual meeting as permitted by applicable law or an annual meeting is otherwise not required by applicable law, an annual meeting for the election of directors shall be held on such date and at such time as shall be designated from time to time by the BPW board of directors.

Special Meetings of Stockholders

Talbots.  The Talbots bylaws provide that special meetings of stockholders may be called at any time by the Chairman of the Talbots board of directors, the Vice Chairman of the Talbots board of directors, if any, the President or the Talbots board of directors, to be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting. A special meeting of the stockholders shall be called by the Secretary upon the written request, stating the purpose of the meeting, of stockholders who together own of record a majority of the outstanding shares of each class of stock entitled to vote at such meeting.

BPW.  The BPW certificate of incorporation provides that special meetings may be called by the board of directors pursuant to a resolution adopted by a majority of the whole board of directors, by the Chairman of the BPW board of directors, by the Chief Executive Officer or by the Secretary, at the request in writing of stockholders owning a majority of the capital stock then issued and outstanding and entitled to vote.

Submission of Stockholder Proposals

Talbots.  Talbots’ bylaws provide that at any annual or special meeting of stockholders, proposals by stockholders and persons nominated for election as directors by stockholders shall be considered only if advance notice thereof has been timely given and such proposals are otherwise proper for consideration under applicable law and the Talbots certificate of incorporation and bylaws. Notice of any proposal to be presented by any stockholder or of the name of any person to be nominated by any stockholder for election as a director of Talbots at any meeting of stockholders shall be delivered to the Secretary of Talbots at Talbots’ principal executive office not less than 60 nor more than 90 days prior to the date of the meeting, provided that if the date of the meeting is first publicly announced or disclosed less than 70 days prior to the date of the meeting, such advance notice shall be given not more than ten days after such date is first so announced or disclosed. Any stockholder who gives notice of any such proposal shall deliver therewith the text of the proposal to be presented and a brief written statement of the reasons why such stockholder favors the proposal and setting forth such stockholder’s name and address, the number and class of all shares of each class of stock of Talbots beneficially owned by such stockholder and any material interest of such stockholder in the proposal.

BPW.  BPW’s bylaws provided that a stockholder submitting a proposal for a stockholder vote must deliver a written notice to the Secretary no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders. The notice must set forth (a) as to each matter the stockholder proposes to bring before the meeting (i) a brief description of the matter and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the stockholder in such business, and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the class, series and number of shares of capital stock which are beneficially owned by the stockholder.

Stockholder Nomination of Director Candidates

Talbots.  In addition to the advance notice requirements described above, which apply to nominations by stockholders of candidates for director, any stockholder desiring to nominate any person for election as a director must deliver with such notice a statement in writing setting forth the name of the person to be nominated, the number and class of all shares of each class of stock of Talbots beneficially owned by such nominee, certain personal and business experience information regarding the nominee, as well identification of the involvement of such nominee in certain legal proceedings, such nominee’s signed consent to serve as a director of Talbots if elected, the nominating stockholder’s name and address and the number and class of all shares of each class of stock of Talbots beneficially owned by such nominating stockholder.

BPW.  In addition to the advance notice requirements described above, which apply to nominations by stockholders of candidates for director, any stockholder desiring to nominating any person for election as director must deliver a notice that sets forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, current business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the educational background of such person, (iv) any other information relating to the person that is required to be disclosed in solicitations of proxies for election of directors pursuant to the rules and regulations promulgated by the SEC under Section 14 of the Exchange Act, and (v) any other information relating to the person set forth in any policy for stockholder nominations for director candidates disclosed by BPW and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the class, series and number of shares of capital stock which are beneficially owned by the stockholder.

Indemnification and Limitation of Personal Liability of Directors

The DGCL provides that a corporation may indemnify a director or officer against expenses actually and reasonably incurred by him in association with any action, suit or proceeding in which he is involved by reason of his service to the corporation, if the director or officer acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to a criminal proceeding, the director or officer had no reason to believe that the act was unlawful. In addition, the DGCL requires that a corporation indemnify a director or officer who successfully defends himself in such a proceeding.

Talbots.  The Talbots bylaws provide that Talbots shall indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person’s testator or intestate is or was a director, officer or employee of Talbots or serves or served at the request of Talbots at any other enterprise as a director, officer or employee. Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by Talbots promptly upon receipt by Talbots of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by Talbots.

BPW.  BPW’s by-laws provide that it will indemnify any person who was or is a party or is threatened to be a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of BPW), by reason of the fact that such person is or was a director, officer, employee or agent of BPW, or is or was a director, officer, employee or agent of BPW serving at the request of BPW as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of BPW, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of BPW, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

BPW’s by-laws further provide that BPW will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of BPW to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of BPW, or is or was a director or officer of BPW serving at the request of BPW as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of BPW, provided that no indemnification will be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to BPW unless and only to the extent that the Court of Chancery in the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

Extraordinary Transactions

The DGCL generally requires that any merger, consolidation or sale of substantially all the assets of a corporation be approved by a vote of a majority of all outstanding shares entitled to vote thereon.

Talbots.  Although the DGCL permits a Delaware corporation’s certificate of incorporation to provide for a greater vote for a merger, consolidation or sale of substantially all the assets of a corporation as that described above, the Talbots certificate of incorporation does not require a greater vote.

BPW.  Pursuant to BPW’s certificate of incorporation, prior to the completion of an initial Business Combination (defined below), BPW may not complete any other business combination, whether through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar type of transaction. A “Business Combination” means a business combination, whether through merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar type of transaction, with one or more target businesses that have an aggregate fair market value of at least 80% of the amount held in the trust account established in connection with BPW’s initial public offering at the time of the signing of a definitive agreement in connection with an initial Business Combination (excluding deferred underwriting commissions payable to the underwriters in connection with the initial public offering) resulting in BPW acquiring controlling interests of such target business(es) or assets. Prior to the completion of an initial Business Combination, BPW must submit any proposed initial Business Combination to stockholders for approval regardless of whether the proposed Business Combination is of a type which normally would require stockholder approval. A proposal to amend the certificate of incorporation to provide for the BPW’s perpetual existence in connection with, and becoming effective upon, the completion of an initial Business Combination must be submitted to BPW’s stockholders in connection with any proposed initial Business Combination. In the event that (i) a majority of the shares of common stock issued in the initial public offering voted by the holders of such common stock present and entitled to vote at the meeting to approve an initial Business Combination are voted for the approval of such initial Business Combination and (ii) a majority of the outstanding shares of common stock are voted in favor of an amendment to BPW’s certificate of incorporation to provide for the BPW’s perpetual existence, BPW is authorized to consummate such initial Business Combination; provided, however, that BPW’s certificate of incorporation prohibits BPW from completing the merger if holders of more than 35% (minus one share) of the outstanding shares of BPW common stock issued in BPW’s initial public offering vote, on a cumulative basis, against either the pre-closing certificate amendment proposal or the merger proposal, or both, and properly exercise their rights to convert their shares of BPW common stock to cash. An initial Business Combination may only be consummated if (a) BPW confirms that it has sufficient resources to pay both (i) the consideration required to consummate such initial Business Combination and (ii) the amount necessary to satisfy the conversion rights exercised by holders of shares of BPW common stock issued in its initial public offering and (b) an amendment to the certificate of incorporation providing for perpetual existence of BPW has been approved by a majority of the outstanding shares of common stock at a duly held meeting.

Until completion of the initial Business Combination, BPW may not issue any shares of capital stock or any rights, warrants, options or other securities convertible into shares of capital stock that participate in or are otherwise entitled in any manner to any amount on deposit in the trust account or that are entitled to vote as a class with the shares of common stock issued in the initial public offering on an initial Business Combination.

COMPARATIVE MARKET PRICES AND DIVIDENDS

Talbots

Talbots common stock is traded on the New York Stock Exchange under the symbol “TLB”. Application will be made to have the Talbots Warrants issued in the Offer approved for listing on the NYSE. Talbots’ fiscal year conforms to the National Retail Federation’s fiscal calendar year. The following table shows the high and low reported intraday sales prices per share of Talbots common stock as reported on the New York Stock Exchange and the cash dividends declared per share, in each case as reported by Bloomberg L.P.:

	Sales Price
	Per Share		Cash Dividends
	High	Low	Per Share

Fiscal year ended February 2, 2008
First Quarter	$26.40	$20.24	$0.13
Second Quarter	$25.80	$19.50	$0.13
Third Quarter	$26.10	$13.49	$0.13
Fourth Quarter	$16.66	$6.48	$0.13
Fiscal year ended January 31, 2009
First Quarter	$14.60	$6.94	$0.13
Second Quarter	$15.67	$6.90	$0.13
Third Quarter	$17.97	$6.95	$0.13
Fourth Quarter	$9.89	$1.19	$0.13
Fiscal year ended January 30, 2010
First Quarter	$4.84	$1.86	$0.00
Second Quarter	$7.23	$2.00	$0.00
Third Quarter	$12.00	$5.00	$0.00
Fourth Quarter	$12.00	$6.28	$0.00
Fiscal year ended January 30, 2011
First Quarter (through March 10, 2010)	$13.43	$10.14	$0.00

In February 2009, the board of directors of Talbots approved the indefinite suspension of Talbots’ quarterly dividends.

On December 8, 2009, the date of the public announcement of the merger agreement, the high and low sales prices of shares of Talbots common stock as reported on the NYSE were $9.05 and $7.28, respectively. On March 10, 2010, the last practicable trading day before the date of this document, the high and low sales prices of shares of Talbots common stock as reported on the NYSE were $11.57 and $11.23, respectively. As of January 20, 2010, there were approximately 641 holders of Talbots common stock.

BPW

BPW Warrants are traded on the NYSE Amex under the symbol “BPW.WS”. BPW’s fiscal year ends on December 31st of each year. The following table shows the high and low reported intraday sales prices of BPW Warrants as reported on the NYSE Amex and the cash dividends declared per share, in each case as reported by Bloomberg L.P.:

	Sales Price		Cash Dividends
	High	Low	Per Share

Fiscal year ended December 31, 2007
First Quarter	N/A	N/A	N/A
Second Quarter	N/A	N/A	N/A
Third Quarter	N/A	N/A	N/A
Fourth Quarter	N/A	N/A	N/A
Fiscal year ended December 31, 2008
First Quarter	N/A	N/A	$0.00
Second Quarter	$0.75	$0.45	$0.00
Third Quarter	$0.53	$0.13	$0.00
Fourth Quarter	$0.44	$0.10	$0.00
Fiscal year ended December 31, 2009
First Quarter	$0.18	$0.06	$0.00
Second Quarter	$0.24	$0.07	$0.00
Third Quarter	$0.55	$0.12	$0.00
Fourth Quarter	$1.01	$0.30	$0.00
Fiscal year ended December 31, 2010
First Quarter (through March 10, 2010)	$1.62	$0.81	$0.00

On December 8, 2009, the date of the public announcement of the merger agreement, the high and low sales prices of BPW Warrants as reported on the NYSE Amex were each $1.01 and $0.30, respectively. On March 10, 2010, the last practicable trading day before the date of this document, the high and low sales prices of shares of BPW Warrants as reported on the NYSE Amex were $1.60 and $1.54, respectively.

BPW warrantholders should obtain current market quotations for shares of Talbots common stock and BPW Warrants before deciding whether to tender pursuant to the Offer and before electing the form of consideration they wish to receive. In addition, BPW warrantholders should understand that the implied value of any Talbots Warrants received by BPW warrantholders may differ depending upon the market price of the Talbots common stock at the expiration of the Offer. No assurance can be given concerning the market price of Talbots common stock or implied value of Talbots Warrants before or after the completion of the Offer.

LEGAL MATTERS

The validity of the Talbots common stock and warrants offered by this prospectus/offer to exchange will be passed upon for Talbots by Dewey & LeBoeuf LLP.

EXPERTS

The financial statements incorporated in this prospectus by reference from Talbots’ Annual Report on Form 10-K for the year ended January 31, 2009, and the effectiveness of Talbots’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the adoption of new accounting guidance relative to accounting for uncertain income tax positions and (2) express an adverse opinion on the effectiveness of internal control over financial reporting because of a material weakness). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of BPW at December 31, 2009 and for the year then ended as well as the period from October 12, 2007 (inception) to December 31, 2009, have been incorporated into this document by reference to BPW’s Current Report on Form 8-K, filed on February 26, 2010 in reliance upon the report of Rothstein, Kass & Company, P.C., independent registered public accounting firm, which is incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows Talbots and BPW to incorporate by reference information in this document. This means that Talbots and BPW can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that Talbots and BPW previously filed with the SEC. They contain important information about the companies and their financial condition.

Talbots SEC Filings	Period or Date Filed

Annual Report on Form 10-K	Year ended January 31, 2009
Quarterly Report on Form 10-Q	Quarterly reports for the periods ended October 31, 2009, August 1, 2009 and May 2, 2009
Current Report on Form 8-K	Current reports filed on: March 9, 2010, March 3, 2010, February 17, 2010, January 12, 2010, January 4, 2010, December 10, 2009 and December 8, 2009 (other than the portions of those documents not deemed to be filed)
The description of Talbots’ common stock set forth in a registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions

BPW SEC Filings	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2008
Quarterly Report on Form 10-Q	Quarterly reports for the periods ended September 30, 2009, June 30, 2009 and March 31, 2009
Current Report on Form 8-K	Current Reports filed on: February 26, 2010, February 25, 2010, February 18, 2010, January 26, 2010, January 7, 2010, December 11, 2009 and December 8, 2009 (other than the portions of those documents not deemed to be filed)
The description of BPW’s common stock set forth in a registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions

In addition, Talbots and BPW also incorporate by reference additional documents that either company files with the SEC between the date of this document and the date of the termination of the Offer. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

We have filed a registration statement on Form S-4 to register with the SEC the offer and sale of the shares of Talbots common stock and Talbots Warrants to be issued in the Offer. This prospectus/offer to exchange is a part of that registration statement. We may also file amendments to that registration statement. In addition, on March 1, 2010, we filed with the SEC a tender offer statement on Schedule TO under the Exchange Act, together with exhibits, to furnish certain information about the Offer. We may also file amendments to the Schedule TO. You should read these documents as they will contain important information. These documents will not be sent to you in hard copy form. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed on the back cover of this prospectus/offer to exchange. You may also request that the information agent sends you all future documents, announcements and information in relation to the offer in hard copy form.

Talbots has supplied all information contained or incorporated by reference in this document relating to Talbots, as well as all pro forma financial information, and BPW has supplied all information relating to BPW. Documents incorporated by reference are available from Talbots and BPW without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You may read and copy documents incorporated by reference in this document, other than certain exhibits to those documents, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain such documents free of charge through the Securities and Exchange.

The Talbots, Inc.	BPW Acquisition Corp.
One Talbots Drive Hingham, Massachusetts 02043 (781) 749-7600 Attn: Investor Relations	750 Washington Boulevard Stamford, Connecticut 06901 (203) 653-5800 Attn: Investor Relations

If you would like to request any documents, please do so no later than March 19, 2010, or five business days prior to the Expiration Date, whichever is later, to receive them before the Expiration Date of the Offer. You will not be charged for any of these documents that you request. If you request any incorporated documents from Talbots or BPW, Talbots or BPW will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

Neither BPW nor Talbots has authorized anyone to give any information or make any representation about the Offer, the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

SCHEDULE I

INFORMATION CONCERNING MEMBERS OF THE BOARD OF DIRECTORS AND
THE EXECUTIVE OFFICERS OF AEON CO., LTD

Set forth below are the name, address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Aeon Co., Ltd. Except as otherwise noted, positions specified are positions with Aeon Co., Ltd. For those directors and executive officers of Aeon Co., Ltd who also hold positions at The Talbots, Inc., see pages 51 to 53 in the prospectus/offer to exchange. The common business address for the directors and executive officers is as follows: AEON CO., LTD. 5-1, I-chome, Nakase, Mihama-ku, Chiba-shi, Chiba, 261-8515 Japan.

Except as otherwise indicated, all of the persons listed below are citizens of Japan. Except as otherwise indicated, none of the directors and officers of Aeon Co., Ltd. listed below has, during the past five years, (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Except as otherwise indicated in the prospectus/offer to exchange, neither Aeon Co., Ltd. nor any of its directors or executive officers has any contact, arrangement, understanding or relationship with any other person with respect to any securities of BPW Acquisition Corp. (“BPW”), including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as otherwise indicated in the prospectus/offer to exchange, there have been no contacts, negotiations or transactions since two years before the printing of the prospectus/offer to exchange, between Aeon Co., Ltd. or any of the persons listed below, on the one hand, and BPW or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, an exchange offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. None of Aeon Co., Ltd. or any of its associates and majority owned subsidiaries has effected any transaction in securities of BPW in the past 60 days. Except as set forth below, none of the directors or executive officers of Aeon Co., Ltd. or any of their respective associates or majority owned subsidiaries beneficially owns or has the right to acquire any securities of BPW or has effected any transaction in securities of BPW during the past 60 days.

As of February 23, 2010:

Name	Current Occupation or Employment Since 2005

Akihiko Harada	Chairman of the Board of Directors of Aeon Co., Ltd.
Yoshiki Mori	Chairman, Aeon Credit Service Co., Ltd.; Director, Vice President, CEO, Financial Services Business, Aeon Co., Ltd
Naoki Hayashi	Director, Vice President, CEO, Shopping Center Development Business Aeon Co., Ltd.
Masami Ishizaka	Chairman of the Board of Directors, OKURA ZAIMU KYOKAI
Hideki Kurashige	Representative Director and Chairman, Senior Managing Director, RHJ International Japan, Inc.
Masaharu Ikuta	Counselor, Mitsui O.S.K. Lines, Ltd.
Takejiro Sueyoshi	Special Advisor to UNEP FI and the PRI in the Asia Pacific region
Keiichi Tadaki	Attorney at Law, MORI HAMADA & MATSUMOTO
Tsutomu Kajita	Vice President and Executive Officer
Shouhei Murai	Vice President, CEO, General Merchandising Store Business
Kunio Sakano	Vice President, CEO, Supermarket Business
Akihito Tanaka	Vice President, CEO, China Business
Hiroshi Yokoo	Vice President, CEO, Strategic Small Size Store Business
Yutaka Furutani	Vice President, CEO, Service Business & Specialty Stores Business
Yoshiharu Nishitani	Vice President, CEO, Nonstore Business

Name	Current Occupation or Employment Since 2005

Kunihiko Hisaki	Vice President, Chief Merchandising Officer
Jerry Black	Vice President, Chief Strategy & Information Officer, CEO, Asia Business
Masaaki Toyoshima	Vice President, CFO
Mitsuko Tsuchiya	Vice President, Chief Environmental Affairs Officer
Atsunobu Agata	Vice President, Chief Human Resources & Administration Officer
Mamoru Kuchihiro	Vice President, Store Development
Kazunori Umemoto	Vice President, Information Technology
Yuichiro Okauchi	Vice President, Corporate Strategy
Masato Nishimatsu	Vice President, Corporate Control & Accounting
Hideki Wakabayashi	Vice President, Corporate Finance

APPENDIX A

AGREEMENT AND PLAN OF MERGER
By and among
THE TALBOTS, INC.,
TAILOR ACQUISITION, INC.
and
BPW ACQUISITION CORP.
Dated as of December 8, 2009

A-i

A-ii

Exhibits

Exhibit A
Repurchase, Repayment and Support Agreement

Exhibit B
Initial Charter Amendment

Exhibit C
Sponsors’ Agreement

Exhibit D
Written Consent of Holders of Company Common Stock

Exhibit E
Commitment Letter

Exhibit F
Amended and Restated Certificate of Incorporation of BPW Acquisition Corp.

Exhibit G
Warrant Exchange Term Sheet

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of December 8, 2009, and entered into by and among The Talbots, Inc., a Delaware corporation (the “Company”), Tailor Acquisition Inc., a Delaware corporation and direct subsidiary of the Company (“Merger Sub”), and BPW Acquisition Corp., a Delaware corporation (“BPW”). The Company, Merger Sub and BPW are sometimes referred to herein, individually, as a “Party,” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Board of Directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Audit Committee of the Company Board (the “Audit Committee”), has determined that it is advisable and in the best interests of the Company and its shareholders to enter into a series of transactions, including a merger transaction, on the terms and subject to the terms and conditions set forth in this Agreement and the Ancillary Agreements;

WHEREAS, the Company Board (acting upon the unanimous recommendation of the Audit Committee), the Board of Directors of Merger Sub and the Board of Directors of BPW have each approved this Agreement, declared that this Agreement is advisable and determined that the merger of Merger Sub with and into BPW, with BPW being the surviving corporation in such merger (the “Merger”), and the other transactions contemplated hereby and by the Ancillary Agreements are advisable, fair to and in the best interests of their respective companies and stockholders and accordingly have agreed to effect the Merger and such other transactions upon the terms and subject to the conditions set forth herein and therein; and

WHEREAS, the Company, Merger Sub and BPW desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated hereby as specifically set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, and intending to be legally bound hereby, the Company, Merger Sub and BPW hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the term:

“A Agreement” shall mean the Repurchase, Repayment and Support Agreement entered into concurrently with the execution of this Agreement and attached hereto as Exhibit A, among BPW, the Company, AEON (U.S.A.), Inc. (“A (USA)”) and AEON Co., Ltd. (“A”).

“Action” shall mean any action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitration, audit or investigation by or before any Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by agreement or otherwise.

“AMEX” shall mean the American Stock Exchange.

“Ancillary Agreements” shall mean the A Agreement and the Sponsors’ Agreement.

“Assets” shall mean, with respect to any Person, all land, buildings, improvements, leasehold improvements, Fixtures and Equipment and other assets, real or personal, tangible or intangible, owned or leased by such Person or any of its Subsidiaries.

“Average Company Stock Price” means the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of the Company Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the parties) for the 15 consecutive trading days immediately preceding the fifth trading day prior to the date of the BPW Stockholder Meeting.

“BPW Acquisition Proposal” means any proposal, offer or inquiry from a Third Party for or with respect to the acquisition, directly or indirectly, of beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of assets, securities or ownership interests of or in BPW representing 20% or more of the assets BPW, or of an equity interest representing a 20% or greater economic interest in BPW, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, share exchange, liquidation, dissolution, recapitalization, tender offer, exchange offer or similar transaction with respect to BPW.

“BPW Charter” shall mean the Amended and Restated Certificate of Incorporation of BPW.

“BPW Employee Plan” shall mean any employee benefit plan, program, policy, practice, agreement, or other arrangement providing benefits to any current or former employee, officer director, or other service provider of BPW or any beneficiary or dependent thereof that is sponsored or maintained by BPW or to which BPW contributes, is obligated to contribute, or is party, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (in each case, whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, policy, practice, agreement or arrangement.

“BPW Material Adverse Effect” shall mean any change, event, development, condition, occurrence or effect that (a) has had a material and adverse effect on the financial condition of BPW, or (b) prevents or materially impairs the ability of BPW to consummate the Merger before the Termination Date.

“BPW Stockholder” shall mean a holder of record of one or more shares of BPW Common Stock immediately prior to the Effective Time.

“BPW Stockholders Meeting” shall mean the meeting of the stockholders of BPW held for the purpose of approving the BPW Voting Proposal.

“BPW Warrant Agreement” means that certain Warrant Agreement, dated as of February 26, 2008, by and between BPW and Mellon Investor Services, LLC, as amended.

“BPW Warrants” means warrants to acquire shares of BPW Common Stock issued pursuant to the terms of the BPW Warrant Agreement.

“Business Combination” shall have the meaning set forth in the BPW Charter.

“Business Day” shall mean each day other than Saturdays, Sundays and days when commercial banks are authorized or required to be closed for business in New York, New York.

“Certificates” shall mean outstanding certificates which immediately prior to the Effective Time represented BPW Common Stock.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

“Company Acquisition Proposal” means any proposal, offer or inquiry from a Third Party for or with respect to the acquisition, directly or indirectly, of beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of assets, securities or ownership interests of or in the Company or any of its Subsidiaries representing 20% or more of the consolidated assets of the Company and its Subsidiaries taken as a whole, or of an equity interest representing a 20% or greater economic interest in the Company and such Subsidiaries taken as whole, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, share exchange, liquidation, dissolution, recapitalization, tender offer, exchange offer or similar transaction with respect to either the Company or any of such Subsidiaries; provided, that the possible financing transactions described in Section 5.1(II) of the Company Disclosure Schedule shall be deemed not to be Company Acquisition Proposals, provided that the Company complies with its obligations under Section 6.1 hereof with respect thereto.

“Company Employee Plan” shall mean any employee benefit plan, program, policy, practice, agreement, or other arrangement providing benefits to any current or former employee, officer director, or other service provider of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes, is obligated to contribute, or is party, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (in each case, whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, policy, practice, agreement or arrangement.

“Company IP” means all Intellectual Property that is owned solely or jointly, used, held for use or exploited by Company or any of its Subsidiaries in connection with the current conduct of their businesses.

“Company Material Adverse Effect” shall mean any change, event, development, condition, occurrence or effect that (a) has had a material and adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) prevents or materially impairs the ability of the Company to consummate the Merger before the Termination Date; provided, that to the extent any such change, event, development, condition, occurrence or effect having the results described in the foregoing clause (a) results from any of the following, it shall not constitute or be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes generally affecting the economy, financial, credit or securities markets; (ii) the execution and delivery of this Agreement or the announcement of the transactions contemplated by this Agreement; (iii) any change in market price or trading volume of the Company Common Stock (it being understood that the facts or occurrences giving rise to such change may be deemed to constitute or be taken into account in determining whether there has been a Company Material Adverse Effect); (iv) any failure of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to such failure may be deemed to constitute or be taken into account in determining whether there has been a Company Material Adverse Effect); (v) any outbreak or escalation of war or any act of terrorism; (vi) general conditions in the industries in which the Company and its Subsidiaries operate; or (vii) a change in law, rule or regulation, or GAAP or interpretations thereof (provided, however, that such matters in the case of clauses (i), (v), (vi) and (vii) shall be taken into account in determining whether there has been a Company Material Adverse Effect to the extent of any disproportionate impact on the Company and its Subsidiaries taken as a whole, relative to other companies operating in the same industries).

“Company Options” shall mean all options to acquire Company Common Stock granted, awarded or earned under the Company Stock Plans.

“Company Restricted Stock” shall mean all restricted awards of Company Common Stock granted, awarded, earned or purchased under the Company Stock Plans.

“Company Stock Award” shall mean each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured by the value of a number of shares of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock, granted under the Company Stock Plans (including restricted stock units, deferred stock units, phantom stock units and dividend equivalents), other than Company Options and Company Restricted Stock.

“Company Stock Plans” shall mean The Talbots, Inc. 2003 Executive Stock Based Incentive Plan, as amended and restated, The Talbots, Inc. 1993 Executive Stock Based Incentive Plan and The Talbots, Inc. Restated Directors Stock Plan as amended through March 5, 2005.

“Company Stock Rights” shall mean all Company Options, Company Restricted Stock awards and Company Stock Awards granted, awarded, earned or purchased under the Company Stock Plans.

“Company Stockholder” shall mean a holder of record of one or more shares of Company Common Stock immediately prior to the Effective Time.

“Confidentiality Agreement” means that certain confidentiality agreement dated November 2, 2009 between the Company and BPW.

“DGCL” shall mean the General Corporation Law of the State of Delaware, as amended.

“Encumbrances” shall mean any claim, lien, pledge, option, right of first refusal, charge, security interest, deed of trust, mortgage, restriction or encumbrance pertaining to the Assets held by or in favor of Third Parties.

“Environmental Laws” shall mean any federal, state or local law, statute, ordinance, order, decree, rule, regulation or policies relating (a) to releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; (b) to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; (c) to the treatment, storage, disposal or management of Hazardous Materials; (d) to exposure to toxic, hazardous or other controlled, prohibited or regulated substances; or (e) to the transportation, release or any other use of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. (“TSCA”), those portions of the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq. relating to Hazardous Materials exposure and compliance, the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. (“HMTA”) and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq. (“EPCRA”), and other comparable state and local laws and all rules and regulations promulgated pursuant thereto or published thereunder.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means an amount equal to the quotient (rounded to the nearest ten-thousandth) obtained by dividing $11.25 by the Average Company Stock Price; provided, however, that if such quotient is: (a) greater than 1.3235, the Exchange Ratio shall be 1.3235 (the “Exchange Ratio Ceiling”); or (b) less than 0.9000, the Exchange Ratio shall be 0.9000.

“Financing” shall mean the full amount of the debt financing required (taking into account the net proceeds in the Trust Account at Closing and other available cash) to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including the repayment in full of all amounts due or outstanding as of the Closing Date in respect of the (i) A Financing Agreements, (ii) the Support Letters and (iii) any Third Party Credit Facilities, each as defined in the A Agreement, on the terms contemplated hereby, to pay related fees and expenses and to have, immediately following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, cash on hand or available to be borrowed under one or more bank credit facilities included in the Financing in an amount sufficient to fund ordinary course working capital and other general corporate purposes.

“Fixtures and Equipment” shall mean, with respect to any Person, all of the furniture, fixtures, furnishings, machinery and equipment owned or leased by such Person and located in, at or upon the Assets of such Person.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

“Governmental Entities” shall mean all courts, regulatory or administrative agencies, commissions or other governmental authorities, bodies or instrumentalities with jurisdiction, including for the avoidance of doubt any self regulatory organizations.

“Hazardous Materials” shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under applicable Environmental Laws or the release of which is regulated under Environmental Laws. Without limiting the generality of the foregoing, the term includes: “hazardous substances” as defined in CERCLA; “extremely hazardous substances” as defined in EPCRA; “hazardous waste” as defined in RCRA; “hazardous materials” as defined in HMTA; a “chemical substance or mixture” as defined in TSCA; crude oil, petroleum products or any fraction thereof; radioactive materials, including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; chlorinated fluorocarbons (“CFCs”); and radon.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any cost associated with prepaying any such debt, (b) capitalized lease obligations, (c) obligations under interest rate agreements and currency agreements, (d) letters of credit, (e) the principal of and premium in respect of obligations evidenced by bonds, debentures, notes and similar instruments and all other obligations of a Person upon which interest is paid by such Person, including accrued interest, (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, (g) negative balances in bank accounts, (h) amounts in respect of checks in transit, (i) net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (j) all liabilities relating to securitization or factoring programs or arrangements, and (k) all Indebtedness of another Person referred to in clauses (a) through (j) above guaranteed (including keep well arrangements) directly or indirectly, jointly or severally, in any manner.

“Initial Charter Amendment” means an amendment, substantially in the form attached hereto as Exhibit B, to the BPW Charter to extend BPW’s corporate existence by two (2) months beyond the “Original Termination Date”, as such term is defined in the BPW Charter, to twenty-six (26) months in total from the date of the final prospectus relating to the IPO.

“Intellectual Property” means (a) United States and international patents, patent applications and invention registrations of any type (“Patents”), (b) trademarks, service marks, trade dress, logos, trade names, domain names, corporate names and other source identifiers, and registrations and applications for registration thereof (“Trademarks”), (c) copyrightable works, copyrights, and registrations and applications for registration thereof, (d) confidential and proprietary information, including trade secrets and know-how (“Trade Secrets”) and (e) software (excluding any off-the-shelf shrinkwrap, clickwrap or similar commercially available non-custom software), computerized databases, and internet domain names.

“IRS” shall mean the United States Internal Revenue Service or any successor agency.

“Knowledge” shall mean with respect to (a) the Company, the actual knowledge of those individuals listed in Section 1(a) of the Company Disclosure Schedule, and (b) BPW, the actual knowledge of those individuals listed in Section 1(a) of the BPW Disclosure Schedule.

“Licensed Company IP” means all Company IP that is not owned solely or jointly by the Company or any of its Subsidiaries, and that the Company or any of its Subsidiaries has a right to use or exploit by virtue of any agreement entered into with the sole owner, or one or more joint owner(s), of such Company IP.

“Material Contracts” shall mean (a) with respect to the Company or any of its Subsidiaries, (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC, (ii) any agreement relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets with a fair market value in excess of $5,000,000, (iii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements, in each case relating to Indebtedness, whether as borrower or lender, in each case in excess of $10,000,000, other than (x) accounts receivables and payables, and (y) loans to direct or indirect wholly owned Subsidiaries of the Company, (iv) any agreement between or among A and/or any of its Affiliates (other than the Company or any of its Subsidiaries), on the one hand, and the Company and/or any of its Subsidiaries, on the other hand, or (v) any other agreement under which the Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of $5,000,000 in any year and which is not otherwise described in clauses (i) — (v) above; or (b) with respect to BPW, (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by BPW with the SEC, (ii) any agreement relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by BPW after the date of this Agreement of assets with a fair market value in excess of $1,000,000, (iii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements, in each case relating to Indebtedness, whether as borrower or lender, in each case in excess of $1,000,000, other than accounts receivables and payables, (iv) any employee collective bargaining agreement or other agreement with any labor union, or (v) any other agreement under which BPW is obligated to make payment or incur costs in excess of $1,000,000 in any year and which is not otherwise described in clauses (i) — (iv) above.

“Maximum Expense Amount” shall mean an amount equal to $3,000,000.

“Multiemployer Plan” shall mean any “multiemployer” plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

“NYSE” shall mean The New York Stock Exchange, Inc.

“Organizational Documents” means, with respect to any entity, the charter, certificate of incorporation, articles of incorporation, bylaws, partnership agreement, operating agreement, declaration of trust or other governing documents of such entity, including any documents designating or certifying the terms of any securities of such entity.

“Owned Company IP” means all Company IP that is not Licensed Company IP.

“Permitted Encumbrances” shall mean (a) any and all Encumbrances which result from all statutory or other liens for Taxes or assessments and are not yet due and payable or delinquent or the validity of which is being contested in good faith by appropriate proceedings by a Party hereto; (b) all material cashiers’, landlords’, workers’, mechanics’, carriers’, repairers’ and other similar liens imposed by law and incurred in the ordinary course of business; and (c) other Encumbrances which individually or in the aggregate do not materially detract from the value of or materially interfere with the present use of the property subject thereto or affected thereby and would not otherwise reasonably be expected to have a Company Material Adverse Effect.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, real estate investment trust, other organization (whether incorporated or unincorporated), governmental agency or instrumentality, or any other legal entity.

“Representative” shall mean, with respect to any Person, that Person’s officers, directors, employees, financial advisors, agents or other representatives.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, joint venture, real estate investment trust, or other organization, whether incorporated or unincorporated, or other legal entity of which (a) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; (b) such Person is a general partner, manager or managing member; or (c) such Person holds a majority of the equity economic interest.

“Tax” or “Taxes” shall mean all federal, state, local, foreign and other taxes, levies, fees, imposts, assessments, impositions or other similar government charges, including income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent or withholding (including dividend withholding and withholding required pursuant to Section 1445 and 1446 of the Code), occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes, including interest, penalties and additions (to the extent applicable) thereto, whether disputed or not.

“Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof, any information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Taxing Authority” shall mean any Governmental Entity charged with the administration of any law, rule or regulation relating to Taxes.

“Third Party” shall mean any person other than the Company, Merger Sub, BPW and their respective Affiliates; provided that, for all purposes under this Agreement, A and its Subsidiaries (excluding the Company and each of its Subsidiaries) shall each be deemed a “Third Party”.

“Transfer Taxes” shall mean any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes (together with any related interest, penalties or additions).

“Willful and Material Breach” means a material breach of this Agreement that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a material breach of this Agreement.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

Table of Other Defined Terms

Cross Reference
Terms	in Agreement

$150M Revolving Credit Agreement	Section 3.25(c)
A	“A Agreement”
A (USA)	“A Agreement”
Agreement	Preamble
Audit Committee	Recitals
Blue Sky Laws	Section 3.6(c)
BNYH	Section 2.12
BPW	Preamble
BPW Board	Section 4.2
BPW Charter Amendment	Section 4.2
BPW Common Stock	Section 4.3(a)
BPW Disclosure Schedule	ARTICLE IV
BPW Financial Advisor	Section 4.15
BPW Preferred Stock	Section 4.3(a)
BPW Recommendation	Section 6.1(a)
BPW Requisite Vote	Section 4.17
BPW SEC Reports	Section 4.6(a)

Cross Reference
Terms	in Agreement

BPW Voting Proposal	Section 4.2
CERCLA	“Environmental Laws”
Certificate of Merger	Section 2.3
CFCs	“Hazardous Materials”
Claims	Section 6.10(b)
Closing	Section 2.2
Closing Date	Section 2.2
Commitment Letter	Section 3.25(a)
Common Shares Trust	Section 2.8(b)
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	ARTICLE III
Company Financial Advisor	Section 3.17
Company Insurance Policies	Section 3.20
Company Leased Property	Section 3.13(a)(ii)
Company Owned Property	Section 3.13(a)(i)
Company Real Property	Section 3.13(a)(ii)
Company SEC Reports	Section 3.8(a)
Delaware Secretary of State	Section 2.3
Effective Time	Section 2.3
EPCRA	“Environmental Laws”
Excess Shares	Section 2.8(a)
Exchange Agent	Section 2.9(a)
Exchange Ratio Ceiling	“Exchange Ratio”
Expenses	Section 8.2(a)
Governmental Approvals	Section 6.5(a)
HMTA	“Environmental Laws”
Indemnified Parties	Section 6.10(a)
Indemnifying Parties	Section 6.10(b)
Information Statement/Proxy Statement/Prospectus	Section 3.6(c)
Internal Controls	Section 3.8(d)
IPO	Section 4.20(a)
Lender	Section 3.25(a)
Mellon	Section 4.20(a)
Merger	Recitals
Merger Consideration	Section 2.7(a)
Merger Sub	Preamble
Minimum Warrant Exchange Participation	Section 6.1(b)
Multiple Employer Plan	Section 3.12(e)
New Warrant Shares	Section 6.1(b)
New Warrant Term Sheet	Section 6.1(b)
New Warrants	Section 6.1(b)
Nonqualified Deferred Compensation Plan	Section 3.12(h)
Offer Documents	Section 6.1(b)

Cross Reference
Terms	in Agreement

Other Entity	Section 3.5
Parties	Preamble
Party	Preamble
Patents	“Intellectual Property”
PBGC	Section 3.12(d)
PWP	Section 2.12
Qualified Plans	Section 3.12(a)
RCRA	“Environmental Laws”
Registration Statement	Section 3.24
Schedule	Section 9.14
Schedules	Section 9.14
Sponsors	Section 2.12
Sponsors’ Agreement	Section 2.12
Support Letters	Section 3.25(b)
Surviving Company	Section 2.1
Term Loan Facility	Section 6.9(a)
Terminating BPW Breach	Section 8.1(g)
Terminating Company Breach	Section 8.1(f)
Termination Date	Section 8.1(b)
Termination Fee	Section 8.2(d)
Third Party Approvals	Section 6.5(a)
Trade Secrets	“Intellectual Property”
Trademarks	“Intellectual Property”
Transaction	Section 6.12
Trust Account	Section 4.20(a)
Trust Account Agreement	Section 4.20(a)
TSCA	“Environmental Laws”
Voting Debt	Section 3.3(e)
Warrant Exchange Offer	Section 6.1(b)
Warrant Registration Statement	Section 6.1(b)

ARTICLE II

THE MERGER

Section 2.1  The Merger.  Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into BPW. Following the Merger, the separate corporate existence of Merger Sub shall cease and BPW shall continue as the surviving entity (the “Surviving Company”) in accordance with the DGCL.

Section 2.2  Closing and Closing Date.  The closing of the Merger (the “Closing”) shall take place (a) at 10:00 a.m., New York time, as soon as practicable, but in no event later than the third Business Day, after the last of all of the conditions to the respective obligations of the Parties set forth in Article VII shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or (b) at such other time and date as BPW and the Company shall mutually agree (such date and time on and at which the Closing occurs being referred to herein as the “Closing Date”). The Closing shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street,

New York, New York 10019. At the Closing, the documents, certificates and instruments referred to in Article VII shall be executed and delivered to the applicable Party.

Section 2.3  Effective Time.  Subject to the provisions of this Agreement, as soon as reasonably practicable on or after the Closing Date, the Parties shall file with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) the certificate of merger or other appropriate documents (the “Certificate of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective immediately upon the filing of the Certificate of Merger with, and acceptance for record of such Certificate of Merger by, the Delaware Secretary of State in accordance with the DGCL, or at such other time as the Parties shall agree as specified in such filings in accordance with applicable law (the “Effective Time”).

Section 2.4  Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the DGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger, all of the property, rights, privileges and powers of BPW and Merger Sub will vest in the Surviving Company, and all of the debts, liabilities and duties of BPW and Merger Sub will become the debts, liabilities and duties of the Surviving Company.

Section 2.5  Organizational Documents.  At the Effective Time, (a) the charter of the Surviving Company shall be the BPW Charter Amendment and (b) the bylaws of the Surviving Company shall be the bylaws of Merger Sub. Such charter and bylaws shall not be inconsistent with Section 6.10.

Section 2.6  Directors and Officers.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be elected as the initial directors of the Surviving Company, each to hold office in accordance with the charter and bylaws of the Surviving Company. The officers of Merger Sub immediately prior to the Effective Time shall be elected as the initial officers of the Surviving Company, each to hold office in accordance with the charter and bylaws of the Surviving Company.

(b) On or prior to the Effective Time, the Company Board shall cause the number of directors that will comprise the Company Board at the Effective Time to be seven. At the Effective Time, the Company Board shall be comprised of (i) the President and Chief Executive Officer of the Company as of the Effective Time, (ii) three additional members of the Company Board immediately prior to the Effective Time, each of whom shall qualify as “independent directors” of the Company as of the Effective Time under the rules of the NYSE, and (iii) three Persons to be mutually agreed upon by BPW and the Audit Committee after the date hereof and prior to the Effective Time.

Section 2.7  Conversion of BPW Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, BPW or the holder of any of the following securities:

(a) Subject to Sections 2.7(b) and 2.8, each share of BPW Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of BPW Common Stock held by BPW Stockholders that shall have validly exercised their conversion rights pursuant to Section 9.3 of the BPW Charter) shall be converted into and represent the right to receive a number of fully paid and nonassessable shares of Company Common Stock equal to the Exchange Ratio (such number of shares the “Merger Consideration”). The Merger Consideration shall be payable upon the surrender of the Certificate formerly representing such BPW Common Stock, subject to Sections 2.9 and 2.11. As of the Effective Time, all such shares of BPW Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such shares of BPW Common Stock shall cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration, (ii) any cash in lieu of fractional shares of Company Common Stock, if any, to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.9 and (iii) any dividends or distributions in accordance with Section 2.9(e).

(b) Each share of BPW Common Stock that is owned by the Company or Merger Sub immediately prior to the Effective Time or held by BPW immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Company.

(d) Each share of BPW Common Stock issued and outstanding immediately prior to the Effective Time with respect to which a BPW Stockholder shall have validly exercised its conversion rights pursuant to Section 9.3 of the BPW Charter shall be converted into the right to receive, in cash, an amount per share calculated in accordance with Section 9.3 of the BPW Charter. At, or as promptly following the Closing as practicable, the Company shall, or shall cause the Surviving Company to, make the cash payments required under Section 9.3(b) of the BPW Charter to each such converting BPW Stockholder. As of the Effective Time, all such shares of BPW Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such shares of BPW Common Stock shall cease to have any rights with respect thereto, except the right to receive the cash payments referred to in the immediately preceding sentence.

(e) The Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend, reorganization, recapitalization, consolidation, exchange or other like change with respect to Company Common Stock or BPW Common Stock occurring after the date hereof and prior to the Effective Time (including any dividend or distribution on the Company Common Stock or BPW Common Stock of securities convertible into Company Common Stock or BPW Common Stock, as applicable). For the avoidance of doubt, the Merger Consideration shall not be adjusted to reflect the Warrant Exchange Offer or any change in connection with the exercise of conversion rights by stockholders of BPW pursuant to Section 9.3 of the BPW Charter).

Section 2.8  Fractional Interests.

(a) No fractional shares of Company Common Stock shall be issued in the Merger, but in lieu thereof each holder of shares of BPW Common Stock otherwise entitled to a fractional share of Company Common Stock pursuant to Section 2.7(a) will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.8, a cash payment in lieu of such fractional share of Company Common Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions of shares of Company Common Stock equal to the excess of (i) the aggregate number of shares of Company Common Stock to be delivered to the Exchange Agent by the Company pursuant to Section 2.9(a) over (ii) the aggregate number of whole shares of Company Common Stock to be distributed to the holders of shares of BPW Common Stock pursuant to Section 2.9(b) (such excess being herein called the “Excess Shares”). The Parties acknowledge that payment of cash in lieu of fractional shares of Company Common Stock is solely for the purpose of avoiding the expense and inconvenience to the Company of issuing fractional shares and does not represent separately bargained-for consideration. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of shares of BPW Common Stock that would otherwise receive fractional shares of Company Common Stock, shall sell the Excess Shares at then prevailing prices on the NYSE in the manner provided in the following paragraph.

(b) The sale of the Excess Shares by the Exchange Agent, as agent for the holders of shares of BPW Common Stock that would otherwise receive fractional shares of Company Common Stock, shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of shares of BPW Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of shares of BPW Common Stock that would otherwise receive fractional shares of Company Common Stock (the “Common Shares Trust”). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of shares of BPW Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of shares of BPW Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of shares of BPW Common Stock would otherwise be entitled.

(c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of BPW Common Stock in lieu of any fractional shares of Company Common Stock, the Exchange Agent shall make available such amounts to such holders without interest, subject to and in accordance with Section 2.9.

Section 2.9  Surrender of BPW Common Stock; Transfer Books.

(a) Prior to the Closing Date, the Company shall designate a bank or trust company reasonably acceptable to BPW to act as agent for BPW Stockholders in connection with the Merger (the “Exchange Agent”). The Exchange Agent shall receive the Merger Consideration to which BPW Stockholders shall become entitled pursuant to Section 2.7(a). Prior to the Effective Time, the Company will make available to the Exchange Agent sufficient shares of Company Common Stock to make all exchanges pursuant to Section 2.9(b). The Exchange Agent shall cause the shares of Company Common Stock and dividends or distributions with respect thereto deposited by the Company to be (i) held for the benefit of BPW Stockholders and (ii) promptly applied to making the exchanges and payments provided for in Section 2.9(b). Such shares of Company Common Stock and dividends or distributions with respect thereto shall not be used for any purpose that is not provided for herein.

(b) Promptly after the Effective Time, the Company shall, or shall cause the Exchange Agent to, mail to each BPW Stockholder whose shares were converted pursuant to Section 2.7(a) into the right to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and the cash in lieu of fractional shares pursuant to Section 2.8. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, after giving effect to any required withholding of Taxes pursuant to Section 2.11 hereof (A) a certificate in respect of the Merger Consideration representing that number of whole shares of Company Common Stock, if any, which such holder has the right to receive pursuant to the provisions of Section 2.7(a), with respect to each Certificate formerly representing shares of BPW Common Stock, (B) cash in lieu of any fractional shares of Company Common Stock to which such holder is entitled pursuant to Section 2.8, and (C) any dividends or distributions to which such holder is entitled pursuant to Section 2.9(e), in each case without interest, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered and exchanged, each Certificate shall represent solely the right to receive the Merger Consideration into which the shares of BPW Common Stock it theretofore represented shall have been converted pursuant to Section 2.7(a), cash in lieu of any fractional shares pursuant to Section 2.8 and any dividends or distributions pursuant to Section 2.9(e), in each case without interest. If the exchange of certificates representing shares of Company Common Stock in respect of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such exchange shall have paid any Transfer Taxes and other Taxes required by reason of the payment of cash or exchange of certificates representing shares of Company Common Stock to a Person other than the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of the Company that such Tax either has been paid or is not applicable.

(c) At any time after the twelve month anniversary of the Effective Time, the Company shall be entitled to require the Exchange Agent to deliver to the Company shares of Company Common Stock, cash and any other instruments in its possession relating to the transactions contemplated by this Agreement which had been made available to the Exchange Agent and which have not been distributed to holders of Certificates. Thereafter, each holder of a Certificate, representing shares converted pursuant to Section 2.7(a) may surrender such Certificate to the Company and (subject to applicable abandoned property, escheat or other similar laws) receive in exchange therefor the consideration payable in respect thereto pursuant to Section 2.7(a), Section 2.8 or Section 2.9(e), as applicable, in each case without interest, but shall have no greater rights against the Company than may be accorded to general creditors of the Company under applicable law in respect of the Merger Consideration. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the

Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of the Company, the Surviving Company or the Exchange Agent shall be liable to any stockholder of BPW (or BPW Stockholder) for any part of the Merger Consideration that has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d) At the Effective Time, the stock transfer books of BPW shall be closed and thereafter there shall be no further registration of transfers of shares of BPW Common Stock on the records of BPW. From and after the Effective Time, the holders of Certificates representing ownership of BPW Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of BPW Common Stock, except as otherwise provided for herein or by applicable law.

(e) No dividends or other distributions declared or paid after the Effective Time with respect to shares of Company Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock to which such Person is entitled, if any, and no Merger Consideration, or any cash in lieu of fractional shares pursuant to Section 2.8, shall be paid to such holder until the holder of such Certificate surrenders such Certificate in accordance with the provisions of this Agreement. Upon such surrender or submission, the Company shall cause to be paid to the Person in whose name the certificates representing the Company Common Stock shall be issued in respect of such surrendered Certificate any dividends or distributions with respect to such shares of Company Common Stock to which such Person is entitled, if any, which have a record date after the Effective Time and shall have become payable between the Effective Time and the time of such surrender, in each case without interest. In no event shall the Person entitled to receive such dividends or distributions be entitled to receive interest thereon.

Section 2.10  Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Company Common Stock (and cash in lieu of any fractional shares of Company Common Stock) in respect of the Merger Consideration, if any, and dividends or distributions, if any, as may be required to be issued or paid pursuant to Section 2.7(a), Section 2.8 and Section 2.9(e); provided, however, that the Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.11  Withholding Rights.

(a) The Company or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration, cash in lieu of fractional shares, if any, or dividends or distributions, if any, otherwise payable pursuant to this Agreement to any stockholder of BPW (or BPW Stockholder) such amounts as the Company or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax law. To the extent that amounts are so withheld by the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the BPW Stockholder in respect of which such deduction and withholding was made by the Company or the Exchange Agent.

(b) Not more than 30 days prior to the Closing Date, BPW shall deliver to the Company a certificate, substantially in the form provided for in Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), certifying that BPW is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and has not been such a United States real property holding corporation within the five year period ending on the Closing Date. If no such certificate is delivered, the Company shall be entitled to deduct and withhold from the Merger Consideration and cash in lieu of fractional shares, if any, otherwise payable pursuant to this Agreement to any stockholder of BPW (or BPW Stockholder) such amounts as the Company is required to withhold pursuant to section 1445 of the Code.

Section 2.12  Sponsors’ Agreement.  BPW, the Company, BNYH BPW Holdings LLC (“BNYH”) and Perella Weinberg Partners Acquisition LP (“PWP” and, together with BNYH, the “Sponsors”) will enter into the Sponsors’ Agreement (the “Sponsors’ Agreement”) attached hereto as Exhibit C concurrently with the execution of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB

The Company and Merger Sub represent and warrant to BPW that the statements contained in this Article III are true and correct except as set forth herein, in the disclosure schedule delivered by the Company to BPW concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), as disclosed in any Company SEC Document filed with the SEC on or after January 1, 2008 and prior to the date of this Agreement and publicly available on EDGAR (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature) or as otherwise limited herein.

Section 3.1  Organization and Qualification.  The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate, partnership or limited liability company power and authority to own and operate its business as presently conducted. The Company and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or the nature of its activities makes such qualification necessary, except for such failures of the Company and any of its Subsidiaries to be so qualified as would not, when taken with all other such failures, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries have previously made available to BPW true and correct copies of their respective Organizational Documents as in effect on the date hereof.

Section 3.2  Authorization; Validity and Effect of Agreement.

(a) Each of the Company and Merger Sub has the requisite corporate power and authority to execute, deliver and perform its respective obligations under this Agreement and each Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreements to which the Company or Merger Sub is a party by the Company or Merger Sub, as the case may be, and the performance by the Company and Merger Sub of their respective obligations hereunder and thereunder and the consummation by the Company and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized and approved by the Company Board (acting upon the unanimous recommendation of the Audit Committee) and the Company Stockholders, and all other necessary corporate action on the part of the Company and Merger Sub, and no other corporate proceedings on the part of the Company or Merger Sub are necessary to authorize this Agreement, any Ancillary Agreement to which the Company or Merger Sub is a party or the transactions contemplated hereby or thereby. Each of this Agreement and the Ancillary Agreements to which the Company or Merger Sub is a party has been duly and validly executed and delivered by the Company and/or Merger Sub, as applicable, and assuming the same are legally binding on the other parties thereto constitutes a legal, valid and binding obligation of the Company and/or Merger Sub, as applicable, enforceable against the Company and/or Merger Sub, as applicable, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(b) The Audit Committee’s charter provides it with the authority to, among other things, review and approve all material transactions with affiliated entities or other related persons, including the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.3  Capitalization.

(a) As of the date hereof and as of the date of the Effective Time, the authorized shares of capital stock of the Company consists of 200,000,000 shares of Company Common Stock. As of the close of business on October 31, 2009, (i) 55,068,373 shares of Company Common Stock were issued and outstanding, which includes 1,308,665 shares of Company Restricted Stock, (ii) 10,525,635 shares of Company Common Stock were subject to Company Options and (iii) no shares of Company Common Stock were subject to Company Stock Awards. From October 31, 2009 to the date hereof, no shares of Company Common Stock have been issued or reserved for issuance, except for shares of Company Common Stock issued in respect of the exercise, conversion or exchange of

Company Stock Rights outstanding on October 31, 2009 or as set forth in Section 3.3(a) of the Company Disclosure Schedule.

(b) Section 3.3(b) of the Company Disclosure Schedule sets forth as of the date hereof, for the Company Stock Plans, the dates on which each outstanding Company Stock Right under such plan was granted, the number of outstanding Company Stock Rights granted on each such date, the number and class of shares of Company Common Stock for or into which each such Company Stock Right is exercisable, convertible or exchangeable, and, where applicable, the vesting schedule and/or exercise price thereof. Except (i) as set forth in this Section 3.3(b) and (ii) as described in Section 3.3(b) of the Company Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Common Stock or any other equity interests of the Company or its Subsidiaries or other voting securities of the Company or its Subsidiaries or obligating the Company or its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking and neither the Company nor its Subsidiaries has granted any share appreciation rights or any other contractual rights the value of which is derived from the financial performance of the Company or the value of Company Common Stock or any other equity interests of the Company.

(c) There are no outstanding or contingent obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any other equity interests in the Company or the capital stock or ownership interests of any Subsidiary of the Company.

(d) All shares of Company Common Stock subject to issuance as specified in Section 3.3(b) hereof or in Section 3.3(b) of the Company Disclosure Schedule, are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, including payment of any exercise price in respect thereof, will be validly issued, fully paid and nonassessable.

(e) There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any of its Subsidiaries issued and outstanding. Except for the A Agreement, there are no voting trusts, proxies or other voting agreements with respect to the equity interests in the Company to which the Company or any of its Subsidiaries is a party. No Subsidiary of the Company owns any capital stock of the Company.

(f) As of the date hereof, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are, and will, as of the Effective Time, be, owned by the Company, free and clear of any lien other than Permitted Encumbrances.

Section 3.4  Subsidiaries.  The only Subsidiaries of the Company are those set forth in Section 3.4 of the Company Disclosure Schedule. Section 3.4 of the Company Disclosure Schedule sets forth the equityholder(s) of each Subsidiary, the percentage of ownership of the equityholder(s) of each Subsidiary and the jurisdiction of incorporation of each Subsidiary. All of the outstanding shares of capital stock of each of the Company’s Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Company’s Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Company’s Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Except as set forth in Section 3.4 of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of its Subsidiaries, free and clear of all Encumbrances other than Permitted Encumbrances, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Subsidiary of the Company or which would require any Subsidiary of the Company to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

Section 3.5  Other Interests.  Neither the Company nor any of its Subsidiaries owns or has the right or option to acquire, directly or indirectly, any interest or investment in (whether equity or debt) any corporation, partnership, limited liability company, joint venture, business, trust or other Person (“Other Entity”), other than the rights held by the Company or its Subsidiaries identified in Section 3.4 of the Company Disclosure Schedule. Section 3.5 of the Company Disclosure Schedule sets forth the authorized capital stock, the number of shares duly issued and outstanding, the number so owned by each stockholder of the entity and the jurisdiction of incorporation of each Other Entity.

Section 3.6  No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement or any Ancillary Agreement to which the Company or Merger Sub is a party by the Company or Merger Sub, as the case may be, nor the performance by the Company and Merger Sub of their respective obligations hereunder or thereunder, nor the consummation by the Company and Merger Sub of any of the transactions contemplated hereby or thereby, will: (i) conflict with the Company’s Organizational Documents or the Organizational Documents of any of its Subsidiaries; (ii) assuming satisfaction of the requirements set forth in Section 3.6(b) below, violate any statute, law, ordinance, rule or regulation, applicable to the Company or any of its Subsidiaries or any of their Assets; or (iii) violate, breach, require consent under, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Company or any of its Subsidiaries under, or result in the creation or imposition of any lien upon any Assets or business of the Company or any of its Subsidiaries under, or give rise to any Third Party’s right of first refusal, termination or other similar right under, any note, bond, indenture, mortgage, deed of trust, lease, or permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective Assets are bound or encumbered, or give any Person the right to require the Company or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind, except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults, consents, liens or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the execution and delivery of this Agreement or any Ancillary Agreement to which the Company or Merger Sub is a party by the Company or Merger Sub, as the case may be, nor the performance by the Company and Merger Sub of their respective obligations hereunder or thereunder, nor the consummation of any of the transactions contemplated hereby or thereby, will violate, breach, require consent under, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination by any Third Party of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Company or any of its Subsidiaries under, or result in the creation or imposition of any lien upon any Assets or business of the Company or any of its Subsidiaries under, any Indebtedness.

(c) No consent, approval or authorization of, permit from, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which the Company or Merger Sub is a party by the Company or Merger Sub, as the case may be, or the consummation by the Company and Merger Sub of any of the transactions contemplated by hereby or thereby, other than (A) the filing with the SEC of (1) the joint information statement/proxy statement/prospectus to be sent to the stockholders of the Company and BPW, including in connection with the BPW Stockholders Meeting (the “Information Statement/Proxy Statement/Prospectus”), (2) the Registration Statement and (3) the Offer Documents, and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement or any Ancillary Agreement to which the Company or Merger Sub is a party; (B) compliance with the applicable requirements of the HSR Act; (C) the filing of the Certificate of Merger pursuant to the DGCL; (D) filings with the NYSE, AMEX and NASD; (E) such filings and approvals as may be required by any applicable state securities or “blue sky” laws (“Blue Sky Laws”); (F) business, operating and occupancy licenses and permits; and (G) such consents, approvals, authorizations, permits, registrations, declarations and filings the failure to make or obtain which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.7  Compliance.  To the Company’s Knowledge, the Company and each of its Subsidiaries is in compliance in all material respects with all foreign, federal, state and local laws and regulations applicable to their operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2007, or has Knowledge of any written notice received by it at any time, in each case, other than routine customer and employee claims and complaints, asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which written notice has not been resolved as required thereby or otherwise to the reasonable satisfaction of the party sending the notice, except for (A) matters being contested in good faith and set forth in Section 3.7 of the Company Disclosure Schedule and (B) such failures as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.8  SEC Documents.

(a) The Company has filed with the SEC all reports, schedules, statements and other documents required to be filed by the Company with the SEC since December 31, 2006 (collectively, the “Company SEC Reports”). As of their respective dates, with respect to Company SEC Reports filed pursuant to the Exchange Act, and as of their respective effective dates, as to Company SEC Reports filed pursuant to the Securities Act, the Company SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (ii) did not, or, with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to make any filing with the SEC.

(b) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, stockholders’ equity and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations, stockholders’ equity and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act.

(c) Except as set forth in the Company SEC Reports, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto prepared in accordance with GAAP consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of the Company as of October 31, 2009, (ii) liabilities or obligations arising in the ordinary course of business on or after October 31, 2009 and prior to the date hereof, (iii) liabilities incurred on or after the date hereof that are permitted by Section 5.1 and (iv) other liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) The financial records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to adversely effect the system of internal accounting controls described in the following sentence. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (“Internal Controls”). Each of the Company and its Subsidiaries (x) has designed disclosure controls and procedures (within the meaning of

Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to such entity and its Subsidiaries is made known to the management of such entity by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company SEC Documents, and (y) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the Audit Committee (A) any significant deficiencies in the design or operation of Internal Controls which could adversely affect its ability to record, process, summarize and report financial data and have disclosed to its auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its Internal Controls.

Section 3.9  Absence of Certain Changes.  From October 31, 2009, the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practices, and there has not been any change in the Company’s business, operations, condition (financial or otherwise), results of operations, Assets or liabilities, except for changes which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.10  Litigation.  There is no Action (i) instituted, (ii) pending and served upon the Company or any of its Subsidiaries, or (iii) to the Knowledge of the Company, pending and not served upon the Company or its Subsidiaries, or threatened, in each case against the Company or any of its Subsidiaries or any of their respective Assets which, individually or in the aggregate, directly or indirectly, would reasonably be expected to have a Company Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against the Company, any of its Subsidiaries or any of their respective Assets or any statute, rule or order of any Governmental Entity applicable to the Company or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 3.11  Taxes.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file), or have had timely filed on its behalf all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate in all respects, (ii) the Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them prior to the Closing Date, or, with respect to Taxes not yet due and payable, have established in the financial statements of the Company adequate reserves in accordance with GAAP for the payment of such Taxes, (iii) all deficiencies asserted or assessed by a Taxing Authority against the Company or any of its Subsidiaries have been paid in full or are adequately reserved in the Financial Statements of the Company, in accordance with GAAP, (iv) as of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes and there are no currently effective waivers (or requests for waivers) of the time to assess any Taxes or Tax deficiencies, (v) there are no Encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Encumbrances, (vi) no power of attorney granted by the Company or its Subsidiaries with respect to Taxes is currently in force, (vii) the Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code, (viii) neither the Company nor any of its Subsidiaries (A) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or (B) has any liability for Taxes of any other Person (other than the Company and its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by contract or otherwise, and (ix) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

Section 3.12  Employee Benefit Plans.

(a) The Company has listed in Section 3.12(a) of the Company Disclosure Schedule all Company Employee Plans. Section 3.12(a) of the Company Disclosure Schedule identifies each Company Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and, to the Knowledge of the Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

(b) With respect to each Company Employee Plan, the Company has made available to BPW a true and correct copy of (i) each writing constituting a part of such Company Employee Plan, including without limitation all plan documents, material employee communications, benefit schedules, trust agreements, group annuity contracts and insurance contracts and other funding vehicles, (ii) the most recent annual report (Form 5500) filed with the IRS and accompanying schedule, if any, (iii) the current summary plan description and summaries of any material modifications thereto, if any, (iv) the most recent actuarial valuation relating to a Company Employee Plan subject to Title IV of ERISA and (v) the most recent determination letter from the IRS, if any.

(c) With respect to the Company Employee Plans, individually and in the aggregate, no event has occurred, and there exists no condition or set of circumstances, in connection with which the Company could be subject to any liability (other than liability for the payment of benefits) that individually or in the aggregate would reasonably be expected to result in liability to the Company or any of its Subsidiaries or, to the Knowledge of the Company, to any fiduciary of a Company Employee Plan under ERISA, the Code, any other applicable law or otherwise, which, as the case may be, would reasonably be expected to have a Company Material Adverse Effect. Each Company Employee Plan has been administered in all respects in accordance with its terms, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Company Employee Plan or the imposition of any lien on the assets of the Company or any of its Subsidiaries under ERISA or the Code. With respect to the Company Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accrued or otherwise properly disclosed in the footnotes in accordance with GAAP, in the financial statements of the Company. To the Company’s Knowledge, none of the Company and its Subsidiaries nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Employee Plans or their related trusts, the Company, any of its Subsidiaries or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(d) With respect to each Company Employee Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (ii) except as set forth in Section 3.12(d) of the Company Disclosure Schedule, the fair market value of the assets of such Company Employee Plan equals or exceeds the actuarial present value of all accrued benefits under such Plan (whether or not vested), (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in the occurrence of any such reportable event, (iv) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries and (vi) the PBGC has not instituted proceedings to terminate any such Company Employee Plan and, to the Company’s Knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Company Employee Plan.

(e) Section 3.12(e) of the Company Disclosure Schedule lists each Company Employee Plan that is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”). Except with respect to the plans so listed, none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. None of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full. If the Company or any of its Subsidiaries or any of their respective ERISA Affiliates were to experience a withdrawal or partial withdrawal from any Multiemployer Plan, no Withdrawal Liability would be incurred. None of the Company and its Subsidiaries, nor any of their respective ERISA Affiliates, has received any notification, nor has any reason to believe, that any Multiemployer

Plan in which they participate is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated.

(f) (i) There has been no communication to employees by the Company or any of its Subsidiaries which could reasonably be interpreted to promise or guarantee retiree health or life insurance or other retiree death benefits on a permanent basis, and (ii) the Company and each of its Subsidiaries has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage.

(g) Neither the execution and delivery of this Agreement or any Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, consultant or director of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Employee Plan or a related trust. No amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby or any of the Ancillary Agreements to which the Company or Merger Sub is a party (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.

(h) From January 1, 2005 through December 31, 2008, each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code, was maintained in good faith operational compliance with the requirements of (i) Section 409A of the Code and (ii) (x) the proposed regulations issued thereunder, (y) the final regulations issued thereunder or (z) Internal Revenue Service Notice 2005-1. From and after January 1, 2009, each Nonqualified Deferred Compensation Plan and any award thereunder has been maintained in operational compliance with the requirements of Section 409A of the Code the final regulations issued thereunder. As of December 31, 2008, each Nonqualified Deferred Compensation Plan and any award thereunder is in documentary compliance with the requirements of Section 409A of the Code and the final regulations issued thereunder.

Section 3.13  Properties.

(a) Section 3.13(a) of the Company Disclosure Schedule identifies:

(i) all real properties (by name and location) owned by the Company or its Subsidiaries (the “Company Owned Property”) as of the date hereof, which are all of the real properties owned by them as of the date hereof; and

(ii) all material leases for real properties and interests in real properties leased or operated by the Company or its Subsidiaries as lessee (the “Company Leased Property”) as of the date hereof. The Company Owned Property and the Company Leased Property is referred to herein collectively as the “Company Real Property.”

(b) The Company or its Subsidiaries have good and valid title to the Company Owned Property, and a valid leasehold interest in the Company Leased Property, sufficient to allow each of the Company and its Subsidiaries to conduct their business as and where currently conducted in all material respects. To the Company’s Knowledge, each Company Real Property is (i) not subject to any Encumbrances, except for any Permitted Encumbrances and (ii) not encumbered by any Indebtedness.

(c) All (i) certificates, permits or licenses from any Governmental Entity having jurisdiction over any Company Real Property and (ii) agreements, easements or other rights, necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Real Property or to permit the lawful use and operation of all driveways, roads, and other means of egress and ingress to and from any Company Real Property have been obtained and are in full force and effect, except where the failure to obtain or maintain the same would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and to the Company’s Knowledge there is no pending threat of modification or cancellation of the same, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Company Real Property is located outside of the United States.

Section 3.14  Contracts.

(a) Section 3.14(a) of the Company Disclosure Schedule contains a complete and accurate list of all Material Contracts of the Company in effect as of the date hereof. Each such Material Contract has been delivered to, or made available for review by, BPW and is a true and correct copy of such Material Contract (including all amendments thereto).

(b) (i) There is no breach or violation of or default by the Company or any of its Subsidiaries under any of such Material Contracts, except such breaches, violations and defaults as have been waived, and (ii) no event has occurred with respect to the Company or any of its Subsidiaries, or, to the Company’s Knowledge, with respect to a Third Party, which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of such Material Contracts, except, in the case of clause (i) and (ii) above, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.15  Labor Relations.  Neither the Company nor any of its Subsidiaries is a party, or otherwise subject, to any collective bargaining agreement or similar contract; (ii) there are no proceedings asserting unfair labor practice charges pending against the Company or any of its Subsidiaries before the National Labor Relations Board, or any similar foreign labor relations governmental bodies, or any current union representation questions involving employees of the Company or any of its Subsidiaries; and (iii) there is no strike, slowdown, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, except in the case of clauses (i), (ii) or (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company, its Subsidiaries and each member of their respective business enterprises have in all material respects complied, and are in material compliance, with all laws and regulations in respect of wages and employment (including, the Worker Adjustment and Retraining Notification Act and all similar state, local and foreign laws). Without limiting the generality of the foregoing, each individual who renders services to the Company or any of its Subsidiaries who is classified by the Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of Tax and Tax reporting and under Company Employee Plans) is properly so characterized, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.16  Environmental Matters.

(a) The Company and each of its Subsidiaries, to the Company’s Knowledge, (i) have obtained all permits, licenses and other authorizations which are required to be obtained under all applicable Environmental Laws with respect to the Company Real Property and (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws, except, in the case of clause (i) and (ii) above, as would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Company’s Knowledge, neither the Company nor any its Subsidiaries has received a written notice of, or has any Knowledge of, any present or unremediated past violations of Environmental Laws, or of any event, incident or Action preventing continued compliance with such Environmental Laws, or which would reasonably be expected to give rise to any common law environmental liability, or form the basis of any Action against the Company or any of its Subsidiaries based on or resulting from the manufacture, processing, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any Hazardous Material or otherwise relating to protection of human health or the environment.

(c) Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Company’s Knowledge, (i) no underground storage tank or other underground storage receptacle for Hazardous Material is located on any Company Real Property; (ii) no Company

Real Property contains any Hazardous Material that would reasonably be expected to give rise to any common law environmental liability; and (iii) the Company is conducting all monitoring and remediation of Hazardous Materials present at any Company Real Property as required by Environmental Laws or any Governmental Entities.

Section 3.17  Opinion of Financial Advisor.  The Audit Committee has received the opinion of Barclays Capital Inc. (the “Company Financial Advisor”), as of the date of this Agreement, to the effect that the Merger Consideration is fair to the holders of Company Common Stock (other than A and its Subsidiaries) from a financial point of view and such opinion has not been rescinded or amended in any material respect.

Section 3.18  Brokers.  No broker, finder or investment banker (other than the Company Financial Advisor, the fees and expenses of which shall be paid by the Company) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore furnished to BPW a complete and correct copy of all agreements (including any amendments thereto) between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any such payment.

Section 3.19  Vote Required.  The Company Board, acting upon the unanimous recommendation of the Audit Committee, at a meeting duly called and held (a) determined that this Agreement and the transactions contemplated hereby and by the Ancillary Agreements, including the Merger and the issuance of Company Common Stock in connection therewith, are fair to, and in the best interests of, the stockholders of the Company, (b) approved this Agreement, the Ancillary Agreements, the Merger, the issuance of Company Common Stock in connection therewith and the other transactions contemplated hereby and thereby and (c) declared that this Agreement, the Ancillary Agreements, the Merger, the issuance of Company Common Stock in connection therewith and the other transactions contemplated hereby and thereby are advisable. This Agreement, the Ancillary Agreements, the Merger, the issuance of Company Common Stock in connection therewith and the other transactions contemplated hereby and thereby have been duly approved by the written consent of the holders of the requisite number of shares of Company Common Stock (which written consent is attached hereto as Exhibit D) and no other vote or action of the Company Stockholders is necessary to consummate the transactions contemplated hereby and by the Ancillary Agreements.

Section 3.20  Insurance.  The Company maintains insurance coverage with reputable insurers or self insurance practices, in such amounts and covering such risks which in its judgment are reasonable for the business of the Company and its Subsidiaries. Section 3.20 of the Company Disclosure Schedule sets forth a list as of the date hereof of all material insurance policies in respect of any Assets of the Company and its Subsidiaries naming the Company, any of its Subsidiaries or any employees thereof as an insured or beneficiary or as a loss payable payee or for which the Company or any of its Subsidiaries has paid or is obligated to pay all or part of the premiums (together, “Company Insurance Policies”). There is no claim by the Company or any of its Subsidiaries pending under any such policies which (a) has been denied or disputed by the insurer and (b) individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, all such insurance policies are in full force and effect in all material respects, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 3.21  Takeover Provisions Inapplicable.  The Company Board, acting upon the unanimous recommendation of the Audit Committee, has adopted resolutions sufficient to render inapplicable the limitations on “business combinations” contained in Section 203 of the DGCL to BPW and the BPW Stockholders, this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby and by the Ancillary Agreements. No other state anti-takeover statute or regulation, nor any takeover-related provision in the Company Organizational Documents, is applicable to BPW or the BPW Stockholders, this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby and by the Ancillary Agreements that would (i) prohibit or restrict the ability of the Company to perform its obligations under this Agreement or the Certificate of Merger or its ability to consummate the Merger or the other transactions contemplated hereby or by the Ancillary Agreements, (ii) have the effect of invalidating or voiding this Agreement or any of the Ancillary

Agreements, or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject BPW or the BPW Stockholders to any impediment or condition in connection with the exercise of any of its rights under this Agreement, the Ancillary Agreements or the Certificate of Merger.

Section 3.22  Affiliate Transactions.  From January 1, 2008 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliates (other than Subsidiaries of the Company) of the Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Reports or Section 3.22 of the Company Disclosure Schedule.

Section 3.23  Intellectual Property.

(a) To the Company’s Knowledge, the Company owns or has the right to use all Intellectual Property that is necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, as identified in Section 3.23(a) of the Company Disclosure Schedule, except where the failure of the foregoing to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all registrations of Owned Company IP are currently in good standing.

(c) The Company’s and its Subsidiaries’ title in all Owned Company IP is valid, subsisting and enforceable, except where the failure to be so valid, subsisting and enforceable would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company or one of its Subsidiaries owns all right, title and interest in each item of Owned Company IP, free and clear of all Encumbrances other than Permitted Encumbrances. No additional material license fees in respect of any Owned Company IP that is owned by any Person jointly with the Company or its Subsidiaries will be payable the Company or any of its Subsidiaries following the Closing to any such Person for the use or exploitation of such Owned Company IP as a result of the transactions contemplated by the Agreement.

(e) The Company and each of its Subsidiaries has taken all commercially reasonable steps to protect and preserve the secrecy and confidentiality of all Trade Secrets that are included in the Owned Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) To the Knowledge of the Company, as of the date hereof, no Person or any of such Person’s products or services, Intellectual Property or other operation of such Person’s business is infringing upon, violating or misappropriating any Owned Company IP, except where any such infringement, misappropriation or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened with respect to: (i) any alleged infringement, misappropriation or violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries or any of its or their current products or services; (ii) any claim challenging the validity or enforceability of any Owned Company IP, or the ownership by the Company or the respective Subsidiary of such Owned Company IP; or (iii) any claim contesting the Company’s or any of its Subsidiaries’ rights with respect to any Licensed Company IP, except in the case of clauses (i), (ii) and (iii), for any of the foregoing, that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, the Company and its Subsidiaries are not subject to any order, judgment or decree that restricts or impairs the use of any Company IP, except (x) for any such order, judgment or decree that is generally applicable to Persons engaged in the businesses engaged in by the Company and its Subsidiaries or (y) where compliance with such order, judgment or decree would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.24  Information Statement/Proxy Statement/Prospectus; Form S-4 Registration Statement; Offer Documents; Other Information.  None of the information with respect to the Company or its Subsidiaries supplied by the Company in writing specifically for inclusion in the Information Statement/Proxy Statement/Prospectus or

any amendments thereof or supplements thereto, in the registration statement on Form S-4 pursuant to which the issuance of shares of Company Common Stock to be issued in the Merger will be registered under the Securities Act (the “Registration Statement”), of which the Information Statement/Proxy Statement/Prospectus will form a part, or any amendments thereof or supplements thereto, or in the Offer Documents or any amendments thereof or supplements thereto, will (i) in the case of the Information Statement/Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Information Statement/Proxy Statement/Prospectus and at the time of the BPW Stockholders Meeting, (ii) in the case of the Registration Statement or any amendments thereof or supplements thereto, at the time it becomes effective, or (iii) in the case of the Offer Documents or any amendments thereof or supplements thereto, at the time of the mailing of the Offer Documents, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information related to BPW or any of its Affiliates included in the Information Statement/Proxy Statement/Prospectus or any amendments thereof or supplements thereto, the Registration Statement or any amendments thereof or supplements thereto, or the Offer Documents or any amendments thereof or supplements thereto, as the case may be.

Section 3.25  Financial Ability.

(a) The Company has received and entered into, and furnished to BPW, an executed commitment letter, dated as of the date hereof (the “Commitment Letter”) from the lender party thereto (the “Lender”), a complete and correct copy of which is attached as Exhibit E relating to the commitment of the Lender to provide a portion of the Financing on the terms set forth therein.

(b) The Commitment Letter is valid, binding and in full force and effect and enforceable against the parties thereto in accordance with its terms, and no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of the Company under the terms and conditions of the Commitment Letter, other than any such default, breach or failure that has been waived by the Lender, or otherwise cured in a timely manner by the Company to the satisfaction of the Lender. Except to the extent replaced after the date hereof by amendment or restatement of the $150M Revolving Credit Agreement, each of the Support Letters (as defined in the A Agreement) is valid, binding and in full force and effect and enforceable against the parties thereto in accordance with its terms, and no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of the Company under the terms and conditions of any Support Letter, other than any such default, breach or failure that has been waived by A, or otherwise cured in a timely manner by the Company.

(c) As of the date hereof, there is no amount due or outstanding in respect of the Secured Revolving Loan Agreement, dated as of April 10, 2009 (as amended, supplemented or otherwise modified from time to time, the “$150M Revolving Credit Agreement”), by and between A and the Company. The $150M Revolving Credit Agreement is valid, binding and in full force and effect and enforceable against the parties thereto in accordance with its terms, and no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of the Company under the terms and conditions of such agreement, other than any such default, breach or failure that has been waived by A, or otherwise cured in a timely manner by the Company.

Section 3.26  Trust Waiver.  The Company hereby acknowledges that it has reviewed the final prospectus of BPW, dated February 26, 2008, and the Trust Account Agreement, and is aware that disbursements from the Trust Account are available in the circumstances set forth therein and as described in Section 6.12.

Section 3.27  Merger Sub.  Merger Sub was formed on December 7, 2009 solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no other business activities other than incident to its formation and related to this Agreement and the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BPW

BPW represents and warrants to the Company and Merger Sub that the statements contained in this Article IV are true and correct except as set forth herein, in the disclosure schedule delivered by BPW to the Company concurrently with the execution of this Agreement (the “BPW Disclosure Schedule”), as disclosed in any BPW SEC Document filed with the SEC prior to the date of this Agreement and publicly available on EDGAR (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature) or as otherwise limited herein.

Section 4.1  Organization and Qualification.  BPW is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate power and authority to own and operate its business as presently conducted. BPW is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or the nature of its activities makes such qualification necessary, except for such failures of BPW to be so qualified as would not, when taken with all other such failures, reasonably be expected to have a BPW Material Adverse Effect.

Section 4.2  Authorization; Validity and Effect of Agreement.  BPW has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, subject only to the BPW Requisite Vote (i) adopting and approving this Agreement and the Ancillary Agreements and approving the transactions contemplated hereby and thereby, (ii) approving amendments to the BPW Charter as required so that the BPW Charter can be amended and restated, effective upon the Closing, in substantially the form set forth on Exhibit F (the “BPW Charter Amendment”) and (iii) approving the Initial Charter Amendment (together, such approvals being the “BPW Voting Proposal”). The execution and delivery of this Agreement and each Ancillary Agreements to which BPW is a party by BPW, and the performance by BPW of its obligations hereunder and thereunder and the consummation by BPW of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of BPW (the “BPW Board”) and all other necessary corporate action on the part of BPW, other than the BPW Voting Proposal, and no other proceedings on the part of BPW are necessary to authorize this Agreement, any Ancillary Agreement to which BPW is a party or the transactions contemplated hereby or thereby. Each of this Agreement and the Ancillary Agreements to which BPW is a party has been duly and validly executed and delivered by BPW and assuming the same are legally binding on the other parties thereto constitutes a legal, valid and binding obligation of BPW, enforceable against BPW in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.3  Capitalization.

(a) As of the date hereof and as of the Effective Time, the authorized stock of BPW consists of 200,000,000 shares of common stock, $0.0001 par value per share (“BPW Common Stock”) and 1,000,000 shares of preferred stock, $0.0001 par value per share (“BPW Preferred Stock”). As of the close of business on December 7, 2009, 41,176,471 shares of BPW Common Stock were issued and outstanding and no shares of BPW Preferred Stock were issued or outstanding.

(b) Section 4.3(b) of the BPW Disclosure Schedule sets forth, as of the date hereof, the number of issued and outstanding BPW Warrants, the exercise prices with respect thereto and the number of shares of BPW Common Stock into which such BPW Warrants are exercisable; provided that no BPW Warrants are exercisable until the consummation of a Business Combination. Except (i) as set forth in this Section 4.3(b), (ii) as described in Section 4.3(b) of the BPW Disclosure Schedule and (iii) for rights of holders of BPW Common Stock to convert their shares of BPW Common Stock into cash held in the Trust Account, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which BPW is a party or by which any of them is bound obligating BPW to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of BPW Common Stock or any other equity interests of BPW or other voting securities of BPW or obligating BPW to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking and BPW has not granted any share appreciation rights or any other contractual rights the value of which is derived from the financial performance of BPW or the value of BPW Common Stock or any other equity interests of BPW.

(c) BPW does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other interest in any Person.

Section 4.4  No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement or any Ancillary Agreement to which BPW is a party, nor the performance by BPW of its obligations hereunder and thereunder, nor the consummation by BPW of any of the transactions contemplated hereby and thereby, will: (i) conflict with BPW’s Organizational Documents; (ii) assuming satisfaction of the requirements set forth in Section 4.4(b) below, violate any statute, law, ordinance, rule or regulation, applicable to BPW or any of its Assets; or (iii) except as set forth in Section 4.4(a)(iii) of the BPW Disclosure Schedule, violate, breach, require consent under, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of BPW under, or result in the creation or imposition of any lien upon any Assets or business of BPW under or give rise to any Third Party’s right of first refusal, termination or other similar right under any note, bond, indenture, mortgage, deed of trust, lease, or permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which BPW is a party or by which BPW or any of its respective Assets are bound or encumbered, or give any Person the right to require BPW to purchase or repurchase any notes, bonds or instruments of any kind, except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults, consents, liens or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a BPW Material Adverse Effect.

(b) Except as set forth in Section 4.4(a) or 4.4(b) of the BPW Disclosure Schedule, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by BPW in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which BPW is a party by BPW or the consummation by BPW of the Merger and any of the other transactions contemplated hereby or thereby, other than (i) the filing with the SEC of the Information Statement/Proxy Statement/Prospectus and the Offer Documents, and such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the Securities Act, as may be required in connection with this Agreement or any Ancillary Agreement to which BPW is a party; (ii) compliance with the applicable requirements of the HSR Act, (iii) the filing of the Certificate of Merger, the BPW Charter Amendment and, if necessary, the Initial Charter Amendment pursuant to the DGCL; (iv) filings with the NYSE, AMEX and NASD; (v) such filings and approvals as may be required by any applicable state securities or Blue Sky Laws; (vi) business, operating and occupancy licenses and permits; and (vii) such consents, approvals, authorizations, permits, registrations, declarations and filings, the failure to make or obtain which would not, individually or in the aggregate, reasonably be expected to have BPW Material Adverse Effect.

Section 4.5  Compliance.  To BPW’s Knowledge, BPW is in compliance with all foreign, federal, state and local laws and regulations applicable to their operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, reasonably be expected to have a BPW Material Adverse Effect.

Section 4.6  SEC Documents.

(a) BPW has filed with the SEC all reports, schedules, statements and other documents required to be filed by BPW with the SEC since the IPO (collectively, the “BPW SEC Reports”). As of their respective dates, with respect to BPW SEC Reports filed pursuant to the Exchange Act, and as of their respective effective dates, as to BPW SEC Reports filed pursuant to the Securities Act, the BPW SEC Reports (i) complied, or with respect to those not yet filed, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (ii) did not, or with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated balance sheets included in or incorporated by reference into BPW SEC Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of BPW as of its date, and each of the consolidated statements of income, stockholders’ equity and cash flows of BPW included in or incorporated by reference into BPW SEC Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations and cash flows, as the case may be, of BPW for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act.

(c) BPW has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of BPW or in the notes thereto, prepared in accordance with GAAP consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of BPW as of September 30, 2009, (ii) liabilities or obligations arising in the ordinary course of business (including trade indebtedness), and (iii) liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a BPW Material Adverse Effect.

Section 4.7  Absence of Certain Changes.  Except as set forth in Section 4.7 of the BPW Disclosure Schedule, from September 30, 2009, BPW has conducted its businesses in all material respects in the ordinary and usual course consistent with past practices, and there has not been any change in BPW’s business, operations, condition (financial or otherwise), results of operations, Assets or liabilities, except for changes which, individually or in the aggregate, would not reasonably be expected to have a BPW Material Adverse Effect.

Section 4.8  Litigation.  Except as set forth in BPW SEC Reports filed prior to the date of this Agreement, there is no Action (i) instituted, (ii) pending and served upon BPW, or (iii) to the Knowledge of BPW, pending and not served on BPW or threatened, in each case against BPW or any of its Assets which, individually or in the aggregate, would reasonably be expected to have BPW Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against BPW or any of its respective Assets, or any statute, rule or order of any Governmental Entity applicable to BPW which, individually or in the aggregate, would reasonably be expected to have a BPW Material Adverse Effect.

Section 4.9  Title to Property.  Except as set forth in Section 4.9 of the BPW Disclosure Schedule, BPW does not own or lease any real property or personal property. Except as set forth in Section 4.9 of the BPW Disclosure Schedule, there are no options or other contracts under which BPW has a right or obligation to acquire or lease any interest in real property or personal property.

Section 4.10  Contracts.

(a) Section 4.10 of the BPW Disclosure Schedule contains a complete and accurate list of all Material Contracts to which BPW is a party in effect as of the date hereof. Each such Material Contract has been delivered to, or made available for review by, the Company and is a true and correct copy of such Material Contract (including all amendments thereto).

(b) (i) There is no breach or violation of or default by BPW under any of such Material Contracts, except such breaches, violations and defaults as have been waived, and (ii) no event has occurred with respect to BPW or, to BPW’s Knowledge, with respect to a Third Party, which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of such Material Contracts, except, in the case of clause (i) and (ii) above, as would not, individually or in the aggregate, reasonably be expected to be have a BPW Material Adverse Effect.

Section 4.11  Intellectual Property.  Except for its corporate name, BPW does not own, license or otherwise have any right, title or interest in any Intellectual Property whether or not registered.

Section 4.12  Employee Benefits Plans.  BPW does not maintain, and has no liability under, any BPW Employee Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any compensatory payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of BPW, or (ii) result in the acceleration of the time of payment or vesting of any such compensatory payments.

Section 4.13  Labor Matters.  BPW is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by BPW and BPW does not know of any activities or proceedings of any labor union to organize any such employees. Except as disclosed in Section 4.13 of the BPW Disclosure Schedule, BPW has no employees and has had no employees since inception.

Section 4.14  Taxes.  Except as would not reasonably be expected to have, individually or in the aggregate, a BPW Material Adverse Effect, (i) BPW has prepared and timely filed (taking into account any extension of time within which to file), or have had timely filed on its behalf, all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate in all respects, (ii) BPW has paid all Taxes that are required to be paid by any of them prior to the Closing Date or, with respect to Taxes not yet due and payable, have established in the financial statements of BPW adequate reserves in accordance with GAAP for the payment of such Taxes, (iii) all deficiencies asserted or assessed by a Taxing Authority against BPW have been paid in full or are adequately reserved in the financial statements of BPW, in accordance with GAAP, (iv) as of the date of this Agreement, there are not pending or, to the Knowledge of BPW, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes and there are no currently effective waivers (or requests for waivers) of the time to assess any Taxes or Tax deficiencies, (v) there are no Encumbrances for Taxes on any of the assets of BPW other than Permitted Encumbrances, (vi) no power of attorney granted by BPW with respect to Taxes is currently in force, (vii) BPW has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code, (viii) BPW (A) is not a party to or is not bound by any Tax sharing, allocation or indemnification agreement or (B) does not have any liability for Taxes of any other Person (other than BPW) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by contract or otherwise, and (ix) BPW has not participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

Section 4.15  Opinion of Financial Advisor.  The BPW Board has received the opinion of Financo Securities, LLC (the “BPW Financial Advisor”), as of the date of this Agreement, to the effect that the Merger Consideration is fair to the holders of BPW Common Stock (other than the Sponsors) from a financial point of view and such opinion has not been rescinded or amended in any material respect.

Section 4.16  Brokers.  Except as set forth in Section 4.16 of the BPW Disclosure Schedule, no broker, finder or investment banker (other than the BPW Financial Advisor, the fees and expenses of which shall be paid by BPW) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of BPW that would reasonably be expected to result in any liability to the Company or any of its Subsidiaries if the transactions contemplated hereby are not consummated. BPW has heretofore furnished to the Company a complete and correct copy of all agreements (including any amendments thereto) between BPW and the BPW Financial Advisor pursuant to which such firm would be entitled to any such payment.

Section 4.17  Vote Required.  The only votes of the holders of any class or series of BPW’s equity interests necessary to approve the BPW Voting Proposal are (i) the affirmative vote of a majority of the outstanding shares of BPW Common Stock, provided that Public Stockholders (as defined in the BPW Charter) who are present at the BPW Stockholders Meeting and entitled to vote thereon must vote a majority of the shares of BPW Common Stock held by them, in each case in favor of adoption and approval of this Agreement and the Ancillary Agreements and approval of the transactions contemplated hereby and thereby, including the Merger and (ii) the affirmative vote of the holders of a majority of the outstanding shares of BPW Common Stock to approve the BPW Charter Amendment and the Initial Charter Amendment (provided that, even if the votes referred to clauses (i) and (ii) above were obtained, the BPW Voting Proposal shall be deemed not to have been approved if holders of 35% or more of the outstanding shares of BPW Common Stock issued in the IPO vote against (A) this Agreement and the transactions contemplated hereby and by the Ancillary Agreements and/or (B) the Initial Charter Amendment, and properly elect conversion of their shares pursuant to Section 9.3 of the BPW Charter) (collectively, the “BPW Requisite Vote”). The BPW Board, at a meeting duly called and held (a) unanimously determined that this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger, the BPW Charter Amendment and the Initial Charter Amendment, are fair to, and in the best interests of, BPW’s stockholders, (b) approved this Agreement, the Merger, the BPW Charter Amendment, the Initial Charter Amendment, the Ancillary Agreements and the other transactions contemplated hereby and thereby, (c) has declared that this Agreement, the Merger, the BPW Charter Amendment, Initial Charter Amendment, the Ancillary Agreements and the other transactions contemplated hereby and thereby are advisable, and (d) resolved to recommend that the holders of BPW Common Stock approve and adopt this Agreement, the Merger, the BPW Charter Amendment, Initial Charter Amendment, the Ancillary Agreements and the other transactions contemplated hereby and thereby and not exercise their conversion rights.

Section 4.18  Information Statement/Proxy Statement/Prospectus; Form S-4 Registration Statement; Offer Documents; Other Information.  None of the information with respect to BPW supplied by BPW in writing specifically for inclusion in the Information Statement/Proxy Statement/Prospectus or any amendments thereof or supplements thereto, in the Registration Statement or any amendments thereof or supplements thereto, or the Offer Documents or any amendments thereof or supplements thereto, will (i) in the case of the Information Statement/Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Information Statement/Proxy Statement/Prospectus and at the time of the BPW Stockholders Meeting, (ii) in the case of the Registration Statement or any amendments thereof or supplements thereto, at the time it becomes effective, or (iii) in the case of the Offer Documents or any amendments thereof or supplements thereto, at the time of the mailing of the Offer Documents, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by BPW with respect to information related to the Company or any Affiliate of the Company included in the Information Statement/Proxy Statement/Prospectus or any amendments thereof or supplements thereto, the Registration Statement or any amendments thereof or supplements thereto, or the Offer Documents or any amendments thereof or supplements thereto, as the case may be.

Section 4.19  Affiliate Transactions.  Except as set forth in Section 4.19 of the BPW Disclosure Schedule, from October 12, 2007 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between BPW, on the one hand, and any Affiliates of BPW or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the BPW SEC Reports.

Section 4.20  Trust Account.

(a) The Trust Account Agreement (the “Trust Account Agreement”) by and between BPW and Mellon Bank, N.A. (“Mellon”), dated as of February 26, 2008, is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. Other than as set forth on Section 4.20 of the BPW Disclosure Schedule or as filed as an exhibit to a BPW SEC Report, there are no separate agreements, side letters, or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Account Agreement in the BPW SEC Reports to be inaccurate in any material respect and/or that would entitle any Third Party to any portion of the cash proceeds of the initial public offering of BPW (the “IPO”) and private placements of its securities, substantially all of which proceeds have been deposited in a trust account with a Third Party (the “Trust Account”) for the benefit of BPW, certain of its stockholders and the underwriters of its IPO. As of the date hereof, the Trust Account (less (i) any amounts disbursed from the Trust Account to pay any BPW Stockholder that shall have validly exercised conversion rights pursuant to Section 9.3 of the BPW Charter, (ii) any amounts payable to BPW Stockholders or any holder of BPW Warrants in respect of dividends, forward purchases or otherwise, and (iii) amounts incurred and not yet paid by BPW in respect of fees and expenses (including to the underwriters of the IPO in the amount of underwriting discounts and commissions they earned in the IPO but whose payment they have deferred, but excluding any other amounts that are only payable upon the consummation of a Business Combination or the transactions contemplated by this Agreement)) consists of no less than $339 million invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment

Company Act of 1940, as amended, having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended.

(b) Effective as of the Effective Time, the obligations of BPW to dissolve or liquidate within the specified time period contained in the BPW Charter will terminate, and effective as of Effective Time, BPW shall have no obligation, other than as contemplated by this Agreement, to dissolve and liquidate the assets of BPW by reason of the Closing, and following the Effective Time no Public Stockholder (as defined in the BPW Charter) shall be entitled to receive any amount from the Trust Account except as BPW is required to pay to Public Stockholders (as defined in the BPW Charter) who elect to have their shares converted to cash in accordance with the provisions of Section 9.3 of the BPW Charter.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1  Conduct of Business of the Company Pending the Merger.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees as to itself and each of its Subsidiaries, except to the extent that BPW shall consent in advance in writing (which consent shall not be unreasonably withheld), or as expressly required or permitted by this Agreement or the Ancillary Agreements (including amendment and restatement of the $150M Revolving Credit Agreement and the concurrent termination of the Support Letters), or as otherwise indicated in Section 5.1 of the Company Disclosure Schedule, or to the extent required by applicable law or a Governmental Entity of competent jurisdiction, to carry on its business in the ordinary course in substantially the same manner as previously conducted in all material respects and use commercially reasonable efforts to preserve intact its present business organization and advantageous business relationships and keep available the services of its current officers and employees. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement or the Ancillary Agreements (including amendment and restatement of the $150M Revolving Credit Agreement and the concurrent termination of the Support Letters) or expressly set forth on Section 5.1 of the Company Disclosure Schedule or the extent required by applicable law or a Governmental Entity of competent jurisdiction, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, without the prior written consent of BPW (which consent shall not be unreasonably withheld), the Company shall not and shall not permit any of its Subsidiaries to:

(a) adopt or propose any amendment to its Organizational Documents;

(b) other than grants of Company Stock Rights to new non-executive officer hires in the ordinary course of business consistent with past practice and except as required to consummate the Merger and the Warrant Exchange Offer and the transactions related thereto and to comply with its obligations under this Agreement and the Ancillary Agreements, (i) issue, pledge or sell (other than upon exercise of Company Stock Rights outstanding on the date of this Agreement upon payment of the exercise price thereof and withholding of any Taxes required to be withheld), or propose or authorize the issuance, pledge or sale of, or grant any Company Stock Rights or other awards with respect to shares of Company Common Stock or make any other agreements with respect to, any of its shares of capital stock or any other of its securities, (ii) amend, waive or otherwise modify any of the terms of any option, warrant or stock option plan of the Company or any of its Subsidiaries, including the Company Stock Rights and the Company Stock Plans, or authorize cash payments in exchange for any Company Stock Rights granted under any of such plans, or (iii) adopt or implement any stockholder rights plan;

(c) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its stock or beneficial interests (including any dividend distribution payable in, or otherwise make a distribution of, shares of capital stock of any existing or subsequently formed Subsidiary of the Company), except dividends, contributions or distributions made by or to the Company by or from any Subsidiary of the Company;

(d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its stock or beneficial interests, or any of its other securities;

(e) except pursuant to (x) applicable law or (y) the terms of a Company Employee Plan as in effect on the date hereof, (i) increase in any manner the compensation or benefits payable or to become payable to any of its or its Subsidiaries’ current or former directors, officers or employees (whether from the Company or any of its Subsidiaries), or pay any amounts or benefits to, or increase any amounts payable to, any such individual not required by any Company Employee Plan, (ii) become a party to, establish, adopt, enter into, materially amend, commence participation in, terminate or commit itself to the adoption of any collective bargaining agreement or Company Employee Plan (or any arrangement which would have been a Company Employee Plan had it been in effect as of the date of this Agreement), (iii) provide any funding for any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any Company Employee Plan, (iv) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Employee Plans or (v) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Employee Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable law;

(f) (i) lease, license, transfer, exchange or swap, mortgage (including securitizations), or otherwise dispose (whether by way of merger, consolidation, sale of stock or assets, or otherwise) of any material portion of its properties or Assets, including the capital stock of Subsidiaries (it being understood that the foregoing shall not prohibit the sale of inventory in the ordinary course of business), except for (A) dispositions of Assets with a fair market value of less than $1,000,000, (B) transactions between any Subsidiary of the Company and the Company or another Subsidiary of the Company or (C) dispositions of excess inventory, property, leases, licenses, or other Assets or Fixtures and Equipment that the Company considers obsolete or unnecessary (including assets and licenses that were previously used by its J. Jill business or to support its J. Jill business), or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g) except as required under any Material Contracts as in effect as of the date hereof or as expressly contemplated by the Ancillary Agreements, or, to the extent in the ordinary course of business consistent with past practice, related to any vendor financing arrangement or existing proprietary charge card arrangements in amounts that do not exceed $5,000,000 in the aggregate, (i) incur or assume any Indebtedness, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than a Company Subsidiary), (iii) make any acquisition of any other Person (other than a Company Subsidiary) or business or make or acquire any loans, advances or capital contributions to, or investments in, any other Person (other than a Company Subsidiary) (including advances to employees), except for acquisitions, loans, advances, capital contributions or investments between any Subsidiary of the Company and the Company or another Subsidiary of the Company, or (iv) enter into any “keep well” or other agreement to maintain the financial condition of another entity (other than the Company or any of its Subsidiaries);

(h) make, alter, revoke or rescind any material express or deemed election relating to Taxes, settle or compromise any material Action, amend in any material respect any material Tax Return except in each case as required by law, file any income Tax Return that claims a deduction for or otherwise uses a net operating loss, or except as may be required by, or in order to conform to, applicable law, make any change to any of its material methods of reporting income or deductions (including any change to its methods or basis of write-offs of accounts receivable) for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ending December 31, 2008;

(i) fail to maintain its existing material insurance coverage of all types in effect or, in the event any such coverage shall be terminated or lapse, to the extent available at reasonable cost, procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies;

(j) make any material change to its methods of accounting as in effect on October 31, 2009 except as required by GAAP or the SEC or applicable law, or take any action, other than usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC or applicable law;

(k) enter into or materially amend, terminate or extend any Material Contract, or waive, release, assign or fail to enforce any material rights or claims under any Material Contract, if such Material Contract or any such action or failure to act with respect to a Material Contract would reasonably be expected to impair the ability of the Company or Merger Sub to perform their respective obligations under this Agreement or any of the Ancillary Agreements or prevent or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Ancillary Agreements;

(l) take, or agree to commit to take, any action that is intended to result in any of the conditions set forth in Section 7.1 or Section 7.3 not being satisfied;

(m) except as expressly contemplated by the Ancillary Agreements, engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any Affiliate of the Company which involves the transfer of material consideration or has a material financial impact on the Company, other than pursuant to such agreements, arrangements, or understandings as in effect on the date of this Agreement or with respect to inter-company loans and/or transfers in the ordinary course of business consistent with past practice between any Subsidiary of the Company and the Company or another Subsidiary of the Company;

(n) pay or commit to pay any expenses or make or commit to make any capital expenditures in excess of $2,500,000 individually, or $12,500,000 in the aggregate (other than capital expenditures for the ordinary course repair or maintenance of capital Assets);

(o) initiate, compromise, or settle any litigation or arbitration proceedings (i) involving payments by the Company or its Subsidiaries in excess of $1,000,000 per litigation or arbitration, or $3,000,000 in the aggregate, other than settlements related to the early termination of leases in connection with store closings (including settlements related to closed J. Jill stores), state tax matters and insurance litigation; provided that, neither the Company nor any of its Subsidiaries shall compromise or settle any litigation or arbitration proceedings which compromise or settlement involves a material conduct remedy or injunctive or similar relief or has a material restrictive impact on the Company’s business, or (ii) relating to this Agreement or any of the Ancillary Agreements or the transactions contemplated hereby or thereby; or

(p) create any Subsidiary or acquire any capital stock, membership interest, partnership interest, joint venture interest or other interest in any Person that could reasonably be expected to adversely affect the transactions contemplated hereby.

(q) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, publicly recommend, publicly propose or publicly announce an intention to do any of the foregoing.

Section 5.2  Conduct of Business of BPW Pending the Merger.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, BPW agrees, except to the extent that the Company shall consent in advance in writing (which consent shall not be unreasonably withheld), or as otherwise expressly required or permitted by this Agreement or the Ancillary Agreements, or as otherwise indicated in Section 5.2 of the BPW Disclosure Schedule, or to the extent required by applicable law or a Governmental Entity of competent jurisdiction, to, subject to the restrictions set forth in Section 6.3, carry on its business in the ordinary course in substantially the same manner as previously conducted in all material respects and use commercially reasonable efforts to preserve intact its present business organization and advantageous business relationships and keep available the services of its current officers and employees. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement or the Ancillary Agreements or expressly set forth on Section 5.2 of the BPW Disclosure Schedule or to the extent required by applicable law or a Governmental Entity of competent jurisdiction, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, without the prior written consent of the Company (which consent shall not be unreasonably withheld), BPW shall not:

(a) subject to Section 2.5, adopt or propose any amendment to its Organizational Documents (other than the BPW Charter Amendment and Initial Charter Amendment);

(b) create any Subsidiary or acquire any capital stock, membership interest, partnership interest, joint venture interest or other interest in any Person;

(c) except as required to consummate the Warrant Exchange Offer and the transactions related thereto and to comply with its obligations under this Agreement and the Ancillary Agreements, (i) issue, pledge or sell, or propose or authorize the issuance, pledge or sale of, or grant any options or other awards with respect to shares of BPW Common Stock or make any other agreements with respect to, any of its shares of capital stock or any other of its securities, (ii) amend, waive or otherwise modify any of the terms of any warrant or stock option plan of BPW, or authorize cash payments in exchange for any warrant or stock option granted under any of such plans, or (iii) adopt or implement any stockholder rights plan;

(d) except as required in connection with the exercise of conversion rights by BPW stockholders pursuant to Section 9.3 of the BPW Charter, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its stock or beneficial interests;

(e) except as required in connection with the exercise of conversion rights by BPW stockholders pursuant to Section 9.3 of the BPW Charter, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its stock or beneficial interests, or any of its other securities;

(f) except to the extent required by (x) applicable law or (y) the terms of a BPW Employee Plan as in effect on the date hereof, (i) increase in any manner the compensation or benefits payable or to become payable to any of its current or former directors, officers, consultants, employees or other service providers, or pay any amounts or benefits (including severance) to, or increase any amounts payable to, any such individual not required by any BPW Employee Plan, (ii) become a party to, establish, adopt, enter into, materially amend, commence participation in, terminate or commit itself to the adoption of any collective bargaining agreement or BPW Employee Plan (or any arrangement which would have been a BPW Employee Plan had it been in effect as of the date of this Agreement), (iii) provide any funding for any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any BPW Employee Plan, (iv) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any BPW Employee Plans or (v) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any BPW Employee Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable law;

(g) (i) except as required under any Material Contract listed in Section 4.10 of the BPW Disclosure Schedule, as in effect as of the date hereof, lease, license, transfer, exchange or swap, mortgage (including securitizations), or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) any material portion of its properties or Assets, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(h) except as required under any Material Contract listed in Section 4.10 of the BPW Disclosure Schedule, as in effect as of the date hereof, or as expressly contemplated by the Ancillary Agreements, (i) incur, assume or pre-pay any Indebtedness, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (iii) make any acquisition of any other Person or business or make or acquire any loans, advances or capital contributions to, or investments in, any other Person (including advances to employees), or (iv) enter into any “keep well” or other agreement to maintain the financial condition of another entity;

(i) make, alter, revoke or rescind any material express or deemed election relating to Taxes, settle or compromise any material Action, amend in any material respect any material Tax Return except in each case as required by law, file any income Tax Return that claims a deduction for or otherwise uses a net operating loss, or except as may be required by, or in order to conform to, applicable law, make any change to any of its material methods of reporting income or deductions (including any change to its methods or basis of write-offs of accounts receivable) for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ending December 31, 2008;

(j) fail to maintain its existing insurance coverage of all types in effect or, in the event any such coverage shall be terminated or lapse, to the extent available at reasonable cost, procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies or, as reasonably determined by BPW, property policies with increased coverage limits to insure all of its owned and leased real property;

(k) make any material change to its methods of accounting as in effect on September 30, 2009 except as required by GAAP or the SEC or applicable law, or take any action, other than usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC or applicable law;

(l) enter into or amend, terminate or extend any Material Contract, or waive, release, assign or fail to enforce any material rights or claims under any Material Contract, other than for the purpose of effecting the transactions contemplated by this Agreement;

(m) take, or agree to commit to take, any action that is intended to result in any of the conditions set forth in Section 7.1 or Section 7.2 not being satisfied;

(n) except as expressly contemplated by the Ancillary Agreements, engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any Affiliate of BPW which involves the transfer of material consideration or has a material financial impact on BPW, other than pursuant to such agreements, arrangements, or understandings as in effect on the date of this Agreement;

(o) other than such expenses incurred in connection with the transactions contemplated hereby or by the Ancillary Agreements, pay or commit to pay any expenses in excess of $1,000,000 in the aggregate or make or commit to make any capital expenditures;

(p) initiate, compromise, or settle any litigation or arbitration proceedings (i) involving payments by BPW in excess of $250,000 per litigation or arbitration, or $500,000 in the aggregate, provided that, BPW shall not compromise or settle any litigation or arbitration proceedings which compromise or settlement involves a material conduct remedy or injunctive or similar relief or has a material restrictive impact on BPW’s business, or (ii) relating to this Agreement or any of the Ancillary Agreements or the transactions contemplated hereby or thereby; or

(q) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, publicly recommend, publicly propose or publicly announce an intention to do any of the foregoing.

Section 5.3  Information.  To the extent permitted by applicable law, the Company and BPW will advise each other as soon as reasonably practicable of (and, in the case of any written notice, provide to the other a copy of): (a) any and all material correspondence or material communications received from A relating to this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby, (b) to the extent material, any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any Ancillary Agreement and (c) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1  Preparation of Form S-4 and the Information Statement/Proxy Statement/Prospectus; Stockholder Meeting; Warrant Exchange Offer.

(a) The Company and BPW shall cooperate with each other regarding, and prepare and, substantially contemporaneously with, or as promptly as practicable after, the execution of this Agreement, file with the SEC the Information Statement/Proxy Statement/Prospectus, and the Company shall prepare and, substantially contemporaneously with, or as promptly as practicable after, the execution of this Agreement, file the Registration Statement (in which the Information Statement/Proxy Statement/Prospectus will be included). The Company and BPW will cause the Information Statement/Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Each of BPW and the Company shall use reasonable best efforts to have or cause the Information Statement/Proxy Statement/Prospectus to be cleared by the SEC and to cause the Registration Statement to become effective as promptly as practicable. Without limiting the generality of the foregoing, each of the Company and BPW shall cause its respective Representatives to fully cooperate with the other Party and its respective Representatives in the preparation of the Information Statement/Proxy Statement/Prospectus and the Registration Statement, and shall, upon request, furnish the other Party with all information concerning it and its Affiliates as the other may deem reasonably necessary or advisable in connection with the preparation of the Information Statement/Proxy Statement/Prospectus and the Registration Statement. The Company and BPW hereby agree that the recommendation of the BPW Board described in Section 4.17 (the “BPW Recommendation”) shall be included in the Registration Statement and the Information Statement/Proxy Statement/Prospectus. The Company shall use reasonable best efforts to take all actions required under any applicable federal or state securities or Blue Sky Laws in connection with the issuance of shares of Company Common Stock pursuant to the Merger, if any. As promptly as practicable after the Registration Statement becomes effective, each of the Company and BPW shall cause the Information Statement/Proxy Statement/Prospectus to be mailed to their respective stockholders.

(b) Each of the Company and BPW shall use its reasonable best efforts (i) to, as soon as permissible under applicable law after the approval of the stockholders of the BPW referred to in Section 7.1(b) has been obtained, commence an exchange offer (the “Warrant Exchange Offer”) pursuant to an effective registration statement under the Securities Act, whereby holders of BPW Warrants may elect to exchange their outstanding BPW Warrants for either (A) new warrants of the Company (“New Warrants”), which New Warrants shall be governed by terms substantially as set forth on Exhibit G (the “New Warrant Term Sheet”) or (B) shares of Company Common Stock, the terms of such exchange for shares of Company Common Stock to be as set forth on Exhibit G, subject to the cap set forth on Exhibit G on each of the maximum number of BPW Warrants to be exchanged for New Warrants and the maximum number of BPW Warrants to be exchanged for shares of Company Common Stock, (ii) to secure the agreement of holders of BPW Warrants issued in the IPO to participate in the Warrant Exchange Offer such that at least 90% of such BPW Warrants issued in the IPO are exchanged in the Warrant Exchange Offer (the “Minimum Warrant Exchange Participation”) and (iii) to consummate the Warrant Exchange Offer at or immediately prior to the Closing. The New Warrants shall contain the terms set forth in the New Warrant Term Sheet. In connection with the Warrant Exchange Offer, the Company and BPW shall cooperate with each other regarding, and prepare, offering documents, which the Company and BPW will cause to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, for the purpose of effecting and consummating the Warrant Exchange Offer (the “Offer Documents”). Such Offer Documents shall include, without limitation, (1) an Offer to Exchange document describing the material terms of the Warrant Exchange Offer, (2) a Statement on Schedule TO with respect to the Warrant Exchange Offer, if required, (3) a registration statement (the “Warrant Registration Statement”) on Form S-4 registering the Warrant Exchange Offer, (4) a statement by the BPW Board describing the BPW Recommendation and the Minimum Warrant Exchange Participation, including that the Minimum Warrant Exchange Participation is a condition to the Company’s and Merger Sub’s obligation to effect the Merger, and (5) all ancillary documents related to the Warrant Exchange Offer, including exhibits, press releases, letters of transmittal, notices and announcements. The Company shall, substantially contemporaneously with, or as promptly as practicable after, the filing of the Registration Statement, file with the SEC the Warrant Registration Statement and shall use reasonable best efforts to cause the Warrant Registration Statement to be declared effective by the SEC as promptly as practicable after the approval of the stockholders of BPW referred to in Section 7.1(b) has been obtained and to remain effective thereafter until the completion of the Warrant Exchange Offer. The Company shall use reasonable best efforts to take all actions required under any applicable federal or state securities or Blue Sky Laws in connection with the issuance of New Warrants and Company Common Stock pursuant to the Warrant Exchange Offer, if any. As promptly as practicable after the Warrant Registration Statement becomes effective, BPW and the Company shall cause the Offer Documents to be mailed to the holders of BPW Warrants. The Company shall take all actions reasonably necessary to reserve and keep available out of its authorized capital stock an amount of shares of Company Common Stock equal to the maximum number of shares of Company Common Stock underlying the New Warrants (the “New Warrant Shares”) that are then issuable or deliverable to the holders of New Warrants upon the exercise thereof. The Company shall cause all New Warrant Shares, when issued or delivered in accordance with the warrant agreement governing the New Warrants, to be validly issued, fully paid and non-assessable.

(c) Without limiting the generality of the foregoing, prior to the Effective Time (i) the Company and BPW shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Information Statement/Proxy Statement/Prospectus, the Registration Statement or the Offer Documents, and (ii) the Company and BPW shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, the Information Statement/Proxy Statement/Prospectus, the Registration Statement or the Offer Documents, and shall promptly supply the other with copies of all correspondence between it or any of its Representatives and the SEC with respect to any of the foregoing filings. All correspondence and communications to the SEC made by the Company or BPW with respect to the transactions contemplated by this Agreement or any Ancillary Agreement will be provided to the other party with an opportunity to review and comment thereon, prior to such communication or correspondence being made to the SEC. Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Information Statement/Proxy Statement/Prospectus, the Registration Statement or the Offer Documents prior to filing such with the SEC.

(d) BPW shall take all action necessary to duly call the BPW Stockholders Meeting, to be held as promptly as practicable for the purpose of approving the BPW Voting Proposal. The BPW Board has recommended to its stockholders the adoption and approval of this Agreement and the Ancillary Agreements and approval of the transactions contemplated hereby and thereby and the approval of the BPW Charter Amendment and Initial Charter Amendment and related matters, and BPW shall use its reasonable best efforts to obtain the BPW Requisite Vote. Unless otherwise directed in writing by the Company, the BPW Voting Proposal shall be submitted to the BPW Stockholders at the BPW Stockholders Meeting for the purpose of approving the BPW Voting Proposal.

Section 6.2  Cooperation; Notice; Cure.  Subject to compliance with applicable law, from the date hereof until the Effective Time, Representatives of the Company and BPW shall confer on a regular basis to report on the general status of ongoing operations. Each of BPW and the Company shall promptly notify the other in writing of, and will use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as reasonably practicable after it becomes known to such Party, that causes or will cause any of its covenants or agreements under this Agreement to be breached in any material respect or that renders or will render untrue in any material respect any of its representations or warranties contained in this Agreement. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein and no breach of the second sentence of this Section 6.2 shall be taken into account for purposes of determining whether the conditions set forth in Section 7.2(b) or Section 7.3(b) have been satisfied on or prior to the Closing Date. The Company shall consult with and keep BPW reasonably informed of any material discussion with respect to the actions contemplated by Section 5.1(II) of the Company Disclosure Schedule, including with respect to any material written information exchanged with a Third Party substantially contemporaneously with such exchange with such Third Party.

Section 6.3  No Solicitation.

(a) Subject to Section 6.3(b), unless and until this Agreement shall have been terminated by either Party pursuant to Article VIII, BPW shall not, directly or indirectly, and shall cause its Representatives not to: (i) solicit, encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any BPW Acquisition Proposal or Business Combination (other than the transactions contemplated hereby); (ii) disclose, in connection with a BPW Acquisition Proposal or Business Combination (other than the transactions contemplated hereby), any information or provide access to its properties, books or records, except as required by law or pursuant to a governmental request for information; (iii) enter into or execute any agreement relating to a BPW Acquisition Proposal or Business Combination (other than the transactions contemplated hereby or a confidentiality agreement permitted by Section 6.3(b)); (iv) fail to make, withdraw, qualify, amend or modify or publicly propose to withdraw, qualify, amend or modify the BPW Recommendation (it being understood that, subject to Section 6.3(b), taking a neutral or no position with respect to any publicly disclosed BPW Acquisition Proposal or publicly disclosed proposal with respect to any Business Combination (other than the transactions contemplated hereby) shall be considered an amendment or modification) or make or authorize any public statement, recommendation or solicitation in support of any BPW Acquisition Proposal or Business Combination (other than the transactions contemplated hereby).

(b) Notwithstanding the foregoing, in response to a bona fide, unsolicited, BPW Acquisition Proposal from a Third Party (that does not result from a breach of this Section 6.3), the BPW Board may, and may authorize and permit BPW’s Representatives to, prior to the BPW Stockholders Meeting and subject to compliance with the other terms of this Section 6.3, (i) provide such Third Party with nonpublic information, and (ii) participate in discussions and negotiations with such Third Party relating to such proposal, if and only to the extent that (A) the BPW Board, after having consulted with and considered the advice of outside counsel, has reasonably determined in good faith that failure to take such action would result in a violation of applicable law, and (B) the Third Party has entered into a confidentiality agreement pertaining to nonpublic information regarding BPW containing terms in the aggregate no more favorable to the Third Party than those in the Confidentiality Agreement (including the standstill provision thereof). BPW shall provide or make available to the Company any non-public information concerning BPW provided or made available to such other Person pursuant to this Section 6.3(b) which was not previously provided or made available to the Company prior to or simultaneously with its provision to such other Person.

(c) BPW shall notify the Company as soon as practicable (but in any event within 24 hours) after receipt by an officer or director of BPW or by any of BPW’s Representatives of any BPW Acquisition Proposal or an offer, inquiry or proposal relating to a Business Combination (other than the transactions contemplated by this Agreement), any inquiry or request for discussions or negotiations regarding any BPW Acquisition Proposal or Business Combination (other than the transactions contemplated by this Agreement), any request for information relating to BPW other than requests for information in the ordinary course of business and unrelated to a BPW Acquisition Proposal or Business Combination (other than the transactions contemplated by this Agreement) or for access to BPW’s properties, books or records by any person or entity that informs BPW that it is considering making, or has made, a BPW Acquisition Proposal or an offer, inquiry or proposal relating to a Business Combination (other than the transactions contemplated by this Agreement). Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact and copies of any proposed agreement relating thereto. For the avoidance of doubt, BPW shall keep the Company fully informed, on a current basis, of any material changes in the status of any such proposal, inquiry or contact, and any amendment to the financial or other terms of a BPW Acquisition Proposal shall be treated as a new BPW Acquisition Proposal for purposes of this Section 6.3. BPW shall also promptly (but in any event within 24 hours), notify the Company, orally and in writing, if it provides any nonpublic information or enters into any discussions or negotiations with respect to a BPW Acquisition Proposal in accordance with Section 6.3(b).

(d) Nothing contained in this Section 6.3 shall prohibit BPW from taking and disclosing to its stockholders a position required by Rule 14e-2 promulgated under the Exchange Act; provided, that disclosure to stockholders pursuant to Rule 14e-2 relating to a BPW Acquisition Proposal or a proposal regarding a Business Combination (other than the transactions contemplated hereby) shall be deemed to be a qualification, withdrawal or modification, of the BPW Recommendation unless the BPW Board expressly, and without qualification, reaffirms in such disclosure the BPW Recommendation.

(e) BPW agrees that it will, and that it will cause its Representatives to, (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any BPW Acquisition Proposal or Business Combination (other than the transactions contemplated by this Agreement), (ii) use reasonable best efforts to cause all Persons other than the Company and its Affiliates who have been furnished with confidential information regarding BPW in connection with the solicitation of or discussions regarding any BPW Acquisition Proposal or Business Combination (other than the transactions contemplated by this Agreement) within the 12 months prior to the date hereof promptly to return or destroy such information, and (iii) use its reasonable best efforts to enforce and not waive any provision or release any Person (other than the Company and its Affiliates) from any confidentiality, standstill or similar agreement relating to a BPW Acquisition Proposal or Business Combination (other than the transactions contemplated by this Agreement). BPW agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in Section 6.3(a) of the obligations undertaken in this Section 6.3.

Section 6.4  Access to Information.

Subject to compliance with applicable law:

(a) the Company and its Subsidiaries will provide BPW and BPW’s counsel, accountants and other representatives and agents with reasonable access, upon prior notice and during normal business hours, to the facilities, properties, officers, directors, employees, vendors, accountants, assets, books and records of the Company and the Company will furnish BPW with such financial and operating data and other information with respect to the business, personnel and properties of the Company or the transactions contemplated hereby or by the Ancillary Agreements as BPW shall from time to time reasonably request; provided, however, that such investigation shall be conducted upon reasonable prior notice, and in such manner as not to interfere unreasonably with the operation of the business of the Company;

(b) BPW will provide the Company and the Company’s counsel, accountants and other representatives and agents with reasonable access, upon prior notice and during normal business hours, to books and records of BPW; provided, however, that such investigation shall be conducted upon reasonable prior notice, and in such manner as not to interfere with the operation of the business of BPW; and

(c) notwithstanding the provisions of Section 6.4(a) and (b), (i) either Party may withhold any document or information that (A) is subject to the terms of a confidentiality agreement with a Third Party in effect as of the date of this Agreement (provided, that the withholding party shall use its reasonable best efforts to obtain the required consent of such Third Party to such access or disclosure; provided, further, that neither BPW nor the Company will be obligated to pay for the consent of any Third Party) or (B) is subject to any attorney-client privilege (provided, that the withholding party shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege), and (ii) if, in the reasonable judgment of the Company or BPW, as the case may be, any law applicable to the Company or BPW, as the case may be, requires such Party or, in the case of the Company, its Subsidiaries, to restrict or prohibit access to any such properties or information, such Party or, in the case of the Company, its Subsidiaries, may so restrict or prohibit such access. If any material is withheld by such Party pursuant to the preceding sentence, such Party shall inform the other Party as to the general nature of what is being withheld. All information exchanged pursuant to this Section 6.4 shall be subject to the Confidentiality Agreement.

Section 6.5  Governmental Approvals.

(a) The Parties shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, registrations, licenses, consents, variances, exemptions, orders and approvals of all Governmental Entities (“Governmental Approvals”) and of all Third Parties (“Third Party Approvals”) which are necessary to consummate the transactions contemplated by this Agreement or any Ancillary Agreement, and to comply with the terms and conditions of all such Governmental Approvals; provided, that neither BPW nor the Company will be obligated to pay for the consent of any Third Party. Each of the Parties shall use reasonable best efforts to, and shall use reasonable best efforts to cause their respective Representatives and other Affiliates to file, within ten (10) Business Days after the date hereof all required initial applications and documents in connection with obtaining the Governmental Approvals, including any Notification and Report Forms required to be filed under the HSR Act. The Parties shall act reasonably and promptly thereafter in responding to any requests for additional information or documents by any Third Party or Governmental Entity in connection therewith. BPW and the Company shall have the right to review in advance, and to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to BPW and the Company, as the case may be, and any of their respective Affiliates, directors, officers and stockholders, and, in the case of the Company, any of its Subsidiaries, which appear in any filing made with, or written materials submitted to, any Third Party or any Governmental Entity in connection with the transactions contemplated by this Agreement or any Ancillary Agreement. Without limiting the foregoing, each of BPW and the Company will notify the other promptly of the receipt of communications, comments, or requests from Third Parties or Governmental Entities relating to Governmental Approvals or material Third Party Approvals. In furtherance of and without limiting the foregoing, the Parties agree not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(b) Without limiting the foregoing and subject to applicable legal limitations and the instructions of any Governmental Entity, each of BPW and the Company agree, with respect to any notifications and filings with Governmental Entities, to (i) cooperate and consult with each other, (ii) furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement or any Ancillary Agreement, including promptly furnishing the other with copies of notices or other communications received by such Party or any of its Representatives from, or given by such Party or any of its Representatives to, any Third Party and/or any Governmental Entity with respect to such transactions, (iv) permit the other Party and its Representatives to review and incorporate the other Party’s reasonable comments in any communication to be given by it or any of its Representatives to any Third Party or Governmental Entity with respect to obtaining the Governmental Approvals and (v) not to participate in any meeting related to the transactions contemplated hereby or by any of the Ancillary Agreements, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless, to the extent not prohibited by such Governmental Entity, it gives the other Party the opportunity to attend and observe.

Section 6.6  Publicity.  BPW and the Company shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing any press release or other public statement with respect to any of the transactions contemplated hereby or by the Ancillary Agreements and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or obligations pursuant to any listing agreement with, or rules of any national securities exchange.

Section 6.7  Further Assurances and Actions.  Subject to the terms and conditions herein, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable on its part under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including fulfilling all conditions precedent applicable to such Party under Article VII of this Agreement.

Section 6.8  Stock Exchange Listing.  The Company shall cause (i) the shares of Company Common Stock issuable to the BPW Stockholders in connection with the Merger and (ii) the New Warrant Shares and shares of Company Common Stock issuable in connection with the Warrant Exchange Offer to be authorized for listing on any national securities exchange or national quotation system on which the Company Common Stock is then listed or quoted, upon official notice of issuance.

Section 6.9  Financing.

(a) The Company shall use its reasonable best efforts to ensure that as of the Closing Date, the Company has the funds necessary to consummate the transactions contemplated by the definition of the term Financing, and shall not, and shall not permit any of its Subsidiaries to, take or agree to take any action that is reasonably likely to prevent or in any material respect impair its ability to complete, or delay the Financing.

(b) In the event that all conditions to the Commitment Letter have been satisfied (or would be satisfied simultaneously with the Closing), the Company shall use its reasonable best efforts to cause the Lender to fund thereunder (including, taking enforcement action to cause the Lender to provide such financing). The Company shall not agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, the Commitment Letter or any other agreements related to the Financing, in each case, without BPW’s prior written consent, except amendments, supplements or other modifications thereof to provide for the assignment of a portion of the Financing to additional agents or arrangers and the granting to such persons of approval rights as are customarily granted to additional agents or arrangers, which amendments, supplements or other modifications would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Financing or the transactions contemplated by this Agreement; provided, that upon any such amendment, supplement or modification, the Company shall provide a copy thereof to BPW. Notwithstanding anything herein to the contrary, the Company shall be permitted to replace the Commitment Letter with an Alternative Financing Arrangement (as defined in the Commitment Letter) for not less than the full principal amount of the financing contemplated by the Commitment Letter; provided, that the terms and conditions (including with respect to conditionality and amounts available to be borrowed by the Company on the Closing Date) are no less favorable to the Company than those contained in the Commitment Letter (or as otherwise agreed to in writing by BPW).

(c) The Company shall give BPW prompt written notice of any material breach by any party to the Commitment Letter (or any other commitments or definitive documentation in respect of the Financing) of which the Company becomes aware or any termination of the Commitment Letter (or any other commitments or definitive documentation in respect of the Financing). The Company shall keep BPW informed on a current basis in reasonable detail of the status of its efforts to arrange the Financing.

Section 6.10  Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Company shall provide exculpation and indemnification for each Person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, or director of BPW, (the “Indemnified Parties”) which is at least as favorable to such persons as the exculpation and indemnification provided to the Indemnified Parties by BPW immediately prior to the Effective Time in their respective Organizational Documents, as in effect on the date hereof; provided, that such exculpation and indemnification covers actions on or prior to the Effective Time, including all transactions contemplated by this Agreement.

(b) In addition to the rights provided in Section 6.10(a), in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any action by or on behalf of any or all security holders of the Company or BPW, or any Subsidiary of the Company, or by or in the right of the Company or BPW, or any Subsidiary of the Company, or any claim, action, suit, proceeding or investigation (collectively, for this Section 6.10, “Claims”) in which any Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was an officer or director of BPW or any action or omission or alleged action or omission by such Person in his capacity as an officer or director, or (ii) this Agreement or the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the Company and the Surviving Company (the “Indemnifying Parties”) shall from and after the Effective Time jointly and severally indemnify and hold harmless the Indemnified Parties from and against any losses, claims, liabilities, expenses (including reasonable attorneys’ fees and expenses), judgments, fines or amounts paid in settlement arising out of or relating to any such Claims. The Company, the Surviving Company and the Indemnified Parties hereby agree to use their reasonable best efforts to cooperate in the defense of such Claims. In connection with any such Claim, the Indemnified Parties shall have the right to select and retain one counsel, at the cost of the Indemnifying Parties, subject to the consent of the Indemnifying Parties (which consent shall not be unreasonably withheld or delayed) and more than one counsel if, in the opinion of such counsel, the interests of such Indemnified Parties with respect to such Claim diverge or could be reasonably expected to diverge. In addition, after the Effective Time, in the event of any such threatened or actual Claim, the Indemnifying Parties shall promptly pay and advance reasonable expenses and costs incurred by each Indemnified Person as they become due and payable in advance of the final disposition of the Claim to the fullest extent and in the manner permitted by law. Notwithstanding the foregoing, the Indemnifying Parties shall not be obligated to advance any expenses or costs prior to receipt of an undertaking by or on behalf of the Indemnified Party, such undertaking to be accepted without regard to the creditworthiness of the Indemnified Party, to repay any expenses advanced if it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified against such expense. Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifying Parties (i) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld or delayed), and (ii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. In the event of a final and non-appealable determination by a court that any payment of expenses is prohibited by applicable law, the Indemnified Party shall promptly refund to the Indemnifying Parties the amount of all such expenses theretofore advanced pursuant hereto. Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such Claim, shall promptly notify the Indemnifying Parties of such Claim and the relevant facts and circumstances with respect thereto; provided, however, that the failure to provide such notice shall not affect the obligations of the Indemnifying Parties except to the extent such failure to notify actually prejudices the Indemnifying Parties’ ability to defend such Claim.

(c) For six years after the Effective Time, the Company shall, or shall cause the Surviving Company to, maintain in effect BPW’s current directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by BPW’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable in the aggregate to BPW’s directors and officers, as the case may be, currently covered by such insurance than those of such policy in effect on the date of this Agreement (provided, that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous); provided that, in satisfying such obligation, none of the Company or any of its Subsidiaries shall be obligated to pay premiums per annum in excess of 300% of the aggregate amount per annum that BPW paid for such coverage in its last full fiscal year prior to the date hereof, which amount BPW has disclosed to the Company prior to the date hereof; provided further that, in the event that the aggregate premiums for maintaining such insurance for the benefit of the persons currently covered by BPW’s officers and directors insurance policy under this Section 6.10(c) are in excess of 300% of the aggregate amount per annum, then the Company shall only be obligated to maintain such insurance coverage as is reasonably available for such amount.

(d) This Section 6.10 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties and their successors, assigns and heirs and shall be binding on all successors and assigns of the Company, including the Surviving Company. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.10 and the Company acknowledges and agrees that each Indemnified Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants and such Indemnified Party shall be entitled to injunctive relief and specific performance in the event of any breach of any provision in this Section 6.10.

Section 6.11  Takeover Laws.  In connection with and without limiting the foregoing, each of the Company and BPW shall (i) use its reasonable best efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby or by any of the Ancillary Agreements, and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, the Merger or any other transaction contemplated hereby or by any of the Ancillary Agreements, take all action necessary to ensure that the Merger, and the other transactions contemplated by this Agreement any by the Ancillary Agreements may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby and thereby.

Section 6.12  Trust Waiver.  The Company hereby acknowledges that BPW is a recently organized blank check company formed for the purpose of engaging in a acquiring one or more businesses or assets (a “Transaction”). The Company further acknowledges that BPW’s sole assets consist of the cash proceeds of the IPO and private placements of its securities, and that substantially all of those proceeds have been deposited in the Trust Account for the benefit of BPW, certain of its stockholders and the underwriters of its IPO. The monies in the Trust Account may be disbursed only (i) to BPW in limited amounts from time to time (and, subject to the last sentence of this Section 6.12, in no event more than $4,500,000 in total) in order to permit BPW to pay its operating expenses; (ii) if BPW completes a Transaction, to certain dissenting public stockholders, to the underwriters in the amount of underwriting discounts and commissions they earned in the IPO but whose payment they have deferred, and, subject to the last sentence of this Section 6.12, then to BPW; and (iii) if BPW fails to complete a Transaction within the allotted time period and liquidates, subject to the terms of the agreement governing the Trust Account, to BPW in limited amounts to permit BPW to pay the costs and expenses of its liquidation and dissolution, and then to BPW’s public stockholders (as such term is defined in the Trust Account Agreement). Subject to the last sentence of this Section 6.12, for and in consideration of BPW’s agreement to enter into this Agreement, the Company, Merger Sub and each of the Company Stockholders hereby waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse (whether directly or indirectly) against the Trust Account or any funds distributed therefrom (except amounts released to BPW as described in clauses (i) or (ii) above) as a result of, or arising out of, any claims against BPW or otherwise arising under this Agreement or otherwise. BPW has executed and delivered to the Trust Agent an irrevocable instruction providing that, in the event that (a) BPW shall have consummated a Business Combination, and (b) the Termination Fee and/or the Expenses incurred by the Company up to the Maximum Expense Amount (together with any documented expenses associated with the recovery of such amounts to the extent payable under Section 8.2(e)) shall have become due and payable by BPW to the Company under Section 8.2(c) and, to the extent applicable, under Section 8.2(e), and in each such case shall not have been previously paid, the Trust Agent shall be irrevocably instructed to deliver and shall deliver from the Trust Account, in the manner of priority set forth in the Trust Account Agreement but prior to any distribution to BPW, to an account designated by the Company, immediately available funds in an amount equal to any previously unpaid portion of such Termination Fee and/or the Expenses incurred by the Company up to the Maximum Expense Amount (together with any documented expenses associated with the recovery of such amounts to the extent payable under Section 8.2(e)).

Section 6.13  Pre-Closing Confirmation and Certification.  Not later than 48 hours prior to the Closing, BPW shall give Mellon advance notice of the Effective Time. At the Closing, the Company shall deliver, or cause to be delivered, to Mellon written notification that the Closing has occurred and irrevocable written instructions with respect to the funds in the Trust Account to deliver such funds (i) to make the Debt Repayment under and as defined in the A Agreement and (ii) with respect to the payments referred to in Section 2.7(d)).

Section 6.14  Other Matters.

(a) On or prior to the Effective Time, the BPW Board shall take such actions as are necessary to file the BPW Charter Amendment with the Secretary of State of the State of Delaware such that the same shall be in full force and effect on the Closing Date.

(b) If the Effective Time does not occur prior to February 20, 2010, the BPW Board shall take such actions as are necessary to file the Initial Charter Amendment with the Secretary of State of the State of Delaware such that the same shall be in full force and effect prior to February 26, 2010.

Section 6.15  Ancillary Agreements.  Each Party shall use its reasonable best efforts to cause each other party to any Ancillary Agreement to which it a party to (a) perform and comply in all material respects with all obligations required of each such other party thereunder and (b) consummate the transactions contemplated thereby in accordance with the terms thereof (including by taking enforcement action to cause such performance, compliance and consummation). Notwithstanding anything to the contrary contained herein, no Party shall agree to amend any Ancillary Agreement to which it is a party, or terminate, or waive, release or assign any material right or claim under, any such Ancillary Agreement, in either case, in a manner adverse to the other Party without the other Party’s prior written consent.

ARTICLE VII

CONDITIONS OF MERGER

Section 7.1  Conditions to Obligation of each Party to Effect the Merger.  The respective obligations of each Party to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Registration Statement nor shall proceedings for that purpose have been threatened;

(b) the BPW Voting Proposal shall have received the BPW Requisite Vote in the manner required under the DGCL, the rules of the AMEX and the Organizational Documents of BPW;

(c) the time period for the valid exercise of conversion rights shall have terminated and, as of such time, holders of less than thirty-five percent (35%) of the outstanding shares of BPW Common Stock issued in the IPO shall have validly exercised their conversion rights (as determined in accordance with the BPW Charter);

(d) the Warrant Exchange Offer shall have been consummated (or is being consummated substantially simultaneously with the Closing);

(e) no statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction and no other legal restraint or prohibition shall be in effect which prohibits, restrains or enjoins the consummation of the Merger, and no Action shall have been instituted by any Governmental Entity and remain pending which would reasonably be expected to (i) result in a statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger or (ii) provide a reasonable basis to conclude that the Company, Merger Sub or BPW or any of their Affiliates or any of their respective officers or directors, as applicable, would be subject to the risk of criminal liability;

(f) any waiting periods under the HSR Act applicable to the Merger and all other transactions contemplated hereby or by the Ancillary Agreements shall have expired or been terminated; and

(g) all filings required to be made prior to the Closing by any Party or, in the case of the Company, any of its Subsidiaries, with, and all consents, approvals and authorizations required to be obtained prior to the Closing by any Party or, in the case of the Company, any of its Subsidiaries, from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or by the Ancillary Agreements (other than under the HSR Act) shall have been made or obtained, except where the failure to obtain such consents would not reasonably be expected to cause a Company Material Adverse Effect or a BPW Material Adverse Effect.

Section 7.2  Conditions to Obligations of the Company and Merger Sub to Effect the Merger.  The obligation of the Company and Merger Sub to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a) the representations and warranties of BPW contained in Article IV of this Agreement shall be true and correct (without regard to any materiality or BPW Material Adverse Effect qualifier contained therein), on and as of the date hereof and on and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a BPW Material Adverse Effect;

(b) BPW shall have performed or complied in all material respects with the obligations required by this Agreement to be performed or complied with by it at or prior to the Closing Date;

(c) the Company shall have received a certificate executed on behalf of BPW by a senior executive officer of BPW to the effect set forth in clauses (a) and (b) of this Section 7.2;

(d) (i) the Sponsors’ Agreement shall be in full force and effect and enforceable against the parties thereto in accordance with its terms, (ii) each of the transactions contemplated thereby to be consummated prior to the Closing shall have been consummated in accordance with its terms and (iii) the conditions precedent to the consummation of transactions contemplated thereby to be consummated substantially simultaneously with, or immediately following, the Closing shall have been satisfied or waived in accordance its terms (other than the Closing);

(e) The Company shall have obtained and made borrowings under (or substantially simultaneously with the Closing shall borrow under) the Financing, in such amounts that, together with the net proceeds of amounts in the Trust Account and other available cash, it will have all necessary funds to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including the repayment in full of all amounts due or outstanding in respect of (i) the A Financing Agreements, (ii) the Support Letters and (iii) all Third Party Credit Facilities, each as defined in the A Agreement on the terms contemplated hereby and thereby, to pay related fees and expenses and to have, immediately following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, cash on hand or available to be borrowed under one or more bank credit facilities included in the Financing in an amount sufficient to fund ordinary course working capital and other general corporate purposes;

(f) BPW shall have made appropriate arrangements to have the Trust Account disbursed in accordance with Section 6.13; and

(g) BPW shall have irrevocably and unconditionally obtained and secured at least the Minimum Warrant Exchange Participation.

Section 7.3  Conditions to Obligations of BPW to Effect the Merger.  The obligations of BPW to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a) the representations and warranties of the Company contained in Article III of this Agreement shall be true and correct (without regard to any materiality or Company Material Adverse Effect qualifier contained therein), on and as of the date hereof and on and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) the Company shall have performed or complied in all material respects with the obligations required by this Agreement to be performed or complied with by them at or prior to the Closing Date;

(c) BPW shall have received a certificate executed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect set forth in clauses (a) and (b) of this Section 7.3;

(d) (i) the A Agreement shall be in full force and effect and enforceable against the parties thereto in accordance with its terms, (ii) each of the transactions contemplated thereby to be consummated prior to the Closing shall have been consummated in accordance with its terms and (iii) the conditions precedent to the consummation of transactions contemplated thereby to be consummated substantially simultaneously with, or immediately following, the Closing shall have been satisfied or waived in accordance its terms (other than the Closing); and

(e) The Company shall have obtained and made borrowings under (or substantially simultaneously with the Closing shall borrow under) the Financing, in such amounts that, together with the net proceeds of amounts in the Trust Account and other available cash, it will have all necessary funds to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including the repayment in full of all amounts due or outstanding in respect of (i) the A Financing Agreements, (ii) the Support Letters and (iii) all Third Party Credit Facilities, each as defined in the A Agreement on the terms contemplated hereby and thereby, to pay related fees and expenses and to have, immediately following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, cash on hand or available to be borrowed under one or more bank credit facilities included in the Financing in an amount sufficient to fund ordinary course working capital and other general corporate purposes, and the Company shall have used (or substantially simultaneously with the Closing shall use) such funds for such purposes.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1  Termination.  This Agreement may be terminated at any time before the Effective Time (except as otherwise provided), whether before or after the approval of the stockholders of BPW referred to in Section 7.1(b), respectively, by written notice from BPW to the Company or the Company to BPW, as the case may be, as follows:

(a) by mutual written consent of each of BPW and the Company;

(b) by either the Company or BPW, if the Effective Time shall not have occurred on or before 5:00 p.m. Eastern Standard Time on April 17, 2010 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

(c) by either the Company or BPW, if a Governmental Entity shall have issued an order, decree or injunction having the effect of making the Merger illegal or permanently prohibiting the consummation of the Merger, and such order, decree or injunction shall have become final and nonappealable;

(d) by either the Company or BPW if (i) the BPW Requisite Vote shall not have been obtained at a duly held meeting of the stockholders of BPW or at any adjournment thereof or (ii) any of the conditions set forth in Section 7.1(c) or Section 7.1(d) shall not have been satisfied within the applicable time period; provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to BPW if it fails to fulfill its obligations to timely call and conduct the BPW Stockholders Meeting as contemplated by Section 6.1(e) or otherwise is in breach of its obligations under this Agreement such that the conditions set forth in Section 7.2(b) would not be satisfied;

(e) by the Company, if (i) BPW breaches Section 6.3(a)(iii) or Section 6.3(a)(iv), (ii) the Company reasonably requests in writing that the BPW Board publicly reconfirm its recommendation of the BPW Voting Proposal to the stockholders of BPW and the BPW Board fails to do so within ten Business Days after its receipt of the Company’s request; (iii) BPW fails to fulfill its obligation to timely call and conduct the BPW Stockholders Meeting as contemplated by Section 6.1(e); or (iv) BPW breaches its obligations under Section 6.3 (other than Section 6.3(a)(iii) or Section 6.3(a)(iv)) in any material respect;

(f) by BPW, upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, or any representation or warranty of the Company shall have become untrue, such that the conditions set forth in Section 7.3(a) or Section 7.3(b), as the case may be, would not be satisfied (a “Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is capable of being cured by the Company prior to the earlier of (i) 30 days from BPW providing notice of such Terminating Company Breach or (ii) the Termination Date, BPW shall not be able to terminate this Agreement pursuant to this Section 8.1(f) so long as the Company cures such breach within such time period;

(g) by the Company, upon a material breach of any covenant or agreement on the part of BPW set forth in this Agreement, or any representation or warranty of BPW is or shall have become untrue, such that the conditions set forth in Section 7.2(a) or Section 7.2(b), as the case may be, would not be satisfied (a “Terminating BPW Breach”); provided, however, that, if such Terminating BPW Breach is capable of being cured by BPW prior to the earlier of (i) 30 days from the Company providing notice of such Terminating BPW Breach or (ii) the Termination Date, the Company shall not be able to terminate this agreement pursuant to this Section 8.1(g) so long as BPW cures such breach within such time period; and

(h) by the Company (by action taken by the full Company Board) prior to approval of the BPW Voting Proposal, if the volume weighted average price per share of Company Common Stock (calculated to the nearest one-hundredth of one cent) on the NYSE (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the Parties) for any 15 consecutive trading days after the date hereof and prior to the BPW Stockholders Meeting is less than the quotient obtained by dividing $10.00 by the Exchange Ratio Ceiling.

Section 8.2  Expenses; Termination Fee.

(a) Except as otherwise expressly provided in this Agreement (including this Section 8.2), all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses, except that each of the Company and BPW shall bear and pay one half of the costs and expenses incurred in connection with the filing, printing and mailing of the Information Statement/Proxy Statement/Prospectus (including any SEC filing fees) and all filings pursuant to the HSR Act. As used in this Agreement, “Expenses” includes all documented and reasonably incurred out-of-pocket expenses (including fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

(b) Notwithstanding Section 8.2(a), (i) if this Agreement is terminated by the Company pursuant to Section 8.1(h), then the Company shall pay the Expenses incurred by BPW up to the Maximum Expense Amount to an account designated by BPW within two Business days after such termination, and (ii) if this Agreement is terminated pursuant to Section 8.1(f) (in the case of any breach of the Company’s representations or warranties, only in the event of a Willful and Material Breach of such representations and warranties as of the date of this Agreement), and (x) a Company Acquisition Proposal is publicly proposed, publicly disclosed, or otherwise made known to the stockholders of the Company prior to, and not withdrawn at the time of, such termination and (y) concurrently with or within twelve (12) months after such termination the Company enters into a definitive agreement with respect to any Company Acquisition Proposal or a Company Acquisition Proposal is consummated, then the Company shall pay (A) the Expenses incurred by BPW up to the Maximum Expense Amount and (B) an amount equal to the Termination Fee by wire transfer of immediately available funds to an account designated by BPW within two Business days after the consummation of such Company Acquisition Proposal. Following termination of this Agreement in accordance with Section 8.1, the Company’s payment of the Expenses incurred by BPW and the Termination Fee pursuant to this Section 8.2(b) shall be the sole and exclusive remedy of BPW against the Company and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment or otherwise in law or in equity with respect to the matters contemplated hereby, except for any liabilities or damages caused by the Willful and Material Breach of any representations, warranties, covenants or agreements herein by the Company.

(c) Notwithstanding anything in this Agreement to the contrary:

(i) if this Agreement is terminated by the Company or BPW pursuant to Section 8.1(b) (provided that the failure by the Company to fulfill any obligation under this Agreement was not the primary cause of the failure of the Effective Time to occur on or before the Termination Date) or Section 8.1(d) or by the Company pursuant to Section 8.1(e)(iv) or Section 8.1(g) (in the case of any breach of BPW’s representations or warranties, only in the event of a Willful and Material Breach of such representations and warranties as of the date of this Agreement) and, (i) any BPW Acquisition Proposal or Business Combination (other than the transactions contemplated by this Agreement) is publicly proposed, publicly disclosed or otherwise made known to stockholders or warrantholders of BPW prior to, and not withdrawn at the time of, such termination, and (ii) concurrently with or within twelve (12) months after such termination BPW enters into a definitive agreement with respect to any BPW Acquisition Proposal or Business Combination (other than the transactions contemplated by this Agreement) or a BPW Acquisition Proposal is consummated, then BPW shall pay (A) the Expenses incurred by the Company up to the Maximum Expense Amount and (B) an amount equal to the Termination Fee by wire transfer of immediately available funds to an account designated by the Company, within two Business Days after the consummation of such BPW Acquisition Proposal or Business Combination; or

(ii) if this Agreement is terminated by the Company pursuant to Section 8.1(e) (except Section 8.1(e)(iv)), then BPW shall pay the Company (A) the Expenses incurred by the Company up to the Maximum Expense Amount and (B) an amount equal to the Termination Fee, by wire transfer of immediately available funds to an account designated by the Company, within two Business Days after the termination of this Agreement, subject to Section 6.12 hereof (including that any unpaid portion shall be paid following the consummation of a Business Combination in accordance with the last sentence of Section 6.12).

(iii) Following the termination of this Agreement in accordance with Section 8.1, BPW’s payment of the Expenses incurred by the Company and the Termination Fee pursuant to this Section 8.1(c) shall be the sole and exclusive remedy of the Company or Merger Sub against BPW and its directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment or otherwise in law or in equity with respect to the matters contemplated hereby, except for any liabilities or damages caused by the Willful and Material Breach of any representations, warranties, covenants or agreements herein by BPW.

(d) The “Termination Fee” shall be an amount equal to $10 million.

(e) The Company and BPW acknowledge and agree that the agreements contained in Section 8.2(b) and Section 8.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and BPW would not enter into this Agreement. Accordingly, if either the Company or BPW fails promptly to pay the amount due pursuant to Section 8.2(b) or Section 8.2(c), respectively, and, in order to obtain such payment, the other Party commences an Action that results in a judgment, order or decree in its favor for such payment, the Company or BPW, as applicable, shall pay such other Party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate, as reported in The Wall Street Journal, in effect on the date such payment was required to be made. The Company and BPW acknowledge and agree that in no event shall the Company or BPW be obligated to pay the Termination Fee or the Expenses incurred by the other Party on more than one occasion.

Section 8.3  Effect of Termination.  In the event of termination of this Agreement by either the Company or BPW as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of BPW or the Company or their respective officers, members or directors except (a) as set forth in Section 8.2, (b) with respect to any liabilities or damages incurred or suffered by a Party as a result of the Willful and Material Breach by the other Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement, (c) with respect to provisions that survive the termination hereof pursuant to Section 9.1 and (d) with respect to the agreements in the Confidentiality Agreement.

Section 8.4  Amendment.  This Agreement may be amended by the Parties by action taken by or on behalf of the BPW Board, in the case of BPW, and the Company Board, in the case of the Company, at any time before or after any required approval of matters presented in connection with the Merger by the BPW Stockholders; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by the BPW Stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by the Parties.

Section 8.5  Waiver.  At any time prior to the Closing Date, any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other Party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1  Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that (a) the agreements set forth in Article II, the eighth and ninth sentences of Section 6.1(b), Section 6.10, Section 6.12 and Article IX of this Agreement shall survive the Effective Time and (b) the agreements set forth in the Confidentiality Agreement and in Sections 6.12, 8.2, 8.3 and Article IX of this Agreement shall survive such termination.

Section 9.2  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to BPW:

BPW Acquisition Corp.
767 Fifth Avenue
New York, New York 10153
Attention: Arjay Jensen
Fax No.: (212) 287-3201

with a copy to (which copy shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Matthew M. Guest, Esq.
Fax No.: (212) 403-2000

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attention: Bruce S. Mendelsohn, Esq.
                  Mark Zvonkovic, Esq.
Fax No.: (212) 872-1002

If to the Company or Merger Sub:

The Talbots, Inc.
One Talbots Drive
Hingham, Massachusetts 02043
Attention: General Counsel
Fax No.: (914) 934-9136

with a copy to (which copy shall not constitute notice):

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019
Attention: Morton A. Pierce, Esq.
                  Ivan Presant, Esq.
Fax No.: (212) 259-6333

Section 9.3  Severability.  If any term or other provision of this agreement is invalid, illegal or incapable of being enforced because of any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.4  Entire Agreement; Assignment.  This Agreement (including the Company Disclosure Schedule and the BPW Disclosure Schedule), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THEIR RESPECTIVE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLES III AND IV, AS THE CASE MAY BE, OF THIS AGREEMENT, NONE OF BPW, MERGER SUB OR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING IN RESPECT OF ANY INTERNAL OR PUBLISHED PROJECTIONS, FORECASTS, ESTIMATES OR PREDICTIONS IN RESPECT OF REVENUES, EARNINGS OR OTHER FINANCIAL OR OPERATING METRICS OF THE COMPANY FOR ANY PERIOD, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. This Agreement shall not be assigned by any Party by operation of law or otherwise without the express written consent of each of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 9.5  No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except as set forth in Section 6.10.

Section 9.6  GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with, the laws of the State of Delaware without regard, to the fullest extent permitted by law, to the conflicts of laws provisions thereof which might result in the application of the laws of any other jurisdiction.

Section 9.7  SUBMISSION TO JURISDICTION.  Each Party irrevocably submits to the exclusive jurisdiction of (a) the state courts of the State of Delaware and (b) the United States District Court for the State of Delaware for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement, any documents referred to in this Agreement or any transaction contemplated hereby or thereby. Each Party agrees to commence any action, suit or proceeding relating hereto only in either such court. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any documents referred to in this Agreement or any transaction contemplated hereby or thereby in (i) the state court of the State of Delaware, or (ii) the United States District Court for the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such Party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 9.7 shall affect the right of any Party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 9.7 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 9.7. The Parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 9.8  NO TRIAL BY JURY.  Each of the Parties hereto hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any litigation arising out of or relating to this Agreement, any documents referred to in this Agreement or any transaction contemplated hereby or thereby.

Section 9.9  Action by Subsidiaries.  Whenever this Agreement requires any Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action, as the case may be.

Section 9.10  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.11  Specific Performance.  Each of the Parties hereto acknowledges and agrees that the other Parties would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, except in the case of a termination of this Agreement in accordance with Section 8.1 (other than as a result of a Willful and Material Breach) and the payment of all resulting fees and Expenses as provided by Section 8.2, each of the Parties agrees that they each shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and conditions hereof in any Action instituted in any court of the United States or any state having competent jurisdiction, in addition to any other remedy to which such Party may be entitled, at law or in equity.

Section 9.12  Mutual Drafting.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing this Agreement to be drafted.

Section 9.13  Interpretation.  Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” and “without limitation” and (d) references to “hereunder” or “herein” relate to this Agreement. Section, subsection, Schedule, Appendix and Exhibit references are to this Agreement unless otherwise specified. Capitalized terms set forth in the Exhibits, Appendices and Schedules attached hereto shall have the same meanings as set forth in this Agreement, unless defined otherwise in such Exhibit, Appendix or Schedule. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law.

Section 9.14  Schedules.  Inclusion of information in the Company Disclosure Schedule or the BPW Disclosure Schedule (each, a “Schedule” and together, the “Schedules”) shall not be construed as an admission of liability under any applicable law or that such information contained therein is (a) material to the business, operations, assets, liabilities, financial condition or results of operations of a Party or (b) a representation or warranty that a potential consequence will occur as described. The Schedules set forth items of disclosure with specific reference to the particular section or subsection of this Agreement to which the items or information in such Schedule relates; provided, however, that any information set forth in one section or subsection of a Schedule pertaining to representations, warranties and covenants of a Party shall be deemed to apply to each other section or subsection of such Party’s Schedules pertaining to its representations, warranties and covenants to the extent that it is reasonably apparent on its face from a reading of such disclosure that it is relevant to such other sections or subsections of the Party’s Schedules.

Section 9.15  Counterparts.  This Agreement may be executed in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Company, Merger Sub and BPW have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE TALBOTS, INC.

By:	/s/ Michael Scarpa
Michael Scarpa
Chief Operating Officer, Chief
Financial Officer and Treasurer

TAILOR ACQUISITION, INC.

By:	/s/ Michael Scarpa
Michael Scarpa
Vice President, Treasurer

BPW ACQUISITION CORP.

By:	/s/ Gary S. Barancik
Gary S. Barancik
Chief Executive Officer

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of February 16, 2010 (this “Amendment”), is entered into by and among The Talbots, Inc., a Delaware corporation (the “Company”), Tailor Acquisition Inc., a Delaware corporation and direct subsidiary of the Company (“Merger Sub”), and BPW Acquisition Corp., a Delaware corporation (“BPW”).

WHEREAS, the parties hereto are parties to that certain Agreement and Plan of Merger, dated as of December 8, 2009 (the “Merger Agreement”);

WHEREAS, pursuant to Section 8.4 of the Merger Agreement, the parties hereto desire to amend the Merger Agreement as set forth in this Amendment; and

WHEREAS, all necessary actions to make this Amendment a valid agreement of the parties hereto have been taken.

NOW THEREFORE, for and in consideration of the premises and mutual agreements herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITION OF TERMS

Unless the context otherwise requires: (A) a term defined in the Merger Agreement has the same meaning when used in this Amendment; (B) capitalized terms used herein that are not otherwise defined herein shall have the meaning assigned to such terms in the Merger Agreement; (C) references to Sections mean reference to such Sections in the Merger Agreement, unless stated otherwise; and (D) rules of construction applicable pursuant to the Merger Agreement are also applicable herein. Each reference in the Merger Agreement to the “date of this Agreement”, the “date hereof” or any similar term shall refer to December 8, 2009.

ARTICLE II

AMENDMENT TO THE MERGER AGREEMENT

The Merger Agreement is hereby amended as follows:

A. Article I of the Merger Agreement is hereby amended by deleting the definition of “Average Company Stock Price” therein in its entirety and replacing it with the following:

“Average Company Stock Price”means the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of the Company Common Stock on the NYSE (based on “regular way” trading on the NYSE only, as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the parties) for the 15 consecutive trading days immediately preceding the fifth trading day prior to the date of the BPW Stockholders Meeting.

B. Article I of the Merger Agreement is hereby amended by inserting the following definition of “Closing Average” after the definition of “Certificates”, and before the definition of “Code”, contained therein:

“Closing Average” means the average of the daily volume weighted average prices per share (calculated to the nearest one-hundredth of one cent) of the Company Common Stock on the NYSE (based on “regular way” trading on the NYSE only, as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the parties) over the 5 consecutive trading days immediately preceding the Closing Date.

C. Article I of the Merger Agreement is hereby amended by deleting the definition of “Exchange Ratio” therein in its entirety and replacing it with the following:

“Exchange Ratio” means an amount equal to the greater of : (i) the quotient (rounded to the nearest ten-thousandth) obtained by dividing $11.25 by the Average Company Stock Price; provided, however, that if such quotient is: (a) greater than 1.3235, such quotient shall be deemed to be 1.3235 (the “Exchange Ratio Ceiling”); or (b) less than 0.9000, the such quotient shall be deemed to be 0.9000 and (ii) the quotient (rounded to the nearest ten-thousandth) obtained by dividing $11.25 by the Closing Average; provided, however, that if such quotient is: (a) greater than 1.3235, such quotient shall be deemed to be 1.3235; or (b) less than 0.9000, such quotient shall be deemed to be 0.9000.

ARTICLE III

MISCELLANEOUS

A. Ratification of Merger Agreement; No Further Amendment; Full Force and Effect.

The Merger Agreement as amended by this Amendment, is in all respects ratified and confirmed, and this Amendment shall be deemed part of the Merger Agreement. Except as otherwise expressly provided in this Amendment, all of the terms and conditions of the Merger Agreement remain unchanged and continue in full force and effect. This Amendment shall form a part of the Merger Agreement for all purposes, and each party hereto and thereto shall be bound hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

B. Governing Law; Jurisdiction and Venue; No Trial by Jury.

This Amendment shall be governed by and construed in accordance with, the laws of the State of Delaware without regard, to the fullest extent permitted by law, to the conflicts of laws provisions thereof which might result in the application of the laws of any other jurisdiction.

Each party hereto irrevocably submits to the exclusive jurisdiction of (i) the state courts of the State of Delaware and (ii) the United States District Court for the State of Delaware for the purposes of any suit, action or other proceeding arising out of or relating to this Amendment, any documents referred to in this Amendment or any transaction contemplated hereby or thereby. Each party hereto agrees to commence any action, suit or proceeding relating hereto only in either such court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Amendment, any documents referred to in this Amendment or any transaction contemplated hereby or thereby in (a) the state court of the State of Delaware, or (b) the United States District Court for the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in the Merger Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this paragraph shall affect the right of any party hereto to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this paragraph shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph. The parties hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Each of the parties hereto hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any litigation arising out of or relating to this Amendment, any documents referred to in this Amendment or any transaction contemplated hereby or thereby.

C. Entire Agreement; Counterparts.

This Amendment constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Amendment may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Company, Merger Sub and BPW have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE TALBOTS, INC.

By: /s/ Michael Scarpa
Michael Scarpa
Chief Operating Officer,
Chief Financial Officer and Treasurer

TAILOR ACQUISITION, INC.

By: /s/ Richard T. O’Connell, Jr.
Richard T. O’Connell, Jr.
Vice President

BPW ACQUISITION CORP.

By: /s/ Gary Barancik
Gary Barancik
Chief Executive Officer

APPENDIX B

AMENDMENT TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BPW ACQUISITION CORP.

Pursuant to Section 242 of the

Delaware General Corporation Law

The undersigned, being a duly authorized officer of BPW ACQUISITION CORP. (the “Corporation”), a corporation existing under the laws of the state of Delaware, does hereby certify as follows:

1. The name of the Corporation is BPW Acquisition Corp.

2. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on October 12, 2007, and an amendment to the Corporations Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on October 29, 2007.

3. This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

4. This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of stockholders in accordance with Section 242 of the Delaware General Corporation Law.

5. The first sentence of Section 9.5(a) of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in full as follows:

“(a) The Corporation’s existence shall terminate 26 months from the date of the final prospectus relating to the Offering (the “Original Termination Date”), or up to 30 months from the date of the final prospectus relating to the Offering if extended pursuant to a stockholder vote in accordance with Section 9.5(b) (the “Extended Termination Date”).”

6. Except as specifically set forth herein, all other provisions of the Amended and Restated Certificate of Incorporation shall remain as provided therein.

IN WITNESS WHEREOF, I have signed this Amendment to the Amended and Restated Certificate of Incorporation this   day of          .

BPW Acquisition Corp.

By:
Name:
Title:

B-1

APPENDIX C

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BPW ACQUISITION, CORP.

BPW Acquisition Corp., a corporation organized and existing under the laws of the state of Delaware, does hereby certify as follows:

1. The Corporation was originally incorporated under the name “BPW Acquisition Corp.” and the original certificate of incorporation was filed with the Secretary of State of the State of Delaware on October 12, 2007, as (i) amended by the certificate of amendment to the original certificate of incorporation as filed with the Secretary of State of the State of Delaware on October 29, 2007[,][and] (ii) amended and restated by the amended and restated certificate of incorporation as filed with the Secretary of State of the State of Delaware on February 27, 2008[ and (iii) further amended by the certificate of amendment to the original certificate of incorporation as filed with the Secretary of State of the State of Delaware on          , 2010] (the “Original Certificate”).

2. This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”).

3. This Amended and Restated Certificate restates, integrates and further amends the provisions of the Original Certificate.

4. This Amended and Restated Certificate shall be effective on the date of filing with the Secretary of State of the State of Delaware.

5. The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I.  The name of the Corporation is BPW Acquisition Corp.

ARTICLE II.  The Corporation is to have perpetual existence.

ARTICLE III.  The address of the Corporation’s registered office in the State of Delaware [is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801 (New Castle County). The name of its registered agent at such address is The Corporation Trust Company].

ARTICLE IV.  The nature of the business and the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE V.  The total number of shares of stock which the Corporation shall have authority to issue is one hundred (100) shares of common stock, $.01 par value per share (the “Common Stock”).

ARTICLE VI.  Shares of the Common Stock may be issued from time to time as the Board of Directors of the Corporation shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors. The amount of the authorized Common Stock of the Corporation may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding stock of the Corporation entitled to vote.

ARTICLE VII.  Elections of directors need not be by written ballot unless required by the By-Laws of the Corporation. Any director may be removed from office either with or without cause at any time by the affirmative vote of the holders of a majority of the outstanding stock of the Corporation entitled to vote, given at a meeting of the stockholders called for that purpose, or by the consent of the holders of a majority of the outstanding stock of the Corporation entitled to vote, given in accordance with DGCL Section 228.

ARTICLE VIII.  In furtherance and not in limitation of the powers conferred upon the Board of Directors by law, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time the By-Laws of the Corporation subject to the right of the stockholders entitled to vote with respect thereto to alter, amend and repeal By-Laws made by the Board of Directors.

ARTICLE IX.  No person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or hereafter may be amended. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended. Any repeal or amendment of this Article IX by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Article IX will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

ARTICLE X.  (a) Each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) by reason of the fact that he or she is or was a director, officer employee or agent of the Corporation or, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred by this Article X shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition.

(b) The rights conferred on any Covered Person by this Article X shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, this Amended and Restated Certificate, the By-Laws of the Corporation, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Article X by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Article X, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Article X shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.

[Signature Page Follows]

IN WITNESS WHEREOF, BPW Acquisition Corp. has caused this Amended and Restated Certificate to be duly executed in its name and on its behalf by its           this     day of          , 2010.

BPW ACQUISITION CORP.

BY:

APPENDIX D

REPURCHASE, REPAYMENT AND SUPPORT AGREEMENT

This REPURCHASE, REPAYMENT AND SUPPORT AGREEMENT (this “Agreement”), is dated as of December 8, 2009, by and between The Talbots, Inc., a Delaware corporation (the ”Company”), BPW Acquisition Corp., a Delaware corporation (“BPW”), AEON (U.S.A.), Inc., a Delaware corporation (“A (USA)”), and AEON Co., Ltd., a corporation organized and existing under the laws of Japan (“A”, and, together with A (USA), “Stockholder”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

W I T N E S S E T H

WHEREAS, concurrently with the execution of this Agreement, BPW, the Company, and Tailor Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“ Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”) pursuant to which, among other things, Merger Sub will merge with and into BPW (the “Merger”) and, subject to certain exceptions specified therein, each outstanding share of the common stock, par value $0.0001 per share, of BPW will be converted into the right to receive the merger consideration specified therein;

WHEREAS, as of the date hereof, Stockholder is the record and beneficial owner, in the aggregate, of 29,921,829 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) (including any shares of Common Stock acquired by Stockholder after the execution of this Agreement, the “Owned Shares”);

WHEREAS, as of the date hereof, A or A (USA), as applicable, is lender to the Company under each of the A Financing Agreements (as defined below); and

WHEREAS, as a condition and inducement to the Company and BPW entering into the Merger Agreement, each of the Company and BPW has required that Stockholder agree, and Stockholder has agreed, to enter into this Agreement and (i) abide by the covenants and obligations with respect to the Owned Shares and A Financing Agreements set forth herein; (ii) sell to the Company the Owned Shares on the terms and conditions set forth herein; and (iii) take the other actions described in this Agreement, including with respect to the Debt Repayment (as defined below), on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, including the cash being provided by BPW as a result of the Merger, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Written Consent.  Simultaneously herewith, Stockholder has executed a written consent voting all of its Owned Shares to approve the Merger Agreement and all transactions contemplated thereby, including the issuance of Common Stock by the Company to BPW Stockholders thereunder (such written consent, attached hereto as Exhibit A, the “Written Consent”). Stockholder represents and warrants that the Written Consent is valid and binding, and Stockholder shall not amend, revoke or withdraw the Written Consent in any respect.

2. Stock Repurchase.

2.1 Pursuant to the terms of this Agreement, Stockholder shall sell, convey, assign and transfer to the Company, and the Company shall purchase and acquire from Stockholder (the “Stock Repurchase”), all of the Owned Shares for an aggregate of one (1) million warrants to purchase shares of Common Stock of the Company on terms and conditions substantially the same as set forth in the Warrant Exchange Term Sheet attached as Exhibit G to the Merger Agreement; provided, that the exercise price of such warrants shall be the closing price of the Common Stock on the Closing Date (or, if not available on such date, the closing price on the Business Day immediately preceding the Closing Date) (the “Owned Shares Purchase Price”).

2.2 The closing of the Stock Repurchase (the “Owned Shares Closing”) shall take place substantially contemporaneously with (and in no event later than immediately following) the Closing, at the offices of Wachtell, Lipton, Rosen & Katz. At the Owned Shares Closing, (a) the Company shall deliver to Stockholder the Owned Shares Purchase Price, and (b) Stockholder shall deliver or cause to be delivered to the Company certificates representing the Owned Shares, free and clear of any Encumbrances, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed.

3. Debt Related Matters.

3.1 Each of (i) A, as lender under the Loan Facility Agreement, dated as of February 25, 2009 (as amended, supplemented or otherwise modified from time to time, the “$200M Term Loan Agreement”), between the Company and A, (ii) A (USA), as lender under the Term Loan Agreement, dated as of July 15, 2008 (as amended on March 12, 2009, and as otherwise amended, supplemented or otherwise modified from time to time, the “$50M Term Loan Agreement”), between the Company and A (USA) and (iii) A, as lender under the Secured Revolving Loan Agreement, dated as of April 10, 2009 (as amended, supplemented or otherwise modified from time to time, the “$150M Revolving Credit Agreement”, and together with the $200M Term Loan Agreement and the $50M Term Loan Agreement, the “A Financing Agreements”) hereby acknowledges and agrees, solely in its capacity as a lender under the A Financing Agreement to which it is a party, that:

(a) it hereby waives any breach, violation, default or right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any term of the applicable A Financing Agreements arising from or in connection with the entry by the Company into the Merger Agreement or any of Ancillary Agreements, and the consummation by the Company of the transactions contemplated thereby;

(b) it hereby waives any action or other requirement provided for in the applicable A Financing Agreement which otherwise would constitute a condition precedent to the Merger, including without limitation any requirement to deliver any notice, document, certificate or opinion; and

(c) other than any Permitted Refinancing (as defined below), during the term of this Agreement, it shall not assign, sell, transfer, tender, pledge, hypothecate, or grant, create or suffer an Encumbrance in or upon, or otherwise dispose of (including by testamentary or intestate succession or otherwise by operation of law) or convey any participation in any right, title or interest in or to the applicable A Financing Agreement, including any amounts funded by or payable to it under the applicable A Financing Agreement, any guarantees in respect of the foregoing or any proceeds of the foregoing.

3.2 Subject to the terms and conditions provided therein, Stockholder acknowledges that between the date of this agreement and the Closing, the Company may make borrowings under the $150M Revolving Credit Agreement and shall use any such borrowings for, among any other purpose permitted by the $150M Revolving Credit Agreement, any payments of principal, interest or other amounts due with respect to any of the Third Party Credit Facilities (as defined below) during such period. The Company agrees to use the amounts available to it under the $150M Revolving Credit Agreement and other available cash to make all such required payments.

3.3 The parties hereto agree and acknowledge that (i) the Support Letter (Financial), dated as of April 9, 2009, from A to the Company, (ii) the Letter of Support, dated as of April 9, 2009, from A to the Company (together with the document described in clause (i), as amended, replaced, supplemented or otherwise modified from time to time, the “Support Letters”), (iii) the Guaranty, dated as of February 6, 2009, made by A in favor of Mizuho Corporate Bank Ltd. with respect to a Revolving Credit Agreement dated as of December 29, 2008, (iv) the Guaranty, dated as of February 27, 2009, made by A in favor of Mizuho Corporate Bank Ltd. with respect to a Revolving Credit dated as of January 28, 2004, (v) the Guaranty, dated as of February 27, 2009, made by A in favor of Sumitomo Mitsui Banking Corporation with respect to a Revolving Credit Agreement dated as of January 25, 1994, (vi) the Guaranty, dated as of

February 27, 2009, made by A in favor of Sumitomo Mitsui Banking Corporation with respect to a Revolving Credit Agreement dated as of December 30, 2008, (vii) the Guaranty, dated as of February 20, 2009, made by A in favor of The Norinchukin Bank with respect to a Revolving Credit Agreement dated as of January 25, 1994, (viii) the Guaranty, dated as of February 20, 2009, made by A in favor of The Norinchukin Bank with respect to a Revolving Credit Agreement dated as of January 2, 2009, (ix) the Guaranty, dated as of February 26, 2009, made by A in favor of The Bank of Tokyo-Mitsubishi UFJ, Ltd. with respect to a Revolving Credit Agreement dated as of February 26, 2009 and (x) the Guaranty, dated as of February 26, 2009, made by A in favor of The Bank of Tokyo-Mitsubishi UFJ, Ltd. with respect to a Credit Agreement dated as of March 28, 2007 (the letters and guaranties described in clauses (i) through (x), collectively, the “Support Agreements” and the credit facilities described in clauses (iii) through (x), together with (A) the Revolving Loan Credit Agreement, dated April 17, 2003, between the Company and Mizuho Bank and (B) the Short Term Loan Agreement, dated April 17, 2009, between the Company and Norinchukin Bank, which are currently outstanding and under which the Company is indebted, collectively, the “Third Party Credit Facilities”) are in full force and effect and shall remain in full force and effect until the earlier to occur of (1) their expiration in accordance with their terms and (2) the Repayment Closing (as defined below) provided, however, that the parties hereto agree that A and the Company may refinance, replace, or retire the Company’s obligations under $150M Revolving Credit Agreement, the Support Letters, and any other A Financing Agreement or Third Party Credit Facility (the “Permitted Refinancing”). A agrees to fulfill all of its commitments and obligations under the Support Agreements prior to the Repayment Closing.

3.4 The parties hereto agree that, except as otherwise permitted by this Agreement, the Support Letters shall terminate and be of no further effect upon (but not prior to) the Repayment Closing.

3.5 (a) Immediately prior to the Owned Shares Closing, the Company shall (i) repay in full all then outstanding amounts owed by the Company to A or A (USA), as applicable, under the $200M Term Loan Agreement, the $50M Term Loan Agreement, the $150M Revolving Credit Agreement and, if applicable, the Support Letters, and any agreement refinancing the foregoing (collectively, the “Debt Repayment”), in the aggregate, in immediately available funds to an account specified by Stockholder in writing; provided that A and A (USA), as applicable, shall, simultaneously with and conditioned solely upon payment of such Debt Repayment, provide the Company with a customary (in form and substance) Payoff Letter with respect to each A Financing Agreement and any amount then outstanding under any Support Agreement (collectively, the “Payoff Letters”), and such other certificates or instruments as the Company may reasonably request or as may be otherwise necessary or desirable to evidence the Debt Repayment, (ii) repay in full all then outstanding amounts owed by the Company to each applicable lender under each of the Third Party Credit Facilities (and either cause the termination or replacement of any letter of credit outstanding thereunder or enter into mutually acceptable provisions with respect to each such letter of credit (such as, by way of example, the Company providing cash collateralization or an acceptable backup letter of credit or other credit enhancement to such lender, in each case on terms and conditions acceptable to such lender and the Company) and (iii) terminate each commitment (if any) to extend credit provided for under any of the foregoing agreements (each of the foregoing repayments and terminations in this Section 3.5(a), collectively, “Repayment in Full”).

(b) In furtherance and not in limitation of the foregoing, upon consummation of the Repayment in Full, all liens, security interests and any other similar interests, of any kind, nature, or description, whenever and however arising, which A or A (USA), as applicable, may then have in any of the assets and property, real or personal, tangible or intangible, of the Company or any of its Subsidiaries, including Encumbrances created by, arising under, or granted to A or A (USA) pursuant to any security agreement, shall terminate and be satisfied and released. Stockholder hereby agrees that upon Repayment in Full, the Company and its Representatives shall be authorized to file and/or record such Uniform Commercial Code termination statements, releases of mortgages and other release, satisfaction or discharge documents as the Company may reasonably determine to be necessary or advisable to give effect to or evidence such satisfaction and release, and Stockholder shall, where applicable, deliver, execute and/or endorse, such releases, satisfactions, discharges, terminations and other documents and instruments evidencing or effecting such satisfaction and release as may be reasonably requested from time to time by the Company.

(c) The closing of the Repayment in Full (the “Repayment Closing”) shall take place immediately prior to the Owned Shares Closing, at the offices of Wachtell, Lipton, Rosen & Katz.

4. Representations and Warranties.  A (USA) and A, jointly and severally, hereby represent and warrant to each of BPW and the Company as follows:

4.1 Title.  A (USA) has good and valid title to the Owned Shares, free and clear of any Encumbrance, and upon the Owned Shares Closing, A (USA) will deliver good and valid title to the Owned Shares, free and clear of any Encumbrance. A or A (USA), as applicable, is the lawful owner (and will maintain at all times up to immediately prior to the Repayment Closing lawful ownership), beneficially and of record, of the loans under each of the A Financing Agreements and all other rights, title or interest in or to each of the A Financing Agreements, including any amounts funded by or payable to it under such A Financing Agreements, any guarantees in respect of the foregoing or any proceeds of the foregoing. Such loans and other rights, title and interests are (and, immediately prior to the Repayment Closing, will be) free and clear of all Encumbrances and are not (and will not be) subject to any right of setoff or recoupment, defense or counterclaim, or any adverse claim or right.

4.2 Power; Due Authorization; Binding Agreement.  Each of A (USA) and A is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Japan, respectively. Each of A (USA) and A has full corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation by each of A (USA) and A of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of A (USA) and A, respectively. This Agreement has been duly and validly executed and delivered by each of A (USA) and A and assuming due execution by the other parties hereto constitutes a valid and binding obligation of each of A (USA) and A, enforceable against each of A (USA) and A in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, or by principles governing the availability of equitable remedies.

4.3 Ownership of Shares.  The Owned Shares are owned beneficially by Stockholder, free and clear of any Encumbrances, and include all of the shares of Common Stock owned beneficially by Stockholder. As of the date of this Agreement, Stockholder has, and will maintain at all times up to immediately prior to the Owned Shares Closing, sole voting and dispositive power with respect to the Owned Shares and will be entitled to dispose of the Owned Shares.

4.4 No Consents.  The execution and delivery of this Agreement by each of A (USA) and A does not, and the performance of the terms of this Agreement by each of A (USA) and A will not, require either A (USA) or A to obtain any consent, approval, order, permit, license or authorization (collectively, “Consents”) under any law or any contract to which either A (USA) or A is a party or by which any of the assets or properties of either A (USA) or A is bound or make or file any requisite registration, qualification, declaration or other statement, including the pre-merger notification requirements of the HSR Act (collectively, “Filings”), with any federal, state, local or foreign government or any court of competent jurisdiction, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign or supranational (each, a “Governmental Authority”). The Owned Shares are not subject to any agreement, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust (other than the Stockholders Agreement, dated as of November 18, 1993, by and between the Company and JUSCO (U.S.A.), Inc. (the “Stockholders Agreement”)).

4.5 No Conflicts.  The execution, delivery and performance by each of A (USA) and A of this Agreement will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of A (USA) or A, or (b) contravene, conflict with, or result in a violation or breach of any provision of any applicable law or any contract to which either A (USA) or A is a party or by which any of the assets or properties of either A (USA) or A is bound, except, in the case of this clause (b), any such contraventions, conflicts, violations or breaches, that, individually or in the aggregate, would not reasonably be expected to impair the ability of Stockholder to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

5. Representations and Warranties of the Company.  The Company hereby represents and warrants to Stockholder as follows:

5.1 Power; Due Authorization; Binding Agreement.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and assuming due execution by the other parties hereto constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, or by principles governing the availability of equitable remedies.

5.2 No Consents.  Except as otherwise set forth in the Merger Agreement or the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of the terms of this Agreement by the Company will not, require the Company to obtain any Consent under any law or any contract to which the Company is a party or by which any of its assets or properties is bound or make or file any Filings with any Governmental Authority except for any such Consents the failure of which to have been obtained, and such other Filings the failure of which to have been made, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

5.3 No Conflicts.  Except as otherwise set forth in the Merger Agreement or the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of the Company, or (b) contravene, conflict with, or result in a violation or breach of any provision of any applicable law or any contract to which the Company is a party or by which any of its assets or properties is bound, except, in the case of this clause (b), as has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

6. Representations and Warranties of BPW.  BPW hereby represents and warrants to Stockholder as follows:

6.1 Power; Due Authorization; Binding Agreement.  BPW is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. BPW has full corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation by BPW of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of BPW. This Agreement has been duly and validly executed and delivered by BPW and assuming due execution by the other parties hereto constitutes a valid and binding obligation of BPW, enforceable against BPW in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, or by principles governing the availability of equitable remedies.

6.2 No Consents.  Except as otherwise set forth in the Merger Agreement or the BPW Disclosure Schedule, the execution and delivery of this Agreement by BPW does not, and the performance of the terms of this Agreement by BPW will not, require BPW to obtain any Consent under any law or any contract to which BPW is a party or by which any of its assets or properties is bound or make or file any Filings with any Governmental Authority except for any such Consents the failure of which to have been obtained, and such other Filings the failure of which to have been made, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of BPW to consummate the transactions contemplated by this Agreement.

6.3 No Conflicts.  Except as otherwise set forth in the Merger Agreement or the BPW Disclosure Schedule, the execution, delivery and performance by BPW of this Agreement will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of BPW, or (b) contravene, conflict with, or result in a violation or breach of any provision of any applicable law or any contract to which BPW is a party or by which any of its assets or properties is bound, except, in the case of this clause (b), as has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of BPW to consummate the transactions contemplated by this Agreement.

7. Certain Covenants of Stockholder.  The Stockholder hereby covenants and agrees with the Company and BPW as follows:

7.1 Committee Authority.   Stockholder hereby agrees that until the Expiration Date, Stockholder shall not, directly or indirectly, and shall cause its Subsidiaries and agents (including, subject to the requirements of applicable law, its representatives and designees on the Company Board) not to, take, or permit to be taken, any action with the purpose or effect of revoking, rescinding or limiting in any manner the Audit Committee authority referred to in Section 3.2(b) of the Merger Agreement.

7.2 Restriction on Transfer.   Except as contemplated by this Agreement, from the date of this Agreement and until the Expiration Date, Stockholder shall not, directly or indirectly, Transfer any of the Owned Shares. Stockholder hereby further represents, covenants and agrees that, except for this Agreement, Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Owned Shares other than the Stockholders Agreement, (b) except as contemplated by this Agreement, has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Owned Shares, (c) has not taken and shall not take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing any of its obligations under this Agreement, and (d) has not committed or agreed, and shall not commit or agree, to take any of the foregoing actions. As used in this Agreement, the term “Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the grant, creation or sufferage of a lien or Encumbrance in or upon, or the gift, placement in trust, or the constructive sale or other disposition of such security (including transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, constructive sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. The term “constructive sale” means a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

7.3 Additional Shares.  If, after the date hereof, Stockholder acquires beneficial or record ownership of any additional shares of Common Stock (any such shares, “Additional Shares”), including upon exercise of any option, warrant or right to acquire shares of Common Stock or through any stock dividend or stock split, the provisions of this Agreement applicable to the Owned Shares shall thereafter be applicable to such Additional Shares as if such Additional Shares had been Owned Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition by Stockholder of beneficial or record ownership of such Additional Shares.

7.4 Documentation and Information.  Stockholder consents to and authorizes the publication and disclosure by the Company and BPW of its identity and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, in any press release or any other disclosure document required in connection with the Merger, the Warrant Exchange Offer or any of the other transactions contemplated by the Merger Agreement and the Ancillary Agreements. Subject to the terms and conditions hereof, to the extent reasonably requested by the Company or BPW, Stockholder shall cooperate in the preparation of such disclosure documents and in providing such information regarding Stockholder and its affiliates as may be required to be included in such disclosure documents.

7.5 Further Assurances.  From time to time at the request of BPW or the Company, Stockholder and Affiliates shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate and make effective the transactions contemplated by this Agreement.

7.6 Stockholders Agreement.  Stockholder and the Company each agree that, effective upon the Owned Shares Closing, the Stockholders Agreement shall terminate and shall cease to be of any further force and effect and no party thereto will thereafter have any rights or obligations thereunder.

7.7 Company Board.  At or prior to the Owned Shares Closing, Stockholder will deliver to the Company letters of resignation from each of Tsutomu Kajita, Motoya Okada, Yoshihiro Sano and Isao Tsuruta, resigning from the Company Board.

7.8 Waiver of Appraisal Rights.  Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable law.

7.9 Trust Waiver.  Stockholder hereby acknowledges that BPW is a recently organized blank check company formed for the purpose of engaging in a acquiring one or more businesses or assets (a “Transaction”). Stockholder further acknowledges that BPW’s sole assets consist of the cash proceeds of the initial public offering of BPW (the “IPO”) and private placements of its securities, and that substantially all of those proceeds have been deposited in a trust account with a third party (the “Trust Account”) for the benefit of BPW, certain of its stockholders and the underwriters of its IPO. The monies in the Trust Account may be disbursed only (i) to BPW in limited amounts from time to time (and in no event more than $4,500,000 in total) in order to permit BPW to pay its operating expenses; (ii) if BPW completes a Transaction, to certain dissenting public stockholders, to the underwriters in the amount of underwriting discounts and commissions they earned in the IPO but whose payment they have deferred, and then to BPW; and (iii) if BPW fails to complete a Transaction within the allotted time period and liquidates, subject to the terms of the agreement governing the Trust Account, to BPW in limited amounts to permit BPW to pay the costs and expenses of its liquidation and dissolution, and then to BPW’s public stockholders (as such term is defined in the agreement governing the Trust Account). For and in consideration of BPW’s agreement to enter into this Agreement, the Merger Agreement and the other Ancillary Agreements, A (USA), A and each of their respective stockholders hereby waive any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agree not to seek recourse (whether directly or indirectly) against the Trust Account or any funds distributed therefrom (except amounts released to BPW as described in clause (i) above) as a result of, or arising out of, any claims against BPW or otherwise arising under this Agreement or otherwise.

7.10 Indemnification and Insurance.

(a) From and after the Effective Time, the Company shall provide exculpation and indemnification for each Person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, or director of the Company, (the “Indemnified Parties”) which is at least as favorable to such persons as the exculpation and indemnification provided to the Indemnified Parties by the Company immediately prior to the Effective Time in their respective Organizational Documents, as in effect on the date hereof; provided, that such exculpation and indemnification covers actions on or prior to the Effective Time, including all transactions contemplated by this Agreement, the Merger Agreement, and the Ancillary Agreement.

(b) In addition to the rights provided in Section 7.10(a), in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any action by or on behalf of any or all security holders of the Company or BPW, or any Subsidiary of the Company, or by or in the right of the Company or BPW, or any Subsidiary of the Company, or any claim, action, suit, proceeding or investigation (collectively, for this Section 7.10, “Claims”) in which any Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was an officer or director of the Company or any action or omission or alleged action or omission by such Person in his capacity as an officer or director, or (ii) this Agreement, the Merger Agreement, and the Ancillary Agreements and the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the Company and the Surviving Company (the “Indemnifying Parties”) shall from and after the Effective Time jointly and severally indemnify and hold harmless the Indemnified Parties from and against any losses, claims, liabilities, expenses (including reasonable attorneys’ fees and expenses), judgments, fines or amounts paid in settlement arising out of or relating to any such Claims. The Company, the Surviving Company and the Indemnified Parties hereby agree to use their reasonable best efforts to cooperate in the defense of such Claims. In connection with any such Claim, the Indemnified Parties shall have the right to select and retain one counsel, at the cost of the Indemnifying Parties, subject to the consent of the Indemnifying Parties (which consent shall not be unreasonably withheld or delayed) and more than one counsel if, in the opinion of such counsel, the interests of such Indemnified Parties with respect to such Claim diverge or could be reasonably expected to diverge. In addition, after the Effective Time, in the event of any such threatened or actual Claim, the Indemnifying Parties shall promptly pay and advance reasonable expenses and costs incurred by each Indemnified Person as they become due and payable in advance of the final disposition of the Claim to the fullest extent and in the manner permitted by law. Notwithstanding the foregoing, the Indemnifying Parties shall not be obligated to advance any expenses or costs prior to receipt of an undertaking by or on behalf of the Indemnified Party, such undertaking to be accepted without regard to the creditworthiness of the Indemnified Party, to repay any expenses advanced if it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified against such expense. Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifying Parties (i) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld or delayed), and (ii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. In the event of a final and non-appealable determination by a court that any payment of expenses is prohibited by applicable law, the Indemnified Party shall promptly refund to the Indemnifying Parties the amount of all such expenses theretofore advanced pursuant hereto. Any Indemnified Party wishing to claim indemnification under this Section 7.10, upon learning of any such Claim, shall promptly notify the Indemnifying Parties of such Claim and the relevant facts and circumstances with respect thereto; provided, however, that the failure to provide such notice shall not affect the obligations of the Indemnifying Parties except to the extent such failure to notify actually prejudices the Indemnifying Parties’ ability to defend such Claim.

(c) For six (6) years after the Effective Time, the Company shall, or shall cause the Surviving Company to, maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy, on terms with respect to such coverage and amount no less favorable in the aggregate to the Company’s directors and officers, as the case may be, currently covered by such insurance than those of such policy in effect on the date of this Agreement (provided, that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous); provided that, in satisfying such obligation, none of the

Company or any of its Subsidiaries shall be obligated to pay premiums per annum in excess of 300% of the aggregate amount per annum that the Company paid for such coverage in its last full fiscal year prior to the date hereof; provided, further that, in the event that the aggregate premiums for maintaining such insurance for the benefit of the persons currently covered by the Company’s officers and directors insurance policy under this Section 7.10(c) are in excess of 300% of the aggregate amount per annum, then the Company shall only be obligated to maintain such insurance coverage as is reasonably available for such amount.

(d) This Section 7.10 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties and their successors, assigns and heirs and shall be binding on all successors and assigns of the Company, including the Surviving Company. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.10 and the Company acknowledges and agrees that each Indemnified Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants and such Indemnified Party shall be entitled to injunctive relief and specific performance in the event of any breach of any provision in this Section 7.10.

8. Conditions Precedent to the Stock Repurchase and Debt Repayment.

8.1 The obligations of the Company to consummate the Stock Repurchase and the Debt Repayment shall be subject to the satisfaction of the following conditions:

(a) the representations and warranties of Stockholder in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the date of the Owned Shares Closing;

(b) Stockholder shall have complied in all material respects with the agreements on its part to be performed under this Agreement at or prior to the date of the Owned Shares Closing;

(c) the Company and/or its Subsidiaries shall obtained the Financing;

(d) the Company shall have received (or is receiving substantially simultaneously with the consummation of the Debt Repayment) the Payoff Letters.

(e) the Closing shall have been consummated (or is being consummated substantially simultaneously with the consummation of the date of the Owned Shares Closing and the Repayment Closing) in accordance with the terms and conditions of the Merger Agreement.

8.2 The obligations of Stockholder to consummate the Stock Repurchase and the Debt Repayment shall be subject to the satisfaction of the following condition:

(a) the representations and warranties of the Company and BPW in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the date of the Owned Shares Closing.

8.3 The obligations of Stockholder to consummate the Stock Repurchase is further subject to consummation of the Repayment in Full.

9. Miscellaneous.

9.1 Termination of this Agreement.  This Agreement shall remain in effect until the earliest to occur of (a) the amendment or waiver of any provision of the Merger Agreement in a manner that is adverse in any material respect to Stockholder, or the amendment of the Exchange Ratio, in each case taken without the prior consent of Stockholder, (b) the consummation of each of the Owned Shares Closing and the Repayment Closing and, (c) the termination of the Merger Agreement in accordance with its terms and (d) April 17, 2010 (such earliest date, the “Expiration Date”); provided that the provisions of Sections 7.9, 7.10 and this Article IX of this Agreement shall survive any termination of this Agreement indefinitely. Nothing in this Section 9.1 and no termination of this Agreement shall relieve any party hereto from any liability or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or willful breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

9.2 Entire Agreement; No Third Party Beneficiaries.  This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way. Other than the Indemnified Parties, this Agreement is not intended to confer upon any person not a party to this Agreement any rights or remedies hereunder; provided however, that BPW may rely upon Section 7.9.

9.3 Amendments.   This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties to this Agreement.

9.4 Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to BPW:

BPW Acquisition Corp.
767 Fifth Avenue
New York, New York 10153
Attention: Arjay Jensen
Fax No.: (212) 287-3201

with a copy to (which copy shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Matthew M. Guest, Esq.
Fax No.: (212) 403-2000

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attention: Bruce S. Mendelsohn, Esq.
                  Mark Zvonkovic, Esq.
Fax No.: (212) 872-1002

If to the Company:

The Talbots, Inc.
One Talbots Drive
Hingham, Massachusetts 02043
Attention: General Counsel
Fax No.: (914) 934-9136

with a copy to (which copy shall not constitute notice):

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019
Attention: Morton A. Pierce, Esq.
                  Ivan Presant, Esq.
Fax No.: (212) 259-6333

If to Stockholder:

AEON CO., LTD.
5-1, 1-chome, Nakase
Mihama-ku, Chiba-shi
Chiba, 261-8515 Japan
Telephone: +81 4 3212-6089
FAX: +81 4 3212-6813
EMAIL: h_wakabaya@aeon.biz
Attention: International Division

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Tokyo-to Minato-ku Roppongi 1-6-1
Japan 106-6021
Telephone: +81 3 3658-2600
FAX: +81 3 3658-2626
EMAIL: mitsuhiro.kamiya@skadden.com
Attention: Mitsuhiro Kamiya, Esq.

9.5 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with, the laws of the State of Delaware without regard, to the fullest extent permitted by law, to the conflicts of laws provisions thereof which might result in the application of the laws of any other jurisdiction.

(b) Each party irrevocably submits to the exclusive jurisdiction of (i) the state courts of the State of Delaware and (ii) the United States District Court for the State of Delaware for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement, any documents referred to in this Agreement or any transaction contemplated hereby or thereby. Each party agrees to commence any action, suit or proceeding relating hereto only in either such court. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any documents referred to in this Agreement or any transaction contemplated hereby or thereby in (A) the state court of the State of Delaware, or (B) the United States District Court for the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 9.5 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 9.5 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 9.5. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any litigation arising out of or relating to this Agreement, any documents referred to in this Agreement or any transaction contemplated hereby or thereby.

9.6 Specific Performance.  Each of the parties hereto acknowledges and agrees that the other parties would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties agrees that they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and conditions hereof in any Action instituted in any court of the United States or any state having competent jurisdiction, in addition to any other remedy to which such party may be entitled, at law or in equity.

9.7 No Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.7 shall be null and void.

9.8 Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.9 Interpretation.

(a) Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” and “without limitation” and (d) references to “hereunder” or “herein” relate to this Agreement. Section, subsection, Schedule, Appendix and Exhibit references are to this Agreement unless otherwise specified. Capitalized terms set forth in the Exhibits, Appendices and Schedules attached hereto shall have the same meanings as set forth in this Agreement, unless defined otherwise in such Exhibit, Appendix or Schedule.

(b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing this Agreement to be drafted.

9.10 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the major economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

9.11 Stockholder Capacity.  Stockholder is entering into this Agreement only in its capacity as a stockholder of the Company, and nothing herein shall prevent any Representative of Stockholder from discharging his or her fiduciary duties as a member of the Company Board.

9.12 Expenses.  Except as otherwise provided in the Merger Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses.

9.13 Several Liability.  The Company shall not be responsible to BPW for a breach by Stockholder hereunder and Stockholder shall not be responsible to BPW for a breach by the Company hereunder.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

THE TALBOTS, INC.

By:	/s/ Michael Scarpa
Michael Scarpa
Chief Operating Officer, Chief Financial
Officer and Treasurer

BPW ACQUISITION CORP.

By:	/s/ Gary S. Barancik
Gary S. Barancik
Chief Executive Officer

AEON (U.S.A.), INC.

By:	/s/ Tsutomu Kajita
Tsutomu Kajita
President

AEON CO., LTD.

By:	/s/ Masaaki Toyoshima
Masaaki Toyoshima
Chief Financial Officer

APPENDIX E

SPONSORS’ AGREEMENT

This Sponsors’ Agreement (this “Agreement”), dated as of December 8, 2009, is made and entered into by and among Perella Weinberg Partners Acquisition LP (“PWPA”), BNYH BPW Holdings LLC (“BNYH”, and together with PWPA, the “Sponsors”), The Talbots, Inc., a Delaware corporation (“Talbots”), and BPW Acquisition Corp., a Delaware corporation (“BPW”).

WHEREAS, certain parties have entered into an agreement (the “BNYH Agreement”) pursuant to which PWPA and PWP Acquisition GP LLC (the general partner of PWPA) will acquire 100% of the interests in BNYH;

WHEREAS, pursuant to the BNYH Agreement, BNYH has granted to PWPA a proxy to vote all of the shares of BPW Common Stock (as defined below) owned by BNYH, to exchange pursuant to the Warrant Exchange Offer (as defined in the Merger Agreement (as defined below)) any of the Warrants (as defined below) owned by BNYH, and to take any other actions PWPA deems necessary and advisable in connection with the terms of the Merger Agreement and the transactions contemplated thereby;

WHEREAS, the Sponsors collectively hold 5,921,660 shares (the “Founders’ Shares”) of BPW common stock, $0.0001 par value per share (“BPW Common Stock”), warrants to acquire 5,921,660 shares of BPW Common Stock purchased pursuant to the Amended and Restated Initial Unit Subscription Agreement, dated February 19, 2008 (the “Founders’ Warrants”), and warrants to purchase 8,450,429 shares of BPW Common Stock purchased pursuant to the Amended and Restated Sponsors’ Warrants Subscription Agreement, dated February 19, 2008 (the “Sponsors’ Warrants” and together with the Founders’ Warrants, the “Warrants”);

WHEREAS, in connection with Section 2.12 of the merger agreement, dated as of December 8, 2009, and entered into by and among Talbots, Talbots Acquisition Inc., a Delaware corporation and direct subsidiary of Talbots (“Merger Sub”), and BPW (the “Merger Agreement”), whereby Merger Sub will merge with and into BPW, with BPW surviving the merger and becoming a wholly-owned subsidiary of Talbots (the “Merger”), and in order to induce the parties to the Merger Agreement to enter into the Merger Agreement and to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of PWPA, BNYH, Talbots and BPW hereby agrees as follows:

1. Contemporaneously with the consummation of the Merger, PWPA (on behalf of itself and its then wholly owned subsidiary, BNYH) will surrender to Talbots or the Surviving Company (as defined in the Merger Agreement), and Talbots or the Surviving Company, as applicable, will accept and cancel, or cause to be accepted and canceled, an aggregate of 1,776,498 Founders’ Shares so that the total number of Founders’ Shares held by the Sponsors (and converted in accordance with Section 2.7 of the Merger Agreement) shall be 4,145,162. The Sponsors will not receive any consideration for the Founders’ Shares so surrendered and cancelled.

2. Each of PWPA and BNYH hereby irrevocably and unconditionally agrees that:

(i) in connection with a vote to approve the Merger Agreement, the Merger and any proposal to approve an amendment to BPW’s Amended and Restated Certificate of Incorporation (the “BPW Charter”) to extend BPW’s corporate existence to April 30, 2010, PWPA (on behalf of itself and BNYH) will vote (a) all of the Founders’ Shares in accordance with the majority of the votes cast by the holders of shares of BPW Common Stock issued in BPW’s initial public offering (“IPO”) and (b) all of the Sponsors’ other shares of BPW Common Stock in favor of such proposals;

(ii) in connection with the proposal to approve the amendment and restatement, effective upon the completion of the Merger, of the BPW Charter to provide for the perpetual existence of BPW and eliminate provisions of the BPW Charter that relate to BPW’s operation as a blank check company and certain other changes, PWPA (on behalf of itself and BNYH) will vote all of the Sponsors’ shares of BPW Common Stock (including the Founders’ Shares) in favor of such proposal;

(iii) in connection with a proposal to approve the adjournment of the BPW Stockholders Meeting (as defined in the Merger Agreement), including, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the BPW Stockholders Meeting to approve the foregoing proposals set forth in (i) and (ii) of this paragraph 2, PWPA (on behalf of itself and BNYH) will vote all of the Sponsors’ shares of BPW Common Stock (including the Founders’ Shares) in favor of such proposal;

(iv) PWPA (on behalf of itself and BNYH) will not exercise conversion rights with respect to any of the Sponsors’ shares of BPW Common Stock;

(v) except as otherwise required pursuant to those certain Letter Agreements executed by the Sponsors on February 26, 2008 in connection with the IPO (the “Letter Agreements”), PWPA (on behalf of itself and BNYH) will vote all of the Sponsors’ shares of BPW Common Stock (including the Founders’ Shares) against any action or agreement submitted for approval or adoption of BPW’s stockholders that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of BPW contained in the Merger Agreement; and

(vi) except as otherwise required pursuant to the Letter Agreements, PWPA (on behalf of itself and BNYH) will vote all of the Sponsors’ shares of BPW Common Stock (including the Founders’ Shares) against any BPW Acquisition Proposal (as defined in the Merger Agreement) or proposal with respect to any Business Combination (as defined in the BPW Charter) (other than the transactions contemplated by the Merger Agreement) and against any other action, agreement or transaction, in any case, that is submitted for approval or adoption of BPW’s stockholders that the Sponsors would reasonably expect is intended, or would reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by BPW of its obligations under the Merger Agreement or any of the Ancillary Agreements (as defined in the Merger Agreement) or the performance by the Sponsors of their obligations under this Agreement, including: (a) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving BPW (other than the Merger); (b) a sale, lease or transfer of a material amount of assets of BPW or any reorganization, recapitalization or liquidation of BPW; or (c) any change in the present capitalization of BPW or any amendment or other change to the BPW Charter or bylaws, except, in each case of clauses (a) through (c), if expressly approved in writing by Talbots.

3. In connection with, and upon consummation of, the Warrant Exchange Offer, as defined in Section 6.1(b) of the Merger Agreement, PWPA (on behalf of itself and its then wholly owned subsidiary, BNYH) irrevocably and unconditionally will, in accordance with the terms of the Warrant Exchange Offer, exchange all of its Warrants for Talbots common stock (“Talbots Common Stock”), at the exchange ratio set forth in the Warrant Exchange Offer.

4. Subject to the consummation of the Merger, PWPA (on behalf of itself and its then wholly owned subsidiary, BNYH) shall not (other than the acquisition of BNYH by PWPA and PWP Acquisition GP LLC pursuant to the BNYH Agreement) without the prior written consent of Talbots (i) sell, offer to sell, contract or agree to sell, assign, hypothecate, donate, pledge, grant any security interest in, encumber, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, in respect of, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or any securities convertible into or exercisable or exchangeable for, or other rights to purchase, whether any such transaction is to be settled by delivery of Talbots Common Stock or such other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) in respect of its Talbots Common Stock for a period of 180 days from the date of the completion of the Merger, provided, however, that, during such 180-day period, each Sponsor or its affiliates may sell that number of shares of Talbots Common Stock with an aggregate market value at the time of the sale(s) that does not exceed the federal and state income tax liabilities of each

Sponsor or affiliate arising from the receipt of Talbots Common Stock and New Warrants (as defined in the Merger Agreement) in connection with the Merger and Warrant Exchange Offer.

5. The parties to this Agreement acknowledge and agree that, pursuant to engagement letters between Perella Weinberg Partners LP, an affiliate of PWPA (“Perella”), and Talbots, Perella shall be entitled to receive a fee from Talbots relating to financial advisory services provided to Talbots in connection with the Merger and with financing the Merger.

6. Talbots hereby agrees that the definition of “Registrable Securities” included in that certain Registration Rights Agreement, dated as of February 26, 2008 between BPW, PWPA, BNYH and the other holders listed on the signature page to the agreement attached thereto (“Reg Rights Agreement”) shall be deemed to include the Talbots Common Stock to be received by the Sponsors upon consummation of the Merger and Warrant Exchange Offer and agrees to enter into an amendment to the Reg Rights Agreement to provide for the foregoing effective upon consummation of the Merger.

7. Each of the Sponsors and Talbots hereby waives any claim it may have in the future against the Trust Account (as defined in the Merger Agreement), and will not seek recourse against the funds held in or distributed from the Trust Account, arising out of any of the provisions in this Agreement.

8. The parties to this Agreement acknowledge and agree that the provisions set forth in this Agreement shall supersede any conflicting provisions set forth in the Letter Agreements.

9. Each Sponsor represents and warrants that it has full right and power, without violating any agreement by which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Agreement, this Agreement has been duly authorized, executed and delivered by the undersigned and is a valid and binding agreement of the undersigned, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally from time to time in effect and by equitable principles of general applicability.

10. This Agreement shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles. This Agreement shall be binding on each of the parties and their respective successors, heirs, personal representatives and permitted assigns.

11. This Agreement shall terminate on the earlier of (i) the expiration of the lock-up period pursuant to paragraph 4 hereof, (ii) the liquidation of BPW and (iii) the termination of the Merger Agreement in accordance with its terms.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

PERELLA WEINBERG PARTNERS
ACQUISITION LP

By:	/s/ Gary S. Barancik
Gary S. Barancik
Authorized Person

BNYH BPW HOLDINGS LLC

By:	/s/ Robert Bolandian
Robert Bolandian
Authorized Person

BPW ACQUISITION CORP.

By:	/s/ Gary S. Barancik
Gary S. Barancik
Chief Executive Officer

THE TALBOTS, INC.

By:	/s/ Michael Scarpa
Michael Scarpa
Chief Operating Officer, Chief Financial
Officer and Treasurer

APPENDIX F

BPW ACQUISITION CORP.
750 Washington Boulevard
Stamford, Connecticut 06901

December 8, 2009
Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

Dear Sirs:

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 8, 2009, by and among by and among The Talbots, Inc., a Delaware corporation (the “Company”), Talbots Acquisition Inc., a Delaware corporation and direct subsidiary of Tailor (“Merger Sub”), and BPW Acquisition Corp., a Delaware corporation (“BPW”). Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Merger Agreement. The undersigned hereby agree as follows:

Notwithstanding Section 2.12 of the Merger Agreement requiring (i) the surrender by the Sponsors of certain of the Sponsors’ shares of BPW Common Stock (the “Surrendered Shares”) contemporaneously with the Closing and (ii) the exchange by the Sponsors of all of the BPW Warrants owned by them in the Warrant Exchange Offer for shares of Company Common Stock, the parties hereto hereby acknowledge and agree that (a) such party shall surrender shares of BPW Common Stock in the same manner and proportion as the Sponsors, as reflected on Schedule I hereto and (b) the BPW independent directors shall exchange all of the BPW Warrants owned by them in the same manner as the Sponsors pursuant to (ii) above.

The parties hereto acknowledge and agree that except as modified herein, the Merger Agreement remains in full force and effect. Please acknowledge your agreement to these terms by signing and returning this letter to the undersigned at the address listed above.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

BPW ACQUISITION CORP.

By:	/s/ Gary S. Barancik
Name:     Gary S. Barancik

Title:	Chief Executive Officer

AGREED TO AND ACCEPTED BY:

THE TALBOTS, INC.

By:	/s/ Trudy F. Sullivan
Name:     Trudy F. Sullivan

Title:	President and Chief Executive Officer

TALBOTS ACQUISITION INC.

By:	/s/ Michael Scarpa
Name:     Michael Scarpa
Title:     Vice President

Agreed to and Acknowledged, Solely with Respect to Section 2.12 of the Merger Agreement, as modified by this Letter:

By:	/s/ Roger W. Einiger
Name:     Roger W. Einiger

By:	/s/ J. Richard Fredericks
Name:     J. Richard Fredericks

By:	/s/ Wolfgang Schoellkopf
Name:     Wolfgang Schoellkopf

Schedule I

	Forfeited Common Stock
	Pre-Closing BPW	Forfeited BPW
Holder	Common Stock	Common Stock

Perella Weinberg Partners Acquisition LP	2,960,830	888,249
BNYH BPW Holdings LLC	2,960,830	888,249
Roger W. Einiger	84,937	25,481
J. Richard Fredericks	84,937	25,481
Wolfgang Schoellkopf	84,937	25,481
Total	6,176,471	1,852,941

Appendix G

ACTION TAKEN BY WRITTEN CONSENT
OF THE STOCKHOLDERS
OF
THE TALBOTS, INC.

The undersigned, being the holder of outstanding shares of capital stock of THE TALBOTS, INC., a Delaware corporation (the “Company”), representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock of the Company entitled to vote thereon were present and voted, do hereby consent to (pursuant to Section 228 of the General Company Law of the State of Delaware (“DGCL”) and the bylaws of the Company) and do hereby adopt the resolutions hereinafter set forth which shall be deemed to have been adopted to the same extent and shall have the same force and effect as if adopted at a formal meeting of the stockholders of the Company, duly called and held for the purposes of acting upon proposals to adopt such resolutions:

WHEREAS, there has been presented to the undersigned stockholder of the Company an Agreement and Plan of Merger, dated as of December 8, 2009 (the “Merger Agreement”), by and among the Company, Tailor Acquisition Inc., a Delaware corporation and direct wholly-owned subsidiary of the Company (“Merger Sub”), and BPW Acquisition Corp., a Delaware corporation (“BPW”), which Merger Agreement provides for the merger of Merger Sub with and into BPW, with BPW being the surviving corporation in such merger (the “Merger”);

WHEREAS, the Board of Directors of the Company, acting upon the recommendation of the Company’s Audit Committee, (i) has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of common stock of the Company in connection therewith, are fair to, and in the best interests of, the stockholders of the Company, and (ii) has declared advisable and approved the Merger Agreement, the Merger, the issuance of common stock of the Company in connection therewith and the other transactions contemplated thereby;

WHEREAS, the Merger Agreement provides that the Merger Agreement, the Merger, the issuance of the Company’s common stock in connection therewith and the other transactions contemplated thereby be approved by the written consent of the holders of the requisite number of shares of common stock of the Company;

WHEREAS, NYSE Rule 312.03(c) provides, among other things, that stockholder approval is required prior to the issuance of common stock in any transaction or series of related transactions if, among other things, (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of such stock or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the common stock; NYSE Rule 312.07 provides, among other things, that, where stockholder approval is so required, the minimum vote which will constitute stockholder approval is defined as approval by a majority of votes cast on a proposal in a proxy bearing on the particular matter, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal; and NYSE Rule 306.00 provides, among other things, that listed companies may use consents in lieu of special meetings of shareholders as permitted by applicable law.

NOW, THEREFORE, BE IT RESOLVED, that the undersigned stockholders, in their capacity as stockholders of the Company hereby adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger;

FURTHER RESOLVED, that the Merger Agreement, the Merger, the issuance of the Company’s common stock in connection therewith and the other transactions contemplated thereby be, and hereby are, consented to, approved and adopted in all respects without a meeting, without prior notice and without a vote;

FURTHER RESOLVED, that this written consent may be signed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one instrument and that this written consent shall be filed with the minutes of the proceedings of the stockholders of the Company; and

FURTHER RESOLVED, that the proper officers of the Company be, and each of them acting alone hereby is, authorized empowered and directed to take all such further action and to prepare, execute, deliver and file all such agreements, instruments, documents and certificates in the name and on behalf of the Company, under its corporate seal or otherwise, as they, or any one of them, shall deem necessary, proper or advisable in order to carry out the intent and effectuate the purpose of each of the foregoing resolutions.

[Signatures appear on following page]

IN WITNESS WHEREOF, subject to applicable law, including state and federal securities laws, this Consent shall be effective as of last date set forth below.

AEON (U.S.A.), Inc.

By:	/s/ Tsutomu Kajita
Name:     Tsutomu Kajita

Title:	President

Dated: December 8, 2009

ACTION TAKEN BY WRITTEN CONSENT

OF THE STOCKHOLDERS

OF

THE TALBOTS, INC.

The undersigned, being the holder of outstanding shares of capital stock of THE TALBOTS, INC., a Delaware corporation (the “Company”), representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock of the Company entitled to vote thereon were present and voted, does hereby consent to (pursuant to Section 228 of the General Corporation Law of the State of Delaware and the bylaws of the Company) and does hereby adopt the resolutions hereinafter set forth which shall be deemed to have been adopted to the same extent and shall have the same force and effect as if adopted at a formal meeting of the stockholders of the Company, duly called and held for the purposes of acting upon proposals to adopt such resolutions:

WHEREAS, the undersigned stockholder of the Company previously adopted the Agreement and Plan of Merger, dated as of December 8, 2009 (the “Merger Agreement”), by and among the Company, Tailor Acquisition, Inc., a Delaware corporation and direct wholly-owned subsidiary of the Company (“Merger Sub”), and BPW Acquisition Corp., a Delaware corporation (“BPW”), which Merger Agreement provides for the merger of Merger Sub with and into BPW, with BPW being the surviving corporation in such merger, and approved the transactions contemplated therein;

WHEREAS, there has been presented to the undersigned stockholder of the Company a First Amendment to Agreement and Plan of Merger, dated as of February 16, 2010 (the “First Amendment to the Merger Agreement”), by and among the Company, Merger Sub and BPW;

WHEREAS, the Audit Committee of the Board of Directors of the Company, (i) has determined that the First Amendment to the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, the stockholders of the Company, and (ii) has declared advisable and approved the First Amendment to the Merger Agreement and the transactions contemplated thereby;

WHEREAS, NYSE Rule 312.03(c) provides, among other things, that stockholder approval is required prior to the issuance of common stock in any transaction or series of related transactions if, among other things, (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of such stock or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the common stock; NYSE Rule 312.07 provides, among other things, that, where stockholder approval is so required, the minimum vote which will constitute stockholder approval is defined as approval by a majority of votes cast on a proposal in a proxy bearing on the particular matter, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal; and NYSE Rule 306.00 provides, among other things, that listed companies may use consents in lieu of special meetings of shareholders as permitted by applicable law.

NOW, THEREFORE, BE IT RESOLVED, that the undersigned stockholder, in its capacity as stockholder of the Company hereby adopts the First Amendment to the Merger Agreement and approves the transactions contemplated thereby;

FURTHER RESOLVED, that the First Amendment to the Merger Agreement, the issuance of the Company’s common stock in connection therewith and the transactions contemplated thereby be, and hereby are, consented to, approved and adopted in all respects without a meeting, without prior notice and without a vote;

FURTHER RESOLVED, that this written consent may be signed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one instrument and that this written consent shall be filed with the minutes of the proceedings of the stockholders of the Company; and

FURTHER RESOLVED, that the proper officers of the Company be, and each of them acting alone hereby is, authorized empowered and directed to take all such further action and to prepare, execute, deliver and file all such agreements, instruments, documents and certificates in the name and on behalf of the Company, under its corporate seal or otherwise, as they, or any one of them, shall deem necessary, proper or advisable in order to carry out the intent and effectuate the purpose of each of the foregoing resolutions.

[Signatures appear on following page]

IN WITNESS WHEREOF, subject to applicable law, including state and federal securities laws, this Consent shall be effective as of last date set forth below.

Aeon U.S.A., Inc.

	By:	/s/ Tsutomu Kajita
Dated: February 16, 2010		Name:	Tsutomu Kajita
		Title:	President

Appendix H

WARRANT AGREEMENT

between

THE TALBOTS, INC.

and

COMPUTERSHARE INC.,
as Warrant Agent

Dated as of [•], 2010

Warrants To Purchase Common Stock

1.	Definitions	H-1
2.	Warrant Certificates	H-5
2.1.	Issuance of Warrants	H-5
2.2.	Form of Warrant Certificates	H-5
2.3.	Execution and Delivery of Warrant Certificates	H-5
3.	Exercise and Expiration of Warrants	H-6
3.1.	Right to Acquire Common Stock Upon Exercise	H-6
3.2.	Exercise and Expiration of Warrants	H-6
	(a) Exercise of Warrants	H-6
	(b) Expiration of Warrants	H-6
	(c) Method of Exercise	H-6
	(d) Partial Exercise	H-7
	(e) Issuance of Common Stock	H-7
	(f) Time of Exercise	H-7
3.3.	Application of Funds Upon Exercise of Warrants	H-8
3.4.	Payment of Taxes	H-8
3.5.	Surrender of Certificates	H-8
3.6.	Shares Issuable	H-8
4.	Dissolution, Liquidation or Winding up	H-8
5.	Adjustments	H-9
5.1.	Adjustments	H-9
	(a) Subdivisions and Combinations	H-9
	(b) Common Stock Dividends	H-9
	(c) Reclassifications	H-10
	(d) Dividends	H-10
	(e) Self-Tender Offers	H-10
	(f) Distributions of Warrants	H-11
	(g) Superseding Adjustment	H-11
	(h) Other Provisions Applicable to Adjustments	H-12
	(i) Adjustment to Shares Obtainable Upon Exercise	H-12
	(j) Changes in Common Stock	H-13
	(k) Reduction of Exercise Price Below Par Value	H-13
	(l) Optional Tax Adjustment	H-14
	(m) Warrants Deemed Exercisable	H-14
	(n) Notice of Adjustment	H-14
	(o) Statement on Warrant Certificates	H-14
5.2.	Fractional Interest	H-14
6.	Loss or Mutilation	H-14
7.	Reservation and Authorization of Common Stock	H-15
8.	Warrant Transfer Books	H-15
9.	Warrant Holders	H-16
9.1.	No Voting or Dividend Rights	H-16
9.2.	Treatment of Holders of Warrant Certificates	H-17
9.3.	[reserved]	H-17

H-i

10.	Concerning the Warrant Agent	H-17
10.1.	Nature of Duties and Responsibilities Assumed	H-17
10.2.	Right to Consult Counsel	H-18
10.3.	Compensation, Reimbursement and Indemnification	H-18
10.4.	Warrant Agent May Hold Company Securities	H-18
10.5.	Resignation and Removal; Appointment of Successor	H-18
10.6.	Appointment of Countersigning Agent	H-19
11.	Reports to Holders	H-20
12.	Notices	H-20
12.1.	Notices Generally	H-20
12.2.	Required Notices to Holders	H-21
13.	Inspection	H-22
14.	Amendments	H-22
15.	Waivers	H-22
16.	Successor to Company	H-22
17.	Headings	H-22
18.	Counterparts	H-23
19.	Severability	H-23
20.	Persons Benefiting	H-23
21.	Applicable Law; Jurisdiction; Waiver of Jury Trial	H-23
22.	Entire Agreement	H-23

EXHIBITS

Exhibit A Form of Warrant Certificate

H-ii

WARRANT AGREEMENT

AGREEMENT dated as of [•], 2010 between The Talbots, Inc., a Delaware corporation (the “Company”), Computershare Inc., a Delaware corporation and its fully owned subsidiary Computershare Trust Company, N.A., a national banking association, as warrant agent (collectively, the “Warrant Agent”).

The Company proposes to issue and deliver its Warrant Certificates (as defined below) evidencing Warrants (as defined below) to purchase, under certain circumstances, up to an aggregate of [•] shares of its Common Stock (as defined below), subject to adjustment as provided herein. Each such Warrant shall entitle the Holder (as defined below) thereof to purchase one share of the Common Stock, subject to adjustment as provided herein.

In consideration of the foregoing and for the purpose of defining the terms and provisions of the Warrants and the respective rights and obligations thereunder of the Company, the Warrant Agent and the Holders, the Company and the Warrant Agent each hereby agree as follows:

1. Definitions.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such specified Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this agreement as originally executed or as it may from time to time be supplemented or amended by one or more agreements supplemental hereto entered into pursuant to the applicable provisions hereof.

“Board of Directors” means either the board of directors of the Company or any duly authorized committee of that board.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Warrant Agent.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a legal holiday in the Commonwealth of Massachusetts or a day on which banking institutions and trust companies in such State or the State in which the Corporate Agency Office is located are authorized or obligated by law, regulation or executive order to close.

“Cashless Exercise” has the meaning set forth in Section 3.2(c).

“Cashless Exercise Ratio” has the meaning set forth in Section 3.2(c).

“Commission” means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act or the Exchange Act, whichever is the relevant statute for the particular purpose.

“Common Stock” means any capital stock of any class or series of the Company (including, on the Original Issue Date, the Common Stock, par value $0.01 per share, of the Company) which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which is not subject to redemption by the Company. However, subject to the provisions of Section 5.1(j), shares issuable upon exercise of Warrants shall include only shares of the class of capital stock of the Company designated as Common Stock, par value $0.01 per share, of the Company on the Original Issue Date or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which are not subject to redemption by the Company; provided, however, that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

“Company” means the company identified in the preamble hereof and its successors and assigns.

“Company Offer” means any tender offer (including any exchange offer) as amended from time to time made by the Company or any of its Subsidiaries for the purchase (including the acquisition pursuant to an exchange offer) of all or any portion of the outstanding shares of Common Stock.

“Company Order” means a written request or order signed in the name of the Company by its Chairman or any Co-Chairman of the Board of Directors, its Chief Executive Officer, its President, any Vice President, its Treasurer, any Assistant Treasurer, its Secretary or any Assistant Secretary, and delivered to the Warrant Agent.

“Constituent Person” has the meaning set forth in Section 5.1(j).

“Corporate Agency Office” has the meaning set forth in Section 8.

“Corporation” means a corporation, association, company (including limited liability company), joint-stock company, business trust or other similar entity.

“Countersigning Agent” means any Person authorized by the Warrant Agent to act on behalf of the Warrant Agent to countersign Warrant Certificates.

“Current Market Price” means on any date:

(i) if the reference is to the per share price of Common Stock on any date herein specified and if on such date the Common Stock is listed or admitted to trading on any national securities exchange or quoted on an automated national quotation system or otherwise traded in the over-the-counter market in the United States:

(A) for the purpose of any computation under this Agreement (except under Section 5.2), the average of the Quoted Prices for the five consecutive Trading Days selected by the Company commencing not more than 20 Trading Days before, and ending not later than, the earlier of (x) the date in question and (y) in the case of any computation under Section 5.1(d) or 5.1(f), the day before the “ex” date for the issuance or distribution requiring such computation; provided, however, that if the “ex” date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Exercise Price pursuant to Sections 5.1(a), 5.1(b), 5.1(d), 5.1(e) or 5.1(f) occurs on or after the 20th Trading Day prior to the day in question and prior to the “ex” date for the issuance or distribution requiring such computation, the Quoted Price for each Trading Day prior to the “ex” date for such other event shall be adjusted by multiplying such Quoted Price by the same fraction by which the Exercise Price is so required (or would have been required) to be adjusted pursuant to Sections 5.1(a), 5.1(b), 5.1(d), 5.1(e) or 5.1(f), as applicable, as a result of such other event; or

(B) for the purposes of any computation under Section 5.2, the Quoted Price for such date or, if such date is not a Trading Day, for the next preceding Trading Day; or

(ii) if the reference is to the per share price of Common Stock on any date herein specified and if on such date the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on an automated national quotation system or otherwise traded in the over-the-counter market in the United States, the amount which a willing buyer would pay a willing seller in an arm’s length transaction on such date (neither being under any compulsion to buy or sell) for one share of the Common Stock as determined as of such date (x) for the purposes of any computation under this Agreement (except under Section 5.2), by an Independent Financial Expert as set forth in value report thereof using one or more valuation methods that such Independent Financial Expert, in its best professional judgment, determines to be most appropriate or (y) for the purposes of any computation under Section 5.2, by the Treasurer or Chief Financial Officer of the Company in good faith, whose determination shall be conclusive and evidenced by a certificate of such officer delivered to the Warrant Agent.

“Dividend” means any payment by the Company to all holders of its Common Stock of any dividend, or any other distribution by the Company to such holders, of any shares of capital stock of the Company, evidences of indebtedness of the Company, cash or other assets (including rights, warrants or other securities of the Company), other than any dividend or distribution (i) upon a merger or consolidation or sale to which Section 5.1(j) applies, (ii) of any Common Stock referred to in Section 5.1(b) or (iii) of any warrants or rights referred to in Section 5.1(f).

“ ‘ex’ date” means:

(iii) when used with respect to any issuance or distribution, the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Quoted Price was obtained without the right to receive such issuance or distribution;

(iv) when used with respect to any subdivision or combination of shares of Common Stock, the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market after the time at which such subdivision or combination becomes effective; or

(v) when used with respect to any tender offer, the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market after the Expiration Time of such tender offer.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Company Offer” means any Company Offer that is designated by the Company as such by written notice to the Warrant Agent if (but only if) the Applicable Value Percentage for such Company Offer, when added to the Applicable Value Percentages for all other Excluded Company Offers expiring after the date 12 months prior to the Expiration Time for such Company Offer and on or prior to such Expiration Time, does not exceed 20.0% (it being understood and agreed that, any adjustment to the Exercise Price and the number of shares of Common Stock issuable upon exercise of Warrants pursuant to Section 5.1(e) shall be made only to the extent of the excess of such Applicable Value Percentage over 20.0% in any such 12-month period). “Applicable Value Percentage” means, with respect to any Company Offer designated as a “Excluded Company Offer” pursuant to this definition, the percentage determined by dividing (A) the difference between (i) the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution filed with the Warrant Agent) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender offer) of Purchased Shares (as defined in Section 5.1(e)), and (ii) the product of the Current Market Price per share on the date of the Expiration Time and the number of Purchased Shares, by (B) the product of (i) the Current Market Price per share of the Common Stock on the date of the Expiration Time and (ii) the number of shares of Common Stock outstanding (including any tendered shares) on the date of the Expiration Time.

“Exercise Period” means the period from and including the Original Issue Date to and including the Expiration Date.

“Exercise Price” means the exercise price per share of Common Stock, initially set at $[•], subject to adjustment as provided in Section 5.1.

“Expiration Date” means [                    ], 2015, the fifth anniversary of the Original Issue Date, or such earlier date as the Company has designated pursuant to and in accordance with Section 3.2(b).

“Expiration Time” has the meaning set forth in Section 5.1(e).

“Financial Expert” means any broker or dealer registered as such under the Exchange Act that conducts an investment banking business of nationally recognized standing.

“Holder” means any Person in whose name at the time any Warrant Certificate is registered upon the Warrant Register and, when used with respect to any Warrant Certificate, the Person in whose name such Warrant Certificate is registered in the Warrant Register.

“HSR Act” has the meaning set forth in Section 3.2(c).

“Independent Financial Expert” means any Financial Expert selected by the Company that either (i) is reasonably acceptable to the Holders of Warrant Certificates evidencing a majority in number of the outstanding Warrants or (ii) is a firm (x) which does not (and whose directors, officers, employees and Affiliates, to the knowledge of the Company, do not) have a material direct or indirect financial interest in the Company or any of its Affiliates (other than by virtue of compensation paid for advice or opinions referred to in the exception to clause (z)), as determined by the Board of Directors of the Company in its reasonable good faith judgment, (y) which has not been, within the last two years, and, at the time it is called upon to give independent financial advice to the

Company or any of its Affiliates, is not (and none of whose directors, officers, employees or Affiliates, to the knowledge of the Company, is) a promoter, director or officer of the Company or any of its Affiliates or an underwriter with respect to any of the securities of the Company or any of its Affiliates and (z) which does not provide any advice or opinions to the Company or Affiliates except as an independent financial expert in connection with this Agreement.

“Non-Electing Share” has the meaning set forth in Section 5.1(j).

“Non-Surviving Transaction” has the meaning set forth in Section 5.1(j)(i).

“Original Issue Date” means [                    ], 2010, the date on which Warrants are originally issued under this Agreement.

“outstanding” when used with respect to any Warrants, means, as of the time of determination, all Warrants theretofore originally issued under this Agreement except (i) Warrants that have been exercised pursuant to Section 3.2(a), (ii) Warrants that have expired pursuant to Sections 3.2(b) or 4 and (iii) Warrants that have otherwise been acquired by the Company; provided, however, that in determining whether the Holders of the requisite amount of the outstanding Warrants have given any request, demand, authorization, direction, notice, consent or waiver under the provisions of this Agreement, Warrants owned by the Company or any Subsidiary or Affiliate of the Company shall be disregarded and deemed not to be outstanding.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Purchased Shares” has the meaning set forth in Section 5.1(e).

“Quoted Price” means, on any Trading Day, with respect to any security, the last reported sales price regular way or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such security is not listed or admitted to trading on such exchange, on the principal national securities exchange on which such security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on an automated national quotations system or, if such security is not listed or admitted to trading on any national securities exchange or quoted on such automated national quotation system, the average of the closing bid and asked prices in the over-the-counter market in the United States as furnished by any New York Stock Exchange member firm that shall be selected from time to time by the Company for that purpose.

“Recipient” has the meaning set forth in Section 3.2(e).

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Substituted Property” has the meaning set forth in Section 5.1(j).

“Surviving Transaction” has the meaning set forth in Section 5.1(j)(ii).

“Trading Day” means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the applicable securities exchange or in the applicable securities market.

“Transaction” has the meaning set forth in Section 5.1(j)(ii).

“Warrant Agent” means the warrant agent set forth in the preamble hereof or the successor or successors of such Warrant Agent appointed in accordance with the terms hereof.

“Warrant Certificates” means those certain warrant certificates evidencing the Warrants, substantially in the form of Annex A attached hereto.

“Warrant Register” has the meaning set forth in Section 8.

“Warrants” means those certain warrants to purchase initially up to an aggregate of [•] shares of Common Stock at the Exercise Price, subject to adjustment pursuant to Section 5, issued hereunder.

2. Warrant Certificates.

2.1.  Issuance of Warrants.  Each Warrant Certificate shall evidence the number of Warrants specified therein, and each Warrant evidenced thereby shall represent the right, subject to the provisions contained herein and therein, to purchase one share of Common Stock, subject to adjustment as provided in Section 5.

2.2.  Form of Warrant Certificates.

(a) The Warrant Certificates evidencing the Warrants shall be in registered form only and substantially in the form attached hereto as Exhibit A, shall be dated the date on which countersigned by the Warrant Agent, shall have such insertions as are appropriate or required or permitted by this Agreement and may have such letters, numbers or other marks of identification and such legends and endorsements typed, stamped, printed, lithographed or engraved thereon as the officers of the Company executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law (including, without limitation, any federal or state securities laws or regulations) or with any rule or regulation pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Warrants may be listed, or to conform to usage.

(b) Pending the preparation of definitive Warrant Certificates, temporary Warrant Certificates may be issued, which may be printed, lithographed, typewritten, mimeographed or otherwise produced, and which will be substantially of the tenor of the definitive Warrant Certificates in lieu of which they are issued.

If temporary Warrant Certificates are issued, the Company will cause definitive Warrant Certificates to be prepared without unreasonable delay. After the preparation of definitive Warrant Certificates, the temporary Warrant Certificates shall be exchangeable for definitive Warrant Certificates of the same number and tenor upon surrender by the Holder of the temporary Warrant Certificates to the Warrant Agent at its Corporate Agency Office, without charge to such Holder. Upon surrender for cancellation of any one or more temporary Warrant Certificates the Company shall execute and the Warrant Agent shall countersign and deliver in exchange therefore Warrant Certificates of the same tenor and for a like aggregate number of Warrants. Until so exchanged the temporary Warrant Certificates shall in all respects be entitled to the same benefits under this Agreement as definitive Warrant Certificates.

2.3.  Execution and Delivery of Warrant Certificates.

(a) Warrant Certificates evidencing the Warrants which may be countersigned and delivered under this Agreement are limited to Warrant Certificates evidencing [          ,          ,          ] Warrants except for Warrant Certificates countersigned and delivered upon registration of transfer of, or in exchange for, or in lieu of, one or more previously countersigned Warrant Certificates pursuant to Sections 2.2(b), 3.2(d), 6 and 8.

(b) At any time and from time to time on or after the date of this Agreement, Warrant Certificates evidencing the Warrants may be executed by the Company and delivered to the Warrant Agent for countersignature, and the Warrant Agent shall, upon receipt of a Company Order and at the direction of the Company set forth therein, countersign and deliver such Warrant Certificates to the Company for original issuance to the respective Persons entitled thereto. The Warrant Agent is further hereby authorized to countersign and deliver Warrant Certificates as required by this Section 2.3 or by Sections 2.2, 3.2(d), 6 or 8.

(c) The Warrant Certificates shall be executed in the corporate name and on behalf of the Company by the Chairman (or any Co-Chairman) of the Board of Directors, the Chief Executive Officer, the President or any one of the Vice Presidents of the Company under corporate seal reproduced thereon and attested to by the Secretary or one of the Assistant Secretaries of the Company, either manually or by facsimile signature printed thereon. The Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. In case any officer of the Company whose signature shall have been placed upon any of the Warrant Certificates shall cease to be such officer of the Company before countersignature by the Warrant Agent and issue and delivery thereof, such Warrant Certificates may, nevertheless, be countersigned by the Warrant Agent and issued and delivered with the same force and effect as though such person had not ceased to be such officer of the Company, and any Warrant Certificate may be signed on behalf of the Company by such person as, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company, although at the date of the execution of this Agreement any such person was not such officer.

2.4 Compliance with Securities Laws

(a) No Warrants, or Shares issuable upon exercise of the Warrants, shall be sold, exchanged or otherwise transferred in violation of the Securities Act, or state securities laws.

(b) The Company’s counsel shall provide a reliance letter advising the Warrant Agent that it may rely on the legal opinion to the Company, dated February 26, 2010 (the “Opinion”), prior to the issuance of Warrants. The Opinion shall state that, upon effectiveness of the registration statement on Form S-4 to be filed on March 1, 2010 (the “Registration Statement”) and upon execution and delivery of this Agreement to the Warrant Agent, the Warrants will be validly issued, fully paid and nonassessable when duly executed, issued and exchanged by the Company in the manner described in the prospectus/offer to exchange forming a part of the Registration Statement.

3. Exercise and Expiration of Warrants.

3.1.  Right to Acquire Common Stock Upon Exercise.  Each Warrant Certificate shall, when countersigned by the Warrant Agent, entitle the Holder thereof, subject to the provisions thereof and of this Agreement, to acquire from the Company, for each Warrant evidenced thereby one share of Common Stock at the Exercise Price. The Exercise Price, and the number of shares of Common Stock obtainable upon exercise of each Warrant, shall be adjusted from time to time as required by Section 5.1.

3.2.  Exercise and Expiration of Warrants.

(a) Exercise of Warrants.  Subject to and upon compliance with the terms and conditions set forth herein, a Holder of a Warrant Certificate may exercise all or any whole number of the Warrants evidenced thereby, on any Business Day from and after the Original Issue Date until 5:00 p.m., New York time, on the Expiration Date, for the shares of Common Stock obtainable thereunder. Each Warrant not exercised during the applicable period set forth above shall become void.

(b) Expiration of Warrants.  The Warrants shall terminate and become void as of 5:00 p.m., New York time, on the Expiration Date.

The Company shall have the right to accelerate the date of expiration of the Warrants to any date after [•], 20111, if the Company has taken all action required to enable the Warrants to be exercised at all times after notice of the Expiration Date is given pursuant to Section 12.1 and:

(i) (A) the Quoted Price of the Common Stock exceeds the Redemption Trading Level (as defined below), subject to a maximum initial Redemption Trading Level of $21.88 and a minimum initial Redemption Trading Level of $14.88, subject to adjustment as provided in Section 5.1, on at least 20 of 30 successive Trading Days in a period ending not more than 15 days prior to the date notice of such acceleration is given, and (B) on each date in such period the Current Market Price shall be capable of determination in accordance with clause (i) (rather than clause (ii)) of the definition of “Current Market Price.” “Redemption Trading Level” shall mean the product of 1.75 and $[•];

(ii) a Transaction has occurred on or prior to the date notice of such acceleration is given and as a result thereof the Substituted Property receivable upon exercise of Warrants does not include equity securities (as defined in Rule 3a11-1 under the Exchange Act or any successor provision); or

(iii) less than 30% of the Warrants issued on the Original Issue Date remain outstanding on the date such notice of acceleration is given.

1  To be at least one year from the Original Issue Date.

In the event the date of expiration is accelerated by the Company pursuant to this Section 3.2(b), the term “Expiration Date” shall mean such accelerated date for all purposes of this Agreement.

If the Company elects to accelerate the date of expiration of the Warrants pursuant to this Section 3.2(b), the Company shall, on a date at least 60 days prior to the designated date of expiration, give notice of such designated date to the Warrant Agent and the Holders in accordance with the provisions of Section 12.1.

(c) Method of Exercise.  In order to exercise all or any of the Warrants represented by a Warrant Certificate, the Holder thereof must (i) at the Corporate Agency Office (x) surrender to the Warrant Agent the Warrant Certificate evidencing such Warrants and (y) deliver to the Warrant Agent a written notice of the Holder’s election to exercise the number of the Warrants specified therein, duly executed by such Holder, which notice shall be in the form of the notice on the reverse of, or attached to, such Warrant Certificate, (ii) pay to the Warrant Agent an amount, equal to (x) the aggregate of the Exercise Price in respect of each share of Common Stock into which such Warrants are exercisable: (A) in the form of a certified bank check or official bank check in New York Clearing House funds payable to the order of the Company and delivered to the Warrant Agent at the Corporate Agency Office, or (B) by Cashless Exercise (as defined below) if in compliance with applicable law, plus (y) any applicable taxes that the Company is not required to pay pursuant to Section 3.4, and (iii) if applicable, have satisfied any necessary filing requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in respect of its acquisition of the shares of Common Stock upon such exercise and the waiting period under such HSR Act shall have expired or been terminated without objection to such acquisition. A “Cashless Exercise” shall mean an exercise of a Warrant in accordance with the immediately following two sentences. To effect a Cashless Exercise, the Holder may exercise a Warrant or Warrants without payment of the Exercise Price in cash by surrendering such Warrant or Warrants (represented by one or more Warrant Certificates) and, in exchange therefor, receiving such number of shares of Common Stock equal to the product of (1) that number of shares of Common Stock for which such Warrant or Warrants are exercisable and which would be issuable in the event of an exercise with full payment in cash of the Exercise Price and (2) the Cashless Exercise Ratio (as defined below). The “Cashless Exercise Ratio” shall equal a fraction, the numerator of which is the excess of the Current Market Price per share of Common Stock on the date of exercise over the Exercise Price per share of Common Stock as of the date of exercise and the denominator of which is the Current Market Price per share of Common Stock on the date of exercise. A Holder may exercise all or any number of whole Warrants represented by a Warrant Certificate. Upon surrender of a Warrant Certificate representing more than one Warrant in connection with a Holder’s option to elect a Cashless Exercise, such Holder must specify the number of Warrants for which such Warrant Certificate is to be exercised (without giving effect to such Cashless Exercise). All provisions of this Agreement shall be applicable with respect to a Cashless Exercise of a Warrant Certificate for less than the full number of Warrants represented thereby. Notwithstanding clause (A) above, the Company may require that a Holder’s exercise of any or all Warrants be effected as a Cashless Exercise in accordance with the exercise mechanics applicable thereto pursuant to this Section 3.2(c).

(d) Partial Exercise.  If fewer than all the Warrants represented by a Warrant Certificate are exercised, such Warrant Certificate shall be surrendered and a new Warrant Certificate of the same tenor and for the number of Warrants which were not exercised shall be executed by the Company. The Warrant Agent shall countersign the new Warrant Certificate, registered in such name or names, subject to the provisions of Section 8 regarding registration of transfer and payment of any tax or other governmental charges in respect thereof, as may be directed in writing by the Holder, and shall deliver the new Warrant Certificate to the Person or Persons in whose name such new Warrant Certificate is so registered. The Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose.

(e) Issuance of Common Stock.  Upon surrender of a Warrant Certificate in conformity with the foregoing provisions and payment of the Exercise Price in respect of the exercise of one or more Warrants evidenced thereby, the Warrant Agent shall, when such payment is received, deliver to the Company the notice of exercise received pursuant to Section 3.2(c), deliver or deposit all funds received as instructed in writing by the Company and advise the Company by telephone at the end of such day of the amount of funds so deposited to its account. The Company shall thereupon, as promptly as practicable, and in any event within 10 Business Days after receipt by the Company of such notice of exercise, execute or cause to be executed and deliver or cause to be delivered to the Recipient (as defined below) a certificate or certificates representing the aggregate number of shares of Common Stock issuable upon such exercise (based upon the aggregate number of Warrants so exercised), determined in accordance with Section 3.6, together with an amount in cash in lieu of any fractional share(s), if the Company so elects pursuant to Section 5.2. The certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as such Holder shall request in such notice of exercise and shall be registered or otherwise placed in the name of, and delivered to, the Holder or, subject to Section 3.4, such other Person as shall be designated by the Holder in such notice (the Holder or such other Person being referred to herein as the “Recipient”).

(f) Time of Exercise.  Each exercise of a Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which the Warrant Certificate representing such Warrant shall have been surrendered for exercise as provided above, together with the notice of exercise referred to above and the applicable Exercise Price, and all taxes required to be paid by Holder, if any, pursuant to Section 3.4 prior to the exercise of such Warrant have been paid (except that, if the date of such exercise is a date on which the stock transfer books of the Company are closed, such Holder shall be deemed to have become the holder of the shares of Common Stock issuable upon such exercise at the close of business on the next succeeding date on which the stock transfer books are open (whether before or after the Expiration Date)). At such time, subject to Section 5.1(h)(iv), the certificates for the shares of Common Stock issuable upon such exercise as provided in Section 3.2(e) shall be deemed to have been issued and, for all purposes of this Agreement (including Section 9 hereof), the Recipient shall, as between such Person and the Company, be deemed to be and entitled to all rights of the holder or record of such Common Stock.

3.3.  Application of Funds Upon Exercise of Warrants.  The Company acknowledges that the bank accounts maintained by the Warrant Agent in connection with the services provided under this Agreement will be in its name and that the Warrant Agent may receive investment earnings in connection with the investment at the Warrant Agent’s risk and for its benefit of funds held in those accounts from time to time. The Warrant Agent shall promptly deliver and pay to the Company all funds received by it upon the exercise of any Warrants by bank wire transfer to an account designated by the Company or as the Warrant Agent otherwise may be directed in writing by the Company. The Warrant Agent shall promptly notify both the Company and the transfer agent for the Common Stock in writing of any exercise of any Warrants, (after receipt, where applicable, from the Company of the Cashless Exercise Ratio) of the number of Warrants being exercised, the identity of the Persons exercising such Warrants, the amount of money (if any) received by it upon the exercise of the Warrants and the number of shares of Common Stock delivered upon the exercise of such Warrants.

3.4.  Payment of Taxes.  The Company shall pay any and all taxes (other than income taxes) that may be payable in respect of the issue or delivery of shares of Common Stock on exercise of Warrants pursuant hereto. The Company shall not be required, however, to pay any tax or other charge imposed in respect of any transfer involved in the issue and delivery of any certificates for shares of Common Stock or payment of cash or other property to any Recipient other than the Holder of the Warrant Certificate surrendered upon the exercise of a Warrant, and in case of such transfer or payment, the Warrant Agent and the Company shall not be required to issue or deliver any certificate or pay any cash until (a) such tax or charge has been paid or an amount sufficient for the payment thereof has been delivered to the Warrant Agent or the Company or (b) it has been established to the Company’s satisfaction that any such tax or other charge that is or may become due has been paid.

3.5.  Surrender of Certificates.  Any Warrant Certificate surrendered for exercise shall, if surrendered to the Company, be delivered to the Warrant Agent, and all Warrant Certificates surrendered or so delivered to the Warrant Agent shall be promptly cancelled by the Warrant Agent and shall not be reissued by the Company. Subject to applicable record retention statutes or regulations, the Warrant Agent shall destroy such cancelled Warrant Certificates and deliver its certificate of destruction to the Company, unless the Company shall otherwise direct.

3.6.  Shares Issuable.  The number of shares of Common Stock “obtainable upon exercise” of Warrants at any time shall be the number of shares of Common Stock into which such Warrants are then exercisable. The number of shares of Common Stock “into which each Warrant is exercisable” shall be one share, subject to adjustment as provided in Section 5.1.

4. Dissolution, Liquidation or Winding up.

If, on or prior to the Expiration Date, the Company (or any other Person controlling the Company) shall propose a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, the Company shall give written notice thereof to the Warrant Agent and all Holders of Warrant Certificates in the manner provided in Section 12.2 prior to the date on which such transaction is expected to become effective or, if earlier, the record date for such transaction. Such notice shall also specify the date as of which the holders of record of the shares of Common Stock shall be entitled to exchange their shares for securities, money or other property deliverable upon such dissolution, liquidation or winding up, as the case may be, on which date each Holder of Warrant Certificates shall receive the securities, money or other property which such Holder would have been entitled to receive had such Holder been the holder of record of the shares of Common Stock into which the Warrants were exercisable immediately prior to such dissolution, liquidation or winding up (net of the then applicable Exercise Price) and the rights to exercise the Warrants shall terminate.

In case of any such voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall deposit with the Warrant Agent any funds or other property which the Holders are entitled to receive under this Agreement, together with a Company Order as to the distribution thereof. After receipt of such deposit from the Company and after receipt of surrendered Warrant Certificates, the Warrant Agent shall make payment in appropriate amount to such Person or Persons as it may be directed in writing by the Holder surrendering such Warrant Certificate. The Warrant Agent shall not be required to pay interest on any money deposited pursuant to the provisions of this Section 4 (except as it may otherwise be instructed by the Company in writing). Any moneys, securities or other property which at any time shall be deposited by the Company or on its behalf with the Warrant Agent pursuant to this Section 4 shall be, and are hereby, assigned, transferred and set over to the Warrant Agent in trust for the purpose for which such moneys, securities or other property shall have been deposited.

5. Adjustments.

5.1.  Adjustments.  In order to prevent dilution of the rights granted under the Warrants and to grant the Holders certain additional rights, the Exercise Price shall be subject to adjustment from time to time as provided in this Section 5.1 and the number of shares of Common Stock obtainable upon exercise of Warrants shall be subject to adjustment from time to time as provided in this Section 5.1.

(a) Subdivisions and Combinations.  In the event the Company shall, at any time or from time to time after the Original Issue Date while the Warrants remain outstanding and unexpired in whole or in part, effect a subdivision (by any stock split or otherwise) of the outstanding shares of Common Stock into a greater number of shares of Common Stock (other than (x) a subdivision upon a merger or consolidation or sale to which Section 5.1(j) applies or (y) a stock split effected by means of a stock dividend or distribution to which Section 5.1(b) applies), then and in each such event the Exercise Price in effect at the opening of business on the day after the date upon which such subdivision becomes effective shall be proportionately decreased. Conversely, if the Company shall, at any time or from time to time after the Original Issue Date while the Warrants remain outstanding and unexpired in whole or in part, effect a combination (by any reverse stock split or otherwise) of the outstanding shares of Common Stock into a smaller number of shares of Common Stock (other than a combination upon a merger or consolidation or sale to which Section 5.1(j) applies), then and in each such event the Exercise Price in effect at the opening of business on the day after the date upon which such combination becomes effective shall be proportionately increased. Any adjustment under this Section 5.1(a) shall become effective immediately after the opening of business on the day after the date upon which the subdivision or combination becomes effective.

(b) Common Stock Dividends.  In the event the Company shall, at any time or from time to time after the Original Issue Date while the Warrants remain outstanding and unexpired in whole or in part, make or issue to the holders of its Common Stock a dividend or distribution payable in shares of Common Stock (other than a dividend or distribution upon a merger or consolidation or sale to which Section 5.1(j) applies), then and in each such event the Exercise Price in effect at the opening of business on the day after the date for the determination of the holders of shares of Common Stock entitled to receive such dividend or distribution shall be decreased by multiplying such Exercise Price by a fraction (not to be greater than 1):

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding at the close of business on such date for determination; and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding at the close of business on such date for determination plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Any adjustment under this Section 5.1(b) shall, subject to Section 5.1(h)(iv), become effective immediately after the opening of business on the day after the date for the determination of the holders of shares of Common Stock entitled to receive such dividend or distribution.

(c) Reclassifications.  A reclassification of the Common Stock (other than any such reclassification in connection with a merger or consolidation or sale to which Section 5.1(i) applies) into shares of Common Stock and shares of any other class of capital stock of the Company shall be deemed:

(i) a distribution by the Company to the holders of its Common Stock of such shares of such other class of stock for the purposes and within the meaning of Section 5.1(d) (and the effective date of such reclassification shall be deemed to be “the date for the determination of the holders of Common Stock entitled to receive such dividend or distribution” for the purposes and within the meaning of Section 5.1(d)); and

(ii) if the outstanding shares of Common Stock shall be changed into a larger or smaller number of shares of Common Stock as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding shares of Common Stock for the purposes and within the meaning of Section 5.1(a) (and the effective date of such reclassification shall be deemed to be “the date upon which such subdivision becomes effective” or “the date upon which such combination becomes effective,” as applicable, for the purposes and within the meaning of Section 5.1(a)).

(d) Dividends.  In the event the Company shall, at any time or from time to time after the Original Issue Date while the Warrants remain outstanding and unexpired in whole or in part, make or issue a Dividend (other than (x) a Dividend that is paid or made in cash out of earnings or earned surplus, (y) any dividend or distribution of shares of Common Stock referred to in Section 5.1(b) or (z) any dividend or distribution of any rights or warrants referred to in Section 5.1(f)), then and in each such event the Exercise Price in effect immediately prior to the close of business on the date for the determination of the holders of Common Stock entitled to receive such dividend or distribution shall be decreased by multiplying such Exercise Price by a fraction (not to be greater than 1):

(i) the numerator of which shall be the Current Market Price per share of Common Stock on such date for determination minus the portion applicable to one share of Common Stock of the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution filed with the Warrant Agent) of such Dividend so distributed; and

(ii) the denominator of which shall be such Current Market Price per share of Common Stock.

Any adjustment under this Section 5.1(d) shall, subject to Section 5.1(h)(iv), become effective immediately after the opening of business on the day after the date for the determination of the holders of Common Stock entitled to receive such dividend or distribution. If the Board of Directors determines the fair market value of any Dividend for purposes of this Section 5.1(d) by reference to the actual or when issued trading market for any securities comprising such Dividend, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price per share of Common Stock.

(e) Self-Tender Offers.  In the event, at any time or from time to time after the Original Issue Date while the Warrants remain outstanding and unexpired in whole or in part, a Company Offer, other than a Excluded Company Offer (or a reclassification to which Section 5.1(c) applies or a merger or consolidation or sale to which Section 5.1(j) applies), shall expire, then and in each such event the Exercise Price in effect immediately prior to the close of business on the date of the last time (the “Expiration Time”) tenders could have been made pursuant to such Company Offer shall be decreased (but only to the extent of the excess referred to in the definition of “Excluded Company Offer”) by multiplying such Exercise Price by a fraction (not to be greater than 1):

(i) the numerator of which shall be equal to (A) the product of (1) the Current Market Price per share of the Common Stock on the date of the Expiration Time and (2) the number of shares of Common Stock outstanding (including any tendered shares) on the Expiration Time less (B) the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution filed with the Warrant Agent) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the Company Offer) of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any maximum amount provided for in connection with such Company Offer, being referred to as the “Purchased Shares”); and

(ii) the denominator of which shall be equal to the product of (A) the Current Market Price per share of the Common Stock on the date of the Expiration Time and (B) the number of shares of Common Stock outstanding (including any tendered shares) on the Expiration Time less the number of Purchased Shares.

Any adjustment under this Section 5.1(e) shall become effective immediately prior to the opening of business on the day after the Expiration Time.

(f) Distributions of Warrants.  In the event the Company shall, at any time or from time to time after the Original Issue Date while the Warrants remain outstanding and unexpired in whole or in part, make or issue a dividend or distribution to all holders of its Common Stock of any warrants or other rights to subscribe for or purchase any shares of Common Stock for a period expiring within 45 days after the determination date mentioned below (other than a distribution of such warrants or rights pursuant to a Dividend referred to in Section 5.1(d) or upon a merger or consolidation or sale to which Section 5.1(j) applies), whether or not the rights to subscribe or purchase thereunder are immediately exercisable, and the consideration per share for which shares of Common Stock may at any time thereafter be issuable pursuant to such warrants or other rights shall be less than the Current Market Price per share of Common Stock on the date fixed for determination of the holders of Common Stock entitled to receive such dividend or distribution, then and in each such event the Exercise Price at the opening of business on the day after such date for determination shall be decreased by multiplying such Exercise Price by a fraction (not to be greater than 1):

(i) the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on such date for determination plus the number of shares of Common Stock that the minimum consideration received and receivable by the Company for the issuance of such maximum number of shares of Common Stock pursuant to the terms of such warrants or other rights would purchase at such Current Market Price; and

(ii) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on such date for determination plus the maximum number of shares of Common Stock issuable pursuant to all such warrants or other rights.

Any adjustment under this Section 5.1(f) shall, subject to Section 5.1(h)(iv), become effectively immediately after the opening of business on the day after the date for the determination of the holders of shares of Common Stock entitled to receive such dividend or distribution.

Rights or warrants issued by the Company to all holders of its Common Stock entitling the holders thereof to subscribe for or purchase shares of Common Stock, which rights or warrants (A) are deemed to be transferred with such shares of Common Stock, (B) are not exercisable and (C) are also issued in respect of future issuances of Common Stock, in each case in clauses (A) through (C) until the occurrence of a specified event or events (“Trigger Event”), shall for purposes of this Section 5.1(f) and Section 5.1(d) not be deemed distributed until the occurrence of the earliest Trigger Event.

(g) Superseding Adjustment.  In the event at any time after any adjustment of the number of shares of Common Stock into which each Warrant is exercisable shall have been made pursuant to Section 5.1(f) on the basis of the distribution of warrants or other rights or after any new adjustment of the number of shares of Common Stock into which each Warrant is exercisable shall have been made pursuant to this Section 5.1(g), such warrants or rights shall expire, and all or a portion of such warrants or rights shall not have been exercised, then, and in each such case, such previous adjustment in respect of such warrants or rights which have expired without exercise shall be rescinded and annulled as to any then outstanding Warrants, and the shares of Common Stock that were deemed for purposes of the computations set forth in Section 5.1(f) to have been issued by virtue of such adjustment in respect of such warrants or rights shall no longer be deemed to have been issued (and the Company shall give written notice thereof to the Warrant Agent).

(h) Other Provisions Applicable to Adjustments.  The following provisions shall be applicable to the making of adjustments to the Exercise Price and the number of shares of Common Stock into which each Warrant is exercisable under this Section 5.1:

(i) Treasury Stock.  The dividend or distribution of any issued shares of Common Stock owned or held by or for the account of the Company shall be deemed a dividend or distribution of shares of Common Stock for purposes of this Section 5.1. The Company shall not make or issue any dividend or distribution on shares of Common Stock held in the treasury of the Company. For the purposes of this Section 5.1, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(ii) When Adjustments Are to be Made.  The adjustments required by Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d), 5.1(e) and 5.1(f) shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment of the Exercise Price that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made increases or decreases the Exercise Price immediately prior to the making of such adjustment by at least 1%. Any adjustment representing a change of less than such minimum amount (except as aforesaid) shall be carried forward and made as soon as such adjustment, together with other adjustments required by Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d), 5.1(e) and 5.1(f) and not previously made, would result in such minimum adjustment. Notwithstanding anything to the contrary contained in this Agreement, if any action would require adjustment of the Exercise Price or the number of shares of Common Stock issuable upon exercise of Warrants or the property into which the Common Stock is convertible or exchangeable, pursuant to more than one of the provisions of this Agreement, in a manner such that such adjustments are duplicative, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to the Holders.

(iii) Fractional Interests.  In computing adjustments under this Section 5, fractional interests in Common Stock shall be taken into account to the nearest one-thousandth of a share.

(iv) Deferral Of Issuance Upon Exercise.  In any case in which Sections 5.1(b), 5.1(d) or 5.1(f) shall require that a decrease in the Exercise Price be made effective prior to the occurrence of a specified event and any Warrant is exercised after the time at which the adjustment became effective but prior to the occurrence of such specified event and, in connection therewith, Section 5.1(i) shall require a corresponding increase in the number of shares of Common Stock into which each Warrant is exercisable, the Company may elect to defer until the occurrence of such specified event (A) the issuance to the Holder of the Warrant Certificate evidencing such Warrant (or other Person entitled thereto) of, and the registration of such Holder (or other Person) as the record holder of, the Common Stock over and above the Common Stock issuable upon such exercise on the basis of the number of shares of Common Stock obtainable upon exercise of such Warrant immediately prior to such adjustment and to require payment in respect of such number of shares the issuance of which is not deferred on the basis of the Exercise Price in effect immediately prior to such adjustment and (B) the corresponding reduction in the Exercise Price; provided, however, that the Company shall deliver to such Holder or other person a due bill or other appropriate instrument that meet any applicable requirements of the principal national securities exchange or other market on which the Common Stock is then traded and evidences the right of such Holder or other Person to receive, and to become the record holder of, such additional shares of Common Stock, upon the occurrence of such specified event requiring such adjustment (without payment of any additional Exercise Price in respect of such additional shares).

(i) Adjustment to Shares Obtainable Upon Exercise.  Whenever the Exercise Price is adjusted as provided in this Section 5.1, the number of shares of Common Stock into which a Warrant is exercisable shall simultaneously be adjusted by multiplying such number of shares of Common Stock into which a Warrant is exercisable immediately prior to such adjustment by a fraction, the numerator of which shall be the Exercise Price immediately prior to such adjustment, and the denominator of which shall be the Exercise Price immediately thereafter. The Company may elect, on or after the date of any adjustment of the Exercise Price pursuant to this Section 5.1, to adjust the number of Warrants outstanding in substitution for any adjustment in the number of shares of Common Stock pursuant to this

Section 5.1(i), such that the aggregate Warrants outstanding immediately after such adjustment in the number of Warrants shall be exercisable for the same number of shares of Common Stock for which the aggregate Warrants outstanding immediately prior to such adjustment would have been exercisable had the Company instead elected to adjust the number of shares of Common Stock issuable upon exercise of the Warrants pursuant to this Section 5.1.

(j) Changes in Common Stock.  In case at any time or from time to time after the Original Issue Date while the Warrants remain outstanding and unexpired in whole or in part, the Company shall be a party to or shall otherwise engage in any transaction or series of related transactions (in each case, other than any such transaction that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock) constituting:

(i) a merger of the Company into, a consolidation of the Company with, or a sale of all or substantially all of the Company’s assets to, any other Person (a “Non-Surviving Transaction”), or

(ii) any merger of another Person into the Company in which the previously outstanding shares of Common Stock shall be cancelled, reclassified or converted or changed into or exchanged for securities of the Company or other property (including cash) or any combination of the foregoing (a “Surviving Transaction”; any Non-Surviving Transaction or Surviving Transaction being herein called a “Transaction”), then, provision shall be made so that in connection with such Transaction, the Company (or, in the case of any Non-Surviving Transaction, such other Person) shall execute and deliver to the Warrant Agent a written instrument providing that:

(x) so long as any Warrant remains outstanding on such terms and subject to such conditions as shall be as nearly equivalent as may be practicable to the provisions set forth in this Agreement, each Warrant, upon the exercise thereof at any time on or after the consummation of such Transaction, shall be exercisable into, in lieu of the Common Stock issuable upon such exercise prior to such consummation, only the securities or other property (“Substituted Property”) that would have been receivable upon such Transaction by a holder of the number of shares of Common Stock into which such Warrant was exercisable immediately prior to such Transaction, assuming such holder of Common Stock:

(A) is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (“Constituent Person”), or an Affiliate of a Constituent Person; and

(B) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Transaction (provided that if the kind or amount of securities, cash and other property receivable upon such Transaction is not the same for each share of Common Stock held immediately prior to such Transaction by other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised (“Non-Electing Share”), then, for the purposes of this Section 5.1(j), the kind and amount of securities, cash and other property receivable upon such Transaction in respect of each Non-Electing Share shall be deemed to be the kind and amount so receivable per share in respect of a plurality of the Non-Electing Shares); and

(y) the rights and obligations of the Company (or, in the event of a Non-Surviving Transaction, such other Person) and the Holders in respect of Substituted Property shall be as nearly equivalent as may be practicable to the rights and obligations of the Company and Holders in respect of Common Stock hereunder as set forth in Section 3.1 hereof and elsewhere herein.

Such written instrument shall provide for adjustments which, for events subsequent to the effective date of such written instrument, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5. The above provisions of this Section 5.1(j) shall similarly apply to successive Transactions.

(k) Reduction of Exercise Price Below Par Value.  Before taking any action that would cause an adjustment reducing the Exercise Price below the then par value of any of the shares of Common Stock into which the Warrants are exercisable, the Company will take any corporate action that may be necessary, and otherwise use its commercially reasonable efforts, to ensure that the Company may validly and legally issue fully paid and non-assessable shares of such Common Stock at such adjusted Exercise Price.

(l) Optional Tax Adjustment.  The Company may at its option, at any time during the term of the Warrants, increase or decrease the number of shares of Common Stock into which each Warrant is exercisable, or decrease the Exercise Price, in addition to those changes required by Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d), 5.1(e) or 5.1(f) or any other provision of this Agreement, as deemed advisable by the Board of Directors of the Company, in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights or other distribution of property shall not be taxable to the recipients.

(m) Warrants Deemed Exercisable.  For purposes solely of this Section 5, the number of shares of Common Stock which the holder of any Warrant would have been entitled to receive had such Warrant been exercised in full at any time or into which any Warrant was exercisable at any time shall be determined assuming such Warrant was exercisable in full at such time, although such Warrant may not be exercisable in full at such time pursuant to Section 3.2(a) (provided that, prior to the Expiration Date, such Warrant shall be exercisable in full).

(n) Notice of Adjustment.  Upon the occurrence of each adjustment of the Exercise Price or the number of shares of Common Stock into which a Warrant is exercisable (or, if applicable, the number of Warrants) pursuant to this Section 5.1, the Company at its expense shall promptly:

(i) compute such adjustment in accordance with the terms hereof;

(ii) after such adjustment becomes effective, deliver to all Holders in accordance with Section 12.1(b) a notice setting forth such adjustment (including the kind and amount of securities, cash or other property for which the Warrants shall be exercisable and the Exercise Price (and, if applicable, the number of Warrants)) and showing in reasonable detail the facts upon which such adjustment is based; and

(iii) deliver to the Warrant Agent a certificate of the Treasurer of the Company setting forth the Exercise Price and the number of shares of Common Stock into which each Warrant is exercisable (and, if applicable, the number of Warrants) after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made (including a description of the basis on which the Current Market Price of the Common Stock or the fair market value of any evidences of indebtedness, shares of capital stock, securities, cash or other assets or consideration used in the computation was determined). As provided in Section 10.1, the Warrant Agent shall be entitled to rely on such certificate and shall be under no duty or responsibility with respect to any such certificate, except to exhibit the same from time to time to any Holder desiring an inspection thereof during reasonable business hours.

(o) Statement on Warrant Certificates.  Irrespective of any adjustment in the Exercise Price or amount or kind of shares into which the Warrants are exercisable, Warrant Certificates theretofore or thereafter issued may continue to express the same Exercise Price initially applicable or amount or kind of shares initially issuable upon exercise of the Warrants evidenced thereby pursuant to this Agreement. The Company, however, may at any time in its sole discretion (which shall be conclusive) make any change in the form of Warrant Certificate that it may deem appropriate and that does not affect the substance thereof; and any Warrant Certificate thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant Certificate or otherwise, may be in the form as so changed.

5.2.  Fractional Interest.  The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but may, in lieu of issuing any fractional shares of Common Stock, make an adjustment therefor in cash on the basis of the Current Market Price per share of Common Stock on the date of such exercise. If Warrant Certificates evidencing more than one Warrant shall be presented for exercise at the same time by the same Holder, the number of full shares of Common Stock which shall be issuable upon such exercise thereof shall be computed on the basis of the aggregate number of Warrants so to be exercised. The Holders, by their acceptance of the Warrant Certificates, expressly waive their right to receive any fraction of a share of Common Stock or a stock certificate representing a fraction of a share of Common Stock if such amount of cash is paid in lieu thereof.

6. Loss or Mutilation.

If (a) any mutilated Warrant Certificate is surrendered to the Warrant Agent or (b) both (i) there shall be delivered to the Company and the Warrant Agent (A) a claim by a Holder as to the destruction, loss or wrongful taking of any Warrant Certificate of such Holder and a request thereby for a new replacement Warrant Certificate, and (B) such indemnity bond as may be required by the Warrant Agent or the Company to save each of them and any agent of either of them harmless and (ii) such other reasonable requirements as may be reasonably imposed by the Warrant Agent and the Company have been satisfied, then, in the absence of notice to the Company or the Warrant Agent that such Warrant Certificate has been acquired by a “protected purchaser” within the meaning of Section 8-405 of the Uniform Commercial Code, the Company shall execute and upon its written request the Warrant Agent shall countersign and deliver to the registered Holder of the lost, wrongfully taken, destroyed or mutilated Warrant Certificate, in exchange therefore or in lieu thereof, a new Warrant Certificate of the same tenor and for a like aggregate number of Warrants. At the written request of such registered Holder, the new Warrant Certificate so issued shall be retained by the Warrant Agent as having been surrendered for exercise, in lieu of delivery thereof to such Holder, and shall be deemed for purposes of Section 3.2 to have been surrendered for exercise on the date the conditions specified in clauses (a) or (b) of the preceding sentence were first satisfied.

Upon the issuance of any new Warrant Certificate under this Section 6, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and other expenses (including the fees and expenses of the Warrant Agent and of counsel to the Company) in connection therewith.

The provisions of this Section 6 are exclusive and shall preclude (to the extent lawful) all other rights or remedies with respect to the replacement of mutilated, lost, wrongfully taken, or destroyed Warrant Certificates.

7. Reservation and Authorization of Common Stock.

The Company covenants that, for the duration of the Exercise Period, the Company will at all times reserve and keep available, from its authorized and unissued Common Stock solely for issuance and delivery upon the exercise of the Warrants and free of preemptive rights, such number of shares of Common Stock as from time to time shall be issuable upon the exercise in full of all outstanding Warrants. The Company further covenants that it shall, from time to time, use its reasonable best efforts to increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued would otherwise be insufficient to allow delivery of all the shares of Common Stock then deliverable upon the exercise in full of all outstanding Warrants. The Company covenants that all shares of Common Stock issuable upon exercise of the Warrants will, upon issuance, be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer and will be free from all taxes, liens and charges in respect of the issue thereof (other than liens or charges created by the Holder or taxes in respect of any transfer occurring contemporaneously therewith or otherwise specified herein). The Company shall use its reasonable best efforts to ensure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic stock exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance) and that all shares of Common Stock will, at all times that Warrants are exercisable, be duly approved for listing subject to official notice of issuance on each securities exchange, if any, on which the Common Stock is then listed; provided, however, that in no event shall such shares of Common Stock be issued, and the Company is hereby authorized to suspend the exercise of all Warrants, for the period during which compliance with any such law, regulation or requirement or any such listing is required but not in effect. The Company covenants that the stock certificates issued to evidence any shares of Common Stock issued upon exercise of Warrants will comply with the Delaware General Corporation Law and any other applicable law.

The Company hereby authorizes and directs its current and future transfer agents for the Common Stock at all times to reserve stock certificates for such number of authorized shares as shall be requisite for such purpose. The Warrant Agent is hereby authorized to requisition from time to time from any such transfer agents stock certificates required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Agreement, and the Company hereby authorizes and directs such transfer agents to comply with all such requests of the Warrant Agent. The Company will supply such transfer agents with duly executed stock certificates for such purposes.

8. Warrant Transfer Books.

The Warrant Agent will maintain an office (the “Corporate Agency Office”) in the United States of America, where Warrant Certificates may be surrendered for registration of transfer or exchange and where Warrant Certificates may be surrendered for exercise of Warrants evidenced thereby, which office is 250 Royall Street,

Canton MA, 02021, on the Original Issuance Date. The Warrant Agent will give prompt written notice to all Holders of Warrant Certificates of any change in the location of such office.

The Warrant Certificates shall be issued in registered form only. The Company shall cause to be kept at the office of the Warrant Agent designated for such purpose a warrant register (the “Warrant Register”) in which, subject to such reasonable regulations as the Warrant Agent may prescribe and such regulations as may be prescribed by law, the Company shall provide for the registration of Warrant Certificates and of transfers or exchanges of Warrant Certificates as herein provided.

Upon surrender for registration of transfer of any Warrant Certificate at the Corporate Agency Office, the Company shall execute, and the Warrant Agent shall countersign and deliver, in the name of the designated transferee or transferees, one or more new Warrant Certificates evidencing a like aggregate number of Warrants.

At the option of the Holder, Warrant Certificates may be exchanged at the Corporate Agency Office upon payment of the charges hereinafter provided for other Warrant Certificates evidencing a like aggregate number of Warrants. Whenever any Warrant Certificates are so surrendered for exchange, the Company shall execute, and the Warrant Agent shall countersign and deliver, the Warrant Certificates of the same tenor and evidencing the same number of Warrants as evidenced by the Warrant Certificates surrendered by the Holder making the exchange.

All Warrant Certificates issued upon any registration of transfer or exchange of Warrant Certificates shall be the valid obligations of the Company, evidencing the same obligations, and entitled to the same benefits under this Agreement, as the Warrant Certificates surrendered for such registration of transfer or exchange.

Every Warrant Certificate surrendered for registration of transfer or exchange shall (if so required by the Company or the Warrant Agent) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Warrant Agent, duly executed by the Holder thereof or his attorney duly authorized in writing. The requirements for such transfer or for exchanges to be issued in a name other than the registered holder shall include, inter alia, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, and any other reasonable evidence of authority that may be required by the Warrant Agent.

No service charge shall be made for any registration of transfer or exchange of Warrant Certificates; provided, however, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Warrant Certificates.

The Warrant Agent shall, upon request of the Company from time to time, deliver to the Company such reports of registered ownership of the Warrants and such records of transactions with respect to the Warrants and the shares of Common Stock as the Company may request. The Warrant Agent shall also make available to the Company for inspection by the Company’s agents or employees, from time to time as the Company may request, such original books of accounts and records maintained by the Warrant Agent in connection with the issuance and exercise of Warrants hereunder, such inspections to occur at the Corporate Agency Office during normal business hours.

The Warrant Agent shall keep copies of this Agreement and any notices given to Holders hereunder available for inspection by the Holders during normal business hours at the Corporate Agency Office. The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agency may request.

9. Warrant Holders.

9.1.  No Voting or Dividend Rights.  Subject to the provisions of Sections 5.1 and 12.2 hereof and except as may be specifically provided for herein, until the exercise of any Warrant:

(i) no Holder of a Warrant Certificate shall have or exercise any rights by virtue hereof as a holder of Common Stock of the Company, including, without limitation, the right to vote, to receive dividends and other distributions as a holder of Common Stock or to receive notice of, or attend, meetings or any other proceedings of the holders of Common Stock;

(ii) the consent of any such Holder shall not be required with respect to any action or proceeding of the Company;

(iii) except as provided in Section 4, no such Holder, by reason of the ownership or possession of a Warrant or the Warrant Certificate representing the same, shall have any right to receive any cash dividends, stock dividends, allotments or rights or other distributions paid, allotted or distributed or distributable to the holders of Common Stock prior to, or for which the relevant record date preceded, the date of the exercise of such Warrant; and

(iv) no such Holder shall have any right not expressly conferred hereunder or under, or by applicable law with respect to, the Warrant Certificate held by such Holder.

9.2.  Treatment of Holders of Warrant Certificates.  Every Holder of a Warrant Certificate, by accepting the same, consents and agrees with the Company, with the Warrant Agent and with every subsequent holder of such Warrant Certificate that, prior to due presentment of such Warrant Certificate for registration of transfer, the Company and the Warrant Agent may treat the Person in whose name the Warrant Certificate is registered as the owner thereof for all purposes and as the Person entitled to exercise the rights granted under the Warrants, and neither the Company, the Warrant Agent nor any agent thereof shall be affected by any notice to the contrary.

9.3.  [reserved].

10. Concerning the Warrant Agent.

10.1.  Nature of Duties and Responsibilities Assumed.  The Company hereby appoints the Warrant Agent to act as agent of the Company as set forth in this Agreement. The Warrant Agent hereby accepts the appointment as agent of the Company and agrees to perform that agency upon the terms and conditions set forth in this Agreement and in the Warrant Certificates or as the Company and the Warrant Agent may hereafter agree, by all of which the Company and the Holders of Warrant Certificates, by their acceptance thereof, shall be bound; provided, however, that the terms and conditions contained in the Warrant Certificates are subject to and governed by this Agreement or any other terms and conditions hereafter agreed to in writing by the Company and the Warrant Agent.

The Warrant Agent shall not, by countersigning Warrant Certificates or by any other act hereunder, be deemed to make any representations as to validity or authorization of (i) the Warrants or the Warrant Certificates (except as to its countersignature thereon), (ii) any securities or other property delivered upon exercise of any Warrant, (iii) the accuracy of the computation of the number or kind or amount of stock or other securities or other property deliverable upon exercise of any Warrant, (iv) the independence of any Independent Financial Expert or (v) the correctness of any of the representations of the Company made in such certificates that the Warrant Agent receives. The Warrant Agent shall not at any time have any duty to calculate or determine whether any facts exist that may require any adjustments pursuant to Section 5 hereof with respect to the kind and amount of shares of Common Stock or other securities or any property issuable to Holders upon the exercise of Warrants required from time to time. The Warrant Agent shall have no duty or responsibility to determine the accuracy or correctness of such calculation or with respect to the methods employed in making the same. The Warrant Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or upon any adjustment pursuant to Section 5 hereof, and it makes no representation with respect thereto. The Warrant Agent shall not be responsible for any failure of the Company to make any cash payment or to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property upon the surrender of any Warrant Certificate for the purpose of exercise or upon any adjustment pursuant to Section 5 hereof or to comply with any of the covenants of the Company contained in Section 5 hereof.

The Warrant Agent shall not (i) be liable for any recital or statement of fact contained herein or in the Warrant Certificates or for any action taken, suffered or omitted by it in good faith on the belief that any Warrant Certificate or any other documents or any signatures are genuine or properly authorized, (ii) be responsible for any failure on the part of the Company to comply with any of its covenants and obligations contained in this Agreement or in the Warrant Certificates or (iii) be liable for any act or omission in connection with this Agreement except for its own gross negligence, bad faith or willful misconduct.

The Warrant Agent is hereby authorized to accept and be indemnified and held harmless in accepting and acting in reliance upon instructions with respect to the performance of its duties hereunder by Company Order and to apply to any officer named in such Company Order for instructions (which instructions will be promptly given in writing when requested), and the Warrant Agent shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with the instructions in any Company Order.

The Warrant Agent may execute and exercise any of the rights and powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, agents or employees, provided, however, reasonable care has been exercised in the selection and in the continued employment of any such attorney, agent or employee. The Warrant Agent shall not be under any obligation or duty to institute, appear in or defend any action, suit or legal proceeding in respect hereof, unless first indemnified to its satisfaction, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without such indemnity. The Warrant Agent shall promptly notify the Company in writing of any claim made or action, suit or proceeding instituted against it arising out of or in connection with this Agreement.

The Company shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further acts, instruments and assurances as may reasonably be required by the Warrant Agent in order to enable it to carry out or perform its duties under this Agreement.

The Warrant Agent shall act solely as agent of the Company hereunder and does not assume any obligation or relationship of agency or trust for or with any of the Holders or any beneficial owners of Warrants. The Warrant Agent shall not be liable except for the failure to perform such duties as are specifically set forth herein or specifically set forth in the Warrant Certificates, and no implied covenants or obligations shall be read into this Agreement against the Warrant Agent whose duties and obligations shall be determined solely by the express provisions hereof or the express provisions of the Warrant Certificates.

Notwithstanding anything contained herein to the contrary, the Warrant Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all Services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to Warrant Agent as fees and charges, but not including reimbursable expenses.

10.2.  Right to Consult Counsel.  The Warrant Agent may at any time consult with legal counsel satisfactory to it (who may be legal counsel for the Company), and the Warrant Agent shall incur no liability or responsibility to the Company or to any Holder for any action taken, suffered or omitted by it in good faith in accordance with the opinion or advice of such counsel.

10.3.  Compensation, Reimbursement and Indemnification.  The Company agrees to pay the Warrant Agent from time to time compensation for all fees and expenses relating to its services hereunder as the Company and the Warrant Agent may agree from time to time and to reimburse the Warrant Agent for reasonable expenses and disbursements, including reasonable counsel fees incurred in connection with the execution and administration of this Agreement. The Company further agrees to indemnify the Warrant Agent for and save it harmless against any losses, liabilities or reasonable expenses arising out of or in connection with the acceptance and administration of this Agreement, including the reasonable costs, legal fees and expenses of investigating or defending any claim of such liability, except that the Company shall have no liability hereunder to the extent that any such loss, liability or expense results from the Warrant Agent’s own gross negligence, bad faith or willful misconduct.

10.4.  Warrant Agent May Hold Company Securities.  The Warrant Agent, any Countersigning Agent and any stockholder, director, officer or employee of the Warrant Agent or any Countersigning Agent may buy, sell or deal in any of the warrants or other securities of the Company or its Affiliates, become pecuniarily interested in transactions in which the Company or its Affiliates may be interested, contract with or lend money to the Company or its Affiliates or otherwise act as fully and freely as though it were not the Warrant Agent or the Countersigning Agent, respectively, under this Agreement. Nothing herein shall preclude the Warrant Agent or any Countersigning Agent from acting in any other capacity for the Company or for any other legal entity.

10.5.  Resignation and Removal; Appointment of Successor.

(a) The Warrant Agent may resign its duties and be discharged from all further duties and liability hereunder (except liability arising as a result of the Warrant Agent’s own gross negligence, bad faith or willful misconduct) after giving 30 days’ prior written notice to the Company. The Company may remove the Warrant Agent upon five days’ prior written notice, and the Warrant Agent shall thereupon in like manner be discharged from all further duties and liabilities hereunder, except as aforesaid. The Warrant Agent shall, at the expense of the Company, cause notice to be given in accordance with Section 12.1(b) to each Holder of a Warrant Certificate of said notice of resignation or notice of removal, as the case may be. Upon such resignation or removal, the Company shall appoint in writing a new Warrant Agent. If the Company shall fail to make such appointment within a period of 30 calendar days after it has been notified in writing of such resignation by the resigning Warrant Agent or after such removal, then the Holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a new Warrant Agent. Any new Warrant Agent, whether appointed by the Company or by such a court, shall be a corporation doing business under the laws of the United States or any state thereof in good standing, authorized under such laws to act as Warrant Agent, and having a combined capital and surplus of not less than $50,000,000. The combined capital and surplus of any such new Warrant Agent shall be deemed to be the combined capital and surplus as set forth in the most recent annual report of its condition published by such Warrant Agent prior to its appointment, provided, however, such reports are published at least annually pursuant to law or to the requirements of a Federal or state supervising or examining authority. After acceptance in writing of such appointment by the new Warrant Agent, it shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be reasonably necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the reasonable expense of the Company and shall be legally and validly executed and delivered by the resigning or removed Warrant Agent. Not later than the effective date of any such appointment, the Company shall file notice thereof with the resigning or removed Warrant Agent. Failure to give any notice provided for in this Section 10.5(a), however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of a new Warrant Agent as the case may be.

(b) Any corporation into which the Warrant Agent or any new Warrant Agent may be merged, or any corporation resulting from any consolidation to which the Warrant Agent or any new Warrant Agent shall be a party, shall be a successor Warrant Agent under this Agreement without any further act, provided that such corporation would be eligible for appointment as successor to the Warrant Agent under the provisions of Section 10.5(a). Any such successor Warrant Agent shall promptly cause notice of its succession as Warrant Agent to be given in accordance with Section 12.1(b) to each Holder of a Warrant Certificate at such Holder’s last address as shown on the Warrant Register.

10.6.  Appointment of Countersigning Agent.

(a) The Warrant Agent may appoint a Countersigning Agent or Agents which shall be authorized to act on behalf of the Warrant Agent to countersign Warrant Certificates issued upon original issue and upon exchange, registration of transfer in accordance with the provisions hereof or pursuant to and in accordance with Section 6, and Warrant Certificates so countersigned shall be entitled to the benefits of this Agreement equally and proportionately with any and all other Warrant Certificates duly executed and delivered hereunder. Wherever reference is made in this Agreement to the countersignature and delivery of Warrant Certificates by the Warrant Agent or to Warrant Certificates countersigned by the Warrant Agent, such reference shall be deemed to include countersignature and delivery on behalf of the Warrant Agent by a Countersigning Agent and Warrant Certificates countersigned by a Countersigning Agent. Each Countersigning Agent shall be acceptable to the Company and shall at the time of appointment be a corporation doing business under the laws of the United States of America or any State thereof in good standing, authorized under such laws to act as Countersigning Agent, and having a combined capital and surplus of not less than $50,000,000. The combined capital and surplus of any such new Countersigning Agent shall be deemed to be the combined capital and surplus as set forth in the most recent annual report of its condition published by such Countersigning Agent prior to its appointment, provided, however, such reports are published at least annually pursuant to law or to the requirements of a Federal or state supervising or examining authority.

(b) Any corporation into which a Countersigning Agent may be merged or any corporation resulting from any consolidation to which such Countersigning Agent shall be a party, shall be a successor Countersigning Agent without any further act, provided that such corporation would be eligible for appointment as a new Countersigning Agent under the provisions of Section 10.6(a), without the execution or filing of any paper or any further act on the part of the Warrant Agent or the Countersigning Agent. The Warrant Agent shall promptly cause notice of the

Countersigning Agent’s succession to be given in accordance with Section 12.1(b) to each Holder of a Warrant Certificate at such Holder’s last address as shown on the Warrant Register.

(c) A Countersigning Agent may resign at any time by giving 30 days’ prior written notice thereof to the Warrant Agent and to the Company. The Warrant Agent may at any time terminate the agency of a Countersigning Agent by giving five days’ prior written notice thereof to such Countersigning Agent and to the Company.

(d) The Warrant Agent agrees to pay to each Countersigning Agent from time to time reasonable compensation for its services under this Section 10.6 and the Warrant Agent shall be entitled to be reimbursed for such payments, subject to the provisions of Section 10.3.

11. Reports to Holders.

(a) So long as 30% of the Warrants issued on the Original Issue Date remain outstanding, the Company shall file with the Warrant Agent, within 15 days after the Company is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act and that are not available on the Commission’s Electronic Data Gathering, Analysis and Retrieval System.

(b) So long as 30% of the Warrants issued on the Original Issue Date remain outstanding, if the Company is not required to file information, documents or reports pursuant to either of said Sections of the Exchange Act, the Company shall cause quarterly reports (containing unaudited financial statements) for the first three quarters of each fiscal year and annual reports (containing audited financial statements and an opinion thereon by the Company’s independent certified public accountants) which the Company would be required to file under Section 13 of the Exchange Act if it had a class of securities listed on a national securities exchange to be mailed to the Holders in accordance with Section 12.1 within 60 days after the date when such report would have been required to be filed under Section 13 of the Exchange Act.

12. Notices.

12.1.  Notices Generally.

(a) Any request, notice, direction, authorization, consent, waiver, demand or other communication permitted or authorized by this Agreement to be made upon, given or furnished to or filed with the Company or the Warrant Agent by the other party hereto or by any Holder shall be sufficient for every purpose hereunder if in writing (including telecopy communication) and faxed or delivered by hand (including by courier service) as follows:

If to the Company, to it at:

The Talbots, Inc.
One Talbots Drive
Hingham, MA 02043
Attention: Chief Operating Officer and Chief Financial Officer
Facsimile no: (781) 741-7771

and

The Talbots, Inc.
211 South Ridge Street
Rye Brook, NY 10573
Attn: General Counsel
Facsimile no. : (914) 934-9136

or

If to the Warrant Agent, to it at:

Computershare Inc.
250 Royall Street
Canton, MA 02021
Attention: Scott Travis
Facsimile no. :(781) 575-2901

or, in either case, such other address as shall have been set forth in a notice delivered in accordance with this Section 12.1(a).

All such communications shall, when so faxed or delivered by hand, be effective when faxed with confirmation of receipt or received by the addressee, respectively.

(b) Where this Agreement provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the address of such Holder as it appears in the Warrant Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made by a method approved by the Warrant Agent as one which would be most reliable under the circumstances for successfully delivering the notice to the addressees shall constitute a sufficient notification for every purpose hereunder.

12.2.  Required Notices to Holders.  In the event the Company shall propose:

(i) to make or issue any dividend or other distribution to holders of Common Stock of any stock, other securities, cash, assets or property or of any rights to subscribe for or purchase any shares of stock of any class or any other securities, rights or options; or

(ii) to effect any Transaction; or

(iii) to effect the voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

(iv) to effect any reclassification of its Common Stock; or

(v) to commence a Company Offer for all or a portion of the outstanding shares of Common Stock (or shall amend any such Company Offer),

in each case, that would result in an adjustment of the Exercise Price or the number of shares of Common Stock into which a Warrant is exercisable pursuant to Section 5.1, then, and in each such case, the Company shall cause to be filed with the Warrant Agent and shall give to each Holder of a Warrant Certificate, in accordance with Section 12.1(b), a notice of such proposed action. Such notice shall specify (x) the date on which a record is to be taken for the purposes of such dividend or distribution; (y) the date on which such reclassification, Transaction, liquidation, dissolution or winding up is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, Transaction, liquidation, dissolution or winding up; or (z) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto). Such notice shall be given, in the case of any action covered by clause (i) above, at least 10 days prior to the record date for determining holders of the Common Stock for purposes of much action or, in the case of any action covered by clauses (ii) through (v) above, at least 10 days prior to the applicable effective or expiration date specified above or, in any such case, prior to such earlier time as notice thereof shall be required to be given pursuant to Rule l0b-17 under the Exchange Act.

If at any time the Company shall cancel any of the proposed transactions for which notice has been given under this Section 12.2 prior to the consummation thereof, the Company shall give each Holder prompt notice of such cancellation in accordance with Section 12.1(b) hereof.

13. Inspection.

The Warrant Agent shall make available a copy of this Agreement at all reasonable times at the Corporate Agency Office for inspection by the Holder of any Warrant Certificate. The Warrant Agent may require such Holder to submit his Warrant Certificate for inspection by it.

14. Amendments.

The Company and the Warrant Agent may, without the consent or concurrence of the Holders of the Warrant Certificates, by supplemental agreement or otherwise, amend this Agreement in writing for the purpose of making any changes or corrections in this Agreement that (i) are required to cure any ambiguity or to correct or supplement any defective or inconsistent provision or clerical omission or mistake or manifest error herein contained, (ii) add to the covenants and agreements of the Company in this Agreement further covenants and agreements of the Company thereafter to be observed, or surrender any rights or powers reserved to or conferred upon the Company in this Agreement, (iii) evidence the rights of Holders of Warrant Certificates upon any consolidation, merger, sale, transfer, reclassification, liquidation, dissolution or winding up pursuant to the provisions of this Agreement or (iv) that shall not otherwise adversely affect the rights or interests of the Holders of the Warrant Certificates hereunder in any material respect. This Agreement may otherwise be amended by the Company and the Warrant Agent only with the approval or written consent of the Holders of Warrant Certificates evidencing a majority in number of the then outstanding Warrants.

The Warrant Agent shall join with the Company in the execution and delivery of any such amendment unless such amendment affects the Warrant Agent’s own rights, duties or immunities hereunder, in which case the Warrant Agent may, but shall not be required to, join in such execution and delivery unless the Company or one or more holders of Warrants shall furnish the Warrant Agent with security and indemnity satisfactory to it for any costs and expenses which may be incurred. Upon execution and delivery of any amendment pursuant to this Section 14, such amendment shall be considered a part of this Agreement for all purposes and every Holder of a Warrant Certificate theretofore or thereafter countersigned and delivered hereunder shall be bound thereby.

Promptly after the execution by the Company and the Warrant Agent of any such amendment, the Company shall give notice to the Holders of Warrant Certificates, setting forth in general terms the substance of such amendment, in accordance with the provisions of Section 12.1(b). Any failure of the Company to mail such notice or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment.

15. Waivers.

The Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the approval or written consent of Holders of Warrant Certificates evidencing a majority in number of the then outstanding Warrants, including for purposes of Section 14.

16. Successor to Company.

Subject to the provisions of Section 5.1(j), upon the consummation of any Non-Surviving Transaction, the acquirer shall succeed to, and be substituted for, and may exercise every right and power of and be subject to the same obligations hereunder as the Company under this Agreement with the same effect as if such acquirer had been named as the Company herein.

17. Headings.

The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

18. Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which together constitute one and the same instrument.

19. Severability.

The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is adjudged by a court or governmental body not to be enforceable in accordance with its terms, the parties agree that the court or governmental body making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

20. Persons Benefiting.

This Agreement shall be binding upon and inure to the benefit of the Company and the Warrant Agent, and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Company, the Warrant Agent and the Holders of the Warrant Certificates, any rights or remedies under or by reason of this Agreement or any part hereof. Each Holder, by acceptance of a Warrant Certificate, agrees to all of the terms and provisions of this Agreement applicable thereto.

21. Applicable Law; Jurisdiction; Waiver of Jury Trial.

THIS AGREEMENT, EACH WARRANT CERTIFICATE ISSUED HEREUNDER, EACH WARRANT EVIDENCED THEREBY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND THERETO, INCLUDING THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEABILITY THEREOF, SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO AND THE HOLDERS, BY THEIR ACCEPTANCE OF THE WARRANT CERTIFICATES, HEREBY WAIVE THE RIGHT TO A JURY TRIAL IN ANY ACTION ARISING OUT OF THIS AGREEMENT. ANY DISPUTE ARISING OUT OF THIS AGREEMENT SHALL BE LITIGATED IN THE BOROUGH OF MANHATTAN, NEW YORK CITY, NEW YORK, AND THE PARTIES HERETO AND THE HOLDERS, BY THEIR ACCEPTANCE OF THE WARRANT CERTIFICATES, HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND ACKNOWLEDGE THAT SUCH COURTS ARE A CONVENIENT FORUM

22. Entire Agreement.

This Agreement sets forth the entire agreement of the parties hereto as to the subject matter hereof and supersedes all previous agreements among all or some of the parties hereto with respect thereto, whether written, oral or otherwise.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

The Talbots, Inc., a Delaware corporation

By:
Title:

Computershare Inc., as Warrant Agent

By:
Title:

Computershare Trust Company, N.A., as Warrant Agent

By:
Title:

EXHIBIT A

[Face of Warrant Certificate]

THE TALBOTS, INC.

WARRANT CERTIFICATE

EVIDENCING

WARRANTS TO PURCHASE COMMON STOCK

No.	, , Warrants

THIS CERTIFIES THAT, for value received,          , or registered assigns, is the registered owner of          ,          ,           Warrants to Purchase Common Stock of The Talbots, Inc., a Delaware corporation (the “Company”, which term includes any successor thereto under the Warrant Agreement), and is entitled, subject to and upon compliance with the provisions hereof and of the Warrant Agreement, at such Holder’s option, at any time when the Warrants evidenced hereby are exercisable, to purchase from the Company one share of Common Stock of the Company for each Warrant evidenced hereby, at the purchase price of $[          ] per share (as adjusted from time to time, the “Exercise Price”), payable in full at the time of purchase, the number of shares of Common Stock into which and the Exercise Price at which each Warrant shall be exercisable each being subject to adjustment as provided in Section 5 of the Warrant Agreement.

All shares of Common Stock issuable by the Company upon the exercise of Warrants shall, upon such issuance, be duly and validly issued and fully paid and nonassessable. The Company shall pay any and all taxes (other than income taxes) that may be payable in respect of the issue or delivery of shares of Common Stock on exercise of Warrants pursuant hereto. The Company shall not be required, however, to pay any tax or other charge imposed in respect of any transfer involved in the issue and delivery of any certificates for shares of Common Stock or payment of cash or other property to any Recipient other than the Holder of the Warrant Certificate surrendered upon the exercise of a Warrant, and in case of such transfer or payment, the Warrant Agent and the Company shall not be required to issue or deliver any certificate or pay any cash until (a) such tax or charge has been paid or an amount sufficient for the payment thereof has been delivered to the Warrant Agent or the Company or (b) it has been established to the Company’s satisfaction that any such tax or other charge that is or may become due has been paid.

Each Warrant evidenced hereby may be exercised by the Holder hereof at the Exercise Price then in effect at any time during the period commencing on [                    , 20          ] and ending on the Expiration Date, subject to any restrictions on exercise set forth on the face of this Warrant Certificate or in the Warrant Agreement.

Subject to the provisions hereof and of the Warrant Agreement, the Holder of this Warrant Certificate may exercise all or any whole number of the Warrants evidenced hereby by surrendering this Warrant Certificate to the Warrant Agent at its office maintained for such purpose (the “Corporate Agency Office”) with the form of exercise on the reverse hereof duly executed, together with payment in full of the Exercise Price as then in effect for each share of Common Stock receivable upon exercise of each Warrant being submitted for exercise. Any such payment of the Exercise Price is to be by certified bank check or official bank check in New York Clearing House funds payable to the order of the Company and delivered to the Warrant Agent at the Corporate Agency Office or by electing to make a cashless exercise.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless this Warrant Certificate has been countersigned by the Warrant Agent by manual signature of an authorized officer on behalf of the Warrant Agent, this Warrant Certificate shall not be valid for any purpose and no Warrant evidenced hereby shall be exercisable.

IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed under its corporate seal.

Dated:             , 20

THE TALBOTS, INC.

[SEAL]	By:
Vice President and Treasurer

ATTEST:

Countersigned:

[ ], as	[ ], as Warrant Agent
Warrant Agent
OR
By:	By:
Authorized Agent	as Countersigning Agent

By:
Authorized Officer

[Reverse of Warrant Certificate]

THE TALBOTS, INC.

WARRANT CERTIFICATE

EVIDENCING

WARRANTS TO PURCHASE COMMON STOCK

The Warrants evidenced hereby are one of a duly authorized issue of Warrants of the Company designated as its Warrants to Purchase Common Stock (“Warrants”), limited in aggregate number to [          ,          ,          ], issued under and in accordance with the Warrant Agreement, dated as of [                    ], 2010 (the “Warrant Agreement”), between the Company and Computershare Inc., as warrant agent (the “Warrant Agent”, which term includes any successor thereto permitted under the Warrant Agreement), to which Warrant Agreement and all amendments thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Warrant Agent, the Holders of Warrant Certificates and the owners of the Warrants evidenced thereby and of the terms upon which the Warrant Certificates are, and are to be, countersigned and delivered. A copy of the Warrant Agreement shall be available at all reasonable times at the office of the Warrant Agent for inspection by the Holder hereof.

The Warrant Agreement provides that, in addition to certain adjustments to the number of shares of Common Stock into which a Warrant is exercisable and the Exercise Price required to be made in certain circumstances, in the case of any Transaction, the Company shall (or, in the case of any Non-Surviving Transaction, the Company shall cause the other Person involved in such Transaction to) execute and deliver to the Warrant Agent a written instrument providing that (i) the Warrants evidenced hereby, if then outstanding, will be exercisable thereafter, during the period the Warrants evidenced hereby shall be exercisable as specified herein, only into the Substituted Property that would have been receivable upon such Transaction by a holder of the number of shares of Common Stock that would have been issued upon exercise of such Warrant if such Warrant had been exercised in full immediately prior to such Transaction (upon certain assumptions specified in the Warrant Agreement), assuming that the Warrants evidenced hereby were exercisable at the time of such Transaction at the Exercise Price as then in effect; and (ii) the rights and obligations of the Company (or, in the case of any Non-Surviving Transaction, the other Person involved in such Transaction) and the holders in respect of Substituted Property shall be as nearly equivalent as may be practicable to the rights and obligations of the Company and Holders in respect of Common Stock.

Except as provided in the Warrant Agreement, all outstanding Warrants shall expire and all rights of the Holders of Warrant Certificates evidencing such Warrants shall terminate and cease to exist, as of 5:00 p.m., New York time, on the Expiration Date. “Expiration Date” shall mean                    , 2015 or such earlier date as the Company shall have designated pursuant to the Warrant Agreement upon satisfaction of certain conditions set forth in the Warrant Agreement.

In the event of the exercise of less than all of the Warrants evidenced hereby, a new Warrant Certificate of the same tenor and for the number of Warrants which are not exercised shall be issued by the Company in the name or upon the written order of the Holder of this Warrant Certificate upon the cancellation hereof.

The Warrant Certificates are issuable only in registered form in denominations of whole numbers of Warrants. Upon surrender at the office of the Warrant Agent and payment of the charges specified herein and in the Warrant Agreement, this Warrant Certificate may be exchanged for Warrant Certificates in other authorized denominations or the transfer hereof may be registered in whole or in part in authorized denominations to one or more designated transferees; provided, however, that such other Warrant Certificates issued upon exchange or registration of transfer shall evidence the same aggregate number of Warrants as this Warrant Certificate. The Company shall cause to be kept at the office of the Warrant Agent the Warrant Register in which, subject to such reasonable regulations as the Warrant Agent may prescribe and such regulations as may be prescribed by law, the Company shall provide for the registration of Warrant Certificates and of transfers or exchanges of Warrant Certificates. No service charge shall be made for any registration of transfer or exchange of Warrant Certificates; provided, however, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Warrant Certificates.

Prior to due presentment of this Warrant Certificate for registration of transfer, the Company, the Warrant Agent and any agent of the Company or the Warrant Agent may treat the Person in whose name this Warrant Certificate is registered as the owner hereof for all purposes, and neither the Company, the Warrant Agent nor any such agent shall be affected by notice to the contrary.

The Warrant Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of Warrant Certificates under the Warrant Agreement at any time by the Company and the Warrant Agent with the consent of the Holders of Warrant Certificates evidencing a majority in number of the then outstanding Warrants.

Until the exercise of any Warrant, subject to the provisions of the Warrant Agreement and except as may be specifically provided for in the Warrant Agreement, (i) no Holder of a Warrant Certificate evidencing any Warrant shall have or exercise any rights by virtue hereof as a holder of Common Stock of the Company, including, without limitation, the right to vote, to receive dividends and other distributions or to receive notice of, or attend meetings of, stockholders or any other proceedings of the Company; (ii) the consent of any such Holder shall not be required with respect to any action or proceeding of the Company; (iii) except with respect to the dissolution, liquidation or winding up of the Company, no such Holder, by reason of the ownership or possession of a Warrant or the Warrant Certificate representing the same, shall have any right to receive any cash dividends, stock dividends, allotments or rights or other distributions (except as specifically provided in the Warrant Agreement), paid, allotted or distributed or distributable to the stockholders of the Company prior to or for which the relevant record date preceded the date of the exercise of such Warrant; and (iv) no such Holder shall have any right not expressly conferred by the Warrant or Warrant Certificate held by such Holder.

This Warrant Certificate, each Warrant evidenced thereby and the Warrant Agreement shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Warrant Certificate which are defined in the Warrant Agreement shall have the meanings assigned to them in the Warrant Agreement.

Form of Exercise

In accordance with and subject to the terms and conditions hereof and of the Warrant Agreement, the undersigned registered Holder of this Warrant Certificate hereby irrevocably elects to exercise           Warrants evidenced by this Warrant Certificate and represents that such Holder has tendered the Exercise Price for each of the Warrants evidenced hereby being exercised in the aggregate amount of $      by way of:

☐	CERTIFIED BANK CHECK PAYABLE TO THE ORDER OF THE COMPANY ($ );

☐	OFFICIAL BANK CHECK IN NEW YORK CLEARING HOUSE FUNDS PAYABLE TO THE ORDER OF THE COMPANY ($ ); OR

☐	CASHLESS, BY SURRENDER AND CANCELLATION OF WARRANTS WITH AN EXERCISE PRICE OF ($ ) PER WARRANT, IN LIEU OF ($ ) CASH.

The undersigned requests that the shares of Common Stock issuable upon exercise be in fully registered form in such denominations and registered in such names and delivered, together with any other property receivable upon exercise, in such manner as is specified in the instructions set forth below.

If the number of Warrants exercised is less than all of the Warrants evidenced hereby, the undersigned requests that a new Warrant Certificate representing the remaining Warrants evidenced hereby be issued and delivered to the undersigned unless otherwise specified in the instructions below.

Dated:	Name:
(Please Print)

(Insert Social Security or Other Identifying Number of Holder)
Address:

Signature
(Signature must conform in all respects to name of Holder as specified on the face of this Warrant Certificate and must bear a signature guarantee by a bank, trust company or member firm of a national securities exchange.)

Signature Guaranteed:

Instructions (i) as to denominations and names of Common Stock issuable upon exercise and as to delivery of such securities and any other property issuable upon exercise and (ii) if applicable, as to Warrant Certificates evidencing unexercised Warrants:

Assignment

(Form of Assignment To Be Executed If Holder Desires To Transfer Warrant Certificate)

FOR VALUE RECEIVED                hereby sells, assigns and transfers unto

Please insert social security or
other identifying number

(Please print name and address including zip code)

the Warrants represented by the within Warrant Certificate and does hereby irrevocably constitute and appoint                Attorney, to transfer said Warrant Certificate on the books of the within-named Company with full power of substitution in the premises.

Dated:
Signature
(Signature must conform in all respects to name of Holder as specified on the face of this Warrant Certificate and must bear a signature guarantee by a bank, trust company or member firm of a national securities exchange.)

Signature Guaranteed:

The information agent for the exchange offer is:

MORROW & CO., LLC

470 West Avenue
Stamford, CT 06902

Banks and Brokers Call: (203) 658-9400

Warrantholders Please Call Toll-free: (800) 662-5200

The exchange agent for the exchange offer is:

COMPUTERSHARE INC.

By Mail:	By Overnight Courier:
Computershare Inc. Voluntary Offer 250 Royall Street Suite V Canton, MA 02021	Computershare Inc. Voluntary Offer 250 Royall Street Suite V Canton, MA 02021